Exhibit 99.5

Exhibit 99.5 FLUTTER ENTERTAINMENT PUBLIC LIMITED COMPANY DIRECTORS’ REPORT AND FINANCIAL STATEMENTS FINANCIAL YEAR ENDED 31 DECEMBER 2023

TABLE OF CONTENTS: 1. Directors and Other Information 2. Directors’ Report 3. Independent Auditors Report 4. Consolidated Financial Statements Consolidated Income Statement Consolidated Statement of Comprehensive Income Consolidated Balance Sheet Consolidated Statement of Changes in Equity Consolidated Statement of Cash Flows Notes on the Consolidated Financial Statements5. Flutter Entertainment plc Entity Financial Statements and Notes Appendix A: Principal Risks and Uncertainties Appendix B: Non-Financial Report

FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference in this document), contains statements which are, or may be deemed to be, “forward-looking statements”, including within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which reflect our current views with respect to, among other things, our operations, our financial performance and our industry. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this document include statements relating to the financial condition, results of operations, business, viability and future performance of Flutter and certain of the plans and objectives of Flutter and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved.

Although Flutter believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include factors such as economic and financial conditions generally in various countries and regions where we operate, currency fluctuations, the behaviour of other market participants, the actions of regulators, changes in the political, social and regulatory framework in which Flutter will operate or in economic or technological trends or conditions, failure to complete or successfully integrate acquisitions and the specific factors identified in the discussions accompanying such forward-looking statements and in the Principal Risks and Uncertainties section included at Appendix A of this document. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in light of such factors. None of Flutter or any of its associates or Directors, officers or advisers provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this document will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with its legal or regulatory obligations, Flutter is under no obligation, and Flutter expressly disclaims any intention or obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CERTAIN TERMS

Unless otherwise specified or the context otherwise requires, the terms “Flutter,” the “Company,” the “Group,” “we,” “us” and “our” each refer to Flutter Entertainment plc and its subsidiaries. References to fiscal 2023 and fiscal 2022 refer to the years ended 31 December 2023 and 2022, respectively.

1.	DIRECTORS AND OTHER INFORMATION

Directors:	John Bryant (Chair – Independent on Appointment)
Peter Jackson (Chief Executive Officer)
Paul Edgecliffe-Johnson (Chief Financial Officer)
Holly Keller Koeppel (Senior Independent Director)
Nancy Cruickshank (Independent Non-Executive Director)
Nancy Dubuc (Independent Non-Executive Director)
Richard Flint (Non-Executive Director)
Alfred F. Hurley, Jr. (Independent Non-Executive Director)
David Lazzarato (Independent Non-Executive Director)
Carolan Lennon (Independent Non-Executive Director)
Atif Rafiq (Independent Non-Executive Director)

Company Secretary:	Edward Traynor

Company Number:	16956

Registered Office:	Belfield Office Park,
Beech Hill Road, Clonskeagh,
Dublin 4, D04 V972, Ireland

External Auditor:	KPMG IE, 1 Stokes Place, St. Stephen’s Green, Dublin 2, Ireland

Legal Advisors:	Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland Freshfields Bruckhaus Deringer LLP, 100 Bishopsgate, London EC2P 2SR, UK
Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, USA

Principal Bankers:	Allied Irish Banks, p.l.c.
Banco Santander, S.A.
Bank of America, N.A.
Bank of Ireland
Barclays Bank PLC
CIBC Bank USA
Citibank, N.A.
Citizens Bank, N.A
Clydesdale Bank plc
Goldman Sachs Bank USA
JPMorgan Chase
Keybank N.A.
Lloyds Bank plc
Mediobanca
Mizuho Bank Ltd.
National Westminster Bank PLC
The Governor and Company of the Bank of Ireland
UniCredit Bank AG
Wells Fargo Bank

2.	DIRECTORS’ REPORT

The directors submit their report and the audited Financial Statements and related Notes for Flutter Entertainment plc for the year ended 31 December 2023.

These Consolidated Financial Statements (collectively, the “Financial Statements”) for the year ended 31 December 2023 are prepared in accordance with IFRS as adopted by the European Union (EU) and meet the reporting requirements pursuant to Irish company law. In addition to the Financial Statements contained in this report, we also prepare separate consolidated financial statements on Form 10-K pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Form 10-K (under U.S. GAAP) is a separate document, a copy of which may be obtained from the Company’s website at https://www.flutter.com.

General

Flutter Entertainment plc (the “Company”), together with its subsidiaries (collectively referred to as the “Group”), is a global sports betting and gaming group, whose headquarters are in Dublin, Ireland.

The Company is a public limited company incorporated and domiciled in Ireland and has a premium listing on the London Stock Exchange under the symbol FLTR and is also listed on the New York Stock Exchange (the “NYSE”) under the symbol FLUT. The Financial Statements comprise the consolidated financial statements of the Company and its subsidiary undertakings and the entity financial statements of the Company and were approved for issue by the Board of Directors on 25 March 2024.

The Company currently qualifies as a foreign private issuer under the rules of the SEC and accordingly it is not subject to the same ongoing regulatory requirements as a U.S. registered company with a primary listing on the NYSE.

The Company is in scope of the UK Corporate Governance Code 2018, by virtue of its Premium Listing on the London Stock Exchange. The required disclosures are made in the Strategic Report and the Governance section of the Annual Report and Accounts 2023 (as defined below), as filed with the London Stock Exchange and available on our website at www.flutter.com/investors/results-reports-and-presentations

Principal Activities and Future Developments

Flutter is the world’s largest online sports betting and iGaming operator based on revenue. Our ambition is to change our industry for the better and deliver long-term growth while also achieving a positive and sustainable future for all our stakeholders. We are well-placed to do so through the global competitive advantages of the Flutter Edge, which provides our brands with access to group-wide benefits to stay ahead of the competition while maintaining a clear vision for sustainability through our Positive Impact Plan.

The Group consists of a diverse portfolio of leading recreational brands and products with a broad international reach. We operate some of the world’s most distinctive online sports betting and iGaming brands which offer our principal product categories of sportsbook, iGaming and other products (exchange betting, pari-mutuel wagering and daily fantasy sports (“DFS”)).

These products are offered by FanDuel (sportsbook, iGaming and other products in our U.S. division), Sky Betting & Gaming (sportsbook and iGaming products in our United Kingdom and Ireland (“UKI”) division), Sportsbet (sportsbook products in our Australia division), PokerStars (iGaming products in our International and U.S. divisions), Paddy Power (sportsbook and iGaming products in our UKI division), Sisal1 (sportsbook and iGaming products in our International division), tombola (iGaming products in our UKI division), Betfair (sportsbook, iGaming and other products in our UKI and International divisions), TVG (other products in our U.S. division), Junglee Games (iGaming and other products in our International division) and Adjarabet (iGaming products in our International division). In January 2024, we acquired a 51% controlling stake in MaxBet, a leading omni-channel sports betting and gaming operator in Serbia, which offers sportsbook and iGaming products and will be included in our International division from that date.

We are the industry leader by size with 12.3 million Average Monthly Players (“AMPs”). AMPs refers to the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake (i.e., the commission we take for operating or hosting a game) or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. We present AMPs for each of our product categories, for each of our divisions and for the consolidated Group as a whole as we believe this provides useful information for assessing underlying trends. At the product category level, a player is generally counted as one AMP for each product category they use. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at each of the division and Group levels while also counting this player as one AMP for each separate product category that the player is using. For example, a player who uses FanDuel Sportsbook in the sportsbook product category and FanDuel Casino in the iGaming product category, in each case within the U.S. division, would appropriately count as one AMP for each of the sportsbook product category and the iGaming product category but only as one AMP for the U.S. division and one AMP for the Group as a whole. As a result, the sum of the AMPs presented at the product category level in each of our U.S., UKI and International divisions, where we offer multiple product categories (and in contrast to our Australia division, where we only offer our sportsbook product category), is greater than the total AMPs presented at the division level. For example, we reported within our U.S. division for fiscal 2023, AMPs of 2.6 million for our sportsbook product category, AMPs of 0.6 million for our iGaming product category and AMPs of 0.5 million for our other product category, while reporting AMPs for our U.S. division of 3.2 million (which figure is lower than the sum of 3.7 million that would be calculated by adding AMPs presented at the product category levels). As the AMPs we present for the consolidated Group as a whole simply represent the sum of the AMPs we present for each of our four divisions, the sum of the AMPs we present for each of our product categories at the Group level will also exceed the total AMPs we present for the consolidated Group as a whole.

Notwithstanding the methodology described in the immediately preceding paragraph, our AMPs information is based on player data collected by each of our brands, which generally each employ their own unique data platform, and reflects a level of duplication that arises from individuals who use multiple brands. More specifically, we are generally unable to identify when the same individual player is using multiple brands and therefore count this player multiple times. For example, a player who uses Sky Betting & Gaming Sportsbook in the sportsbook product category and Paddy Power Casino in the iGaming product category, in each case within the UKI division, would appropriately count as one AMP for each of the sportsbook product category and the iGaming product category; however, this player would also count as two AMPs (rather than one AMP) for the UKI division and two AMPs (rather than one AMP) for the Group as a whole. In addition, a player who uses Sky Betting & Gaming Sportsbook in the sportsbook product category and Paddy Power Sportsbook in the sportsbook product category, in each case within the UKI division, would count as two AMPs (rather than one AMP) for the sportsbook product category, two AMPs (rather than one AMP) for the UKI division and two AMPs (rather than one AMP) for the Group as a whole. We are unable to quantify the level of duplication that arises as a result of these circumstances, but do not believe it to be material and note that it arises primarily in our UKI division, where we offer multiple successful brands within multiple product categories, but where we believe that most players tend to utilize only one brand given each brand has its own separate registration system and player platform.

[1]	Sisal’s iGaming products include retail and online lottery products. See “—Our Products—iGaming” below for additional information.

In addition to the duplication that arises when the same individual player is using multiple brands as described in the immediately preceding paragraph, we do not eliminate from the AMPs information presented for the Group as a whole duplication of individual players who use our product offerings in multiple divisions. For example, a player who uses Betfair Casino in the iGaming product category within the UKI division and Betfair Exchange in the other product category within the International division would appropriately count as one AMP for each of the iGaming product category and the other product category and would appropriately count as one AMP for each of the UKI division and the International division; however, this player would count as two AMPs (rather than one AMP) for the Group as a whole. We are unable to quantify the level of duplication that arises as a result of these circumstances, but do not believe it to be material and note that players must demonstrate residency within the geography covered by a division to sign up for an account, and accordingly such duplication could only arise in the circumstance of an individual player having multiple residences across different divisions.

We do not believe that the existence of player duplication as described in the previous two paragraphs undercuts the meaningfulness of the AMPs data that we present for assessing underlying trends in our business, and our management uses this AMPs data for this purpose.

We operate a divisional management and operating structure across our geographic markets. Each division has an empowered management team responsible for maintaining the momentum and growth in its respective geographic markets. Our divisions are: (i) the United States (the “U.S.”), (ii) the UKI, (iii) Australia; and (iv) International, which align with our four reportable segments.

We believe that Flutter is well positioned to drive future growth due to the following:

1.

Access to significant market opportunity: The U.S. market is expected to continue to experience significant growth as additional U.S. states are expected to legalize sports betting and iGaming, while outside of the U.S., the market is already worth $318 billion and also continues to grow. With just 30% of this combined market opportunity currently taking place online, we believe that there is a long runway for future growth.

2.

Diversified product and geographic portfolio at scale: We operate in a wide range of markets and offer a broad range of products. This level of diversification gives us exposure to fast-growing markets, and we also believe that it mitigates the impact on the overall Group of regulatory or other changes in individual markets. As a scale operator, we benefit from the “flywheel effect” where higher revenue growth enables greater operating leverage. This in turn enables us to invest more in our products and player proposition.

3.

The Flutter Edge: We refer to our Group’s global competitive advantage across product, technology, people and capital provided by our scale and experience of operating online sports and betting businesses globally for over 20 years as the “Flutter Edge.” It represents the symbiotic relationship between our teams and divisions, with all contributing to and benefitting from the Flutter Edge.

Optimal strategy to deliver success: We have a clearly defined Group strategy to enable us to deliver on our strategic priorities:

•

Invest to win in the United States by building on our sustainable competitive advantages to extend our leadership position in new states and states where we have an existing presence. We believe that we will be able to continue to deliver leadership in the U.S. market through the FanDuel Advantage where we believe that FanDuel is (i) able to acquire players efficiently, (ii) retain players for longer, and (iii) earn higher average revenue per player.

•

Grow our gold medal (i.e. market-leading) positions in our other core markets of UKI, Australia and Italy by focusing on expanding our player base, using local scale to unlock benefits across these markets.

•	Build on our network and invest for leadership positions across international markets by combining global scale with local presence to deliver sustainable growth.

This is underpinned by our sustainability strategy, our Positive Impact Plan, as striving to take care of our players, our colleagues, our communities and our planet is a goal we take very seriously. We view our size and global presence as providing a platform to make a positive, lasting impact on our industry, and we aspire to leverage our local knowledge and agility to do so in a meaningful way. The plan has four elements:

•

Customers: Seeking to help customers to “Play Well” through products, tools, technology and dedicated teams designed to support positive play and tailored to local markets. Our Play Well strategy seeks to empower each division to have ownership over their safer gambling strategy to align with their regulatory obligations and our Play Well principles, while working groups across divisions meet regularly to share best practices and align on key topics. In addition, annual bonuses for our executive directors are determined in part by reference to achievement of certain safer gambling measures. Our Group-wide goal is to have over 50% of active online customers using one or more of our Play Well tools by the end of 2026 and 75% using one or more tools by December 2030. As of 31 December 2023, 44.9% of our active online customers were using at least one Play Well tool, compared to 41% as of 31 December 2022.

•

Colleagues: Striving to empower colleagues to “Work Better” by building teams that are representative of where we live and work. For example, we have begun taking steps in the area of diversity, equity and inclusion to increase female representation in leadership, including by setting a target of having 40% of top leadership roles below the Board level held by women by the end of 2026. As of 31 December 2023, 35.7% of top leadership roles below the Board level were held by women. In addition, we have begun to measure and report on pay performance, progression and retention across different employee demographics and measure employee sentiment across different employee demographics.

•

Communities: Seeking to “Do More” to improve the lives of the people in our communities through our corporate social responsibility initiatives and the collective energy of our colleagues and scale of our business, including supporting charitable initiatives through company donations and colleague giving.

•

Environment: As the biggest player in our sector, we believe that we have a responsibility to not only reduce our own impact but also lead on climate action, and we seek to reduce our environmental impact through our carbon reduction strategies and transition plans. Although our carbon reduction strategies and transition plans are long-term goals, we have already undertaken certain concrete steps, including establishing an internal environmental working group, enhancing our carbon accounting and assurance procedures, and developing a climate risk framework at the Group level. In addition, we have set a goal to reach net zero carbon emissions by 2035 and continue to take actions as we strive toward that goal, including by assessing and transitioning our real estate footprint, monitoring our emissions and voluntarily submitting our net zero target to the Science Based Target Initiative for their review.

While we have adopted various policies and procedures to facilitate the achievement of the goals and targets we have set pursuant to our Positive Impact Plan, they are not ultimately required to be implemented by management and there is no guarantee we will achieve them. As part of our preparation for future reporting obligations, including limited assurance of metrics, as required under the European Union’s Corporate Sustainability Reporting Directive (“CSRD”), we plan to evolve our reporting framework to enhance the overall reporting of our Positive Impact Plan metrics.

Opportunity for long-term growth through our financial growth engine: We believe that the combination of these factors positions the Group well to capitalize on the future long-term growth of the markets we operate in, through our financial growth engine. This is built on:

•

Sustainable revenue growth: We seek to expand the Group’s player base and grow player value through product innovation and efficient generosity spend. We believe that there are significant revenue growth opportunities for both our U.S. and ex-U.S. businesses. We believe that our International “Consolidate and Invest” markets, which include Italy, Spain, Georgia, Armenia, Brazil, India and Turkey, provide the platform for continued high levels of future growth.

•

Margin benefits: We seek to increase the efficiency of our marketing investment and operating leverage to deliver high net income margins. The Group’s net income (loss) margins have been negatively impacted in recent years by significant investments in marketing and customer acquisition in the U.S. division. As we deliver against our U.S. strategy, the net income (loss) margin of the U.S. division have improved and we expect this trajectory to continue and drive further improvement in our consolidated net income (loss) margin over time.

•

Significant cashflow generation: Although recent acquisitions have resulted in increased long-term debt, we believe that the low levels of capital intensity due to the scalable nature of our technology platforms, and positive working capital from our expanding business, will permit us to reduce our leverage ratio over time.

•	Disciplined capital allocation: We expect to drive earnings per share growth and long-term value creation through disciplined capital allocation:

•

Disciplined organic investment: We believe that our player acquisition cost, lifetime value and player relationship management models and algorithms provide a disciplined evaluation framework enabling high returns from our investment in player growth and retention.

•

Value creative M&A: We have clear criteria for acquiring bolt-on, “local-hero” brands, with podium positions (i.e. top-three) in high-growth markets. These local heroes are then complemented in the post-acquisition period by the benefits of the Flutter Edge. Our acquisitions of FanDuel, Adjarabet, Junglee Games, tombola and Sisal are examples of this strategy. We believe that there remains significant further M&A potential to add market-leading businesses in regulated markets where the Group does not currently have a presence.

•

Returns to shareholders: We expect that the Group’s projected cash generation will permit us to reduce our leverage ratio over time and provide significant future balance sheet capacity. Although we do not currently have any specific plans to pay dividends or engage in significant share repurchases, once we have optimized our leverage, we intend to return to shareholders capital that cannot be effectively deployed through organic investment or value creative M&A.

The combination of margin benefits, cashflow generation and disciplined capital allocation is expected to drive earnings per share growth and long-term value creation.

Our Products

Our principal products include sportsbook, iGaming and other products, such as exchange betting, pari-mutuel wagering and DFS.

Our online operations are complemented by our 702 retail shops in Armenia, Georgia, Italy, Ireland, the United Kingdom and the United States. Through our acquisition of MaxBet in January 2024, we also acquired an additional 463 retail shops in Bosnia and Herzegovina, Montenegro, North Macedonia and Serbia. In each market, we typically offer sports betting, iGaming, or both, depending on the regulatory conditions of that market.

For a discussion of the significant new products that we have introduced in the past two fiscal years, and the status of publicly announced new products, see “Research and Development” below.

Sportsbook

Our sportsbook offerings, such as FanDuel, Sportsbet and Sky Betting & Gaming, involve a customer placing a bet (wager) on various types of sporting events at fixed odds determined by us. Bets are made in advance of the sporting event that will determine the outcome of the wager. In the event the specified outcome occurs, the customer wins the bet and is paid out based upon the odds assigned at the time of the bet. We generate revenue by setting odds in a manner that includes a theoretical spread to be earned on each contest less winnings paid and expenses associated with promotional activity.

In addition to this revenue, revenue from our real-money games (i.e., games in which real money is wagered on the outcome of the game) includes revenue earned on the processing of real-money deposits and cash-out options (which give the customers the option to exit the game and to obtain an early return from their bet), in specific currencies, which is sometimes referred to as conversion margins.

iGaming

We offer our customers peer-to-business (“P2B”) iGaming products, peer-to-peer (“P2P”) iGaming products and lottery products.

Our P2B iGaming products involve customers betting against the house. Our iGaming products allow customers to bet on a range of games of chance such as online casino, bingo and machine gaming terminals. We provide a combination of third-party content and proprietary games, reflecting a shift to in-house developed products in order to differentiate ourselves from our competitors. Our iGaming offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. We generate revenue through the gross bets placed less payouts on winning bets, which is also referred to as “hold.”

Our P2P iGaming products include poker and rummy. As P2P operators, we are generally not exposed to the risks of game play or the outcome of the game, as we typically take a rake or commission from the game play. For P2P games, player liquidity, or the number or volume of players with an operator, is critical to the success of the game, with a greater number of players supporting a wider range and greater volume of games and larger tournaments, increasing the quality of the offering to the consumer. As a result, larger scale poker or rummy operations will benefit from superior player liquidity in their systems, which, in turn, improves their offering to customers, creating a positive feedback loop.

We also offer our customers lottery products through our Sisal brand under fixed term licenses known as lottery concessions in various jurisdictions. For example, SuperEnalotto, Win for Life, VinciCasa, Eurojackpot, and SinVincTutto operate in Italy, Sisal Sans operates in Turkey and Sisal Loterie Maroc operates in Morocco. Our lottery products involve customers purchasing a ticket where they have the potential to win a prize and where the winning outcome is drawn at random. Sisal receives a commission in respect of the lottery services provided under the concession agreement.

Other

We include within other product revenue our P2P sports betting products, which involve customers playing/betting against each other and not against the house, where we make a commission on the bets.

Our sports betting P2P products include the Betfair betting exchanges, DFS offered by FanDuel and Junglee Games and horse racing wagering offered under the TVG brand. We also offer business-to-business pricing and risk management services, where we earn revenues from providing these services to other businesses in our sector.

Our Geographic Divisions

As of 31 December 2023, we offered our products in over 100 countries and had 12.3 million AMPs globally.

United States

Our U.S. division offers sports betting, casino, DFS and horse racing wagering products to players across various states in the United States, mainly online but with sports betting services also provided through a small number of retail outlets, and certain online products in the province of Ontario in Canada.

The U.S. division is our fastest growing and our largest division. For the three months ended 31 December 2023, we had a 43.2% share of the online sports betting market in the states where FanDuel sportsbook was live and a 25.7% share of the iGaming market in states where FanDuel casino and PokerStars (U. S.) were live.

The U.S. division consists of the following brands: FanDuel, TVG and PokerStars (U.S.). As of 31 December 2023, our FanDuel online sportsbook was available in 20 states (Vermont and North Carolina were added in the fiscal quarter ended 31 March 2024), our FanDuel online casino was available in 5 states, our FanDuel paid DFS offering was available in 44 states, our FanDuel or TVG online horse racing wagering product was available in 32 states and our FanDuel free-to-play products were available in all 50 states and our PokerStars (U.S.) iGaming product was available in 3 states.

UKI

In the United Kingdom and Ireland, we offer sports betting (sportsbook), iGaming products (games, casino, bingo and poker) and other products (exchange betting) through our Sky Betting & Gaming, Paddy Power, Betfair and tombola brands. Although our UKI brands mostly operate online, this division also includes our 576 Paddy Power betting shops in the United Kingdom and Ireland as of 31 December 2023.

Australia

In Australia, we offer online sports betting products through our Sportsbet brand, which operates exclusively in Australia and offers a wide range of betting products and experiences across local and global horse racing, sports, entertainment and major events.

International

Our International division includes our operations in over 100 global markets and offers sports betting, casino, poker, rummy and lottery, mainly online.

Sisal, the leading iGaming operator in Italy, is the largest brand in the International division following its acquisition in August 2022. The International division also includes PokerStars, Betfair International, Adjarabet and Junglee Games. We continue to diversify internationally and are taking our online offering into regulated markets with a strong gambling culture and a competitive tax framework under which we have the ability to offer a broad betting and iGaming product range. In January 2024, we acquired an initial 51% controlling stake in MaxBet, a leading omni-channel sports betting and gaming operator in Serbia, creating an opportunity to accelerate growth and deliver a gold medal position in the Balkans region.

Seasonality

Our product offerings are subject to a largely predictable degree of seasonality, although the seasonality of each of these products does differ, thereby reducing the effect on an aggregate basis. In particular, a majority of our current U.S. sports betting and DFS revenue is and will continue to be generated from bets placed on, or contests relating to, the NFL, the NBA, MLB and the NCAA, each of which has its own respective off-seasons, which may cause decreases in our future revenues during such periods. The schedule of significant sporting events that do not occur annually, such as the FIFA World Cup, the Ryder Cup, the UEFA European Football Championship and/or marquee boxing matches, affect the volumes of bets collected over the course of that period. Our sportsbook revenue is driven by a combination of the timing of sporting and other events and the results of our operations are derived from those events. While our iGaming revenue also benefits from activity around sporting events, it is less dependent on the sporting calendar. The overall effect of any individual sporting event is small due to the number of sporting events that take place in any given year and the diversity of our revenue source. See “Risk Factors—Risks Relating to Our Business and Industry—Aspects of our business will depend on the live broadcasting and scheduling of major sporting events.”

Marketing

Our ability to effectively acquire, engage and retain customers on our platform is critical to our operational and financial success. We believe that the combination of our brands with our data science and marketing analytics capabilities provide us with a strong competitive advantage in our industry. We utilize a variety of marketing channels, including paid external advertising through traditional and digital media, compelling new player and event-driven promotions and paid affiliate programs. We use proprietary models and software tools to track the efficacy of these marketing campaigns in real-time, giving us the ability to constantly evaluate and optimize our marketing strategies as necessary. Over time, our growth has also enabled our marketing efforts to benefit from economies of scale.

We also rely on successful cross-promotion across our product offerings and consequently have developed ways to minimize friction between our offerings. For example, our FanDuel Sportsbook app features an embedded iGaming offering in states where iGaming is permissible so players can play a subset of casino games without leaving the sportsbook app. Aside from traditional marketing channels, we also enter into select media, sports and entertainment partnerships that support and accelerate our long-term strategic initiatives. Where possible, we will enter into exclusive relationships to further align interests. We have also historically partnered with athletes and celebrities that share our values in order to promote our brand. For example, in the U.S., we have strategically partnered with some of the leading news, sports and entertainment companies, including Turner Sports and the Bleacher Report website. Additionally, we have ongoing commercial relationships with Sky, which allow us to use the Sky (e.g., Sky Betting and Gaming) brands and integrate with Sky’s commercial and advertising platforms pursuant to several contractual agreements.

Furthermore, in the United States, we are: (i) an official sports betting partner, official sportsbook, official one-day fantasy partner, official one-day fantasy game, and official marketing partner and authorized gaming operator of the NBA; (ii) an official sponsor/partner, official sportsbook sponsor/partner, official sports betting sponsor/partner and official free to play sponsor/partner of the NFL; (iii) an official sports betting sponsor/partner of MLB; (iv) an official sports betting/wagering partner, official daily fantasy game, official daily fantasy hockey game, official daily fantasy partner, official fantasy partner and official partner of the NHL; (v) an official sportsbook, official daily fantasy partner, official marketing partner, official partner and authorized gaming operator of the WNBA; (vi) an official betting operator of the PGA TOUR; (vii) an authorized gaming operator of the WTA; (viii) an authorized gaming operator of NASCAR; and (ix) an authorized gaming operator of MLS. We also have partnerships with 19 professional teams across these and other leagues. The nature of these partnerships varies; however, each of these relationships amplifies our brand and helps us acquire and retain customers more efficiently by, for example, allowing us to open a retail sportsbook location in their arena, prominently displaying our brand on signs throughout their arena, advertising our products across their television, digital media and radio outlets and giving us access to their customer relationship databases for our marketing purposes.

Research and Development

As a leading online betting and iGaming operator, our growth and competitive positioning is dependent on the implementation and execution of our technology strategy. We have a distinctive proprietary technology platform that is tailored to the needs of our business, which we have developed and refined through dedicated investments over more than 30 years. Our recent investments are focused on providing appealing product offerings to our customers, both in terms of the quality of the offerings and the user experience, and also with respect to data security and integrity across our offerings. We dedicate nearly all of our research and development investments to our online sports betting and iGaming businesses, which seeks to provide broad market applications for product offerings derived from our technology, and we expect to continue investing significantly in research and development in an effort to constantly improve customer experience, engagement and security. We believe that such investment in research and development enables us to react more quickly to changing customer needs and is central to our competitive positioning.

As of fiscal 2023, our global workforce consisted of approximately 7,000 technologists, who support the introduction and development of new products, the creation of new betting markets, the improvement of the online customer experience and the development of better processes and systems. These support the five in-house gaming studios and global pricing and risk management functions which are continuously developing cutting-edge content for our customers. We believe that continued research and development will contribute to our future growth and profitability and ensure our position as market leader in the betting and iGaming industry.

During fiscal 2023, our global technology strategy enabled the following improvements and enhancements to our products around the world: FanDuel leveraged the Group’s technology, pricing and risk management capabilities to expand its breadth of its proprietary Same Game Parlay product with the launch of Parlay Hub, Parlay Builder, Bet Tracker and increased player market offerings. FanDuel also made improvements to pricing and risk management capabilities, completing development of in-house pricing for college basketball and remodelling NFL pricing. FanDuel is currently in the process of implementing the next generation technology for its iGaming platform, which also leverages Flutter’s existing iGaming platform, to provide first party content and some of Flutter’s in-house game studio developed content. Sky Betting & Gaming and Paddy Power improved their respective BuildABet and Betbuilder products through increasing the number of player markets available, as well as expanding iGaming live casino and slots content during fiscal 2023. Sisal launched its refreshed sportsbook application in Italy during the year, as well as improved its sportsbook content through the launch of the Duo product, which allows customers to swap a substitute player into their active bets.

Results

Overall Group operating loss for 2023 amounted to US$475m compared to an operating loss of US$74m for 2022. Further information is set out in the Financial Statements on pages 40 to 123. Basic loss per share amounted to US$5.64 compared with basic loss per share of US$1.63 in the previous year. The financial results for 2023 are set out in the Consolidated Income Statement on page 40. Total equity attributable to the Company’s equity holders at 31 December 2023 amounted to US$11,448m (2022: US$12,134m).

Flutter provides quarterly updates on operating results, material trends that may affect financial performance and financial earnings guidance via earnings releases and investor teleconferences. These materials are available on the company’s website www.flutter.com but are not incorporated herein.

Business Review and Key Performance Indicators

We continued to deliver against our strategic objectives in 2023 by delivering U.S. profitability ahead of initial expectations while maintaining our #1 position, growing our customer base in core markets, and investing for leading positions in high-growth international markets.

Revenue

Our total revenue grew 25%, to US$11,821 million for 2023. The growth was mainly driven by continued expansion of our player base, with AMPs up 20.3% to 12.3 million and AMP growth across all segments. Our U.S. segment was a key driver of this growth.

Revenue growth outside of the U.S. was partly driven by strong growth in UKI and in our “Consolidate and Invest” markets within International. We also benefited from the full year consolidation of the Sisal business acquired during 2022. This was partly offset by a decrease in revenue in our Australia segment, particularly in racing due to a reduced level of player engagement following easing of COVID-19 restrictions.

Cost of sales

Cost of sales increased by 30% to US$6,234 million or by 200 basis points as a percentage of revenue to 53% for 2023. The increase was primarily driven by the annualization of point of consumption tax rate changes in Australia which were increased during the second half of fiscal 2022.

Technology, research and development expenses

Technology, research and development expenses increased by 40%, to US$685 million for 2023, primarily driven by the full year consolidation of Sisal and continued investment in product development to enhance the customer proposition of our brands across the Group, and particularly for FanDuel in our U.S. segment.

Sales and marketing expenses

Sales and marketing expenses increased by 25% to US$3,750 million for 2023 primarily due to an impairment loss of US$700 million related to PokerStars’ trademark. This reflects the changes we are implementing to optimize the PokerStars business model such as focused investment in our “Consolidate and Invest” markets while reducing sales and marketing expense in our “Optimize and Maintain” markets. The sales and marketing expense increase also included disciplined investment in the continued expansion of our footprint across the U.S. and in our UKI segment to drive market share gains. Sales and marketing expenses as a percentage of revenue of 31.7% decreased by 10 basis points compared with 2022 as the impact of the impairment loss offset the efficiencies delivered across our business as a result of (i) a greater proportion of our revenue coming from existing states in the U.S. where the proportionate levels of marketing spend are lower, as well as the benefit from the efficiencies of national advertising; (ii) a more personalized approach to spend within UKI; and (iii) more targeted investment in our International segment.

General and administrative expenses

General and administrative expenses increased by 32% to US$1,627 million for 2023. The increase was primarily as a result of (i) the continued expansion of our U.S. business; (ii) the full year consolidation of the Sisal business acquired during 2022; and (iii) an increase in corporate overhead due to greater investment in Group resource, technology, and research and development initiatives. The increase also reflects fees associated with the U.S. listing of Flutter shares and the Fox Option (as defined below) arbitration proceedings.

Financial income and expense

Financial income reduced from US$108 million in 2022 to US$45 million in 2023, primarily driven by the change in the Fox Option liability (as defined below) from a gain of US$83 million 2022, to a loss which was reflected in Financial expense in 2023 below.

Financial expense increased by US$389 million from US$287 million in 2022 to US$676 million in 2023 primarily as a result of an increase in long-term debt associated with the acquisition of Sisal, along with a higher cost of servicing existing debt during the year. In addition, Financial expense includes the fair value loss on the Fox Option liability of US$165 million in 2023, when compared with a gain in 2022 as described above.

Tax expense

Income tax expense decreased by US$164 million to a credit of US$125 million for 2023. The movement is primarily due to the benefit associated with the recognition of a deferred tax asset for the tax losses and other temporary differences of the U.S. business as at year-end. These impacts were offset by the change in the mix of profits in the jurisdictions in which the Group has a taxable presence as well as the tax effect of acquisition related intangible assets and internal intangible asset transfers.

Balance sheet and cashflow

Net current liabilities increased from US$489m at 31 December 2022 to US$598m at 31 December 2023. The main driver of this was a reduction in the value of hedging derivatives as a result of foreign exchange movements and increased trade and other payables offset by higher cash balances. As in previous years, the Group regularly operates in a net current liability position due to the Group’s operating model, whereby it receives payments for nearly all revenues in advance, with material cost items paid in arrears. Net assets of US$11.6m at 31 December 2023 were further reduced versus 31 December 2022 due to the lower carrying amount of intangible assets due to an impairment as described further in the financial statements partially offset by increased goodwill driven by foreign exchange movements.

Net cash flow from operating activities decreased to US$1,301m from US$1,478m due to a reduction in the player deposit liability and increased tax payments partially offset by increased profitability excluding the impact of non-cash items such as impairment, depreciation and amortisation and movement in the value of the Fox option.

Key Performance Indicators

Tracking our key performance indicators (“KPIs”)2 helps us make better decisions, set the right goals and measure our progress in achieving our strategic ambitions:

Financial Indicator	Definition	Why we measure it	Performance
Revenue ($m) + 25% 2023: 11,821 2022: 9,449	Net revenue refers to the total amount staked or wagered by customers after deducting amounts paid out to customers, free bets and promotional credits, and VAT.	This measures our ability to effectively and sustainably build brand equity and grow market share in key markets across our product and geographic portfolio.	Revenue increased 25%, driven by the ongoing expansion in the U.S. through FanDuel, as well as the annualised benefit of the Sisal acquisition during 2022 and excellent momentum in the UKI.

[2]	Businesses acquired during 2022 have been included on a reported basis (tombola, January 2022, and Sisal, August 2022).

Loss for the Year ($m) +236% 2023: (981) 2022: (292)	Loss for the Year represents the loss attributable to the business after deducting all operating costs; financial income and expense and tax	This measures the Group’s total profitability including financing, taxation, non-cash.	Loss for the Year increased 236% reflecting the recognised impairment loss of $700m, fair value adjustments in respect of the Fox Option liability and increased interests expense arising from debt associated with the Sisal acquisition.

Total Shareholder Return 23.5% 2023: 23.5 2022: (4.0)	Total shareholder return (“TSR”) refers to the total return accruing to shareholders during the year. This will reflect the total share price return as well as any cash returns, including, for example, ordinary dividends, special dividends and share buy-back programmes.	This measures the effectiveness with which we achieve long-term value for our shareholders in line with Group strategy. Relative TSR is also used as the sole performance measure for the Executive Directors’ Long Term Incentive Plan (“LTIP”).	TSR improved in 2023 as the Group continued to demonstrate strong growth prospects and delivered U.S. profitability ahead of earlier expectations. Flutter outperformed the sector, with five-year TSR of 128%.

Non-Financial Indicator	Definition	Why we measure it	Performance
Average Monthly Players (m) + 20% 2023: 12.3 2022: 10.2	Average monthly players (“AMPs”)[3] is the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month.	This measures changes in the size of our customer base, which is a key driver of long-term growth, particularly in markets where we are actively investing.	We continued to expand our recreational customer base across all divisions, with AMPs up 20% to 12.3m. FanDuel was a key driver of this growth, with U.S. AMPs up 38%, and the inclusion of Sisal players for a full year drove International AMPs growth of 31%.

[3]

This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. Our AMPs information is based on player data collected by each of our brands, which generally each employ their own unique data platform, and reflects a level of duplication that arises from individuals who use multiple brands. In addition, we do not eliminate from the AMPs information presented for the Group as whole duplication of individual players who use our product offerings in multiple divisions.

Play Well (%) 44.9% 2023: 44.9% 2022: 40.8%	Our global Play Well[4] goal is measured as the percentage of active online customers who use safer gambling (Play Well) tools in the specified reporting period. We have set an ambitious Group target to have 75% of our customers using safer gambling tools by 2030.	We believe there are universal principles we can employ, leveraging our global scale and expertise to provide players with tools, information and support to enable an entertaining and safe experience. The Play Well goal measures our progress on this.	For 2023 our Play Well measure was 44.9%, representing an increase of over 4 percentage points compared with the previous year. See more in the Customers section of our Positive Impact Plan contained in our Annual Report and Accounts 2023.

Colleague Engagement 79% 2023: 79 2022: 79	Colleague engagement is measured as a weighted average of the various regular employee engagement survey scores across the Group. This includes metrics for employee satisfaction and wellbeing.	Colleague engagement is a key enabler of our strategy and performance and is at the centre of everything we do.

Employee engagement remains high at 79%, in line with 2022, as we continue to put the wellbeing of our people at the heart of our strategy.

See more in our People section and the Colleagues section of our Positive Impact Plan contained in our Annual Report and Accounts 2023.

Principal Risks and Uncertainties

Under Irish Company Law (Section 327 the Companies Act 2014), the Directors are required to give a description of the principal risks and uncertainties which the Company/Group faced at 31 December 2023. Details of the principal risks and uncertainties facing the Group are set out in Appendix A (Principal Risks and Uncertainties) of this document and form an integral part of this Directors’ Report.

Directors and Company Secretary

The Directors and Company Secretary of the Company as at 31 December 2023 are listed below and, except as noted, have served from the period of 1 January 2023 through to the date of this report:

Directors:

John Bryant (Chair – Independent on Appointment) (Appointed 27 27 April 2023)

Peter Jackson (Chief Executive Officer)

Paul Edgecliffe-Johnson (Chief Financial Officer) (Appointed 20 March 2023)

Holly Keller Koeppel (Senior Independent Director)

Nancy Cruickshank (Independent Non-Executive Director)

Nancy Dubuc (Independent Non-Executive Director)

[4]	2022 Play Well tool usage has been adjusted to 40.8% from 40.1% which primarily reflects the retrospective inclusion of Sisal customers effective from the August 2022 acquisition date.

Richard Flint (Non-Executive Director)

Alfred F. Hurley, Jr. (Independent Non-Executive Director)

David Lazzarato (Independent Non-Executive Director)

Carolan Lennon (Independent Non-Executive Director)

Atif Rafiq (Independent Non-Executive Director)

Company Secretary

Edward Traynor

Changes to the Board of Directors

Paul Edgecliffe-Johnson joined the Board as Chief Financial Officer and Director effective 20 March 2023. John Bryant joined the Board as a Non-Executive Director effective 27 27 April 2023 and took up the position of Chair on 1 September 2023, following the resignation of Gary McGann effective 31 August 2023.

Zillah Byng-Thorne and Mary Turner stepped down as Non-Executive Directors of the Board effective 31 January 2023, and September 30, 2023 respectively and Jonathan Hill stepped down as Executive Director effective 27 27 April 2023. Following over 20 years’ with the Flutter Group, Richard Flint has decided to not seek re-election at the AGM to be held on 1 May 2024, and will therefore step down from the Board at the conclusion of that meeting. In addition, David Lazzarato has also decided not to seek re-election at the 2024 AGM and therefore will also step down from the Board with effect from the conclusion of that meeting.

In accordance with the provisions of the 2018 UK Corporate Governance Code (the “Code”), all Directors eligible for re-election should retire at each AGM and offer themselves for election or re-election (as appropriate). Accordingly, all Directors, except Richard Flint and David Lazzarato, who will not be seeking re-election as outlined above, will retire and seek election or re-election at the AGM to be held on 1 May 2024. The Board believes that all Directors offering themselves for election or re-election continue to be effective and demonstrate commitment to the role.

Directors’ and Company Secretary’s Shareholdings

As at March 22, 2024 (being the latest practicable date before publication of this Directors’ report and Financial Statements), the current Directors and the Company Secretary held the same number of beneficial interests in shares as at 31 December 2023 as set out in the table below. These shareholdings include all beneficial interests and those held by persons closely associated with them. This does not include their share awards under the Company’s share schemes (further details of which are set out below).

	Number of ordinary shares of €0.09 each
	31 December 2023 (or date of resignation, if earlier)	31 December 2022 (or date of appointment to the Company if later)
John Bryant [1]	5,070	—

Zillah Byng-Thorne [2]	1,287	1,287
Nancy Cruickshank	1,255	1,255
Nancy Dubuc	258	—
Richard Flint	24,134	24,134
Jonathan Hill [3]	0	—
Alfred F. Hurley, Jr	2,960	2,960
Peter Jackson	7,561	7,561
Paul Edgecliffe- Johnson [4]	—	—
Holly Keller Koeppel	2,000	—
David Lazzarato	2,708	2,708
Carolan Lennon	376	376
Gary McGann [5]	5,514	5,514
Atif Rafiq	1,916	1,917
Mary Turner [6]	4,269	4,269

1.	John Bryant was appointed as of 27 April 2023
2.	Zillah Byng- Thorne’s resignation was effective as of 31 January 2023

3.	Jonathan Hill’s resignation was effective as of 27 April 2023
4.	Paul Edgecliffe-Johnson’s appointment was effective as of 20 March 2023
5.	Gary McGann’s resignation was effective as of 31 August 2023
6.	Mary Turner’s resignation was effective as of 30 September 2023

None of the Directors nor the Company Secretary had an interest in debentures of the Group or in the shares of any subsidiary undertaking of the Company or in any significant contracts of the Group.

The interests of the Executive Directors in the Company’s share schemes as at 31 December 2023 are set out below. The Company Secretary has no interest in the Company’s share schemes that requires disclosure:

	Share options subject to performance	Share options vested but unexercised	Share options subject to continued employment only	Share options exercised in the year	Shareholding requirement (% of salary)	Current shareholding (% of salary)[2]	Requirement met?
Executive Directors
Peter Jackson	157,938	54,521	25,529	29,098	500%	570%	Yes
Paul Edgecliffe-Johnson	56,491	—	26,552	—	400%	262%	No

Non-Executive Directors
John A. Bryant	—	—	—	—	—	—	—
Nancy Cruickshank	—	—	—	—	—	—	—
Nancy Dubuc	—	—	—	—	—	—	—
Richard Flint	—	—	—	—	—	—	—
Alfred F. Hurley, Jr.	—	14,078	—	—	—	—	—
Holly Keller Koeppel	—	—	—	—	—	—	—
David Lazzarato	—	8,291	—	—	—	—	—
Carolan Lennon	—	—	—	—	—	—	—
Atif Rafiq		—	—	—	—	—	—

Former Directors
Zillah Byng-Thorne	—	—	—	—	—	—	—
Jonathan Hill	18,160	49,405	14,806	—	200%	718%	Yes
Gary McGann	—	—	—	—	—	—	—
Mary Turner	—	7,096	—	—	—	—	—

Incentive plan interests awarded in the year (audited)

On 7 March 2023 awards were granted to the Executive Directors under the DSIP and on 28 April 2023 awards were granted to the Executive Directors under the new consolidated LTIP plan. Details of these awards are set out in the following table:

		Type of interest in shares	Face value (%)	Face value (£)[1]	Number of shares	Vesting at threshold	End of performance period[2]	Vesting date[4]
Peter Jackson	Consolidated	Nil-cost	1600% of	£19,562,334	122,789	12.5%	25% each in	25% each in
	LTIP	options	salary				31 December 2025	28 28 April 2026[3]
							31 December 2026	28 28 April 2027[3]
							31 December 2027	28 28 April 2028[3]
							31 December 2028	28 28 April 2029[3]
	DSIP	Nil-cost	50% of bonus	£554,734	4,178	n/a	n/a	50%: 7 March 2026, 50%: 7 March
		options						2027
Jonathan Hill	DSIP	Nil-cost	50% of bonus	£318,793	2,401	n/a	n/a	50%: 7 March 2026, 50%: 7 March
		options						2027
Paul Edgecliffe-	Consolidated	Nil-cost	1,200% of	£8,999,958	56,491	12.5%	25% each in	25% each in
Johnson	LTIP	options	salary				31 December, 2025	28 April 2026[3]
							31 December 2026	28 April 2027[3]
							31 December 2027	28 April 2028[3]
							31 December 2028	28 April 2029[3]
	Buy-out	Nil-cost	n/a	£3,186,907	26,387	n/a	n/a	6,910 shares on 10 March 2024
	award	options						5,055 shares on 28 February 2025
								9,818 shares on 10 March 2025
								4,604 shares on 10 March 2026

1.

Based on three-day average share price prior to the date of grant, which was £132.78 for the DSIP, £159.32 for the consolidated LTIP and £137.22 for the tranche of Paul Edgecliffe- Johnson’s buy-out award vesting on 10 March 2026. The remainder of Paul Edgecliffe-Johnson’s buy-out award is based on a three-day average share price between 7 November 2022 and 9 November 2022 of £117.30.

2.	Performance periods of all four tranches of the consolidated LTIP are shown, with respective performance periods starting three years prior to the end of each performance period.
3.	All consolidated LTIP awards subject to holding period until 28 April 2029 - the sixth anniversary of the grant date of 28 April 2023.
4.	The DSIP is subject to a revenue underpin over the vesting period which requires revenue growth of at least 2% per annum over the deferral period as well as continued employment.

The 2023 consolidated LTIP awards will vest subject to the achievement of TSR performance, as per the vesting schedule below:

	Below threshold (nil vesting)	Threshold (12.5% vesting)[1]	Maximum (100% vesting)[1]
Relative TSR[2]	Below median growth	Growth in line with median	Growth in line with upper quartile

1.	Awards vest on a straight-line basis between the points shown.
2.	Tranche 1 of the award subject to TSR performance relative to the FTSE 100 (excluding Real Estate Investment Trusts and Closed End Investment Trusts).

2021 LTIP (audited)

The tables below set out a summary of performance relative to the 2021 LTIP targets, and the outturn for each Executive Director.

	Targets		Outcome
Performance measure	Threshold 25% of award vests	Maximum 100% of award vests	Actual performance	% of maximum achieved	% of award eligible for vesting
Relative TSR[1]	Growth in line with median -14.1%	Growth in line with upper quartile -49%	(3.8%)	0%	0%
Total vesting (% of max)					0%

Executive Director	Award type	Date of grant	Number of shares awarded	% of total award vesting	Number of shares vesting	Value at vesting
Peter Jackson	Nil-cost options	18/03/2021	9,969	0%	0	£0
Jonathan Hill	Nil-cost options	18/03/2021	5,337	0%	0	£0

1.	TSR compared with the FTSE 100 (excluding housebuilders, real estate investment trusts and natural resources companies).

2020 LTIP update (audited)

In last year’s report, we estimated the value of the 2020 LTIP using the three-month average share price to 31 December 2022. The values have now been updated using the actual share price at the date of vesting of 30 June 2023. All vested shares are subject to a two-year holding period.

Executive Director	Number of shares	Three-month average share price to 31 December 2022	Estimated value of LTIP 2020 awards	Dividends	Share price on vesting	Actual value of LTIP 2020 awards[1]
Peter Jackson	14,663	£113.3	£1,661,318	0	£158.00	£2,316,754
Jonathan Hill	8,305	£113.3	£940,957	0	£158.00	£1,312,190

1.	£1,100,703 and £623,429 of the value is attributable to share price growth for Peter Jackson and Jonathan Hill respectively.

Shares

Substantial Shareholdings

As at 31 December 2023 and 22 March 2024 (being the latest practicable date before publication of this Directors’ Report and Financial Statements), the Company had been notified of the following details of interests of over 3% in the Company’s ordinary share capital (excluding treasury shares):

Substantial shareholdings	Notified holding 31 December 2023	Notified % holding 31 December 2023	Notified holding 22 March 2024	Notified % holding 22 March 2024
The Capital Group Companies, Inc.[12]	28,486,176	16.15%	28,486,176	16.15%
Caledonia (Private) Investments Pty Limited[2]	17,580,478	9.99%	17,580,478	9.99%
Parvus Asset Management Europe[2]	10,808,610	6.11%	10,808,610	6.11%
BlackRock Inc Limited[2]	10,426,574	5.89%	10,426,574	5.89%

1.

As notified by The Capital Group Companies, Inc. (“CGC”), CGC is the parent company of Capital Research and Management Company (“CRMC”) and Capital Bank & Trust Company (“CB&T”). Neither CGC nor any of its affiliates owns shares of Flutter Entertainment plc for its own account. Rather, CGC has advised Flutter that the shares reported on the notification provided by CGC to the Company are owned by accounts under the discretionary investment management of one or more of the investment management companies described above.

2.

Based on notifications received pursuant to the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority or the Irish Transparency (Directive 2004/109/EC) Regulations 2007 (as amended) (to the extent such regulations were applicable to the Company prior to its de-listing from Euronext Dublin).

Share Capital, Rights and Obligations

As at 31 December 2023, the Company’s total issued share capital was €15,930,778.41, comprising 177,008,649 ordinary shares in issue, each with a nominal value of €0.09, all of which are of the same class and carry the same rights and obligations. As at 31 December 2023, no ordinary shares were held as treasury shares either directly by the Company or through Group companies or nominees.

As at 22 March 2024 (being the latest practicable date before publication of this Directors’ report and Financial Statements), the Company’s total issued share capital was €15,965,914.50, comprising 177,399,050 ordinary shares and no ordinary shares were held as treasury shares either directly by the Company or through Group companies or nominees.

Rights attaching to Ordinary Shares

Ordinary shares carry the right to dividends declared by the Company from its profits available for distribution and to the return of capital on the winding up of the Company. Subject to the provisions of Flutter’s Constitution, ordinary shares carry the right to attend and speak at general meetings of the Company and each share has the right to one vote on any matter presented for a vote of shareholders at a general meeting of the Company. With regard to the Company’s ordinary shares:

•	there are no restrictions on their transfer;

•	no person holds shares carrying special rights with regard to the control of the Company;

•	there are no shares to which a Company share scheme relates carrying rights with regard to the control of the Company;

•	there are no restrictions on the voting rights attaching to the Company’s shares; and

•	there are no agreements between shareholders that are known to the Company that may result in restrictions on the transfer of securities or on voting rights.

Controlling Shareholders

As far as known to the Directors, the Company is not directly or indirectly owned or controlled by another company or any government. Further information on the Company’s share capital is set out in Note 23 to the Financial Statements on page 96.

Purchase of Own Shares

At the Company’s AGM on 27 April 2023, shareholders authorised the Company and/or any of its subsidiaries, by way of special resolution, to make market purchases of a maximum of 17,641,360 of the Company’s ordinary shares (being approximately 10% of the issued share capital of the Company (excluding treasury shares) as at 22 March 2023). The price range at which ordinary shares may be acquired cannot be less than the nominal value of our shares and cannot be greater than the higher of (i) an amount equal to 105% of the average of the middle market quotations of our ordinary shares for the five business days immediately preceding the day on which the ordinary share is contracted to be purchased; and (ii) an amount equal to the higher of the price of the last independent trade of an ordinary share and the highest current independent bid for an ordinary share on the market where the purchase is carried out. Shares purchased by us may be cancelled or held in treasury pending cancellation or re-issue. The timing, manner, price and amount of any repurchases under the repurchase authority will depend on a variety of factors, including economic and market conditions, the trading price of the Company’s ordinary stock, corporate liquidity requirements and priorities, applicable legal requirements and other factors.

The authority conferred at the 2023 AGM will expire at the close of the Company’s AGM in 2024 or the close of business on 27 July 2024 (whichever is earlier). At the 2024 AGM, shareholders will be requested to renew this authority. The Board of Directors will only exercise the power to repurchase shares in the future at price levels at which it considers to be in the best interests of shareholders generally after taking account of the Group’s overall financial position. As of 22 March 2024, the Company has not repurchased any shares pursuant to this authority.

While the Company does not have specific policies and procedures relating to purchases and sales of the Company’s ordinary shares by its officers and directors during a stock repurchase program, the Company’s Group and PDMR Securities Dealing Codes prohibit any officer or director of the Company from trading in the Company’s securities at any time when they have material non-public information concerning the Company.

Shareholders’ Meetings

The Company is incorporated under the Companies Act 2014 of Ireland. Under the Companies Act 2014, the Company is required to hold a general meeting of shareholders each calendar year as its Annual General Meeting (“AGM”). Any other general meeting of shareholders held in that year is classified as an Extraordinary General Meeting (“EGM”). Not more than 15 months may elapse between the date of one AGM and the next. EGMs are convened when considered appropriate by the Board and may also be convened at the request of members holding not less than 10% of the issued share capital of the Company which carries voting rights.

No business may be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Under Flutter’s Constitution, two persons entitled to vote upon the business to be transacted, present in person or by proxy or as a duly authorised representative of a corporate member, constitute a quorum. Only those shareholders registered on the Company’s register of members at the prescribed record date, being a date specified by the Board in relation to the relevant general meeting, are entitled to attend and vote at a general meeting.

Notice of an AGM, the Form of Proxy and the Annual Report and Accounts 2023 (which consists of our Annual Report on Form 10-K and our UK annual report prepared in connection with our reporting obligations under the Listing Rules of the UK Financial Conduct Authority)(the “Annual Report and Accounts 2023”) are sent to shareholders at least 20 working days before the AGM in line with the recommendations of the Code. The notice period for an EGM to consider any special resolution is 21 clear days. Subject to the approval of shareholders at the immediately preceding AGM, the Directors may also convene an EGM to consider any ordinary resolution on 14 clear days’ notice. As a matter of policy, 14 clear days’ notice will only be utilised to convene an EGM where the Directors believe that it is merited by the business of the meeting and the circumstances surrounding such business.

While the Company’s Constitution provides that resolutions may be voted on by a show of hands or on a poll, Flutter’s practice is that all resolutions are voted on a poll. After each resolution has been dealt with, details are given of the level of proxy votes cast on each resolution and the numbers for, against and withheld. On a poll, the votes of shareholders present and voting at the meeting are added to the proxy votes received in advance of the meeting and the total number of votes for, against and withheld for each resolution are announced following the conclusion of the meeting. Ordinary resolutions may be passed by a simple majority of votes cast in favour, while special resolutions require a 75% majority of votes cast in favour. Any shareholder who is entitled to attend, speak and vote at a general meeting is entitled to appoint one or more proxies to attend, speak and vote on his or her behalf. A proxy need not be a member of the Company.

The business of the Company is managed by the Directors who may do all such acts and things and exercise all the powers of the Company save for those powers required to be exercised by the Company in general meeting. Matters reserved to shareholders in general meetings include the election of Directors, the declaration of final dividends on the recommendation of the Directors, the fixing of the remuneration of the external auditor, amendments to the Constitution, measures to increase or reduce the ordinary share capital and the authority to issue shares.

Own Shares Held

During 2023, the Paddy Power Betfair plc Employee Benefit Trust (“EBT”) transferred 1,107,813 (2022: 55,537) ordinary shares to employees under the Company’s share schemes. At 31 December 2023, the EBT held nil (2022: 1,396) ordinary shares in the Company, representing 0% (2022: 0.0008%) of the total issued share capital of the Company as at that date. 1,106,417 shares were purchased into the EBT during the year ended 31 December 2023 (2022: 23,775) and 1,107,813 shares were transferred to beneficiaries of the EBT during this period. Further information is set out in Note 23 to the Financial Statements on page 96.

Dividends

Following discussions with our shareholders, the Board has updated our medium-term leverage ratio target to 2.0 to 2.5 times. This is a change from the previous target set during 2020 of 1.0 to 2.0 times and reflects our medium-term cash generation expectations, as well as the flexibility required to invest in some of the capital allocation opportunities we believe that we see.

The Board will continue to monitor the Group’s anticipated deleveraging and balance sheet position, and will decide when it is an appropriate time to reinstate a dividend. Having considered this at its meeting on 29 February 2024, the Board did not recommend an interim Dividend for 2023 (2022: US$nil) or a final Dividend for the year ended 31 December 2023 (2022: US$nil).

Although we do not currently have any specific plans to pay dividends or engage in significant share repurchases, once we have optimized our leverage, we intend to return to shareholders capital that cannot be effectively deployed through organic investment or value creative M&A.

Events after the Reporting Date

Details of events after the reporting period are set out in Note 32 on page 123 of the Financial Statements.

Other

Political donations

No political donations were made by the Company during 2023 that require disclosure in accordance with the Electoral Acts 1997 to 2002 and the Electoral (Amendment) Political Funding Act 2012.

Audit Committee

The Board has in place an Audit Committee which is responsible for ensuring the integrity of the Group’s financial reporting and internal control and risk management systems, as well as reviewing the work of the Internal Audit function and considering the reports presented by the external auditor. On an annual basis, the Audit Committee performs an effectiveness review of the risk management programme. In addition, the Committee also reviews:

•	the system of internal financial and operational controls on a continuing basis (the Risk and Sustainability Committee reviews the internal control and risk management systems);

•	the accounting and financial reporting processes, along with the roles and effectiveness of both the Group Internal Audit function and the external auditor; and

•	the Company’s compliance with legal and regulatory requirements in conjunction with the Risk and Sustainability Committee of the Board of Directors.

Articles of Association

The Company’s Articles of Association may only be amended by way of a special resolution of the shareholders. They were last amended, effective as of 27 27 April 2023, by way of a special resolution passed at the AGM held on that date.

Related party transactions

Internal controls are in place to ensure that any related party transactions involving Directors or their connected persons are carried out on an arm’s length basis and are disclosed in the Financial Statements. Transactions with Directors and parties related to them have been disclosed in Note 29 to the Financial Statements on page 114.

Funding and liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity from available cash and borrowing facilities to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation. With regard to available cash, the Group’s Treasury Policy sets conservative credit rating and tenor-based limits for exposures to financial counterparties. The Group performs regular cash flow projections to ensure that it has sufficient headroom available from cash and borrowing facilities to meet expected obligations over the forecasted period.

The Syndicated Facility Agreement comprises a Term Loan B with a maturity date of 30 November 2030, a Term Loan A and multi-currency Revolving Credit Facility, both with a maturity date of 21 July 2028. The Term loan B is denominated in USD and amounts to $3,400m. The Term Loan B requires scheduled quarterly principal payments in amounts equal to 0.25% of the initial aggregate principal amount of $3,400m. The Term Loan A is drawn in GBP, EUR and USD and amounts to £1,033.5m, €380.3m and $166.0m respectively. There is no amortisation on the Term Loan A facilities and the principal is due at maturity. The Revolving Credit Facility amounts to £1,000m.

The 2018 TLB Agreement comprises a USD first lien term loan with an outstanding principal balance of approximately $517.5m (the “USD First Lien Term Loan B”) with a maturity date of 22 July 2028 and a EUR first lien term loan with an outstanding principal balance of approximately €517.4m (the “EUR First Lien Term Loan B”), with a maturity date of 25 July 2026. The USD First Lien Term Loan B requires scheduled quarterly principal payments in amounts equal to 0.25% of the initial aggregate principal amount of the USD First Lien Term Loan B of US$1.25bn, with the balance due at maturity. There is no amortisation on the EUR First Lien Term Loan B and the principal is due at maturity.

At 31 December 2023, total borrowings were approximately US$7bn (2022: US$6.8bn). During the 12 months ended 31 December 2023, the Group complied with all covenants related to its borrowings under all facilities. Further details are set out in Note 21 of the Financial Statements on pages 86 to 90.

Subsidiary undertakings

Information regarding subsidiary undertakings, including information regarding branches is provided in Note 30 to the Financial Statements on pages 115 to 118.

Compliance policy statement

It is the policy of the Directors of the Company to comply with its relevant obligations (as defined in the Companies Act 2014). As required by section 225(2) of the Companies Act 2014, the Directors acknowledge that they are responsible for the Company’s compliance with its relevant obligations. The Directors have drawn up a compliance policy statement (as defined in section 225(3)(a) of the Companies Act 2014) and arrangements and structures are in place that are, in the Directors’ opinion, designed to secure material compliance with the Company’s relevant obligations. The Directors confirm that these arrangements and structures were reviewed during the financial year. In discharging their responsibilities under section 225, the Directors relied on the advice both of persons employed by the Company and of persons retained by the Company under contracts for services, who they believe have the requisite knowledge and experience to advise the Company on compliance with its relevant obligations.

Non-financial reporting

Flutter publishes non-financial indicators and qualitative information in its non-financial report in compliance with the non-financial reporting requirements set out in the Companies Act 2014, the European Union (Disclosure of Non-Financial and Diversity Information by Certain Large Undertakings and Groups) Regulations 2017 (SI 360/2017) and, on a voluntary basis, the EU Taxonomy Regulation (Regulation (EU) 2020/852). The non-financial report is incorporated by reference and forms part of this Directors’ Report and can be found in Appendix B on pages 195 to 216 (the “Report”).

The Report includes reportable information on environmental and climate matters; social and employee matters; respect for human rights; and combating bribery and corruption.

Disclosure of Information to the External Auditor

Each of the Directors who held office at the date of approval of this Directors’ Report confirms that:

•	so far as they are aware, there is no relevant audit information of which the external auditor is unaware; and

•

they have taken all steps that they ought to have taken as a Director to make themselves aware of any relevant audit information and to establish that the external auditor is aware of that information.

Books of Account

The measures which the Directors have taken to ensure that adequate accounting records are kept with the requirements of sections 281 to 285 of the Companies Act 2014 are:

•	the appointment of suitably qualified personnel;

•	the adoption of suitable policies for recording transactions, assets and liabilities; and

•	the appropriate use of computers and documentary systems.

The Group and Company accounting records are kept at the Company’s headquarters at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, D04 V972, Ireland.

Going Concern

The Group reported a loss after tax of $981m for the year ended 31 December 2023. This includes $1,448m of depreciation and amortisation and an impairment of $700m charged against profit in the year. The net cash generated from operating activities during the year ended 31 December 2023 was $1,301m. The balance sheet at 31 December 2023 reported a net current liability position of $598m. During the 12 months ended 31 December 2023, the Group has been in compliance with all covenants related to its lending arrangements.

The Directors have considered the available financial resources which include, at 31 December 2023, $3,249m of cash and cash equivalents of which $1,497m is available for corporate use and a £1bn ($1.3bn) Revolving Credit Facility with undrawn capacity of $525m. Whilst there are certain contractual loan repayments due within the next 12 months of $51m, the Group’s lending facilities primarily fall due in 2026 and 2028 as set out in more detail in Note 21 of the Financial Statements. As a consequence, the Directors believe that the Group is well placed to manage its business risks successfully.

The Group’s forecasts for the year ending 31 December 2024 and beyond indicate that it will continue to have significant financial resources, continue to settle its debts as they fall due and operate well within its banking covenants as outlined in Note 21 of the Financial Statements for at least a period of 12 months from the date of the Financial Statements. 12 months from the date of the Financial Statements was selected as the going concern period as it represents the period in which the Group has prepared detailed forecasts for the majority of the period and it also reduces the degree of judgement and estimation uncertainty involved in both the forecasts and the downside scenarios.

Various downside scenarios over and above those already included in the base case model on the potential impact of further reductions to cash flows due to reduced customer discretionary income, changes in the legal, regulatory and licencing landscape and the Group’s cyber and IT resilience have been considered in respect of these forecasts. The impact of these items involves judgement and estimation uncertainty.

In the event that it were necessary to draw down additional debt funding, the Directors have a reasonable expectation that this could be achieved within the confines of its existing debt facilities and financial covenant requirements.

Having given regard to the above, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for a period of at least 12 months from the date of approval of the Financial Statements, and therefore they continue to adopt the going concern basis in the Financial Statements.

Statement of Directors’ Responsibilities

In respect of the Directors’ Report and the Financial Statements:

The Directors are responsible for preparing the Directors’ Report and the Financial Statements in accordance with applicable law and regulations. We consider the Directors’ Report and Financial Statements, taken as a whole, are fair, balanced and understandable and provide the information necessary for shareholders to assess the group’s position and performance, business model and strategy.

Company law requires the directors to prepare consolidated and entity financial statements for each financial year. Under that law, the Directors are required to prepare the consolidated financial statements in accordance with IFRS as adopted by the European Union and applicable law. The Directors have elected to prepare the entity financial statements in accordance with FRS 101 Reduced Disclosure Framework as applied in accordance with the provisions of Companies Act 2014.

Under company law the Directors must not approve the Group and Company financial statements unless they are satisfied that they give a true and fair view of the assets, liabilities and financial position of the Group and Company (respectively) and of the Group’s profit or loss for that year.

In preparing the Group and Company financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgments and estimates that are reasonable and prudent;

•	state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

•	assess the Group and Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern; and

•	use the going concern basis of accounting unless they either intend to liquidate the Group or Company or to cease operations, or have no realistic alternative but to do so.

The Directors are responsible for keeping adequate accounting records which disclose with reasonable accuracy at any time the assets, liabilities, financial position and profit or loss of the Company and which enable them to ensure that the financial statements comply with the provision of the Companies Act 2014. The Directors are also responsible for taking all reasonable steps to ensure such records are kept by its subsidiaries which enable them to ensure that the financial statements of the Group comply with the provisions of the Companies Act 2014. They are responsible for such internal controls as they determine are necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error, and have general responsibility for safeguarding the assets of the Group, and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities. The Directors are also responsible for preparing a directors’ report that complies with the requirements of the Companies Act 2014.

The Directors are responsible for the maintenance and integrity of the corporate and financial information included on the Group’s and Company’s website (www.flutter.com). Legislation in Ireland concerning the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Approved by the Board of Directors and signed on its behalf on by:

/s/ Peter Jackson	/s/ Paul Edgecliffe-Johnson
Peter Jackson	Paul Edgecliffe-Johnson
Director	Director
26 March 2024	26 March 2024

3.	INDEPENDENT AUDITORS REPORT

KPMG Audit 1 Stokes Place St. Stephen’s Green Dublin 2 D02 DE03 Ireland

Independent Auditor’s Report to the Members of Flutter Entertainment plc

Report on the audit of the financial statements

Opinion

We have audited the financial statements of Flutter Entertainment plc (‘the Company’) and its consolidated undertakings (‘the Group’) for the year ended December 31, 2023 set out on pages 40 to 138, which comprise the Consolidated Income Statement, the Consolidated Statement of Other Comprehensive Income, the Consolidated Statement of Financial Position, the Consolidated Statement of Cash Flows, the Consolidated Statement of Changes in Equity, the Company Statement of Financial Position, the Company Statement of Changes in Equity and related notes, including the summary of material accounting policies set out in note 3. Certain required disclosures on Director Remuneration have been presented under the Directors‘ Report in the Annual Report, rather than in the notes to the financial statements. These disclosures are incorporated in the financial statements by cross-reference and are identified as audited.

The financial reporting framework that has been applied in their preparation is Irish Law and International Financial Reporting Standards (IFRS) as adopted by the European Union and, as regards the Company financial statements, Irish Law and FRS 101 Reduced Disclosure Framework issued in the United Kingdom by the Financial Reporting Council.

In our opinion:

•	the financial statements give a true and fair view of the assets, liabilities and financial position of the Group and Company as at December 31, 2023 and of the Group’s loss for the year then ended;

•	the Group financial statements have been properly prepared in accordance with IFRS as adopted by the European Union;

•	the Company financial statements have been properly prepared in accordance with FRS 101 Reduced Disclosure Framework issued in the United Kingdom by the Financial Reporting Council; and

•	the Group and Company financial statements have been properly prepared in accordance with the requirements of the Companies Act 2014.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (Ireland) (ISAs (Ireland)) and applicable law. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the audit of the financial statements section of our report. We have fulfilled our ethical responsibilities under, and we remained independent of the Group in accordance with ethical requirements that are relevant to our audit of financial statements in Ireland, including the Ethical Standard issued by the Irish Auditing and Accounting Supervisory Authority (IAASA), as applied to listed entities.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Our audit opinion is consistent with our report to the audit committee.

KPMG, an Irish partnership and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee

Conclusions relating to going concern

In auditing the financial statements, we have concluded that the director’s use of the going concern basis of accounting in the preparation of the financial statements is appropriate. Our evaluation of the director’s assessment of the Group’s and Company’s ability to continue to adopt the going concern basis of accounting included considering the inherent risks to the Group and Company’s business model and analysing how those risks might affect the Group and Company’s financial resources or ability to continue operations over the going concern period.

The sensitivity we considered most likely to adversely affect the Group and Company over this period is changes to taxation or regulatory environments in key markets which could result in fines or penalties or a reduction in recurring income levels or an exit from certain markets. We considered various downside scenarios over the level of available financial resources indicated by the Group’s financial forecasts. No breach of covenants is indicated by the various downside scenarios. As such we assessed this risk to the assessment of the Group’s and Company’s ability to continue to adopt the going concern basis of accounting as being remote. There were no other risks identified that we considered were likely to have a material adverse effect on the Group’s and Company’s available financial resources over this period.

We further note that both the Group and Company are in a net current liability position. As part of our assessment, we have considered the financial resources available to the Group and Company, and in particular the availability of the undrawn portion ($525m) of the revolving credit facility for the Group, the 2024 budget for the Group, the Group’s longer term viability assessment and the fact that the Company’s position arises largely from intra-group balances.

Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the Group or the Company’s ability to continue as a going concern for a period of at least twelve months from the date when the financial statements are authorised for issue.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.

In relation to the Group and the Company’s reporting on how they have applied the UK Corporate Governance Code, we have nothing material to add or draw attention to in relation to the directors’ statement in the financial statements about whether the directors considered it appropriate to adopt the going concern basis of accounting.

Detecting irregularities including fraud

We identified the areas of laws and regulations that could reasonably be expected to have a material effect on the financial statements and risks of material misstatement due to fraud, using our understanding of the entity’s industry, regulatory environment and other external factors and inquiry with the directors. In addition, our risk assessment procedures included:

•

Inquiring with the directors and other management as to the Group’s policies and procedures regarding compliance with laws and regulations, identifying, evaluating and accounting for litigation and claims, as well as whether they have knowledge of non-compliance or instances of litigation or claims;

Detecting irregularities including fraud (continued)

•

Inquiring of directors, the audit committee, internal audit and inspection of policy documentation as to the Group’s policies and procedures to prevent and detect fraud, including the internal audit function, and the Group’s channel for “whistleblowing”, as well as whether they have knowledge of any actual, suspected or alleged fraud;

•	Inquiring of directors, the audit committee, internal audit regarding their assessment of the risk that the financial statements may be materially misstated due to irregularities, including fraud;

•	Inspecting the Group’s regulatory and legal correspondence;

•	Reading Board and other committee minutes;

•	Considering remuneration incentive schemes and performance targets for management/directors; and

•	Performing planning analytical procedures to identify any usual or unexpected relationships.

We discussed identified laws and regulations, fraud risk factors and the need to remain alert among the audit team. This included communication from the group audit team to full scope component audit teams of relevant laws and regulations and any fraud risks identified at the Group level and request to full scope component audit teams to report to the Group audit team any instances of fraud that could give rise to a material misstatement at group.

Firstly, the Group is subject to laws and regulations that directly affect the financial statements including companies and financial reporting legislation We assessed the extent of compliance with these laws and regulations as part of our procedures on the related financial statement items, including assessing the financial statement disclosures and agreeing them to supporting documentation when necessary.

Secondly, the Group is subject to many other laws and regulations where the consequences of non-compliance could have a material effect on amounts or disclosures in the financial statements, for instance through the imposition of fines or litigation or the loss of the Group’s licence to operate. We identified the following areas as those most likely to have such an effect:

•	gambling regulations in the jurisdictions in which the Group operates; and

•	anti-money laundering regulations in the jurisdictions in which the Group operates.

Auditing standards limit the required audit procedures to identify non-compliance with these non-direct laws and regulations to inquiry of the directors and other management and inspection of regulatory and legal correspondence, if any. These limited procedures did not identify actual or suspected non-compliance.

We assessed events or conditions that could indicate an incentive or pressure to commit fraud or provide an opportunity to commit fraud. As required by auditing standards, we performed procedures to address the risk of management override of controls. On this audit we do not believe there is a fraud risk related to revenue recognition. We did not identify any additional fraud risks.

In response to the fraud risks, we also performed procedures including:

•	Identifying journal entries to test for all full scope components based on risk criteria and comparing the identified entries to supporting documentation;

•	Evaluating the business purpose of significant unusual transactions;

Detecting irregularities including fraud (continued)

•	Assessing significant accounting estimates for bias; and

•	Assessing the disclosures in the financial statements.

As the Group is regulated, our assessment of risks involved obtaining an understanding of the legal and regulatory framework that the Group operates and gaining an understanding of the control environment including the entity’s procedures for complying with regulatory requirements.

Owing to the inherent limitations of an audit, there is an unavoidable risk that we may not have detected some material misstatements in the financial statements, even though we have properly planned and performed our audit in accordance with auditing standards. For example, the further removed non-compliance with laws and regulations (irregularities) is from the events and transactions reflected in the financial statements, the less likely the inherently limited procedures required by auditing standards would identify it.

In addition, as with any audit, there remains a higher risk of non-detection of irregularities, as these may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal controls. We are not responsible for preventing non-compliance and cannot be expected to detect non-compliance with all laws and regulations.

Key audit matters: our assessment of risks of material misstatement

Key audit matters are those matters that, in our professional judgement, were of most significance in the audit of the financial statements and include the most significant assessed risks of material misstatement (whether or not due to fraud) identified by us, including those which had the greatest effect on: the overall audit strategy; the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

In arriving at our audit opinion above, the key audit matters, in decreasing order of audit significance, were as follows:

Group key audit matters

Valuation of FOX’s option to acquire a stake in FanDuel – $400m (2022: $220m)

Refer to page 58 (accounting policy) and pages 91 to 95 (financial disclosures)

The key audit matter	How the matter was addressed in our audit

As discussed in Note 22 to the consolidated financial statements, Flutter has an agreement with the FOX Corporation (FOX) that provides FOX with an option (the Fox Option) to acquire an 18.6% equity interest in FanDuel Group LLC, Flutter’s US subsidiary. As the Group is the writer of this option, the settlement obligation is recorded as a liability on its balance sheet and adjusted to fair value through the Consolidated Income Statement.

A high degree of auditor judgment was required in evaluating certain key assumptions used to determine the fair value of the option, specifically, the discounts applied for lack of control and marketability, licensing probability, volatility rates and enterprise value of FanDuel. Changes to these assumptions could have a significant effect on the valuation.

For the reasons outlined above we identified the valuation of the Fox Option as a key audit matter.

The following are the primary procedures we performed to address this key audit matter. Using our professional judgement we evaluated the Group’s licensing probability assumption by comparing the assumption to contractual and regulatory requirements and available industry data. We involved valuation professionals with specialized skill and knowledge who assisted in:

•  evaluating the discounts applied for lack of control and marketability by comparing against comparable market data; and

•  evaluating the volatility rates and enterprise value of FanDuel using market

•  comparables and other publicly available market data.

Based on evidence obtained, we found that the liability recorded was reasonable.

Key audit matters: our assessment of risks of material misstatement (continued)

Assessment of the recoverable amount of PokerStars brand intangible asset – $708m impairment charge (2022: $Nil)

Refer to pages 55 to 56 (accounting policy) and pages 72 to 73 (financial disclosures)

The key audit matter	How the matter was addressed in our audit

As discussed in Note 12 to the consolidated financial statements, the Group has $6,011 million of intangible assets, net, as of December 31, 2023. As discussed in Note 3 to the consolidated financial statements, finite lived intangible assets are reviewed at each reporting date to determine whether there is any indicator of impairment. During the fourth quarter of 2023, the Group determined that a triggering event occurred and the carrying value of the PokerStars brand intangible asset within the International segment exceeded its recoverable amount, resulting in an intangible asset impairment charge of $708 million.

A high degree of auditor subjectivity is involved in evaluating the discount rate and royalty rate assumptions used in the impairment assessment. Changes to these assumptions could have a substantial impact on the recoverable amount of the PokerStars brand intangible asset and the amount of the impairment charge. For the reasons oulined above we have identified the assessment of the recoverable amount of the PokerStars brand intangible asset as a key audit matter.

The following are the primary procedures we performed to address this key audit matter.

We involved valuation professionals with specialized skills and knowledge, who assisted in:

•  evaluating the discount rates, by comparing them against ranges that were independently developed using publicly available market data for comparable entities; and

•  evaluating the royalty rate using market comparables and past valuation analyses of the PokerStars brand.

Based on evidence obtained, we found that the impairment recorded was reasonable.

Company key audit matter

Carrying value of the investments in subsidiary companies (Company only) – £14,826m (2022: £16,619m)

Refer to page 129 (accounting policy) and page 134 (financial disclosures)

The key audit matter	How the matter was addressed in our audit

The Company balance sheet includes a £14.8bn financial asset relating to its investment in subsidiary companies.

During the year, an internal reorganisation in the Group lead to a reallocation of net assets between the Company’s investments. Management conducted an impairment assessment at year end

Our procedures included, but were not limited to, the following:

•  We obtained and documented our understanding of the process around management’s assessment of the recoverability of the carrying value of investments in subsidiary companies.

Key audit matters: our assessment of risks of material misstatement (continued)

and determined that a number of the Company’s subsidiaries no longer supported their carrying value on the Company’s balance sheet. The value of these investments was impaired to their recoverable amount.

The assessment of the recoverability of the financial asset is considered a key audit matter due to the significance of the financial assets to the Company balance sheet and the judgement involved in assessing the recoverable amount.

•  We evaluated management’s impairment assessment over the carrying value of the investments in subsidiaries by assessing the discount rate, terminal growth rate and cash flows used to assess the recoverable amount of certain balances and verifying their consistency to other audited balances within our scope.

•  We assessed the adequacy of disclosures in the Company’s Financial Statements.

Based on evidence obtained, we found that the impairment recorded was reasonable.

Our application of materiality and an overview of the scope of our audit

Materiality for the Group financial statements and Company financial statements as a whole was set at $61m (2022: $68m) and $46m (2022:$51m) respectively, determined with reference to benchmarks of Group revenues and Company total assets (of which it represents 0.5% (2022: 0.7%)).

Performance materiality for the Group financial statements and Company financial statements as a whole was set at $45.6m (2022: $50.9m) and $34.5m (2022:$38.1m) respectively.

We have used Group revenues as the benchmark to set our materiality for the current year which is consistent with the prior year. For 2023 and the prior year there has been a significant amount of volatility in the Group’s profit before tax result due to high customer acquisition spend in the US component as well as the amortization charge on acquisition accounting related intangible assets and other one off items. As a result based on our professional judgement we believe Group revenues to be the most representative benchmark for the financial performance of the Group for 2023.

We reported to the Audit Committee any corrected or uncorrected identified misstatements exceeding $3m (2022: $3.4m), in addition to other identified misstatements that warranted reporting on qualitative grounds.

In planning the audit, we applied materiality to determine that, of the Group’s seven reported components, we would subject six to full scope audits for Group purposes, this is consistent with the approach in 2022. The components subject to full scope audits accounted for 94% of Group revenues (2022: 94%) and 97% of Group total assets (2022: 97%). For the residual part of the Group not subject to full scope audit, we performed analysis at an aggregated Group level and reconfirmed our assessment that it contained no significant risks of material misstatement.

We applied materiality to assist us determine what risks were significant risks and the Group team instructed component auditors as to the significant areas to be covered by them, including the relevant risks detailed above and the information to be reported back.

The Group team approved the materiality of each component, which ranged from $25m to $38m, having regard to the mix of size and risk profile of the Group across the components. The work on four of the six in-scope components was performed by component auditors in the UK, Italy, Australia and the US and the remaining two components and the audit of the Company, was performed by the Group team. All audit work was performed by KPMG network firms.

Our application of materiality and an overview of the scope of our audit (continued)

The Group team held meetings with the components to assess the audit risk and strategy. Further meetings were held throughout the audit and at the conclusion of their fieldwork to discuss the findings reported to the Group team. The Group team also attended the closing meetings for all components. These meetings were held physically or virtually using video conference meetings. The Group team also carried out a detailed inspection of the component audit workpapers, and we applied materiality to determine the scope and extent of that inspection.

Other information

The directors are responsible for the preparation of the other information presented in the Annual Report together with the financial statements. The other information comprises the information included in the Directors’ Report and the Non-Financial Report (other than those sections identified as audited, which form part of the Group and Company financial statements).

The financial statements and our auditor’s report thereon do not comprise part of the other information. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except as explicitly stated below, any form of assurance conclusion thereon.

Our responsibility is to read the other information and, in doing so, consider whether, based on our financial statements audit work, the information therein is materially misstated or inconsistent with the financial statements or our audit knowledge. Based solely on that work we have not identified material misstatements in the other information.

Based solely on our work on the other information undertaken during the course of the audit we report that, in those parts of the directors’ report specified for our consideration:

•	we have not identified material misstatements in the directors’ report;

•	in our opinion, the information given in the directors’ report is consistent with the financial statements; and

•	in our opinion, the directors’ report has been prepared in accordance with the Companies Act 2014.

Corporate governance statement

We have reviewed the directors’ statement in relation to going concern, longer-term viability, that part of the Corporate Governance Statement relating to the Company’s compliance with the provisions of the UK Corporate Governance Code specified for our review by the Listing Rules of the UK Listing Authority which are contained in the Group’s UK Annual Report and Accounts filed with the London Stock Exchange and available on their website at www.flutter.com/investors/results-reports-and-presentations.

Based on the work undertaken as part of our audit, we have concluded that each of the following elements of the Corporate Governance Statement is materially consistent with the financial statements and our knowledge obtained during the audit:

•

Directors’ statement with regards the appropriateness of adopting the going concern basis of accounting and any material uncertainties identified set out on pages 117 to 118 of the Group’s UK Annual Report and Accounts;

•

Directors’ explanation as to their assessment of the Group’s prospects, the period this assessment covers and why the period is appropriate set out on page 53 of the Group’s UK Annual Report and Accounts;

Corporate governance statement (continued)

•

Director’s statement on whether it has a reasonable expectation that the Group will be able to continue in operation and meets its liabilities set out on page 53 of the Group’s UK Annual Report and Accounts;

•

Directors’ statement on fair, balanced and understandable and the information necessary for shareholders to assess the Group’s position and performance, business model and strategy set out on pages 117 to 119 of the Group’s UK Annual Report and Accounts;

•

Board’s confirmation that it has carried out a robust assessment of the emerging and principal risks and the disclosures in the annual report that describe the principal risks and the procedures in place to identify emerging risks and explain how they are being managed or mitigated set out on page 89 of the Group’s UK Annual Report and Accounts;

•	Section of the annual report that describes the review of effectiveness of risk management and internal control systems set out on page 85 of the Group’s UK Annual Report and Accounts; and;

•	Section describing the work of the audit committee set out on pages 84 to 91 of the Group’s UK Annual Report and Accounts.

Our opinions on other matters prescribed by the Companies Act 2014 are unmodified

We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

In our opinion the accounting records of the Company were sufficient to permit the financial statements to be readily and properly audited and the financial statements are in agreement with the accounting records.

We have nothing to report on other matters on which we are required to report by exception

The Companies Act 2014 requires us to report to you if, in our opinion:

•	the disclosures of directors’ remuneration and transactions required by Sections 305 to 312 of the Act are not made.

•

the Company has not provided the information required by section 5(2) to (7) of the European Union (Disclosure of Non-Financial and Diversity Information by certain large undertakings and groups) Regulations 2017 for the year ended December 31, 2022 as required by the European Union (Disclosure of Non-Financial and Diversity Information by certain large undertakings and groups) (amendment) Regulations 2018.

We have nothing to report in this regard.

Respective responsibilities and restrictions on use

Responsibilities of directors for the financial statements

As explained more fully in the directors’ responsibilities statement set out on pages 27 to 28, the directors are responsible for: the preparation of the financial statements including being satisfied that they give a true and fair view; such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error; assessing the Group and Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern; and using the going concern basis of accounting unless they either intend to liquidate the Group or the Company or to cease operations, or have no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (Ireland) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A fuller description of our responsibilities is provided on IAASA’s website at https://iaasa.ie/publications/description-of-the-auditors-responsibilities-for-the-audit-of-the-financial-statements/.

The purpose of our audit work and to whom we owe our responsibilities

Our report is made solely to the Company’s members, as a body, in accordance with Section 391 of the Companies Act 2014. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members, as a body, for our audit work, for this report, or for the opinions we have formed.

/s/ Brian Kane

March 26, 2024

Brian Kane

for and on behalf of

KPMG

Chartered Accountants, Statutory Audit Firm

1 Stokes Place

St. Stephen’s Green

Dublin 2

D02 DE03

4.	CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Income Statement

For the year ended 31 December 2023

	Note	2023 $m	2022 Restated* $m
Continuing operations
Revenue	5	11,821	9,449
Cost of sales		(6,234)	(4,795)

Gross profit		5,587	4,654
Technology, research and development expenses		(685)	(489)
Sales and marketing expenses		(3,750)	(3,010)
General and administrative expenses		(1,627)	(1,229)

Operating loss		(475)	(74)
Financial income	7	45	108
Financial expense	7	(676)	(287)

Loss before tax		(1,106)	(253)
Tax credit/(expense)	9	125	(39)

Loss for the year		(981)	(292)

Attributable to:
Equity holders of the Company		(999)	(288)
Non-controlling interest		18	(4)

		(981)	(292)

Earnings per share
Basic	10	(5.644)	(1.627)
Diluted	10	(5.644)	(1.627)

*	The restatements, including the change in currency, have been disclosed further in Note 3 and 31.

Notes 1 to 32 on pages 47 to 123 form an integral part of these consolidated financial statements.

Consolidated Statement of Other Comprehensive Income

For the year ended 31 December 2023

	Note	2023 $m	2022 Restated* $m
Loss for the year		(981)	(292)

Other comprehensive income/(loss):
Items that are or may be reclassified subsequently to profit or loss:
Effective portion of changes in fair value of cash flow hedges[2]	7	(230)	276
Fair value of cash flow hedges transferred to the income statement[2]	7	167	(239)
Foreign exchange gain/(loss) on net investment hedges, net of tax[1]	7	88	(146)
Foreign exchange (loss)/gain on translation of the net assets of foreign currency denominated entities[2]	7	383	(966)
Debt instruments at FVOCI[2]	7	4	(3)

Other comprehensive income/(loss), net of tax		412	(1,078)

Total comprehensive loss for the year		(569)	(1,370)

Attributable to:
Equity holders of the Company		(593)	(1,366)
Non-controlling interest		24	(4)

Total comprehensive loss for the year		(569)	(1,370)

*	The restatements, including the change in currency, have been disclosed further in Note 3 and 31.
1

Foreign exchange gain/(loss) on net investment hedges is presented including an income tax charge of $21m (year ended 31 December 2022 : $6m) which relates to the tax effect of the Group’s hedging activities.

2	There is no tax impact associated with these items

Notes 1 to 32 on pages 47 to 123 form an integral part of these consolidated financial statements.

Consolidated Statement of Financial Position

As at 31 December 2023

	Note	31 December 2023 $m	31 December 2022 Restated* $m	31 December 2021 Restated* $m
Assets
Property, plant and equipment	11	476	419	281
Right-of-use asset[a]	20	399	431	329
Intangible assets	12	6,011	7,116	6,592
Goodwill	13	13,631	13,142	12,638
Deferred tax assets	17	305	81	11
Non-current tax receivable		17	16	29
Investments at FVTPL	15	9	11	7
Derivative financial assets	22	—	—	92
Other receivables	15	100	47	40

Total non-current assets		20,948	21,263	20,019

Trade and other receivables	15	464	418	275
Derivative financial assets	22	—	338	—
Cash and cash equivalents - player deposits	16	1,752	2,008	1,385
Financial assets - restricted cash	16	22	16	10
Cash and cash equivalents - available for corporate use	16	1,497	966	1,286
Current investments at FVOCI - player deposits	16	172	167	112
Current tax receivable		59	55	62

Total current assets		3,966	3,968	3,130

Total assets		24,914	25,231	23,149

Equity
Issued share capital and share premium	23	574	561	552
Shares held by Employee Benefit Trust	23	—	(1)	(7)
Cash flow hedge reserve	23	4	67	30
Other reserves	23	(1,013)	(1,520)	(535)
Retained earnings	23	11,883	13,027	13,490

Total equity attributable to equity holders of the		11,448	12,134	13,530
Non-controlling interest	23	168	155	51

Total equity		11,616	12,289	13,581

Liabilities
Trade and other payables	18	2,135	1,868	1,497
Player deposit liability	25	1,786	2,110	1,417
Derivative financial liability	22	304	184	111
Provisions	19	78	57	96
Current tax payable		85	92	57
Lease liability	20	125	103	64
Borrowings	21	51	43	29

Total current liabilities		4,564	4,457	3,271

Trade and other payables	18	58	61	27
Derivative financial liabilities	22	424	309	404
Provisions	19	50	82	65
Deferred tax liabilities	17	812	920	673
Non-current tax payable		19	18	35
Lease liability	20	358	388	294
Borrowings	21	7,013	6,707	4,799

Total non-current liabilities		8,734	8,485	6,297

Total liabilities		13,298	12,942	9,569

Total equity and liabilities		24,914	25,231	23,149

*	The restatements, including the change in currency, have been disclosed further in Note 3 and 31.
[a]

Right-of-use asset was previously included within Property, plant and equipment, it has now been disclosed separately in the Statement of Financial Position and the notes to the Financial Statements, to align with current year presentation.

Notes 1 to 32 on pages 47 to 123 form an integral part of these consolidated financial statements.

On behalf of the Board

/s/ Peter Jackson	/s/ Paul Edgecliffe-Johnson
Peter Jackson	Paul Edgecliffe-Johnson
Chief Executive Officer	Chief Financial Officer
26 March 2024

Consolidated Statement of Cash Flows

For the year ended 31 December 2023

		Year ended 31 December 2023	Year ended 31 December 2022
	Note	2023 $m	2022 Restated $m
Cash flows from operating activities
Loss for the year		(981)	(292)
Tax expense	9	(125)	39
Financial income	7	(45)	(108)
Financial expense	7	676	287
Depreciation and amortisation		1,448	1,201
Impairment		700	—
Employee equity-settled share-based payments expense		179	185
Foreign currency exchange (gain)/loss	24	2	(69)
(Gain)/loss on disposal		5	1

Cash from operations before changes in working capital		1,859	1,244

Increase in trade and other receivables		(116)	(41)
Increase in trade, other payables and provisions		216	104
Change in player deposit liability		(403)	370

Cash generated from operating activities		1,556	1,677
Taxes paid		(255)	(199)

Net cash from operating activities		1,301	1,478

Cash flows from investing activities:
Purchase of property, plant and equipment	11	(159)	(122)
Purchase of intangible assets	12	(176)	(100)
Capitalised internal development expenditure	12	(342)	(257)
Purchase of businesses net of cash acquired	14	—	(2,095)
Payment of contingent deferred consideration	14	—	(20)
Acquisition of further interest in subsidiary		(95)	(251)
Interest received	14	43	7
Other		—	7

Net cash used in investing activities		(729)	(2,831)

Cash flows from financing activities:
Proceeds from the issue of shares on exercise of employee options	23	13	9
Dividend paid to non-controlling interest	23	—	(7)
Payments of lease liabilities		(115)	(89)
Payment of lease interest	20	(19)	(16)
Interest paid	21	(394)	(164)
Lease incentives received	20	—	12
Proceeds from borrowings	21	2,044	4,764
Repayment of borrowings		(1,835)	(2,646)
Financing fees paid in respect of borrowing facilities	21	(56)	(84)
Ordinary shares of the Company acquired by the Employee Benefit Trust	21	(212)	(3)
Settlement of derivatives		215	—

Net cash (used in)/from financing activities		(359)	1,776

Net increase in cash and cash equivalents		213	423
Cash and cash equivalents at start of year	16	2,974	2,671
Foreign currency exchange (loss)/gain on cash and cash equivalents		62	(120)

Cash and cash equivalents at end of year	16	3,249	2,974

Presented on the Statement of Financial Position within:
Cash and cash equivalents - player deposits		1,752	2,008
Cash and cash equivalents - available for corporate use		1,497	966

		3,249	2,974

*	The restatements, including the change in currency, have been disclosed further in Note 3 and 31.

Notes 1 to 32 on pages 47 to 123 form an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Equity

For the year ended 31 December 2023

	Number of ordinary shares in issue m	Issued share capital and share premium $m	Foreign exchange translation reserve[1] $m	Cash flow hedge reserve $m	FV through OCI reserve[1] $m	Other reserves[1] $m	Shares held by employee benefit trust $m	Share-based payment reserve[1] $m	Retained earnings $m	Total equity attributable to equity holders of the Parent $m	Non-controlling interest $m	Total equity $m
Balance at 1 January 2023	176	561	(1,839)	67	(6)	3	(1)	321	13,028	12,134	155	12,289
Total comprehensive income for the year
Loss for the period	—	—	—	—	—	—	—	—	(999)	(999)	18	(981)
Foreign exchange translation including net investment hedges	—	—	485	—	—	—	—	—	—	485	6	491
Effective portion of changes in fair value of cash flow hedges (Note 7)	—	—	—	(230)	—	—	—	—	—	(230)	—	(230)
Fair value of cash flow hedges transferred to the income statement (Note 7)	—	—	—	167	—	—	—	—	—	167	—	167
Financial assets at FVOCI (Note 7)	—	—	—	—	4	—	—	—	—	4	—	4
Tax on foreign exchange hedging (Note 9)	—	—	(21)	—	—	—	—	—	—	(21)	—	(21)

Total comprehensive loss for the year	—	—	464	(63)	4	—	—	—	(999)	(594)	24	(570)

Transactions with owners of the Company, recognised directly in equity
Shares issued on exercise of employee share options (Note 23)	1	13	—	—	—	—	—	—	—	13	—	13
Put/call fair value adjustment	—	—	—	—	—	—	—	—	(2)	(2)	—	(2)
Acquisition of non-controlling interest in Junglee (Note 23)	—	—	—	—	—	—	—	—	(80)	(80)	(15)	(95)
Ordinary shares of the Company acquired by the Employee Benefit Trust (Note 23)	—	—	—	—	—	—	(212)	—	—	(212)	—	(212)
Equity-settled transactions – expense recorded in the income statement (Note 23)	—	—	—	—	—	—	—	180	—	180	—	180
Equity-settled transactions – vesting (Note 24)	—	—	—	—	—	—	213	—	(213)	—	—	—
Tax on share-based payments (Note 23)	—	—	—	—	—	—	—	—	5	5	—	5
Transfer to retained earnings on exercise of share options and vesting of share awards	—	—	—	—	—	—	—	(144)	144	—	—	—
Translation of hyperinflationary results	—	—	—	—	—	4	—	—	—	4	4	8

Total contributions by and distributions to owners of the Company	1	13	—	—	—	4	1	36	(146)	(92)	(11)	(103)

Balance at 31 December 2023	177	574	(1,375)	4	(2)	7	—	357	11,883	11,448	168	11,616

1	Included in other reserves in the Statement of Financial Position.

Notes	1 to 32 on pages 47 to 123 form an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Equity

For the year ended 31 December 2022

	Number of ordinary shares in issue m	Issued share capital and share premium $m	Foreign exchange translation reserve[1] $m	Cash flow hedge reserve $m	FV through OCI reserve[1] $m	Other reserves[1] $m	Shares held by employee benefit trust $m	Share-based payment reserve[1] $m	Retained earnings $m	Total equity attributable to equity holders of the Parent $m	Non-controlling interest $m	Total equity $m
Balance at 1 January 2022 (Restated*)	176	552	(726)	30	(2)	3	(7)	190	13,490	13,530	51	13,581
Total comprehensive income / (loss) for the period
Loss for the year	—	—	—	—	—	—	—	—	(288)	(288)	(4)	(292)
Foreign exchange translation including net investment hedges	—	—	(1,107)	—	—	—	—	—	—	(1,107)	—	(1,107)
Effective portion of changes in fair value of cash flow hedges	—	—	—	276	—	—	—	—	—	276	—	276
Fair value of cash flow hedges transferred to the income statement	—	—	—	(239)	—	—	—	—	—	(239)	—	(239)
Financial assets at FVOCI	—	—	—	—	(3)	—	—	—	—	(3)	—	(3)
Tax on foreign exchange hedging	—	—	(6)	—	—	—	—	—	—	(6)	—	(6)

Total comprehensive income / (loss) for the year (Restated*)	—	—	(1,113)	37	(3)	—	—	—	(288)	(1,367)	(4)	(1,371)

Transactions with owners of the Company, recognised directly in equity
Shares issued on exercise of employee share options (Note 23)	—	9	—	—	—	—	—	—	—	9	—	9
Business combinations (Note 14)	—	—	—	—	—	—	—	—	(15)	(15)	158	143
Acquisition of non-controlling interest in Adjarabet (Note 14)	—	—	—	—	—	—	—	—	(209)	(209)	(43)	(252)
Ordinary shares of the Company acquired by the Employee Benefit Trust (Note 23)	—	—	—	—	—	—	(3)	—	—	(3)	—	(3)
Equity-settled transactions – expense recorded in income statement (Note 23)	—	—	—	—	—	—	—	184	—	184	—	184
Equity-settled transactions – vesting (Note 23)	—	—	—	—	—	—	9	—	(9)	—	—	—
Tax on share-based payments (Note 23)	—	—	—	—	—	—	—	—	5	5	—	5
Transfer to retained earnings on exercise of share options and vesting of share awards	—	—	—	—	—	—	—	(53)	53	—	—	—
Dividend paid to non-controlling interest (Note 23)	—	—	—	—	—	—	—	—	—	—	(7)	(7)

Total contributions by and distributions to owners of the Company (Restated*)	—	9	—	—	—	—	6	131	(175)	(29)	108	79

Balance at 31 December 2022 (Restated*)	176	561	(1,839)	67	(5)	3	(1)	321	13,027	12,134	155	12,289

*	The restatements, including the change in currency, have been disclosed further in Note 3 and 31.

1	Included in other reserves in the Statement of Financial Position.

Notes 1 to 32 on pages 47 to 123 form an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1. General information

Flutter Entertainment plc (the “Company”) and its subsidiaries (together referred to as the “Group”) is a global online sports betting and iGaming entity, operating some of the world’s most innovative, diverse and distinctive online sports betting and gaming brands such as FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, tombola, Betfair, TVG, Junglee Games and Adjarabet. As of 31 December 2023, the Group offered its products in over 100 countries. Our iGaming products are provided across our online business in many, but not all, jurisdictions in which we offer our sports services.

The Company is a public limited company incorporated and domiciled in the Republic of Ireland and has its primary listing on the London Stock Exchange under the symbol FLTR and a secondary listing on the New York Stock Exchange (“NYSE”) under the symbol FLUT. The address of its registered office is Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland.

The consolidated financial statements of the Group for the year ended 31 December 2023 comprise the financial statements of the Company and its subsidiary undertakings and were approved for issue by the Board of Directors on 26 March 2024.

2. Recent accounting pronouncements

Adoption of new accounting standards

The IASB issued the following standards, policies, interpretations and amendments which were effective for the Group for the first time in the year ended 31 December 2023;

•	IFRS 17 Insurance Contracts and amendments to Insurance Contracts;

•	IAS 1 and IFRS Practice Statement 2: Disclosure of Accounting Policies;

•	Amendments to IAS 8: Definition of Accounting Estimates;

•	Amendments to IAS 12: Deferred Tax related to Assets and Liabilities arising from a Single Transaction; and

•	International Tax Reform: Pillar Two Model rules - Amendments to IAS 12.

The adoption of the new standards and interpretations did not have a significant impact on the Group’s consolidated financial statements.

IFRS standards issued not yet effective

The following IFRSs have been issued but have not been applied in these financial statements. Their adoption is not expected to have a material effect on the Group’s consolidated financial statements:

•	Amendments to IAS 1: Classification of Liabilities as Current or Non-current and Non-current liabilities with covenants amendments (effective 1 January 2024);

•	Amendments to IFRS 16: Lease Liability in a Sale and Leaseback (effective date 1 January 2024);

•	Amendments to IFRS 7 and IAS 7: supplier finance arrangements (effective date 1 January 2024);

•	IFRS S1 General Requirements for Disclosure of Sustainability-related Financial Information and IFRS S2 Climate-related Disclosures (implementation and effective dates subject to local regulation;.

•	Amendments to IAS 21: Lack of Exchangeability (effective date 1 January 2025).

3. Basis of preparation and accounting policies

The consolidated financial statements are prepared on the historical cost basis except for derivative financial instruments (which include betting transactions), equity securities, certain financial assets and liabilities which have been designated as fair value through Profit and Loss (FVTPL), fair value through Other Comprehensive Income (FVOCI), contingent deferred consideration and share-based payments, all of which are stated at fair value (grant date fair value in the case of share-based payments). The consolidated financial statements are presented in US dollar are rounded to the nearest million.

Further to IAS Regulation (EC1606/2002, ‘Accounting standards adopted for use in the EU’), EU law requires that the annual consolidated financial statements of the Group be prepared in accordance with International Financial Reporting Standards (“IFRS”) adopted by the European Union (“EU”). These consolidated financial statements have been prepared on the basis of IFRS adopted by the EU and effective for accounting periods ending on or after 1 January 2023.

Restatement of comparatives

As described further in Note 31, the Group changed its presentational currency to US dollar effective from 1 January 2023 as a consequence of the listing on the New York Stock Exchange (“NYSE”). A change in presentation currency represents a change in accounting policy under IAS 8 Accounting Policies, Change in Accounting Estimates and Errors which is accounted for retrospectively. Accordingly, financial information included in the consolidated financial statements for the years ended 31 December 2022 and 31 December 2021 previously reporting in pound sterling have been translated into US dollar.

In line with standard practice for companies who report on the NYSE, the Group retrospectively adopted a voluntary change in accounting policy in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors with respect to cost of sales. As a result, certain line items have been amended in the comparative consolidated income statement and related notes to the consolidated financial statements. Under the new Group accounting policy; the Group’s operating expenses have been split between Technology, research and development expenses, Sales and marketing expenses, and General and administrative expenses. This has also resulted in some items which were previously accounted for as operating expenses now being accounted for as cost of sales. These reclassifications have been set out in Note 31.

The Group restated the financial statements to reflect a re-assessment of how the fair value of an option held by FOX corporation to acquire 18.6% in the Group’s subsidiary undertaking, FanDuel was calculated due to a change in the interpretation of certain facts and circumstances (refer to note 27 for details on sensitivity of the valuation to changes in certain key inputs). Changes to the prior year primary statements and supporting notes have been accounted for in line with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. Where adjustments have been made to comparative information the relevant financial statements or note is headed up as “Restated”.

The Group has also re-assessed the presentation of the player deposit amounts held in trust that were previously presented net. This represents a change in accounting policy under IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors which is accounted for retrospectively. This change led to adjustments to the 31 December 2022 and 31 December 2021 Statements of Financial Position resulting in the following changes:

	2021 Original GBP £m	2021 USD restated $m	2021 Fox Option $m	2021 Trust adjustment $m	2021 USD financial statement $m
Cash and cash equivalents - player deposits	678	917	—	468	1,385
Player deposit liability	721	974	—	443	1,417
Derivative financial liability	74	100	—	11	111
Trade and other payables - current	1,097	1,483	—	14	1,497
Derivative financial liability - non-current	55	74	330	—	404
Other reserves	(62)	(522)	(13)		(535)
Retained earnings	9,816	13,807	(317)	—	13,490

	2022 Original GBP £m	2022 USD Restated $m	2022 Fox Option $m	2022 Trust adjustment $m	2022 USD financial statement $m
Cash and cash equivalents - player deposits	1,293	1,564	—	444	2,008
Player deposit liability	1,395	1,687	—	423	2,110
Derivative financial liability	145	175	—	9	184
Trade and other payables - current	1,533	1,856	—	12	1,868
Derivative financial liability - non-current	74	89	220	—	309
Other reserves	300	(1,534)	14	—	(1,520)
Retained earnings	9,373	13,261	(234)	—	13,027

Going concern

The Group reported a loss after tax of $981m for the year ended 31 December 2023. This includes $1,448m of depreciation and amortisation, and an impairment of $700m charged against profit in the year. The net cash generated from operating activities during the year ended 31 December 2023 was $1,301m. The balance sheet at 31 December 2023 reported a net current liability position of $598m. During the 12 months ended 31 December 2023, the Group has been in compliance with all covenants related to its lending arrangements.

The Directors have considered the available financial resources which include, at 31 December 2023, $3,249m of cash and cash equivalents of which $1,497m is available for corporate use and a £1bn ($1.3bn) Revolving Credit Facility with undrawn capacity of $525m. Whilst there are certain contractual loan repayments due within the next 12 months of $51m, the Group’s lending facilities primarily fall due in 2026 and 2028 as set out in more detail in Note 21. As a consequence, the Directors believe that the Group is well placed to manage its business risks successfully.

The Group’s forecasts for the year ending 31 December 2024 and beyond indicate that it will continue to have significant financial resources, continue to settle its debts as they fall due and operate well within its banking covenants as outlined in Note 21 for at least a period of 12 months from the date of these consolidated financial statements. 12 months from the date of these consolidated financial statements was selected as the going concern period as it represents the period in which the Group has prepared detailed forecasts for the majority of the period and it also reduces the degree of judgement and estimation uncertainty involved in both the forecasts and the downside scenarios.

Various downside scenarios over and above those already included in the base case model on the potential impact of further reductions to cash flows due to reduced customer discretionary income, changes in the legal, regulatory and licencing landscape and the Group’s cyber and IT resilience have been considered in respect of these forecasts. The impact of these items involves judgement and estimation uncertainty.

In the event that it were necessary to draw down additional debt funding, the Directors have a reasonable expectation that this could be achieved within the confines of its existing debt facilities and financial covenant requirements.

Having given regard to the above, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for a period of at least 12 months from the date of approval of these consolidated financial statements, and therefore they continue to adopt the going concern basis in its consolidated financial statements.

Basis of consolidation

A subsidiary is an entity controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The Group’s consolidated financial statements include the accounts of the Company and its subsidiary undertakings. Intra-group balances and any unrealised gains and losses or income and expenses arising from intra-group transactions are eliminated on consolidation except to the extent that unrealised losses provide evidence of impairment.

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. The non-controlling interests represent ownership interests entitling their holders to a proportionate share of net assets upon liquidation of the subsidiary, and may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the subsidiary’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Non-controlling interests are initially measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the subsidiary’s identifiable net assets. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. “Total comprehensive income” is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Upon the loss of control of a subsidiary, the Group’s profit or loss on disposal is calculated as the difference between (i) the fair value of the consideration received and of any investment retained in the former subsidiary and (ii) the previous carrying amount of the assets (including any goodwill) and liabilities of the subsidiary and any non-controlling interests

Upon the Group’s acquisition of further interest in a subsidiary, the non-controlling interest is reduced by the proportionate interest acquired, with the balance between the consideration paid and interest acquired being recognised in equity.

When a put option is held by a non-controlling interest in a subsidiary whereby that party can require the Group to acquire the non-controlling interest’s shareholding in the subsidiary at a future date and the non-controlling interest retains present access to the results of the subsidiary, the Group applies the present access method of accounting to the arrangement, the existing shares held by the non-controlling interest are presented as a separate component of equity and the option is classified as a derivative and is recognised as a financial instrument on inception with fair value movements recognised through profit and loss.

When the Group has a call option over the shares held by a non-controlling interest in a subsidiary whereby the Group can require the non-controlling interest to sell its shareholding in the subsidiary at a future date, the option is classified as a derivative and is recognised as a financial instrument on inception with fair value movements recognised through profit and loss.

When the settlement of a put option in cash cannot be wholly avoided, a financial liability is recognised at the present value of the amounts payable upon exercise of the option. On initial recognition, the corresponding debit relating to the financial liability is booked to equity attributable to the Company within the category “Retained Earnings”. Subsequent changes in the carrying amount of the financial liability that result from the remeasurement of the present value of the amount payable upon exercise of the non-controlling interest option are recognised in equity.

Revenue

The Group, in accordance with IFRS 15, Revenue from Contracts with Customers, recognises revenue when a performance obligation is satisfied by transferring the control of promised goods or services to a customer, in an amount that reflects the consideration that the Group expects to be entitled for those goods or services using a five-step process.

The Company determines revenue recognition through the following steps:

•	Identify the contract, or contracts, with the customer;

•	Identify the performance obligation in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognise revenue when, or as, the Company satisfies performance obligations by transferring the promised good or service.

The Group is engaged in the business of digital sports entertainment and gaming, earning its revenue predominantly from two types of gaming products: peer-to-business (“P2B”) and peer-to-peer (“P2P”). Our P2B products involve players playing against the Group and P2P products involve players playing/betting against each other and not against the Group, and the Group makes a commission on the games. The P2B products include a range of games of chance such as sportsbook, online casino, bingo and machine gaming terminals. The P2P products include betting and exchanges, such as Betfair Exchange, horse racing TVG, daily fantasy sports (“DFS”), pari-mutuel wagering and poker. Our main revenue streams are as below:

Sportsbook revenue

The Group’s sportsbook betting revenues are classified as derivative financial instruments, with the exception of:

a.	exchange sports betting product and pari-mutuel betting products on which commission income is earned;

b.	peer-to-peer games on which commission income and tournament fees are earned (including daily fantasy sports); and

c.	business-to-business services on which fees are earned.

Revenue from sportsbook betting activities represents the net gain or loss from betting activities in the year and is recognised upon the occurrence of the event plus the gain or loss on the revaluation of open positions at year end and is stated net of value-added tax (VAT), certain gaming taxes where the group is acting as agent, and the cost of customer promotions and bonuses incurred in the year. These derivatives are recognised initially at fair value and subsequently at fair value through profit or loss, within the revenue line as this represents the Group’s principal activity. Customer promotions (including free bets) and bonuses are deducted from sportsbook betting revenue.

iGaming (including iGaming, Poker and Lottery)

iGaming consists of a full suite of casino and online games such as roulette, blackjack, slot games, bingo, rummy and other card games. Casino games involve players placing wagers to play an online game against the Group. Games are designed to function and determine the outcome of the bet without the intervention of the Group and with only the player making decisions around their bet and the options given in the game. We generate revenue through the gross bets placed less payouts on winning bets, which is also referred to as “hold.”

The Group has an obligation to honour the outcome of the game and to pay out an amount equal to the stated odds if the player wins the game. These elements to the Group’s obligation (honouring the outcome and paying out an amount) are not separable and are considered one performance obligation by the Group. For a single wager, revenue represents the net win or loss from a game, net of new player incentives and player retention incentives. Individual online games are designed and function in such a manner that the Group expects to realize a net win from the aggregation of all the individual gaming transactions with a player over the relationship based on statistical probabilities. The Group’s performance obligations are satisfied upon the outcome of the game within a few minutes of the placement of the bet by the player at which time net win or net loss is determined and revenue is recognized at that time.

Poker

Online poker is a peer-to-peer game offered through multiple platforms within the Group where individuals engage in game play against other individuals, not against the Group. Players play against each other in either ring games (i.e., games for cash on a hand-by-hand basis) or in tournaments (i.e., players play against each other for tournament chips with prize money distributed to the last remaining competitors) or variations thereof. The Group collects a percentage of a game’s wagers, known as the rake, up to a capped amount in ring games and a tournament entry fee for scheduled tournaments and sit and go tournaments.

The Group’s performance obligation is to operate the ring games and tournaments in accordance with the rules, tabulate the results and pay out players based on the ring games’ and tournaments’ results. These elements to the Group’s obligation are not separable and are considered one performance obligation by the Group.

For ring games, revenue (the rake) is recognized at the conclusion of each poker hand. For tournaments, revenue from entry fees revenue is recognized when the tournament has concluded.

The Group operates a tiered loyalty program named PokerStars Rewards. Players earn a fixed amount of rewards points for every one currency unit in entry fees for scheduled tournaments and rake. Chests are awarded for a fixed number of rewards points with the number of rewards points required for a chest varying based on tiers. Chests expire after 30 days if unopened. Players in the higher tiers are also entitled to participate in monthly poker challenges with the points targets and rewards personalized based on the players playing history in the form of star coins. Star coins can be exchanged by players for cash, bonuses or other rewards. Star coins expire if a play does not earn any reward points within a six-month rolling period.

PokerStars Rewards provides players with a material right that they would not receive without entering in game play against other individuals on the PokerStars platform and is treated by the Group as a performance obligation. The reward points are initially recognized as a contract liability with the Group allocating a portion of the rake and entry fee based on the relative standalone selling price. Revenue is recognized when the player exchanges the star coins for cash, bonuses, or other rewards. Revenue from star coins that are not expected to be redeemed is recognized in proportion to the pattern of rights exercised by players.

Lottery

The Group is the lottery operator in Italy and has a wide-ranging portfolio of draw based (National Numeric Totalizer Gaming (“NTNG”) products) and instant lottery games that are distributed through affiliated sales points which consists of third-party sales points (coffee shops, tobacco shops, news-stands) and online, through the Group’s websites and apps and other online resellers authorized by the Italian Customs and Monopolies Agency.

The Group’s obligation for NTNG products includes designing new games, managing the operation and infrastructure of NTNG products, developing the distribution network and marketing support for NTNG products, acting as the national totalizator, and providing services for players and winners. These elements to the Group’s obligation are not separable and are considered one performance obligation by the Group.

As consideration for operating the NTNG products on the state’s behalf, the Group earns a fixed percentage of the collection made through its distribution network. Revenue from draw based games is recognized upon the execution of the draw.

Where NTNG products are distributed through the Group’s websites and apps, the Group also earns a reseller commission. Reseller commission is recognized when the sale is concluded through the Group’s websites and apps. The Group also earns a facility fee from affiliated sales points. This is a fee for a portfolio of different services which includes marketing services and technical support. Revenue from facility fee is recognized over the facility service contract period.

The Group’s obligation for instant lottery games includes designing, printing and selling instant lottery products and providing the comprehensive services necessary to operate integrated instant product operations including: (i) instant products planning, monitoring and management systems functions, (ii) warehousing, inventory management and distribution functions, and (iii) marketing and game support functions. These elements to the Group’s obligation are not separable and are considered one performance obligation by the Group.

Control transfers and the Group recognizes revenue from the sale of such instant products when the retailers have taken delivery of shipments of instant products pursuant to the terms of the contract. The determination of when control transfers requires judgment because retailers take delivery of shipments of instant products, but the Group retains the risk of such inventory until retail sales of such tickets takes place. The Group has determined control transfers upon delivery to a retailer, as the Group does not have the ability to direct the use of such instant products subsequent to delivery.

Other Revenue (including exchange betting, Pari-mutuel wagering and Other)

Exchange betting

The Group’s betting exchange offers a platform for players to bet on the outcome of discrete sporting events. The platform offers players the opportunity to ‘back’ (bets than an outcome will occur) and ‘lay’ (bets that the outcome will not occur) with players betting against each other and not against the Group. The platform supports ‘in play’ betting (betting that takes place after an event has started and up to its conclusion) and ‘cash out’ which is a way for players to lock in a profit, or cut your losses, without having to wait for the event to finish. The Group earns a commission on the players winnings, net of discount which vary based on a players betting activity.

The Group’s performance obligation is to provide access to the platform, facilitate the placement of wagers including getting players matched at the best available odds through its exchange platform, and settle the wagers based on the results of the event to which the betting relates. These elements to the Group’s obligation are not separable and are considered one performance obligation by the Group. As such, revenue is recognized when the performance obligation is satisfied which corresponds to the occurrence of the event to which the betting relates, at which time recognition of the commission is recorded.

Pari-mutuel wagering

Pari-mutuel wagers on horse and greyhound races are accepted through the Group’s wagering systems. Wagers placed through the wagering systems are sent into commingled pools at the host racetrack and are subject to all host racetrack rules and restrictions. The Group receives a fee for the wagers it has brought to the pool and does not collect anything else when a bettor loses, nor does it pay additional amounts (from its funds) when a bettor wins.

The Group is an agent in these transactions and records revenue on a net basis as it is merely offering access to the pool and simulcasting the event (the performance obligation). Revenue represents a percentage of amount of the wager (“handle”) from pari-mutuel wagers on horse and greyhound races. The percentage fee earned by the Group depends on the racetrack, type of wager accepted and the associated state regulations. Revenue is recognized only at the conclusion of the race, at which point all bettors are paid through the Group from the pool of funds based on closing odds of the applicable race. Revenue is stated net of new player incentives and player retention incentives.

Other

The Group’s Daily Fantasy Sports is a platform offering fantasy sports contests and fantasy sports tournaments which enables players to use their skill and knowledge of relevant professional sports information and the fantasy sports rules to compete against one another for prizes announced in advance of the event. Revenue is recognized at a point in time when the contest ends or when each round is completed over the period of the tournament.

The Group sponsors certain live poker tours and events, uses its industry expertise to provide consultancy and support services to the casinos that operate the events, and has marketing arrangements for branded poker rooms at various locations around the world. The Group also provides customers with other media and advertising services, and limited content development services with revenue generated by way of affiliate commissions, revenue share arrangements and advertising income as applicable. Revenue is recognized upon satisfying the applicable performance obligations, at a point in time or over time as applicable.

Revenue from sponsorships represents advertising campaigns for customers who become a presenting sponsor at events, which is recognized over the period of the sponsored event.

Interest revenue is earned player deposits is accrued on a monthly basis, by reference to the principal outstanding and at the effective interest rate applicable. While this is not revenue earned from contracts with players, interest revenue on player deposits is presented in revenue since it is earned on funds that are held as part of the Group’s revenue generating activities.

Cost of sales

Cost of sales primarily consists of gaming taxes, annual license fees, platform costs directly associated with revenue-generating activities, including those costs that were originally capitalised for internally developed software, payments to third parties for providing market access, royalty fees for the use of casino games, payment processing fees, direct costs of sponsorships, usage costs including data services, revenue share payments made to third parties that refer players to the platform (“affiliates”), payments for geolocation services of online players and amortisation of certain capitalised development costs related to our platforms. Cost of sales also includes compensation, employee benefits and share-based compensation of revenue-associated personnel, including technology personnel engaged in the maintenance of the platforms. It also includes property costs and utility costs of retail stores.

Technology, research and development expenses

Technology, research and development expenses include compensation, employee benefits and share-based compensation for technology developers and product management employees as well as fees paid to outside consultants and other technology related service providers engaged in improving the appearance and speed of, the manner in which we categorize and display our products on, and player interaction with, our online sports betting and gaming platform, our internal reporting tools, network security and data encryption systems, together with scoping, planning, visioning and targeting research and development efforts (preliminary project stage), of new or enhanced product offerings. These expenses are not directly associated with earning revenue activities and are intended to improve and facilitate the customer experience, ensure the quality and safety of the customer experience on our online sports betting and gaming platform and protect and maintain our reputation. Research and development expenses also include depreciation and amortization related to computer equipment and software used in the above activities together with equipment lease expense, connectivity expense, office facilities and related office facility maintenance cost related to the above activities.

Sales and marketing expenses

Sales and marketing expenses consist primarily of expenses associated with advertising, sponsorship, market research, promotional activities, amortisation of trademarks and customer relations, and the compensation of sales and marketing personnel, including share-based compensation expenses. Advertising costs are expensed as incurred and are included in sales and marketing expense in our consolidated statements of operations.

General and administrative expenses

General and administrative expenses include compensation, employee benefits and share-based compensation for executive management, finance administration, legal and compliance, and human resources, facility costs, professional service fees and other general overhead costs.

Financial income

Interest income is recognised on an accruals basis by reference to the principal outstanding and the effective rate of interest. Financial income includes positive changes in the fair value of embedded derivatives, positive changes in the fair value of financial assets and liabilities at fair value through profit or loss (including fair value changes to the Fox Option), foreign exchange gains on financing instruments associated with financing activities, ineffectiveness of cash flow hedges and positive changes in the fair value of deferred contingent consideration.

Financial expense

Financial expense comprises interest expense on borrowings (except in respect of borrowing costs relating to qualifying assets), lease interest, interest on guarantee contracts entered into with third parties, the unwinding of the discount on provisions and other non-current liabilities, financing-related fees not eligible for capitalisation, foreign exchange losses on financing instruments associated with financing activities, negative changes in the fair value of embedded derivatives, negative changes in the fair value of financial assets and liabilities at fair value through profit or loss (including fair value changes to the Fox Option), ineffectiveness of cash flow hedges and negative changes in the fair value of deferred contingent consideration.

Operating segment reporting

Operating segments are distinguishable components of the Group that have been established based on the internal reports and other information (including internal regulatory reports and acquisition approval papers) regularly reviewed by the Group’s Chief Operating Decision Maker (“CODM”) in order to assess each segment’s performance and to allocate resources to them. The Group determined that it is the Chief Executive Officer and Chief Financial Officer jointly who are performing the function of CODM.

Geographical segments provide services within a particular economic environment that are subject to risks and rewards that are different from those components operating in alternative economic environments.

For further information on operating segments see Note 5.

Functional and presentation currency

IFRS requires entities to consider primary and secondary indicators when determining functional currency. Primary indicators are closely linked to the primary economic environment in which the entity operates and are given more weight. Secondary indicators provide supporting evidence to determine an entity’s functional currency. Once the functional currency of an entity is determined, it should be used consistently, unless significant changes in economic factors, events and conditions indicate that the functional currency has changed.

Based on an analysis of the primary and secondary indicators, the Company has determined its and its subsidiaries’ functional currencies. The Company’s functional currency is pound sterling.

As described further in Note 31, the Group changed its presentational currency to US dollar effective from 1 January 2023 as a consequence of the listing on the New York Stock Exchange (“NYSE”). A change in presentation currency represents a change in accounting policy under IAS 8 Accounting Policies, Change in Accounting Estimates and Errors which is accounted for retrospectively.

Items included in the financial statements of each of the Group’s entities are measured using their respective functional currencies, for which there has been no change in the year, these are primarily the pound sterling (“GBP”), euro (“EUR”), Australian dollar (“AUD”) and US dollar (“USD”).

Foreign currency transactions

Transactions in foreign currencies are translated at the relevant foreign exchange rate ruling at the date of the transaction. Non-monetary assets that are carried at historical cost are not subsequently retranslated. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to functional currencies at the foreign exchange rates ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement.

Gains and losses arising on the retranslation of cash and cash equivalent balances are included within ‘operating costs’ in the income statement rather than as financial income or expense, as the Directors consider that the gains or losses arising relate to operations, as the Group broadly matches its foreign currency denominated assets and liabilities to ensure that foreign exchange gains and losses are minimised. Gains and losses on retranslation of non-cash assets and liabilities with the exception of balances related to the Group’s financing arrangements are also dealt with as operating items. Gains and losses on retranslation of balances relating to the Group financing activities are dealt with as financing items. Gains and losses on foreign currency retranslation are separately analysed into their components in the statement of cash flows.

For a review of the hedge accounting policies adopted by the Group, see Hedging Activities below.

Foreign currency translation of foreign operations

To the extent that the Group’s foreign operations are considered to have functional currencies which are different from the Group’s presentation currency, the assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation and long-term intra-group loans that are part of the net investment because repayment is not planned or foreseen, are translated to USD at the foreign exchange rates ruling at the reporting date.

The revenues and expenses of these foreign operations are translated to USD at rates approximating the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on translation are recognised directly in the consolidated statement of other comprehensive income and presented in the foreign currency translation reserve within equity.

Income tax

Income tax in the income statement comprises current and deferred tax. Income tax expense is recognised in profit or loss except to the extent that it relates to items recognised in other comprehensive income or directly in equity, in which case it is recognised in other comprehensive income or directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to the tax payable in respect of the previous year.

Where uncertain tax treatments exist, the Group assesses whether it is probable that a tax authority will accept the uncertain tax treatment applied or proposed to be applied in its income tax filings. The Group assesses for each uncertain tax treatment whether it should be considered independently or whether some tax treatments should be considered together based on what the Group believes provides a better prediction of the resolution of the uncertainty. The Group considers whether it is probable that the relevant authority will accept each uncertain tax treatment, or group of uncertain tax treatments, assuming that the taxation authority with the right to examine any amounts reported to it will examine those amounts and will have full knowledge of all relevant information when doing so.

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to apply to temporary differences when they reverse, based on laws that have been enacted or substantively enacted at the reporting date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reviewed at each reporting period and are adjusted to reflect the extent that it is no longer probable that the related tax benefit will be realised. Deferred tax assets and liabilities are offset to the extent that they relate to income taxes levied by the same taxation authority where there is a legally enforceable right to set-off in each jurisdiction .

Business combinations

Acquisitions of subsidiaries are accounted for using the acquisition method. The value of acquisition is measured at the date that control passes and represents the aggregate of the fair values of assets given, liabilities incurred or assumed and any equity instruments issued by the Group in exchange for control of the acquiree and fair value of previously held equity interests. The identifiable assets and liabilities of the acquiree are recognised at their fair values at the date of acquisition.

Goodwill recognised subsequent to 1 January 2004, representing the excess of purchase consideration over the fair value of net identifiable assets acquired defined in accordance with IFRS 3 Business Combinations, is capitalised. Goodwill is initially recognised as an asset at cost and is thereafter measured at cost less any accumulated impairment losses. Goodwill is not amortised but is tested for impairment annually. Any impairment in the value of goodwill is recognised in the income statement in the year in which it arises. Goodwill is recognised only when control of the acquiree is initially achieved. Following the acquisition of control, no goodwill is recognised on subsequent purchases of equity interests in the acquiree and instead the difference between the cost of such acquisitions is recognised through retained earnings. An adjustment is also made to non-controlling interests and the foreign exchange translation reserve through retained earnings to reflect the reduced non-controlling interest. Costs relating to the acquisition of businesses that occurred since 1 January 2010 are expensed to the income statement when incurred. Costs related to the acquisition of non-controlling interests are recognised directly in retained earnings.

The interest of non-controlling shareholders in the acquiree is initially measured at the non-controlling shareholders percentage interest in the net fair value of the assets, liabilities and contingent liabilities recognised under the proportionate interest method. Subsequently the non-controlling interests are allocated their share of results recognised in the income statement and the statement of comprehensive income.

Amounts payable in respect of deferred contingent consideration are recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration are recognised in the income statement within financial expense or income.

Property, plant and equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation and impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use, and the costs of dismantling and removing items and restoring the sites on which they are located. Cost also may include transfers from equity of any gain or loss on qualifying cash flow hedges of foreign currency purchases of property, plant and equipment. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment.

Borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset are capitalised as part of the cost of that asset.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognised net in the income statement.

Depreciation is calculated to write-off the cost less estimated residual value of property, plant and equipment on a straight-line basis over their useful lives, as follows:

Land	Not depreciated

Buildings: Freehold	25 to 50 years

Leasehold improvements	Shorter of the useful life of the leasehold improvements and the remaining lease term except if there is a transfer of ownership or an option to purchase the underlying asset which Flutter is reasonably certain to exercise, in which case leasehold improvements will be amortized over their useful life

Furniture and fixtures	3 to 10 years

Equipment	1 to 10 years

Assets in the process of construction are stated at cost less impairment losses. Depreciation of these assets begins when the assets are ready for their intended use.

The residual value of property, plant and equipment, if not insignificant, is reassessed annually. Depreciation methods and useful lives are reviewed by the Group annually.

Intangible assets

Intangible assets, principally comprising brands, customer relations, computer software, technology and patents, development expenditure, licences (including US market access and Sisal concessions), contractual network and broadcasting and wagering rights are capitalised and amortised over their estimated useful economic lives on a straight-line basis, with the exception of customer relations which is amortised on a reducing balance basis.

The estimated useful economic lives of intangible assets, according to which amortisation is calculated, are as follows:

Brands	8 to 20 years

Customer relationships	4 to 20, based on estimated customer attrition rates

Computer software and technology	2 to 5 years

Development expenditure	3 to 5 years

Licences	2 to 20 years

Cash and cash equivalents - available for corporate use

Cash and cash equivalents comprise cash balances held for the purpose of meeting short-term cash commitments and investments which are readily convertible to a known amount of cash and are subject to an insignificant risk of change in value. Cash and cash equivalents are classified as financial assets measured at amortised cost or, in the case of certain money market deposits, fair value through profit or loss.

Cash and cash equivalents - player deposits

Player deposits represent cash deposited by players in order to engage in our revenue-generating offerings and are held in various segregated bank accounts maintained and legally owned by the Group, but not used by the Group for general corporate purposes. The corresponding liability is recorded in player deposit liability, which represents the balances of players of the various platforms. A substantial portion of the player deposits which have a corresponding liability relating to our sports betting and iGaming operations are restricted from general corporate use by local licencing rules.

Financial assets - restricted cash

Financial assets - restricted cash represents cash used as collateral for a bank guarantees. It includes cash to which the Group has restricted access for a period of time. Restricted cash is classified as amortised cost and is further classified as current or non-current depending on when the restriction first ends.

Goodwill and impairment of non-financial assets

Goodwill represents the excess of cost over the fair value of the net tangible and intangible assets of businesses acquired in a business combination. The carrying amounts of the Group’s non-financial assets, other than deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, and intangible assets that have indefinite useful lives (such as certain licences and brands) or that are not yet available for use, the recoverable amount is estimated each year at the same time. The recoverable amount of an asset or cash generating unit (“CGU”) is the higher of fair value less costs to sell or its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash generating unit”, or “CGU”). For the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment is tested reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination. The Group’s corporate assets do not generate separate cash inflows.If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro-rata basis. An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior years are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Financial instruments

Financial assets

Recognition and measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not measured at FVTPL (as defined below), transaction costs that are directly attributable to the acquisition of the financial asset. The Group classifies financial assets into one of the following measurement categories:

a.	Those to be measured subsequently at fair value through profit or loss (“FVTPL”);

b.	Those to be measured subsequently through other comprehensive income (“FVOCI”); or

c.	Those to be measured at amortised cost.

The classification depends on the Group’s business model for managing the financial assets and the contractual terms of the cash flows. Except in very limited circumstances, the classification may not be changed subsequent to initial recognition. The Group only reclassifies debt instruments when its business model for managing those assets changes.

Debt instruments

Subsequent measurement of debt instruments depends on the Group’s business model for managing the asset and the cash flow characteristics of that asset. There are three measurement categories into which the Group classifies its debt instruments:

a.

Amortised cost: debt instruments are measured at amortised cost if they are held within a business model with the objective of collecting the contractual cash flows and those cash flows solely represent payments of principal and interest. A gain or loss on a debt instrument that is subsequently measured at amortised cost and is not part of a hedging relationship is recognised in profit or loss when the debt instrument is derecognised or impaired. Interest income from these debt instruments is recognised using the effective interest rate method. Cash, restricted cash and accounts receivable are classified as amortised cost.

b.

FVOCI: debt instruments are measured at FVOCI if they are held within a business model with the objective of either collecting the contractual cash flows or of selling the debt instrument, and those cash flows solely represent payments of principal and interest. Movements in the carrying amount are recorded in other comprehensive income, with impairment gains or losses, interest income and foreign exchange gains or losses recognised in profit or loss. When the debt instrument is derecognised, the cumulative gain or loss previously recognised in other comprehensive income is reclassified to profit or loss. Bonds recorded within current investments are classified as FVOCI.

c.

FVTPL: debt instruments that are not solely payments of principal and interest are classified and measured at FVTPL, irrespective of the business model. Notwithstanding the criteria for debt instruments to be classified at amortised cost or at FVOCI, as described above, debt instruments may be designated at FVTPL on initial recognition if doing so eliminates, or significantly reduces, an accounting mismatch. A gain or loss on a debt instrument that is subsequently measured at FVTPL and is not part of a hedging relationship is recognised in profit or loss and presented in the consolidated income statement.

Impairment of financial assets (including receivables)

The Group recognises loss allowances for expected credit losses (“ECLs”) on financial assets measured at amortised cost. The Group measures loss allowances at an amount equal to lifetime ECLs, except for bank balances for which credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition which are measured at 12-month ECLs.

Loss allowances for trade receivables and contract assets are always measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment and including forward-looking information. The Group considers a financial asset to be in default when the borrower is unlikely to pay its credit obligations to the Group in full or the financial asset is significantly past due.

The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.

Measurement of ECLs

ECLs are a probability weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, the Group assesses whether financial assets carried at amortised cost are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

a.	significant financial difficulty of the third party;

b.	a breach of contract such as a default;

c.	the restructuring of a balance by the Group on terms that the Group would not consider otherwise; or

d.	it is probable that the third party will enter bankruptcy or other financial reorganisation.

Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortised cost are deducted from the gross carrying amount of the assets. See Note 25 for further detail.

Write-off

The gross carrying amount of a financial asset is written off when the Group has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. The Group individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group’s procedures for recovery of amounts due.

Financial liabilities

Recognition and measurement

Financial liabilities are classified, at initial recognition, as either financial liabilities at FVTPL or other financial liabilities.

•

FVTPL: Financial liabilities are classified as FVTPL if they are held for trading or are designated as FVTPL upon initial recognition if such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise or the financial liability is managed and its performance is evaluated on a fair value basis. Any gains or losses arising on remeasurement are recognised in the consolidated income statement. Derivative instruments and certain other level 3 liabilities (see Note 27) are classified as FVTPL.

•

Other financial liabilities: Financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs. Other financial liabilities are subsequently measured at amortised cost using the effective interest method. The effective interest method calculates the amortised cost of a financial liability and allocates interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability (or a shorter period where appropriate) to the net carrying amount on initial recognition. Long-term debt is classified within other financial liabilities and is measured at amortised cost.

Debt modifications

The Group may pursue amendments to its credit agreements based on, among other things, prevailing market conditions. Such amendments, when completed, are considered by the Group to be either debt modifications or re-estimation of cash flows.

The accounting treatment of debt modifications depends upon whether the modified terms are substantially different than the previous terms. The terms of an amended debt agreement are considered substantially different when either: (i) the discounted present value of the cash flows under the new terms, discounted using the original effective interest rate, are at least 10% different from the discounted present value of the remaining cash flows of the original debt; or (ii) management determines that other changes to the terms of the amended agreement, such as a change in the environment in which a floating interest rate is determined, are substantially different. If the modification is considered to be substantially different, the transaction is accounted for as an extinguishment of the original debt instrument, which is derecognised and replaced by the amended debt instrument, with any unamortised costs or fees incurred on the original debt instrument recognised as part of the gain or loss on extinguishment. If the modification is not considered to be substantially different, an adjustment to the carrying amount of the original debt instrument is recorded, which is calculated as the difference between the original contractual cash flows and the modified cash flows discounted at the original effective interest rate with the difference recognised in financial expense in the consolidated income statement.

Re-estimation of cash flows

Where an original contract facilitates a repricing of a fixed component of an interest rate and where the terms enable an option to prepay without significant penalty the Group will apply the policy of revising the original effective interest rate of the financial contract based on the new term that aligns the interest rates to market rates, to reflect changes in cash flow for calculation of the modification gain or loss resulting in a re-estimation of cash flows.

Transaction costs

Transaction costs that are directly attributable to the acquisition or issuance of financial assets and financial liabilities (other than financial assets and financial liabilities that are classified as FVTPL) are added to or deducted from, as applicable, the fair value of the financial instrument on initial recognition. These costs are expensed to financial expenses in the consolidated income statement over the term of the related interest-bearing financial asset or financial liability using the effective interest method. When a debt facility is retired by the Group, any remaining balance of related debt transaction costs is expensed to financial expenses in the period that the debt facility is retired. Transaction costs related to financial instruments at FVTPL are expensed when incurred.

Where new transaction fees are incurred as result of the re-estimation of cash flows under the existing contract (rather than a modification of contractual terms), then any transaction fees or lender costs incurred at time of revision are included in profit or loss immediately unless the lender costs incurred form part of the market interest rate in which case they alter the effective interest rate. Any existing unamortised original lender costs that do not need to be included in the measurement of the liability such that it reflects current market rates are also taken to profit or loss immediately on re-estimation of the cash flows.

Trade and other payables

Trade and other payables are measured at amortised cost.

Trade and other receivables

Trade and other receivables are stated at their nominal value as reduced by appropriate allowances for expected credit loss.

Derivatives

As permitted by IFRS 9, the Group continues to apply the hedge accounting requirements of IAS 39 rather than the requirements of IFRS 9 and complies with the annual hedge accounting disclosures as required by IFRS 7.

The Group uses derivative instruments for risk management purposes and does not use derivative instruments for speculative trading purposes (except for derivatives with respect to the Group’s sportsbook line of operations, which are transactions within the scope of IFRS 9 but reported as revenue as discussed above). All derivatives are recorded at fair value in the consolidated statements of financial position. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. For derivatives not designated as hedging instruments, the re-measurement of those derivatives each year is recognised in the consolidated income statement.

Derivatives may be embedded in other financial liabilities and non-financial instruments (i.e. the host instrument). Embedded derivatives are treated as separate derivatives when their economic characteristics and risks are not closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative and the combined instrument (i.e. the embedded derivative plus the host instrument) is not held for trading or designated at fair value. These embedded derivatives are measured at fair value with subsequent changes recognised in the consolidated income statement.

A derivative embedded within a hybrid contract containing a financial asset host is not accounted for separately under IFRS 9. The financial asset host together with the embedded derivative is required to be classified in its entirety as a financial asset at FVTPL.

Sports betting open positions

Amounts received from customers on sportsbook events that have not occurred by the year end are derivative financial instruments and have been designated by the Group on initial recognition as financial liabilities at fair value through profit or loss.

Hedge accounting

The Group designates certain derivatives as either:

•	hedges of a particular risk associated with the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges); or

•	hedges of a net investment in a foreign operation (net investment hedges).

At inception of the hedge relationship, the Group formally documents how the hedging relationship meets the hedge accounting criteria. It also records the economic relationship between the hedged item and the hedging instrument, including the nature of the risk, the risk management objective and strategy for undertaking the hedge and the method that will be used to assess the effectiveness of the hedging relationship at inception and on an ongoing basis.

Cash flow hedges

The Group accounts for certain derivatives as cash flow hedges. The effective portion of the change in fair value of the hedging instrument is recorded in other comprehensive income and accumulated in the cash flow hedging reserve, while the ineffective portion is recognised immediately in the consolidated income statement. Gains and losses on cash flow hedges accumulated in other comprehensive income/(loss) are reclassified to the consolidated income statement in the same year the hedged item affects the consolidated income statement. If the forecast transaction is no longer expected to occur, the hedge no longer meets the criteria for hedge accounting, the hedging instrument expires or is sold, terminated or exercised, or the designation is revoked, the hedge accounting is discontinued prospectively. If the forecast transaction is no longer expected to occur, then the amount accumulated in equity is reclassified to the consolidated income statement.

Net investment hedges

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging item relating to the effective portion of the hedge is recognised in other comprehensive income and accumulated under the heading foreign exchange translation reserve. The gain or loss relating to the ineffective portion is recognised immediately in the consolidated income statement. Gains and losses accumulated in other comprehensive income are reclassified to the consolidated income statement when the foreign operation is partially disposed of or sold.

Measurement of fair values

Assets and liabilities recorded at fair value on recurring basis in the Consolidated Balance Sheets are categorised based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximise the use of observable inputs and minimise the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

a.	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

b.	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

c.	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The categorisation of financial instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and liabilities are measured at fair value on a non-recurring basis relate primarily 1) assets and liabilities acquired in connection with business combination, 2) fixed assets, goodwill and other indefinite lived intangible assets, which are remeasured when the fair is below carrying value to fair value on the Consolidated Statement of Financial Position. For these assets, we do not periodically adjust carrying value to fair value, except in the event of impairment.

Leases

The Group has lease arrangements primarily for offices, retail stores, data centres and marketing arrangements. At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group as a lessee

The Group recognises a right-of-use asset and a lease liability at the lease commencement date.

The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement of the lease, and any initial costs. They are then subsequently measured at cost less accumulated depreciation and impairment losses. Right-of-use assets are depreciated over the shorter of the lease term and the useful life of the underlying asset, and are tested for impairment in accordance with IAS 36, Impairment of Assets (“IAS 36”). The right-of-use assets are amortised on a straight-line over the shorter of the term of lease and useful life of the asset, as defined under IFRS 16.

The lease liability is initially measured at the present value of the future lease payments, discounted by using the interest rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate at the lease commencement date. The Group subsequently measures the lease liability by increasing the carrying amount to reflect interest on the lease liability and by reducing the carrying amount to reflect the lease payments made.

Interest on the lease liability is recognised in financial expenses within the income statement. The total amount of cash payments in relation to lease payments is separated into a principal portion and interest, presented within financing activities in the consolidated statement of cash flows.

Lease payments included in the measurement of the lease liability include:

a.	Fixed lease payments (including in-substance fixed payments), less any lease incentives;

b.	Variable lease payments that depend on an index or rate initially measured using the index or rate at the commencement date;

c.	Amount expected to be payable by the lessee under residual value guarantees;

d.	The exercise price of purchase options or the term of extension options if the lessee is reasonably certain to exercise the options; and

e.	Payments of penalties for terminating the lease if the lease includes an option to terminate the lease.

The Group remeasures the lease liability and makes a corresponding adjustment to the related right-of-use asset whenever:

a.

The lease term has changed or there is a change in the assessment of exercise of a purchase or an extension option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate;

b.

The lease payments change due to changes in an index or rate or change in expected payment under a guaranteed residual value, in which case the lease liability is remeasured by discounting the revised lease payments using the initial discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used); or

c.

A lease contract is modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

Variable rents that do not depend on an index or rate are not included in the measurement of the lease liability or right-of-use asset. The related payments are recognised as an expense in the year in which the event or condition that triggers such payments occurs.

As a practical expedient, IFRS 16 permits a lessee to account for any lease and associated non-lease components as a single arrangement instead of separating the non-lease components. The Group has applied this practical expedient.

For short-term leases (lease term of 12 months or less) and leases of low-value assets, such as personal computers and office furniture, the Group has opted to recognise a lease expense on a straight-line basis as permitted by IFRS 16.

Provisions

Provisions represent liabilities of the Group for which the amount or timing of payment is uncertain. A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is considered probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in provisions due to the passage of time is recognised within financial expense on the consolidated income statement.

Employee benefits

Pensions

Defined contribution: The Group operates a number of defined contribution schemes under which the Group pays fixed contributions to a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions are recognised as an expense in the income statement as the service is received. Prepaid contributions are recognised as an asset to the extent that a cash refund or reduction in future payments is available.

Defined benefit plans: As a result of the acquisition of Sisal, the Group now has a defined benefit plan, which also includes the severance indemnity due to employees pursuant to article 2120 of the Civil Code (TFR) in Italy, the amount of the benefit to be paid to the employee can only be quantified when the employment relationship ceases, and is linked to one or more factors such as age, years of service and salary. The charge is recognised in the statement of comprehensive income based on actuarial calculations. Liabilities recognised in the financial statements for defined benefit plans correspond to the current value of the obligation as of the reporting date. Defined benefit plan obligations are determined annually by an independent actuary, using the projected unit credit method.

The current value of defined benefit plans is determined by discounting future cash flows at an interest rate equal to that for high-quality corporate bonds issued in Euros and takes into account the duration of the relative pension plan.

The liability at 31 December 2023 is immaterial and therefore has not been separately disclosed, it is included within employee benefits in Note 18.

Long-term incentive bonus plans

The Group accounts for obligations relating to long-term incentive bonus plans for employees at the present value of the benefit obligation at the reporting date. The service cost relating to such plans is allocated to the financial years over which service under the plan is rendered by the employee. The income statement expense represents the increase in the present value of the benefit obligation resulting from employee service in the current year, in addition to any associated finance costs where material.

Share-based payments

The Group operates equity-settled long-term and medium-term incentive plans for selected senior executives and other key management under which they are conditionally awarded shares or options over Company shares which vest upon the achievement of predetermined targets and / or future service periods. The fair value is measured at the award or option grant date and is spread over the period during which the employees become unconditionally entitled to the shares or options with a corresponding increase in the share-based payment reserve in equity. The fair value of the shares conditionally granted is measured using the market price of the shares at the time of grant or in the case of shares with a non-market condition measured using either a binomial or Monte Carlo valuation model.

The Group also currently operates a Deferred Share Incentive Plan (“DSIP”) whereby one-third of any annual incentive payment (determined under the Annual Cash Incentive Plan) may be paid in deferred shares. Any such deferred element granted under the DSIP will vest 50% after 1 year and 50% after 2 years from the grant date and will be fair valued using the same methodology as other long and medium-term incentive plans. The two-thirds cash portion is measured on an undiscounted basis and expensed as the related service is provided. A liability is recognised for the amount expected to be paid under this cash portion if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

The Group operates an equity-settled Share Save scheme (“SAYE”) for employees under which employees acquire options over Company shares at a discounted price subject to the completion of a savings contract. The fair value of share options granted is recognised as an employee cost with a corresponding increase in the share-based payment reserve in equity.

The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options. The fair value of the options granted is measured using a Black-Scholes model, taking into account the terms and conditions, other than non-market performance conditions, upon which the options were granted. The amount recognised as an expense is adjusted to reflect the actual number of share options that vest for only non-market vesting and service conditions.

Share capital

Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognised as a deduction from equity, net of any tax effects within retained earnings.

Shares held by Employee Benefit Trust

The costs of purchases of the Company’s shares by the Employee Benefit Trust, which have been conditionally awarded to employees under the terms of the share award schemes, are shown separately as deductions from equity in the consolidated statement of financial position.

Repurchase of share capital (treasury shares)

When share capital recognised as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, is recognised as a deduction from equity. The repurchased shares are classified as treasury shares and are presented as a deduction from total equity. Transaction costs relating to the purchase by the Company of its own shares are recognised directly in retained earnings. When treasury shares are sold or reissued subsequently, the amount received is recognised as an increase in equity, and any resulting surplus on the transaction is recognised in share premium.

Where the Company purchases its own shares and subsequently cancels those shares, the cost of the shares cancelled is written off directly to retained earnings. The nominal value of the shares cancelled is transferred from share capital to undenominated capital.

Dividends

Dividends on ordinary shares are recognised in equity in the year in which they are approved by the Company’s shareholders, or, in the case of the interim dividend, when it has been approved by the Board of Directors and paid.

Earnings per share

The Group presents basic and diluted earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares, which include awards under share award schemes and share options granted to employees.

4. Judgements and estimates

The preparation of financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognised in the year in which the estimates are revised and in any future years affected.

Judgements

In preparing these Consolidated Financial Statements, the significant judgements in applying the Group’s accounting policies and the key sources of estimation uncertainty were consistent with those that applied to the Consolidated Financial Statements as at and for the year ended 31 December 2022 and are detailed below:

Valuation of tax assets and liabilities

Whilst we maintain good communication with key tax authorities, given the global nature of our business and the complex international tax landscape, there remain areas of tax uncertainty and therefore there is a level of uncertainty with regards to the measurement of our tax assets and liabilities. Uncertainties have been measured using the best estimate of the likely outcome. This assessment relies on estimates and assumptions and may involve a series of judgements about future events.

Where uncertain tax treatments exist, the Group assesses whether it is probable that a tax authority will accept the uncertain tax treatment applied or proposed to be applied in its tax filings. The Group assesses each uncertain tax treatment as to whether it should be considered independently or whether some tax treatments should be considered collectively based on what the Group believes provides a better estimate of the resolution of the uncertainty. The Group considers whether it is probable that the relevant authority will accept each uncertain tax treatment, or group of uncertain tax treatments, assuming that the taxation authority will have full knowledge of all relevant information when doing so.

The key areas of judgement are in relation to intercompany transactions, including internally generated intangible asset transfers, and the recognition of deferred tax, particularly in respect to the US business.

Recognition of deferred tax assets requires consideration of the value of those assets and the likelihood that those assets will be utilised in the foreseeable future. The recognition relies on the availability of sound and relatively detailed forecast information regarding the future performance of the business which has the legal right to utilise the deferred tax assets. The Group performed its assessment of the recovery of deferred tax assets at 31 December 2023, taking into account the Group’s actual and historic performance, the impact of tax legislation enacted at the reporting date and the detailed financial forecasts and budgets for the business covering the periods over which the assets are expected to be utilised.

New information may become available that causes the Group to change its judgement regarding the adequacy of existing tax assets and liabilities; such changes to tax assets and liabilities will impact the income tax in the period in which such a determination is made. Management uses in-house tax experts, professional firms and previous experience when assessing tax risks and the Group believes that the position for all tax assets and liabilities at 31 December 2023 is adequate based on its assessment of the range of factors outlined above but given the inherent uncertainty, it is possible that resolution of tax uncertainties may differ from the amounts provided for.

Estimates

Determining the fair value of some assets and liabilities requires estimation of the effects of uncertain future events on those assets and liabilities at the end of the reporting year. The following discussion sets forth key sources of estimation uncertainty at the end of the reporting year that management believes have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Measurement of the recoverable amounts of cash generating units containing goodwill, indefinite life licences and intangible assets

The Group reviews the carrying value of goodwill for impairment annually (or more frequently if there are indications that the value of goodwill may be impaired) by comparing the carrying values of these cash generating units with their recoverable amounts (being the higher of value in use and fair value less costs to sell). The impairment review is performed on a “value-in-use” basis, which requires estimation of future net operating cash flows, the time period over which they will occur, an appropriate discount rate and an appropriate growth rate. Certain of these estimates and assumptions are subjective in nature.

Measurement of the Fox Option

The Group calculates the fair value of the Fox Option based on the enterprise value of FanDuel, the discount for lack of marketability (“DLOM”), the discount for lack of control (“DLOC”), implied volatility and probability of FOX getting licensed. Changes in discount rates, revenue multiples, DLOM, DLOC, volatility and probability of FOX getting licensed, each in isolation, may change the fair value of certain of the Fox Option. Generally, an increase in discount rates, DLOM and DLOC or decrease in revenue multiples, volatility and probability of FOX getting licensed may result in a decrease in the fair value of the Fox Option. Due to the inherent uncertainty of determining the fair value of the Fox Option, the fair value of the Fox Option may fluctuate from period to period. Additionally, the fair value of the Fox Option may differ significantly from the value that would have been used had a readily available market existed for FanDuel Group LLC. In addition, changes in the market environment and other events that may occur over the life of the Fox Option may cause the losses ultimately realized on the Fox Option to be different than the unrealized losses reflected in the valuations currently assigned.

Litigation and Claims

The Group is involved, from time to time, in various litigation, administrative and other legal proceedings, including regulatory actions, incidental or related to its business. The Group establishes a provision for legal claims and indemnification claims when the Group determines that a loss is both probable and the amount of the loss can be reasonably estimated. The estimates are based on all known facts at the time and our assessment of the ultimate outcome. As additional information becomes available, the Group reassesses the potential liability related to our pending claims and litigations, which may also revise our estimates. The amount of any loss ultimately incurred in relation to these matters may be higher or lower than the amounts provided for. Due to the unpredictable nature of litigation, there can be no assurance that our provisions will be sufficient to cover the extent of our potential exposure to losses. Any fees, expenses, fines, penalties, judgments, or settlements which might be incurred by us in connection with the various proceedings could affect our results of operations and financial condition.

5. Operating segments

Reportable business segment information

The Group’s four reportable segments are:

•	U.S.;

•	UK & Ireland;

•	Australia; and

•	International.

U.S.

The U.S. segment offers sports betting, casino, DFS and horse racing wagering products to customers across various states in the United States and the province of Ontario in Canada, mainly online but with sports betting services also provided through a small number of retail outlets. The U.S. division consists of the following brands: FanDuel, PokerStars US, FOXbet (until July 2023) and TVG.

UK & Ireland

The UK & Ireland (UKI) segment offers sports betting (sportsbook and the exchange sports product) and iGaming products (games, casino, bingo and poker) through the brands Sky Betting & Gaming, Paddy Power, Betfair and tombola. Although the UKI brand mostly operates online, this division also included Paddy Power betting shops in the United Kingdom and Ireland.

Australia

The Australia segment offers online sports betting products through the Sportsbet brand, which operates exclusively in Australia and offers a wide range of betting products and experiences across local and global horse racing, sports, entertainment, and major events.

International

The International segment includes operations in global markets and offers sports betting, casino, poker, rummy, and lottery, and mainly online. Sisal, the leading iGaming operator in Italy, is the largest brand in the International division following its acquisition in August 2022. The International division also includes PokerStars, Betfair International, Adjarabet and Junglee Games. The Group continues to diversify internationally and is taking its online offering into regulated markets with a strong gambling culture and a competitive tax framework under which it has the ability to offer a broad betting and iGaming product range.

The accounting policies in respect of operating segments reporting are the same as those described in the basis of preparation and summary of significant accounting policies set out in the Company’s last annual financial statements in respect of the year ended 31 December 2022.

The Group does not allocate certain corporate overheads, or financing income and expenses to reportable segments. Treasury management is centralised for the U.S., UKI, Australia and International segments.

Assets and liabilities information is reported internally in total and not by reportable segment and, accordingly, no information is provided in this note on assets and liabilities split by reportable segment.

Disaggregation of revenue under IFRS 15:

Group revenue disaggregated by product line for the year ended 31 December 2023:

	UKI $m	Australia $m	International $m	US $m	Total $m
Sportsbook revenue	1,469	1,450	600	3,067	6,586
iGaming revenue[1]	1,404	—	2,128	1,121	4,653
Other[2]	179	—	116	287	582

Total Group revenue	3,052	1,450	2,844	4,475	11,821

1	iGaming revenue includes iGaming, Poker and Lottery.
2	Other revenue includes Exchange betting, Pari-mutuel wagering and other.

5. Operating segments (continued)

Group revenue disaggregated by product line for the year ended 31 December 2022:

	UKI Restated $m	Australia Restated $m	International Restated $m	US Restated $m	Total Restated $m
Sportsbook revenue	1,314	1,559	326	2,102	5,301
iGaming revenue[1]	1,189	—	1,623	761	3,573
Other[2]	152	—	106	317	575

Total Group revenue	2,655	1,559	2,055	3,180	9,449

1	iGaming revenue includes iGaming, Poker and Lottery.
2	Other revenue includes Exchange betting, Pari-mutuel wagering and other.

Geographical information

Group revenue disaggregated by geographical market for the year ended 31 December 2023:

	UKI $m	Australia $m	International $m	US $m	Total $m
U.S.	—	—	—	4,383	4,383
UK	2,674	—	72	—	2,746
Ireland	299	—	6	—	305
Australia	—	1,450	—	—	1,450
Italy	47	—	1,305	—	1,352
Rest of World[1]	32	—	1,461	92	1,585

Total Group revenue	3,052	1,450	2,844	4,475	11,821

1	The Rest of World category includes multiple countries that individually represent less than 2% of total Group revenue.

Group revenue disaggregated by geographical market for the year ended 31 December 2022:

	UKI Restated $m	Australia Restated $m	International Restated $m	US Restated $m	Total Restated $m
U.S.	—	—	—	3,168	3,168
UK	2,313	—	74	—	2,387
Ireland	277	—	6	—	283
Australia	—	1,559	—	—	1,559
Italy	38	—	652	—	690
Rest of World[1]	27	—	1,323	12	1,362

Total Group revenue	2,655	1,559	2,055	3,180	9,449

1	The Rest of World category includes multiple countries that individually represent less than 2% of total Group revenue.

Revenues are attributable to geographical location on the basis of the customers location.

Reconciliation of the operating segments measure of profit to profit before tax for the year ended 31 December 2023:

	U.S. $m	UKI $m	Australia $m	International $m	Total $m
Operating profit/(loss)	(53)	474	293	(754)	(40)

Corporate overheads	—	—	—	—	(435)
Operating loss including Corporate overheads					(475)
Financial income	—	—	—	—	45
Financial expense	—	—	—	—	(676)

Profit/(loss) before tax	(53)	474	293	(754)	(1,106)

5. Operating segments (continued)

Reconciliation of the operating segments measure of profit to profit before tax for the year ended 31 December 2022:

	U.S. Restated $m	UKI Restated $m	Australia Restated $m	International Restated $m	Total Restated $m
Operating profit/(loss)	(439)	316	448	(62)	263

Corporate overheads	—	—	—	—	(337)
Operating loss including Corporate overheads					(74)
Financial income	—	—	—	—	108
Financial expense	—	—	—	—	(287)

Profit/(loss) before tax	(439)	316	448	(62)	(253)

Non-current assets

Non-current assets (property, plant and equipment, right-of-use asset, intangible assets and goodwill) by geographical area is as follows:

	31 December 2023	31 December 2022	31 December 2021
		Restated	Restated
	$m	$m	$m
U.S.	1,242	1,253	1,124
UK	10,948	10,709	11,482
Ireland	195	183	216
Australia	805	808	873
Italy	2,604	2,541	—
Rest of World[1]	4,723	5,613	6,145

Total	20,517	21,108	19,840

1

This relates mainly to goodwill and fair value adjustments on acquisition intangibles such as brand and customer relationships pertaining to PokerStars worldwide operations (reported within the International segment) not otherwise allocated to any specific country or region.

6. Employee expenses and related information

Employee expenses are:

	2023	2022
		Restated
	$m	$m
Wages and salaries	1,656	1,275
Social security costs	182	128
Defined contribution pension and life assurance costs	107	85
Share-based payment costs	180	184
Other staff costs	120	85

	2,245	1,757

The average number of persons employed by the Group (including Executive Directors), all of whom were involved in the provision of sports betting and gaming services, during the year was:	22,724	18,736

Details on the remuneration of Directors:

	2023	2022
	$m	$m
Emoluments	11	7
Pension costs[a]	—	—

	11	7

[a]	Pension costs in the table totals to $0.2m in the current year (FY22: $0.3m).

The gain on the exercise of share options in 2023 by individuals who were Directors at any time during 2023 was $5m (2022: nil).

7. Financial income and expense

Recognised in profit or loss

	Year ended	Year ended
	31 December 2023	31 December 2022
		Restated
	$m	$m
Financial income:
Foreign exchange gain on financing instruments associated with financing activities	—	12
Movement in fair value of investment	—	6
Movement in fair value of Fox Option	—	83
On financial assets at amortised cost:
Interest income	45	7

Total	45	108

Financial expense:
Settlement of borrowings (see Note 21)	—	67
Foreign exchange loss on financing instruments associated with financing activities	27	—
Financing related fees not eligible for capitalisation (Note 21)	33	14
Movement in fair value of Fox Option	165	—
Movement in the fair value of investments	2	—
On financial liabilities at amortised cost:
Interest on borrowings, bank guarantees and bank facilities	425	183
Interest on lease liabilities	19	14
Other interest	5	9

Total	676	287

7. Financial income and expense (continued)

Recognised in other comprehensive income/(loss):

	2023	2022
		Restated
	$m	$m
Recognised in other comprehensive income/(loss):
Effective portion of changes in fair value of cash flow hedges	(230)	276
Fair value of cash flow hedges transferred to income statement	167	(239)

Net change in fair value of cash flow hedge reserve	(63)	37
Debt instruments at FVOCI	4	(3)
Foreign exchange gain/(loss) on net investment hedges, net of tax	88	(146)
Foreign exchange gain/(loss) on translation of the net assets of foreign currency denominated entities	383	(966)

Total	412	(1,078)

A gain of $2m was recorded in financial income/expense in the income statement in respect of ineffective cash flow hedges in the year ended 31 December 2023 (year ended 31 December 2022: charge of $2m).

8. Auditors remuneration

Remuneration to Group external auditor (KPMG Ireland)

In accordance with the requirements of Regulation 120 of Statutory Instrument 220/2010, “European Communities (Statutory Audits) (Directive 2006/43/EC) Regulations 2010”, the auditor’s remuneration figures presented below represent fees paid to KPMG Ireland only and are exclusive of value-added tax.

	2023	2022
	$m	Restated $m
Audit	7	3
Other assurance services – audit of subsidiaries	—	—
Other assurance services – miscellaneous	5	—
Other non-audit services	—	—

Total	12	3

Further analysis of the total fees paid to the Group external auditor, KPMG Ireland, worldwide for audit and non-audit services is presented below:

Analysis of total auditor’s remuneration for audit and other assurance services

	2023	2022
		Restated
	$m	$m
Audit of Group (KPMG Ireland)	7	3
Audit of subsidiaries (KPMG Ireland)	—	—
Audit of subsidiaries (other KPMG offices)	8	4
Other assurance services – miscellaneous (KPMG Ireland and other KPMG offices)	7	1

Total	22	8

Analysis of amounts paid to the auditor in respect of non-audit services

There were no other fees for non-audit services provided by the Group external auditor (2022: $0.1m).

9. Tax expense

	2023	2022 Restated
	$m	$m
Recognised in profit or loss:
Current tax charge	225	219
Prior year under provision	(6)	8

Total current tax	219	227

Deferred tax credit	(398)	(190)
Prior year under provision	54	2

Decrease in net deferred tax liability (Note 17)	(344)	(188)

Total tax (credit)/expense	(125)	39

The reconciliation between the Irish statutory income tax rate, the trading income tax rate of our country of domicile, and our actual effective tax rate for the years ended 31 December 2023 and 31 December 2022 are as follows:

	2023	2022 Restated
	%	%
Loss before tax	(1,106)	(253)

Tax on Group profit before tax at the standard Irish corporation tax rate of 12.5%	(12.5)%	(12.50)%
Depreciation on non-qualifying property, plant and equipment	0.1%	(2.0)%
Effect of different statutory tax rates in overseas jurisdictions	4.5%	(9.9)%
Other permanent differences	3.0%	18.7%
Non-taxable income	(0.9)%	(6.2)%
Effect of changes in statutory tax rates	0.1%	(0.8)%
Movement on deferred tax balances not recognised	(9.9)%	24.2%
Under provision in prior year	4.3%	3.9%

Total Tax (Credit)/Expense	(11.3)%	15.4%

The Group’s effective tax rate for the year is 11.3% (2022: 15.4%). In any given year, this reflects a variety of factors including deferred tax recognition judgments, changes in tax regulation globally and our year end profit mix. A significant driver of our effective tax rate in the year is the recognition of deferred tax on losses and other temporary differences in relation to FanDuel US, disclosed within the movements of deferred tax balances not recognised. Also impacting our effective tax rate is the unwind of deferred tax liabilities recognised in respect of acquisition-related intangibles.

Pillar Two legislation has been enacted or substantively enacted in certain jurisdictions the Group operates. The legislation will be effective for the Group’s financial year beginning 1 January 2024. The Group is in scope of the enacted legislation and has performed an assessment of the potential exposure to Pillar Two income taxes.

The assessment of the potential exposure to Pillar Two income taxes is based on the most recent tax filings, country-by-country reporting and financial statements for the constituent entities within the Group. Based on the assessment, the Pillar two effective tax rates in most of the jurisdictions in which the Group operates are above 15%. However, there are a limited number of jurisdictions, for example, Ireland, Isle of Man, and Malta, where the transitional safe harbour relief may not apply and the Pillar Two effective tax rate may be below 15%. The Group does not expect a material exposure to Pillar Two income taxes in those jurisdictions, and is continuing to assess the impact of the Pillar Two income taxes legislation on its future financial performance.

The Group has applied the temporary exception issued by the IASB in May 2023 from the accounting requirements for deferred taxes in IAS 12. Accordingly, the Group neither recognises nor discloses information about deferred tax assets and liabilities related to Pillar Two income taxes.

10. Earnings per share

The Group presents basic and diluted earnings per share (“EPS”) data for its ordinary shares.

Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period. The weighted average number of shares has been adjusted for amounts held by the Paddy Power Betfair plc Employee Benefit Trust (“EBT”).

Diluted EPS is determined by adjusting the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares.

The calculation of basic, and diluted EPS is as follows:

		Restated
	2023	2022
Numerator in respect of basic and diluted earnings per share ($m):
Loss attributable to equity holders of the Company	(999)	(288)
Weighted average number of ordinary shares in issue during the period (in ‘000s)[1]	177,342	176,833

Basic loss per share	($5.644)	($1.627)

Adjustments to derive denominator in respect of diluted earnings per share (in ‘000s):
Weighted average number of ordinary shares in issue during the period	177,342	176,833

Diluted loss per share	($5.644)	($1.627)

1

Where any potential ordinary shares would have the effect of decreasing a loss per share, they have not been treated as dilutive. The number of options excluded from the diluted weighted average number of ordinary shares calculation due to their effect being anti-dilutive is 3,007,889 (2022: 2,537,536).

The average market value of the Company’s shares of £141.14 (31 December 2022: £99.09) was used to calculate the dilutive effect of share options based on the market value for the period that the options were outstanding.

11. Property, plant and equipment

	Land, buildings and leasehold improvements $m	Furniture & fixtures $m	Equipment $m	Total $m
Cost
Balance at 1 January 2022 (Restated)	187	345	333	865
Additions	20	26	76	122
Transfers[b]	—	(28)	28	—
Additions — business combinations	28	17	88	133
Disposals[a]	(5)	(11)	(8)	(24)
Foreign currency translation adjustment	(10)	(13)	(6)	(29)

Balance at 31 December 2022 (Restated)	220	336	511	1,067
Additions	77	25	57	159
Transfers[b]	—	(4)	9	5
Purchase price accounting adjustment (see Note 14)	—	—	12	12
Disposals[a]	(4)	(13)	(30)	(47)
Foreign currency translation adjustment	8	12	25	45

Balance at 31 December 2023	301	356	584	1,241

Depreciation and impairment
Balance at 1 January 2022 (Restated)	94	238	252	584
Depreciation	15	33	58	106
Disposals[a]	(4)	(8)	(4)	(16)
Foreign currency translation adjustment	(4)	(15)	(7)	(26)

Balance at 31 December 2022 (Restated)	101	248	299	648
Depreciation	21	31	86	138
Transfers[b]	—	—	9	9
Disposals[a]	(4)	(10)	(28)	(42)
Foreign currency translation adjustment	4	—	8	12

Balance at 31 December 2023	122	269	374	765

Net book value
At 1 January 2022 (Restated)	93	107	81	281

At 31 December 2022 (Restated)	119	88	212	419

At 31 December 2023	179	87	210	476

a	Disposals include the removal of assets from the Group’s fixed asset registers following disposals and identification of fully depreciated assets.
b

Transfers include adjustments between cost and accumulated depreciation following review of fixed asset registers, and there has been a transfer between Property, plant and equipment, and Intangible assets based on a review of the fixed asset registers and reconciliation to the trial balance of $4m.

The net book value of land, buildings and leasehold improvements at 31 December 2023 includes $153m (2022: $113m) in respect of leasehold improvements.

12. Intangible assets

The movements during the prior year and current year in respect of intangible assets, which comprise computer software and technology, licences, development expenditure, brands, customer relationships, and other, were as follows:

	Computer software and technology $m	Licences $m	Development expenditure $m	Brands $m	Customer relationships $m	Other $m	Total $m
Cost
Balance at 1 January 2022 (Restated)	932	207	648	3,186	4,280	42	9,295
Additions	101	20	—	—	—	—	121
Additions – internally developed	—	—	257	—	—	—	257
Additions – business combinations	178	223	—	652	442	126	1,621
Disposals	(4)	(2)	(4)	—	—	—	(10)
Foreign currency translation adjustment	(55)	(11)	(57)	(218)	(333)	3	(672)

Balance at 31 December 2022 (Restated)	1,152	436	845	3,619	4,389	171	10,612
Additions	141	35	—	—	—	—	176
Additions – internally developed	—	—	342	—	—	—	342
Transfers[a]	(53)	—	57	—	—	—	4
Disposals	(8)	(5)	(30)	—	—	—	(43)
Foreign currency translation adjustment	51	9	30	134	169	15	408

Balance at 31 December 2023	1,283	475	1,244	3,753	4,558	186	11,499

Amortisation and impairment
Balance at 1 January 2022 (Restated)	501	52	393	617	1,099	41	2,703
Amortisation	171	33	155	206	427	4	996
Disposals	(4)	(2)	(3)	—	—	—	(9)
Foreign currency translation adjustment	(32)	(4)	(25)	(46)	(82)	(5)	(194)

Balance at 31 December 2022 (Restated)	636	79	520	777	1,444	40	3,496
Amortisation	227	69	245	226	407	9	1,183
Disposals	(8)	(5)	(29)	—	—	—	(42)
Transfers[a]	53	3	(56)	—	—	—	—
Impairment	—	—	—	700	—	—	700
Foreign currency translation adjustment	21	13	7	39	60	11	151

Balance at 31 December 2023	929	159	687	1,742	1,911	60	5,488

Net book value
At 1 January 2022 (Restated)	431	155	255	2,569	3,181	1	6,592

At 31 December 2022 (Restated)	516	357	325	2,842	2,945	131	7,116

At 31 December 2023	354	316	557	2,011	2,647	126	6,011

a	Transfers include adjustments between cost and accumulated depreciation following review of fixed asset registers and transfers to intangibles.

During 2023, the Group reassessed the useful life of intangible assets, and determined certain intangible assets’ useful lives required accelerating. As such, a total of $36m accelerated amortisation expense was recorded during the year ended 31 December 2023.

12. Intangible assets (continued)

In the fourth quarter of 2023, we recognised an intangible asset impairment loss of $700m in sales and marketing expenses related to PokerStars trademark within our International segment. The impairment was primarily driven by an assessment of strategy and operational model aimed at maximising the value of PokerStas’ proprietary poker assets consistent with our International segment strategy to combine global scale with local presence.

The decision resulted in a change in grouping of PokerStars’ acquired intangible assets, with the PokerStars trademark not allocated to any distinct asset groups identified as it is able to generate identifiable cash flows that are largely independent of the cash flows of other assets and liabilities under the new strategy and operational model. In measuring the impairment loss which reflected the impact of lower project royalty revenue, the Group utilised the relief from royalty method to estimate the value-in-use. Assumptions inherent in estimating the value-in-use include revenue forecast, royalty rate of 5%, income tax rate of 12.5%, and discount rate of 12.8%. The Group selected the assumptions used in the financial forecasts of cash flows specific to the remaining useful life of the trademark using historical data, supplemented by current and anticipated market conditions, estimated growth rates, and the Group’s plans. Financial forecasts beyond the period covered by the plans were estimated by extrapolating the forecasts based on the plans using a steady growth in line with the long-term average growth for the countries in which the trademark is used. As the fair value measurements were based on significant inputs not observable in the market, they represented Level 3 measurements within the fair value hierarchy.

Computer software and technology-related intangible assets relate to innovations or technological advances including patented technology, trade secrets or databases.

Licences include US market access arrangement, concessions in Sisal and computer licenses which are amortised over the life of the licence. The additions during 2022 related primarily to the acquisition of Sisal and relates to the Italy lottery concession which expires in November 2030.

Development expenditure relates to work performed for development of new products and technologies across the Group that have probable future economic benefits which can be clearly defined and measured.

Brand-related intangible assets relate to trade names which arise from business combinations. Some brands are not being amortised due to indefinite useful lives and are instead tested for impairment as required.

Customer relationships-related intangible assets relate to customer bases that generate recurring revenues which arise from business combinations.

Individually material intangible assets with definite useful lives

	Carrying amount 2023 $m	Average remaining amortisation period 2023 Years	Carrying amount 2022 Restated $m	Average remaining amortisation period 2022 Restated Years
Brands
PokerStars	393	16	1,135	17
Sky Betting & Gaming	838	16	894	17
Sisal	534	19	546	20
Tombola	103	18	103	19

Customer relationships
PokerStars	1,164	16	1,295	17
Sky Betting & Gaming	1,092	16	1,161	17
Sisal	199	14	255	15
Tombola	104	18	119	19

Licences
Sisal	189	7	221	8

13. Goodwill

Goodwill and intangible assets acquired through business combination activity have been allocated to individual cash generating units or aggregated cash generated units (together “CGUs”) which are deemed to be the smallest identifiable group of assets generating independent cash inflows. CGUs have been aggregated in the disclosure below at segmental level. Impairment reviews were performed for each individuals CGU during the year ended 31 December 2023.

Due to changes in the reporting structure, we combined our legacy UK Retail, Ireland Retail and UKI Online CGUs into one overall UKI CGU. The Group reviews the number of cash generating units each year.

	Number of cash generating units		Goodwill
	31 December 2023	31 December 2022	31 December 2023	31 December 2022
UKI	6	6	7,670	7,290
International	10	6	4,582	4,473
Australia	1	1	611	611
US	2	3	768	768

Total Group	19	16	13,631	13,142

	UKI $m	International $m	Australia $m	US $m	Total $m
Balance at 1 January 2022 (Restated)	7,851	3,367	652	768	12,638
Arising on acquisitions during the year (Note 14)	295	1,235	—	—	1,530
Foreign currency translation adjustment	(856)	(129)	(41)	—	(1,026)

Balance at 1 January 2023 (Restated)	7,290	4,473	611	768	13,142
Adjustments to provisional purchase price accounting (Note 14)	—	(34)	—	—	(34)
Foreign currency translation adjustment	380	143	—	—	523

Balance at 31 December 2023	7,670	4,582	611	768	13,631

The Group reviews the carrying value of goodwill for impairment annually (or more frequently if there are indications that the value of goodwill may be impaired) by comparing the carrying values of these CGUs with their recoverable amounts (being the higher of value in use and fair value less costs to sell).

Goodwill in the UKI segment arose from the acquisition of tombola in 2022 (see Note 14), the acquisition of the Sky Betting and Gaming business as part of the TSG acquisition in 2020, the acquisition of the Betfair online business (excluding operations outside of Ireland and the UK) as part of the all-share merger with Betfair Group plc in 2016, and smaller retail bookmaking businesses in Ireland and the UK

The International goodwill amount arose from the acquisition of Sisal in 2022 (see Note 14), the acquisitions in 2021 of a 57.3% controlling stake in Junglee Games, an Indian online rummy operator and Singular, a B2B operator which offers a flexible, modular sports betting and gaming technology platform (see Note 14), the acquisition of the PokerStars business as part of the TSG acquisition in 2020, the acquisition of an initial 51% controlling stake in Adjarabet, the market leader in online betting and gaming in the regulated Georgian market, in February 2019 and the acquisition of the Betfair online business (excluding the operations of Ireland, the UK, and the US) acquired as part of the all-share merger with Betfair Group plc in 2016.

The Australia segment goodwill amount arose from the acquisition of an initial 51% interest in Sportsbet Pty Limited (“Sportsbet”), the subsequent acquisition of International All Sports Limited (“IAS”) by Sportsbet, both in 2009, and goodwill arising from BetEasy through the 2020 combination with TSG.

The US segment goodwill amount arose from the acquisition of the US business acquired as part of the all-share merger with Betfair Group plc in 2016, the acquisition of an initial 61% of FanDuel Limited, a market leading operator in the daily fantasy sports market in the United States, in 2018 and goodwill arising on PokerStars US through the combination with TSG in 2020.

The details of the impairment reviews in respect of the CGUs as of 31 December 2023 are presented below:

UKI

The recoverable amount of the UKI operating segment underlying CGU was estimated based on value in use calculations. These calculations use cash flow projections based on actual operating results and financial budgets and forecasts approved by the Board covering a five-year period. Some of the key assumptions governing the cashflow projects include the impact of further changes in the regulatory framework in Ireland and the UK and how this impacts the overall market and also market share. The terminal growth rate for the extrapolated period (following the initial five-year period) is projected to be approximately 2.6% (2022: 2.6%) per annum, which is based on experience and is consistent with management’s expectations for market development and growth in market share where applicable. The growth rate assumption is considered realistic by management in light of the recent performance of the segment and the Group’s targeted performance over the next five years. A pre-tax discount rate of 11.0% (2022: 10.3%), which

13. Goodwill (continued)

reflects the specific risks and currency of the cash flows relating to the underlying business segments, has been used in discounting the projected cash flows. Management believes that any reasonably possible change in the key assumptions on which the UKI segment goodwill recoverable amount is based would not cause it’s carrying amount to exceed its recoverable amount.

International

The recoverable amount of the International operating segment underlying CGU was estimated based on value in use calculations. These calculations use cash flow projections based on actual operating results and financial budgets and forecasts approved by the Board for a five-year period. The key assumptions in the cashflow projections relate to the regulatory framework in each country of operation, its degree of maturity and how it may impact the future performance of the business with both opportunities and headwinds incorporated. The terminal growth rate for the extrapolated period (following the initial five-year period) is projected to be approximately 2.6% (2022: 2.6%) per annum which is based on experience and is consistent with management’s expectations for market development and growth in market share where applicable. A pre-tax discount rate of 12.6% (2022: 10.8%) which reflects the specific risks and currency of the cash flows relating to the underlying business segments, has been used in discounting the projected cash flows. Management believes that any likely change in the key assumptions on which the International segment goodwill recoverable amount is based would not cause it’s carrying amount to exceed its recoverable amount.

Australia

The recoverable amount of the Australia operating segment underlying CGU was estimated based on value in use calculations. These calculations use cash flow projections based on actual operating results and financial budgets and forecasts approved by the Board for a five-year period. The key assumptions in the cash flow forecasts relate to the overall market growth and also the impact of further tax and product fee increases. The terminal growth rate for the extrapolated period (following the initial five-year period) is projected to be approximately 2.5% (2022: 2.5%) per annum and is consistent with management’s expectations for market development and growth in market share where applicable. The growth rate assumption is considered realistic by management in light of the recent performance of the segment and the Group’s targeted performance over the next five years. A pre-tax discount rate of 14.0% (2022: 13.3%), which reflects the specific risks and currency of the cash flows relating to the underlying business segments, has been used in discounting the projected cash flows. Management believes that any reasonably possible change in the key assumptions on which the Australia operating segment goodwill and brands recoverable amounts are based would not cause their carrying amounts to exceed their recoverable amounts.

US

The recoverable amount of the US operating segment underlying CGU was estimated based on value in use calculations. These calculations use cash flow projections based on actual operating results and financial budgets and forecasts approved by the Board for a five-year period. The future cashflow projections are based on the market leading position continuing in all key states due to its strong brand and superior product. Other key assumptions include the timing of the new state launches and state legislation and customer payback from acquired customers. Customer acquisition and the associated costs in conjunction with the revenues generated from those new customers were estimated based on the US business’s experience over the past several years in terms of understanding market and customer behaviour and were key inputs in calculating the cash flows. A similar approach was adopted in respect of existing customers.

The terminal value for the extrapolated period (following the initial five-year period) is based on a revenue multiple of 3.5 (2022: 3.5) which was benchmarked to other comparable public companies. The growth rate assumption is considered realistic by management in light of the recent performance of the segment and the Group’s targeted performance over the next five years. A pre-tax discount rate of 22.5% (2022: 19.7%), which reflects the specific risks and currency of the cash flows relating to the underlying business segments, has been used in discounting the projected cash flows. Management believes that any reasonably possible change in the key assumptions on which the US operating segment goodwill recoverable amounts are based would not cause their carrying amounts to exceed their recoverable amounts.

Discount rates and terminal growth rates

The discount rates applied to each CGU’s cash flows represent a post-tax rate that reflects the Group’s weighted average cost of capital (“WACC”) adjusted for any risks specific to that CGU. A 50bps change in the pre-tax discount rate and in the terminal growth rate which are considered to be the most sensitive inputs, would not cause the carrying amount to exceed the recoverable amount for any of the above CGUs.

14. Business combinations

Year ended 31 December 2023

There have been no acquisitions during the year.

Year ended 31 December 2022 Finalisation of Sisal acquisition accounting

On 4 August 2022, the Group completed the acquisition of 100% of Sisal, Italy’s leading retail and online gaming operator with operations also in Turkey (of which it has a controlling 49% interest) and Morocco. The purchase comprised of a cash payment of US$2,037m (€2,002m). As at 31 December 2022, the acquisition accounting for this acquisition was provisional. During the year ended 31 December 2023, the Group finalised the acquisition accounting for Sisal which resulted in the following adjustments to the provisional amounts recognised.

	Provisional Fair values as at 4 August 2022 Restated $m	Adjustments to provisional acquisition accounting 4 August 2022 Restated $m	Final Fair values as at 4 August 2022 Restated $m
Assets
Property, plant and equipment	117	12	129
Right-of-use asset	73	—	73
Trade and other receivables	12	—	12
Deferred tax assets	20	(3)	17
Intangible assets	1,286	—	1,286

Total non-current assets	1,508	9	1,517

Trade and other receivables	82	5	87
Cash and cash equivalents — available for corporate use	109	—	109
Cash and cash equivalents — player deposits	370	—	370

Total current assets	561	5	566

Total assets	2,069	14	2,083

Liabilities
Trade and other payables	238	—	238
Player deposit liability	370	—	370
Lease liability	20	—	20

Total current liabilities	628	—	628

Trade and other payables	29	—	29
Lease liability	55	—	55
Provisions	48	(20)	28
Deferred tax liability	354	—	354

Total non-current liabilities	486	(20)	466

		—

Total liabilities	1,114	(20)	1,094

Net assets acquired	955	34	989
Goodwill	1,235	(34)	1,201
Non-controlling interest measured at the fair value of net assets identified	(153)	—	(153)

Consideration	2,037	—	2,037

The consideration is analysed as:
Consideration satisfied by cash	2,037	—	2,037

Consideration	2,037	—	2,037

14. Business combinations (continued)

These adjustments arose as a result of new information that was obtained relating to conditions that existed at the acquisition date primarily related to provisions and the fair value finalisation of property, plant and equipment acquired which increased the net assets acquired by $34m and reduced goodwill by $34m.

Included within the intangible assets were $1,286m of separately identifiable intangibles comprising brand, customer relations, licences, and technology acquired as part of the acquisition, with the additional effect of a deferred tax liability of $357m thereon. These intangible assets are being amortised over their useful economic lives of up to 20 years. The book value equated to the fair value on the remaining assets as all amounts are expected to be received.

The main factors leading to the recognition of goodwill (none of which is deductible for tax purposes) is the opportunity to increase the Group’s exposure to an attractive fast-growing regulated online market with Sisal’s omni-channel offering delivering a competitive advantage to the Group. The acquisition provides the Group with lottery capabilities for the first time and presents the opportunity to grow outside of Italy as Sisal have already done in Turkey via this product offering. There are also tangible opportunities to deliver material revenue synergies from the acquisition of Sisal through (i) leveraging Sisal’s retail channel to grow online deposits for existing Flutter brands, (ii) enhancing Sisal’s sports betting offering by utilising Flutter’s pricing and risk management capabilities and (iii) enhancing Sisal’s casino product by providing it with access to Flutter’s in-house gaming content. The goodwill has been allocated to the existing International CGU.

Acquisition of tombola

On 10 January 2022, the Group completed the acquisition of a 100% stake in tombola, the UK market’s leading online bingo operator. tombola is a successful bingo-led gaming company with an emphasis on providing a low staking bingo proposition to a highly engaged customer base. The purchase comprised of a cash payment of $557m. Details of the fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are as follows:

Fair values as at 10 January 2022 Restated $m
Assets
Property, plant and equipment	15
Intangible assets	333

Total non-current assets	348

Trade and other receivables	17
Cash and cash equivalents — available for corporate use	20

Total current assets	37

Total assets	385

Liabilities
Trade and other payables	40

Total current liabilities	40
Deferred tax liabilities	83

Total non-current liabilities	83

Total liabilities	123

Net assets acquired	262
Goodwill	295

Consideration	557

The consideration is analysed as: Consideration satisfied by cash	557

Consideration	557

Included within the intangible assets were $333m of separately identifiable intangibles comprising brand, customer relations and technology acquired as part of the acquisition, with the additional effect of a deferred tax liability of $83m thereon. These intangible assets are being amortised over their useful economic lives of up to 20 years. The book value equated to the fair value on the remaining assets as all amounts are expected to be received.

14. Business combinations (continued)

The main factors leading to the recognition of goodwill (none of which is deductible for tax purposes) are the expansion of the Group’s position in online bingo and the sharing of product capabilities, expertise and technology across the UKI division. The goodwill has been allocated to the existing UKI CGU.

Other business combinations

Junglee

On 28 January 2021, the Group completed the acquisition of an initial 50.1% stake in Junglee Games (“Junglee”), an Indian online rummy operator, for $67.3m, with $63.5m paid in cash and the remainder recorded as deferred consideration and paid subsequently in 2021. On the same date the group entered into call and put options which would enable the group to acquire an additional stake in Junglee in exchange for cash consideration.

As part of the acquisition of Junglee, the Group has put in place arrangements, consisting of call and put options, that could see its ownership in the business increase in 2025. The call/put option consideration can be settled, at the Group’s election, in cash or shares. As a consequence of both the put and call options being only exercisable at fair value being the future EBITDA and revenue multiple which are considered to be two key inputs into valuing the option, it was determined that the fair value was not material and was close to nominal value.

During 2023, options were exercised enabling the Group to purchase a portion of the non controlling shareholders shares, and the Group entered into an arrangement with the non controlling shareholders to acquire a further 32.5% for a cash payment of $95m in line with the terms of the original agreement.

Adjarabet

As part of the acquisition of Adjarabet in 2019, a mechanism was agreed, consisting of call and put options, which enabled the Group to acquire the remaining 49% after three years at a valuation equivalent to seven times the 2021 EBITDA. The call/put option consideration could be settled, at the Group’s election, in cash or shares. During the year ended 31 December 2022, the non-controlling interest elected to exercise the put option and the Group entered into an arrangement with the seller to acquire the remaining shares for a cash payment of €238m ($251m) in line with the terms of the original agreement.

Sachiko

The Group also during 2022 completed the acquisition of 100% of Sachiko Gaming Private Limited, an online poker gaming developer based in India in exchange for a 5% equity stake in the Group’s subsidiary Junglee Games. The fair value of the consideration was $7m based on the fair value of Junglee at the date of the acquisition. The purpose of the acquisition is to combine it with the Group’s existing Indian business and widen and expand its product offering in the fast growing Indian market. Due to the immaterial size of the transaction, no further disclosures are provided.

As part of the acquisition of Sachiko, the Group has put in place arrangements, consisting of call and put options, that could result in it acquiring the 5% of Junglee held by the former shareholders of Sachiko in 2028 and 2032 based on the future Revenue and EBITDA performance of Junglee. As the Group cannot avoid settling the call/put options in cash, a liability of $17m has been recorded at 31 December 2023 which represents the present value of the exercise price (2022: $15m).

Cash (outflows) / inflows from business combinations:

	Year ended	Year ended
	31 December 2023 $m	31 December 2022 Restated $m
Cash consideration paid for acquisitions in the period	—	(2,594)
Cash consideration paid for further interest in subsidiary	(95)	(251)
Cash and cash equivalents — available for corporate use acquired from acquisitions in the period	—	129
Cash and cash equivalents — player deposits acquired from acquisitions in the period	—	370
Cash consideration – acquisitions in previous periods	—	(20)
As presented in the statement of cash flows:
Purchase of businesses net of cash acquired	—	(2,095)
Acquisition of further interest in subsidiary	(95)	(251)
Payment of contingent deferred consideration	—	(20)

15. Investments and trade and other receivables

Non-current assets

	31 December 2023 $m	31 December 2022 Restated $m	31 December 2021 Restated $m
Investments – FVTPL	9	11	7

Investments relate to a small number of individually immaterial equity investments in various companies.

	31 December 2023 $m	31 December 2022 Restated $m	31 December 2021 Restated $m
Other receivables
Other receivables	75	26	16
Prepayments	13	15	19
Deferred financing costs	12	6	5

Total	100	47	40

Other receivables

Other receivables are comprised primarily of gaming tax advances, deposits for licences and property as well as VAT and other refunds due.

Deferred financing costs on Revolving Credit Facility

The Group entered into a new Revolving Credit Facility in November 2023, and incurred $12m of transaction costs which have been capitalised and included within non-current receivables. The balance at 31 December 2023, net of accretion, was $12m (2022: $6m).

Current assets

	31 December 2023 $m	31 December 2022 Restated $m	31 December 2021 Restated $m
Trade and other receivables
Trade receivables	89	116	52
Other receivables	81	88	46
Value-added tax and goods and services tax	82	9	7
Prepayments	212	205	170

Total	464	418	275

16. Current investments, financial assets - restricted cash, and cash and cash equivalents

	31 December 2023 $m	31 December 2022 Restated $m	31 December 2021 Restated $m
Current:
Financial assets – restricted cash	22	16	10
Investments at FVOCI — player deposits	172	167	112
Cash and cash equivalents — player deposits	1,752	2,008	1,385
Cash and cash equivalents — available for corporate use	1,497	966	1,286

Total	3,443	3,157	2,793

Financial assets

Financial assets – restricted cash include:

•	amounts required to be held as to guarantee third party letter of credit facilities.

Cash and cash equivalents – Player deposits include:

•	customer funds balances securing player funds held by the Group. These customer funds match customer liabilities of equal value.

16. Current investments, financial assets - restricted cash, and cash and cash equivalents (continued)

The effective interest rate on bank deposits at 31 December 2023 was 4.4% (31 December 2022: 2.2%). The bank deposits also have a weighted average maturity date of 1.6 days from 31 December 2023 (2022: 1.8 days). The Directors believe that all short-term bank deposits can be withdrawn without significant penalty.

Investments – customer deposits

Investments relate to customer deposits, and are held in accounts segregated from investments held for operational purposes. Investments held in relation to customer deposits are liquid investments in short duration corporate and government bonds and are classified as current assets consistent with the current classification of customer deposits to which the investments relate. Management’s investment strategy for the portfolio results in the majority of the bonds being held to maturity. Bonds are classified as FVOCI.

Currency details

Investments - customer deposits, financial assets - restricted cash, cash and cash equivalents - player deposits and cash and cash equivalents - available for corporate use are analysed by currency as follows:

	31 December 2023 $m	31 December 2022 Restated $m	31 December 2021 Restated $m
GBP	718	687	1,426
EUR	655	902	223
AUD	198	194	322
USD	1,628	1,201	772
Other	244	173	50

Total	3,443	3,157	2,793

17. Deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

	31 December 2023			31 December 2022 (Restated)			31 December 2021 (Restated)
	Assets	Liabilities	Total	Assets	Liabilities	Total	Assets	Liabilities	Total
	$m	$m	$m	$m	$m	$m	$m	$m	$m
Property, plant and equipment	28	—	28	32	(1)	31	16	(1)	15
Intangible assets	—	(890)	(890)	131	(1,096)	(965)	94	(814)	(720)
Employee benefits	67	—	67	27	—	27	18	—	18
Tax losses	164	—	164	—	—	—	—	—	—
Other	124	—	124	68	—	68	30	(5)	25

Net assets / (liabilities)	383	(890)	(507)	258	(1,097)	(839)	158	(820)	(662)

Deferred tax assets and liabilities have been offset at 31 December 2023 and 2022 where there is a legally enforceable right to such set-off in each jurisdiction. Included in the statement of financial position is a deferred tax asset of $305m (2022: $81m) and a deferred tax liability of $812m (2022: $920m).

The deferred tax liability in relation to intangible assets disclosed above primarily relates to the deferred tax liability arising in respect of acquisition accounting-related intangibles. This deferred tax liability continues to unwind as the intangible assets are amortised over their useful economic life.

The deferred tax asset arising on employee benefits primarily relates to future tax deductions the Group expects to receive in relation to share-based payment plans operated by the Group to reward its employees as well as other employee timing differences relating to Australia. The asset is recognised at the tax rate at which it is expected to unwind.

17. Deferred tax assets and liabilities (continued)

Movement in temporary differences during the year:

	Property, plant and equipment $m	Intangible assets $m	Employee benefits $m	Other $m	Tax losses $m	Total $m
Balance at 1 January 2022 (Restated)	15	(719)	18	24	—	(662)
Arising on acquisition	19	(444)	—	8	—	(417)
Recognised in income	(2)	150	6	34	—	188
Recognised directly in equity and OCI	—	—	4	—	—	4
Foreign currency translation adjustment	—	48	(1)	1	—	48

Balance at 31 December 2022 (Restated)	32	(965)	27	67	—	(839)
Recognised in income	(5)	101	37	62	149	344
Recognised directly in equity and OCI	—	—	1	—	—	1
Reclassification	—	—	—	(12)	12	—
Foreign currency translation adjustment	1	(26)	2	7	3	(13)

Balance at 31 December 2023	28	(890)	67	124	164	(507)

Unrecognised deferred tax assets

The Group has unrecognised deferred tax assets in respect of losses and other timing differences of $3,331m gross (2022: $4,648m gross) , $744m tax effected (2022: $1,036m tax effected). Of these gross unrecognised deferred tax assets, we expect $1,601m to expire within 10 years, $105m to expire within 20 years and $1,625m have no expiry date. These have not been recognised on the basis that there is insufficient certainty of there being future taxable profits in the relevant jurisdictions and therefore the assets will not be realisable. The timing of recognition is a key area of judgement in the current period (see Note 4 for further details).

18. Trade and other payables

Current liabilities

	31 December 2023	31 December 2022	31 December 2021
	$m	Restated $m	Restated $m
Trade and other payables
Trade payables	240	248	100
PAYE and social security	45	45	27
Value-added tax, goods and services tax, betting duties, data rights, and product and racefield fees	587	427	299
Employee benefits	326	219	211
Deferred consideration — business combinations	—	—	28
Accruals and other payables	937	929	832

Total	2,135	1,868	1,497

Non-current liabilities

	31 December 2023	31 December 2022	31 December 2021
	$m	Restated $m	Restated $m
Trade and other payables
Employee benefits	7	7	3
Contingent deferred consideration — business combinations	20	22	23
Put/call liability for acquisition	17	15	—
Accruals and other payables	14	17	1

Total	58	61	27

19. Provisions

Provisions balances at 31 December 2023, 31 December 2022 and 31 December 2021 and movements during the year ended 31 December 2023 and 2022 are outlined below:

	Employee benefits (long service leave) $m	Onerous contracts $m	Gaming tax $m	Legal $m	Other $m	Total $m
Balance as at 31 December 2021 (Restated)	5	18	26	101	11	161
Acquired on business combinations	—	—	6	43	—	49
Additional provisions recognised	1	2	8	1	11	23
Amounts used during the year	(1)	(7)	(12)	(4)	(7)	(31)
Unused amounts reversed	—	—	(3)	(47)	(4)	(54)
Foreign currency translation	—	(1)	2	(9)	(1)	(9)

Balance at 31 December 2022 (Restated)	5	12	27	85	10	139
Additional provisions recognised	2	5	8	18	14	47
Amounts used during the year	—	(5)	(5)	(14)	(10)	(34)
Purchase price accounting adjustment (see Note 14)	—	—	—	(20)	—	(20)
Unused amounts reversed	(1)	—	—	(4)	—	(5)
Foreign currency translation	—	(2)	1	2	—	1

Balance at 31 December 2023	6	10	31	67	14	128

Presented in:
Balance as at 31 December 2021 (Restated)
Current	3	7	26	50	10	96
Non-current	2	11	—	51	1	65

Total	5	18	26	101	11	161

Balance at 31 December 2022 (Restated):
Current	4	6	22	18	7	57
Non-current	1	6	5	67	3	82

Total (Restated)	5	12	27	85	10	139

Balance at 31 December 2023:
Current	4	4	24	34	12	78
Non-current	2	6	7	33	2	50

Total	6	10	31	67	14	128

Employee benefits (long service leave)

The timing and amount of long service leave cash outflows are primarily dependent on when staff employed at the reporting date avail of their entitlement to leave and their expected salaries at that time. As of 31 December 2023 and 31 December 2022, it was expected that cash outflows would occur primarily within the following five years.

Onerous contracts

The onerous contracts provision at 31 December 2023 relates to various marketing and minimum guarantee contracts where the cost of fulfilling these contracts exceeds the expected economic benefits to be received from them.

Gaming tax

These are gaming tax provisions relating to amounts provided for taxes in certain jurisdictions where the interpretation of tax legislation is uncertain. When the Group disagrees with the application of unclear tax legislation, for example when it is applied retrospectively and / or results in a one-off disproportionate tax equivalent to many times the profit derived by the Group from its historic activities in that jurisdiction, the Group continues to challenge these interpretations.

Whilst the maximum potential obligation for all ongoing cases could be greater than the recognised provision, and the outcomes may not be known for some time, a liability has been recorded for the Directors’ best estimate of the cash outflows that will ultimately be required in respect of each claim. Management has not provided a sensitivity for this provision as the range is not considered to be material.

19. Provisions (continued)

Legal

Legal provisions generally consist of payments for various future legal settlements where, based on all available information, management believes it is probable that there will be a future outflow.

These provisions comprise a number of different legal cases, the majority of which are immaterial including those that were acquired as part of the Sisal business combination in 2022. The most significant relates to player claims in Austria and Germany for reimbursement of historic gaming losses outlined in more detail in Note 28.

Other

Other provisions primarily comprise a number of different regulatory provisions.

20. Leases

The Group leases various licensed betting premises, office buildings and dedicated web servers under lease agreements. The leases have varying terms, escalation clauses and renewal rights. The leases have, on average, approximately six years left to run (if the Group were to exercise available break options), with a right of renewal after that date. Lease rentals are typically reviewed every five years to reflect market rental rates or changes in general inflation rates. Leases for licensed betting and other offices are entered into as combined leases of land and buildings.

Lease right-of-use assets at 31 December 2023, 31 December 2022 and 1 January 2022 are outlined as follows:

	31 December 2023 $m	31 December 2022 Restated $m
Balance at 1 January	431	329
Depreciation charge for the year	(127)	(101)
Additions	66	125
Additions — business combination	—	74
Derecognition	(14)	(25)
Remeasurement of lease term	30	46
Foreign exchange translation	13	(17)

Balance at 31 December	399	431

Lease liabilities balances at 31 December 2023, 31 December 2022 and 1 January 2022 and movements during the year ended 31 December 2023 and 31 December 2022 are outlined below:

Lease liabilities

	31 December 2023 $m	31 December 2022 Restated $m
Balance at 1 January	491	358
Additions — business combinations	—	75
Additions	69	131
Remeasurement of lease term	28	49
Lease liability derecognition	(4)	(15)
Lease interest expense	19	16
Principal and interest repayments	(134)	(105)
Lease incentive received	—	6
Foreign exchange translation	14	(24)

Balance at 31 December	483	491

Presented in:
Current portion of lease liabilities	125	103
Non-current portion of lease liabilities	358	388

Total	483	491

As at 1 January 2022 the total lease liability was $358m, the current portion was $64m and the non-current portion was $294m.

20. Leases (continued)

Amounts recognised in profit or loss:

	2023 $m	2022 Restated $m
Depreciation	127	101
Interest on lease liabilities	19	16
Income from sub-leasing right-of-use assets	(2)	(1)
Expense relating to short-term leases	13	17

Lease options

Some of the Group’s leases contain extension and break options to provide operational flexibility. The Group assesses whether it is reasonably certain to exercise these options at lease commencement date.

When assessing the remeasurements of the lease term, the Group in particular considers those leases with option and break clauses that are due within the next 24 months. The Group generally does not have an economic incentive to extend a particular lease. The majority of these options relate to longer term office leases, typically with renewal options at market rates at that time and there are no significant costs relating to exiting or relocating.

The Group has estimated that the potential future lease payments should it exercise all options or not exercise any break clauses would result in an increase in the lease asset and liability of $127m (2022: $61m).

Leases as lessor

Finance lease

The Group has a small number of properties that are sublet. The following table sets out a maturity analysis of lease receivables showing the undiscounted lease payments to be received after the reporting date.

	31 December 2023 $m	31 December 2022 Restated $m	31 December 2021 Restated $m
Less than one year	3	1	1
Between two and five years	14	1	1
More than five years	2	—	—

Total undiscounted lease receivable	19	2	2
Unearned finance income	(1)	—	—

Net investment in finance lease	18	2	2

Operating lease

The Group has a small number of properties that are sublet. Sublease payments of $0.6m (2022: $0.4m) are expected to be received during the year ended 31 December 2024.

Reconciliation to Statement of Cash Flows:

Reconciliation of movements in lease liabilities to the Statement of Cash Flows:

	2023 $m	2022 $m
Financing activities:
Payment of lease liability	115	89
Interest paid	19	16

21. Borrowings

The following is a summary of borrowings, including accrued interest, outstanding as at 31 December 2023, 31 December 2022 and 31 December 2021:

	31 December 2023			31 December 2022		31 December 2021
	Contractual interest rate[1]	Principal outstanding balance in currency of borrowing	Carrying amount (including accrued interest)[2]	Principal outstanding balance in currency of borrowing	Carrying amount (including accrued interest)	Principal outstanding balance in currency of borrowing	Carrying amount (including accrued interest)
	%	Local currency	$m	Local currency	$m	Local	$m
GBP First Lien Term Loan A 2028*	6.90	£1,034	1,302	£—	—	£—	—
EUR First Lien Term Loan A 2028*	5.60	€380	417	€—	—	€—	—
USD First Lien Term Loan A 2028*	7.30	$166	165	$—	—	$—	—
USD First Lien Term Loan B 2030*	7.60	$3,400	3,373	$—	—	$—	—
USD First Lien Term Loan B 2028	8.90	$514	515	$1,247	1,247	$—	—
EUR First Lien Term Loan B 2026	6.50	€507	555	€507	537	€507	567
GBP Revolving Credit Facility*	6.90	£578	737	£63	76	$—	—
GBP First Lien Term Loan A 2025	—	£—	—	£1,018	1,224	£1,018	1,365
EUR First Lien Term Loan A 2026	—	€—	—	€549	590	€—	—
USD First Lien Term Loan A 2026	—	$—	—	$200	200	$—	—
USD First Lien Term Loan B 2026	—	$—	—	$2,902	2,876	$2,931	2,897

Total borrowings			7,064		6,750		4,829

Presented in:
Current portion			51		43		30
Non-current portion			7,013		6,707		4,799

Total borrowings			7,064		6,750		4,829

1	The rates exclude the impact of the contractual Swap Agreements (as defined below).
2	The carrying amounts at 31 December 2023 include accrued interest of $4m (31 December 2022: $1m) presented within the current portion of borrowings above.

During the year ended 31 December 2023, the Group incurred the following interest on its then outstanding borrowings:

	Effective interest rate[1]	Interest	Interest accretion	Total Interest [2]
	%	$m	$m	$m
GBP First Lien Term Loan A 2028	7.50	8	3	11
EUR First Lien Term Loan A 2028	6.00	2	—	2
USD First Lien Term Loan A 2028	7.80	1	—	1
USD First Lien Term Loan B 2030	8.10	22	6	28
USD First Lien Term Loan B 2028	9.30	90	0	90
EUR First Lien Term Loan B 2026	7.10	32	2	34
GBP Revolving Credit Facility	6.90	6	0	6
GBP First Lien Term Loan A 2025	7.50	73	0	73
EUR First Lien Term Loan A 2026	6.60	32	0	32
USD First Lien Term Loan A 2026	8.30	14	0	14
USD First Lien Term Loan B 2026	8.60	126	0	126

Total		406	11	417

1	The effective interest rate calculation excludes the impact of the Swap Agreements (as defined below).
2

Interest shown includes the impact of the Swap Agreements and is the cash cost. In addition to the amount included above, the Group incurred $4.3m of interest expense relating to commitment, utilisation, and fronting fees associated with its Revolving Credit Facility.

21. Borrowings (continued)

The Group’s change in borrowings during the year ended 31 December 2023 was as follows:

	Balance at 1 Jan 2023	New debt	Principal payments	Adjustments to amortised costs[1]	Interest accretion[2]	FX translation	Balance at 31 December 2023
	$m	$m	$m	$m	$m	$m	$m
GBP First Lien Term Loan A 2028	1,224	20	—	(10)	3	64	1,301
EUR First Lien Term Loan A 2028	590	—	(185)	(3)	—	15	417
USD First Lien Term Loan A 2028	200	—	(34)	(1)	—	—	165
USD First Lien Term Loan B 2030	2,875	520	(22)	(8)	6	—	3,371
USD First Lien Term Loan B 2028	1,247	—	(732)	—	—	—	515
EUR First Lien Term Loan B 2026	537	—	—	—	2	16	555
GBP Revolving Credit Facility	76	1,503	(861)	—	—	18	736

Total	6,749	2,043	(1,834)	(22)	11	113	7,060
Accrued interest	1						4
Total borrowings	6,750						7,064

1	Adjustments to amortised costs include transaction costs and fees incurred in respect of the refinancing and additional debt drawdown noted below.
2

Interest accretion represents interest expense calculated at the effective interest rate less interest expense calculated at the contractual interest rate and is recorded in financial expenses in the consolidated income statement

The Group’s change in borrowings during the year ended 31 December 2022 was as follows:

	Balance at 1 Jan 2022	New debt	Principal payments	Adjustments to amortised costs	Interest accretion	Loss on extinguishment	FX translation	Balance at 31 Dec 2022
	$m	$m	$m	$m	$m	$m	$m	$m
GBP First Lien Term Loan A 2025	1,365	—	—	—	3	—	(144)	1,224
EUR First Lien Term Loan A 2026	—	541	—	—	—	—	49	590
USD First Lien Term Loan A 2026	—	200	—	—	—	—	—	200
USD First Lien Term Loan B 2026	2,897	—	(29)	—	7	—	—	2,875
USD First Lien Term Loan B 2028	—	1,250	(3)	—	—	—	—	1,247
EUR First Lien Term Loan B 2026	567	—	—	—	2	—	(32)	537
EUR First Lien Term Loan B4 2026	—	2,050	(1,969)	(69)	2	64	(78)	—
GBP Revolving Credit Facility 2025	—	723	(645)	—	—	—	(2)	76

Total	4,829	4,764	(2,646)	(69)	14	64	(207)	6,749

Accrued interest	1							1

Total borrowings	4,830							6,750

As at 31 December 2023, the contractual principal repayments of the Group’s outstanding borrowings, excluding accrued interest, amount to the following:

	< 1 year	1-2 years	2-3 years	3-4 years	4-5 years	> 5 years
	$m	$m	$m	$m	$m	$m
GBP First Lien Term Loan A 2028	—	—	—	—	1,316	—
EUR First Lien Term Loan A 2028	—	—	—	—	420	—
USD First Lien Term Loan A 2028	—	—	—	—	166	—
USD First Lien Term Loan B 2030	34	34	34	34	34	3,230
USD First Lien Term Loan B 2028	13	13	13	13	464	—
EUR First Lien Term Loan B 2026	—	—	560	—	—	—
GBP Revolving Credit Facility	—	—	—	—	736	—

Total	47	47	607	47	3,136	3,230

21. Borrowings (continued)

Term Loan A and Revolving Credit Facility Agreement (the “Term Loan A Agreement”)

In March 2020, the Group entered into the Term Loan A Agreement with Lloyds Bank plc, acting as the original agent and security agent, and the lenders named therein for Term Loan A Facilities and a multi currency Revolving Credit Facility. In December 2021, the Group amended and restated the Term Loan A Agreement under which all of the lenders consented to an upsize of £100 million ($135 million) across the GBP First Lien Term Loan A and the GBP Revolving Credit Facility 2025 resulting in aggregate total commitments of £1.5 billion ($2 billion) consisting of GBP First Lien Term Loan A commitments of £1.02 billion ($1.4 billion) and a GBP Revolving Credit Facility 2025 commitment of £0.5 billion ($0.6 billion). In September 2022, as part of the refinancing of the incremental Term Loan B Facility of €2.0 billion ($2.0 billion) incurred to fund the acquisition of Sisal (as discussed below), the Group further amended and restated the Term Loan A Agreement under which the lenders named therein (including new lenders) agreed to an upsize of £267 million ($297 million) to the GBP Revolving Credit Facility (total revolving credit facility of £749 million ($834 million)) and a EUR First Lien Term Loan A of €549 million ($538 million) and a USD First Lien Term Loan A 2026 of $200 million.

The GBP First Lien Term Loan A 2025 had an interest rate of Sterling Overnight Index Average (“SONIA”) plus a Credit Adjustment Spread (“CAS”) plus a margin of 1.75% with a SONIA floor of 0%. The EUR First Lien Term Loan A 2026 had an interest rate of Euro InterBank Offered Rate (“EURIBOR”) plus a margin of 2.75% with a EURIBOR floor of 0%. The USD First Lien Term Loan A 2026 had an interest rate of daily compound Secured Overnight Financing Rate (“SOFR”) plus CAS plus a margin of 2.75%. Interest on each of the facilities was payable on the last day of each interest period. Facilities drawn down could be prepaid at any time in whole or in part on five business days’ (in the case of a Term Rate Loan) or five RFR banking days (in the case of a compounded rate loan) (or such shorter period as the majority lenders may agree) prior notice (but, if in part, by a minimum of £5.0 million or its currency equivalent).

The GBP Revolving Credit Facility 2025 could be utilized by the drawing of cash advances, the issuance of letters of credit and/or the establishment of ancillary facilities with lenders on a bilateral basis. Each cash advance under the GBP Revolving Credit Facility 2025 was to be repaid at the end of its interest period or in full on the maturity date being May 2025. Amounts repaid could be re-borrowed (with automatic netting in the case of any rollover of all or any part of a cash advance and in each case subject to the terms and conditions applicable to the GBP Revolving Credit Facility 2025). A commitment fee of 35% of the margin then applicable on the available undrawn commitment was payable quarterly in arrears during the availability period, or on the last day of the availability period, which was one month prior to the maturity date. A utilization fee was also payable in the range of 0.10% to 0.40% per annum based on the proportion of revolving credit facility loans to the total GBP Revolving Credit Facility 2025 commitments. The utilization fee accrues from day to day and was payable in arrears on the last day of each successive period of three months that ends during the availability period. As of 31 December 2023, there is no debt outstanding under the Term Loan A Agreement. As of 31 December 2022, the Group had drawn down £63 million ($75 million). The Group had an undrawn revolving credit commitment of £686 million ($830 million) as of 31 December 2022, of which £11 million ($13 million) was reserved for issuing guarantees.

The Term Loan A Agreement required the Group to ensure that the ratio of consolidated net borrowings to consolidated EBITDA as defined therein (the net total leverage ratio) is not greater than 5.10:1 on a bi-annual basis. As of 31 December 2023, the Group was in compliance with the covenant. The terms of the Term Loan A Agreement limit our ability to, among other things: (i) incur additional debt; (ii) grant additional liens on assets and equity; (iii) distribute equity interests and/or distribute any assets to third parties; (iv) make certain loans or investments (including acquisitions); (v) consolidate, merge, sell or otherwise dispose of all or substantially all assets; (vi) pay dividends on or make distributions in respect of capital stock or make restricted payments; and (vii) modify the terms of certain debt or organizational documents, in each case subject to certain permitted exceptions.

Syndicated Facility Agreement (the “Term Loan B Agreement”)

In July 2018, the Group entered into the Term Loan B Agreement with Deutsche Bank AG, New York Branch, acting as the original agent and security agent, and the lenders named therein for $4.567 billion in first lien term loans and a $700 million revolving facility. In June 2020, the Group amended and restated the Term Loan B Agreement under which, among others, all the covenants and restrictions therein bind the combined Flutter and TSG allowing it to operate and integrate as such and the reporting obligations under the Term Loan B Agreement are synchronized with reporting of the consolidated financial results of the Group to other of the Group’s stakeholders.

In July 2021, the Group entered into a second amendment to the Term Loan B Agreement under which the Group refinanced all existing term loans then outstanding under the Term Loan B Agreement to Dollar Term B Loans with an aggregate principal amount of $1.4 billion, Euro Term B Loans with an aggregate principal amount of €507 million ($598 million) and a new incremental Term B Loans in an aggregate principal amount of $1.5 billion (together the “2021 Term Loans”). In addition to refinancing the then-existing term loans, the proceeds from the 2021 Term Loans were used to settle the then-outstanding senior unsecured notes, certain hedging liabilities, pay fees and expenses incurred in connection with the refinancing and for other general corporate purposes. In July 2022, the Group entered into the third amendment to the Term Loan B Agreement under which the Group obtained an incremental term loan of €2.0 billion ($2.0 billion) to fund a portion of the consideration for the acquisition of Sisal. In September 2022, the Group refinanced the incremental term loan of €2.0 billion ($2.0 billion) by incurring new incremental term loans of $1.2 billion and the EUR First Lien Term Loan A and the USD First Lien Term Loan A as discussed above.

21. Borrowings (continued)

In November 2023, as part of a wider refinancing, the Group entered into the TLA/TLB/RCF Agreement as discussed below. The proceeds from the TLA/TLB/RCF Agreement (as defined below) were used to refinance the entire USD First Lien Term Loan B 2026 (being the repayment of the outstanding principal of $2,880 million). As part of this transaction, $720 million of the principal of the USD First Lien Term Loan B 2028 was also refinanced.

The USD First Lien Term Loan B 2026 had an interest rate of LIBOR plus a margin of 2.25% with a LIBOR floor of 0.00%. The USD First Lien Term Loan B 2028 has an interest rate of SOFR plus a CAS plus a margin of 3.25% with a SOFR floor of 0.5% with a maturity date of July 2028. The EUR First Lien Term Loan B 2026 has an interest rate of EURIBOR plus a margin of 2.50% with a EURIBOR floor of 0.00% with a maturity date of July 2026. Interest is payable on is payable on the last day of each interest period.

An amount equal to 0.25% of the aggregate principal amount of USD First Lien Term Loan B outstanding immediately after the second amendment amounting to $2.9 billion and the new incremental term loan amounting to $1.3 billion incurred as part of the September 2022 refinancing was repayable in quarterly instalments with the balance due on maturity. The entire principle of the EUR First Lien Term Loan B is due at maturity. The Group has the right to prepay the Term B loans in whole or in part, without premium or penalty in an aggregate principal amount that is an integral multiple of $0.5 million or €0.5 million, in each case as such amount corresponds to the denomination of the applicable Term B loan and not less than $1 million or €1 million, in each case as such amount corresponds to the denomination of the applicable Term B loans or, if less, the amount outstanding. The Term Loan B Agreement also provides for mandatory prepayments, including a customary excess cash flow sweep if certain conditions as prescribed in the Term Loan B Agreement therein are met.

As of 31 December 2023, the EUR First Lien Term Loan B 2026 has an aggregate principal amount of€507 million ($560 million) outstanding (the “TLB Stub”) and the USD First Lien Term Loan B 2028 has an aggregate principal amount of $514 million. On 14 March 2024, the USD First Lien Term Loan B 2028 has been refinanced by entering into an incremental assumption agreement to the TLA/TLB/RCF Agreement.

The Term Loan B Agreement contains a number of affirmative covenants as well as negative covenants which limit our ability to, among other things: (i) incur additional debt; (ii) grant additional liens on assets and equity; (iii) distribute equity interests and/or distribute any assets to third parties; (iv) make certain loans or investments (including acquisitions); (v) consolidate, merge, sell or otherwise dispose of all or substantially all assets; (vi) pay dividends on or make distributions in respect of capital stock or make restricted payments; and (vii) modify the terms of certain debt or organizational documents, in each case subject to certain permitted exceptions. As of 31 December 2023, the Group was in compliance with all covenants.

Term Loan A, Term Loan B and Revolving Credit Facility Agreement (the “TLA/TLB/RCF Agreement)

In November 2023, we entered into the TLA/TLB/RCF Agreement with J.P. Morgan SE as the administrative agent and Lloyds Bank plc, acting as the collateral agent, and the lenders named therein for Term Loan A Facilities, Term Loan B Facilities and a multi currency Revolving Credit Facility in an aggregate principal amount at any time outstanding not in excess of £1.0 billion.

As of 31 December 2023, the Group has an outstanding balance of: (i) $1.3 billion (£1.03 billion) under the GBP First Lien Term Loan A 2028, which matures in July 2028 (subject to an automatic maturity extension to November 2028 following the repayment of the TLB Stub in full); (ii) $419 million (€380 million) under the EUR First Lien Term Loan A 2028, which matures in July 2028 (subject to an automatic maturity extension to November 2028 following the repayment of the TLB Stub in full); (iii) $166 million under the USD First Lien Term Loan A 2028, which matures in July 2028 (subject to an automatic maturity extension to November 2028 following the repayment of the TLB Stub in full) and (iv) $3.4 billion under the USD First Lien Term Loan B 2030 which matures in November 2030. In March 2024, the Group entered into an incremental assumption agreement to the TLA/TLB/RCF Agreement under which the Group obtained a fungible incremental term loan which increased the aggregate principal amount of USD First Lien Term Loan B 2030 by $514 million. The incremental term loan was used to refinance the USD First Lien Term Loan B 2028 incurred by the Group pursuant to the Term Loan B Agreement. An amount equal to 0.25% of the aggregate principal amount of USD First Lien Term Loan B 2030 outstanding on 30 November 2023 amounting to $3.4 billion and the new incremental to the USD First Lien Term Loan B 2030 outstanding on 14 March 2024 amounting to $514 million is repayable in quarterly instalments with the balance due on maturity. The entire principal of the GBP First Lien Term Loan A 2028, EUR First Lien Term Loan A 2028, USD First Lien Term Loan A 2028 are repayable at maturity.

The GBP First Lien Term Loan A 2028 has an interest rate of SONIA plus a margin of 1.75% with a SONIA floor of 0%. The EUR First Lien Term Loan A 2028 has an interest rate of EURIBOR plus a margin of 1.75% with a EURIBOR floor of 0%. The USD First Lien Term Loan A 2028 has an interest rate of daily compound SOFR plus 0.10% plus a margin of 1.75% with a SOFR floor of 0%. The USD First Lien Term Loan B 2030 has an interest rate of (x) ABR (provided that in no event shall such ABR rate with respect to the First Incremental Term B Loans be less than 1.00% per annum) plus an applicable margin equal to 1.25% (or 1.00% upon the First Lien Leverage Ratio decreasing to 2.55:1 or below) or (y) Adjusted Term SOFR (provided that in no event shall such Adjusted Term SOFR rate with respect to the First Incremental Term B Loans be less than 0.50%) plus an applicable margin equal to 2.25% (or 2.00% upon the Net First Lien Leverage Ratio decreasing to 2.55:1 or below). Interest on each of the facilities is payable on the last day of each interest period. Facilities drawn down may be prepaid at any time in whole or in part without premium or penalty on three business days’ (or such shorter period as the administrative agent may agree) prior notice (but, if in part, by a minimum of $1 million or its currency equivalent).

21. Borrowings (continued)

The Revolving Credit Facility 2028 may be utilized by the drawing of cash advances, the issuance of letters of credit and/or the establishment of ancillary facilities with lenders on a bilateral basis. Each cash advance under the Revolving Credit Facility 2028 is to be repaid in full on the maturity date being July 2028 (subject to an automatic maturity extension to November 2028 following the repayment of the TLB Stub in full). Amounts repaid may be re-borrowed. A commitment fee of 35% of the margin then applicable on the available undrawn commitment is payable quarterly in arrears during the availability period, or on the last day of the availability period, which is one month prior to the maturity date. A utilization fee is also payable in the range of 0.00% to 0.30% per annum based on the proportion of revolving credit facility loans to the total Revolving Credit Facility 2028 commitments. The utilization fee accrues from day to day and is payable in arrears on the last day of each successive period of three months that ends during the availability period. For the period ending 31 December 2023, the Group had an outstanding principal amount of $736 million (£578 million). We had an undrawn capacity of $537 million (£422 million) on the Revolving Credit Facility with $13 million (£10 million) of capacity reserved for the issuance of guarantees as of 31 December 2023.

The TLA/TLB/RCF Agreement contains a number of affirmative covenants as well as negative covenants which limit our ability to, among other things: (i) incur additional debt; (ii) grant additional liens on assets and equity; (iii) distribute equity interests and/or distribute any assets to third parties; (iv) make certain loans or investments (including acquisitions); (v) consolidate, merge, sell or otherwise dispose of all or substantially all assets; (vi) pay dividends on or make distributions in respect of capital stock or make restricted payments; and (vii) modify the terms of certain debt or organizational documents, in each case subject to certain permitted exceptions. The TLA/TLB/RCF Agreement requires us to ensure that the ratio of consolidated net borrowings to consolidated EBITDA as defined therein (the net total leverage ratio) is not greater than 5.20:1 on a bi-annual basis. As of 31 December 2023, the Group was in compliance with the covenant.

Reconciliation to Statement of Cash Flows:

Reconciliation of movements in borrowings to the Statement of Cash Flows:

	2023 $m	2022 $m
Financing activities:
Proceeds from borrowings	2,044	4,764
Repayment of borrowings	(1,835)	(2,646)
Interest paid	(394)	(164)

22. Derivatives

Derivatives and hedge accounting

The Group uses derivative financial instruments for risk management and risk mitigation purposes. As such, any change in cash flows associated with derivative instruments are expected to be offset by changes in cash flows related to the hedged item. The Group’s derivatives are discussed below.

Swap agreements

The Group has executed cross-currency and interest rate swaps to better match the currency mix of the Group’s EBITDA and risk profile.

In combination, these hedging instruments comprise of:

(i) USD-EUR amortising cross-currency interest rate swap agreements (the “EUR Cross-Currency Interest Rate Swaps”) with an outstanding notional amount of €855m ($877m) (31 December 2022: €2,009m ($2,154m)), which fix the USD to EUR exchange rate at 1.025 (2022: 1.127) and fix the euro interest payments at an average interest rate of 5.51% (31 December 2022: 2.92%) on portions of the USD First Lien Term Loan B’s 2026 and 2028;

(ii) USD-GBP amortising cross-currency interest rate swap agreements (the “GBP Cross-Currency Interest Rate Swaps”) with a remaining notional amount of £1,075m ($1,254m) (31 December 2022: £1,689m ($2,044m)), which fix the USD to GBP exchange rate at 1.167 (2022: 1.234) and fix the GBP interest payments at an average interest rate of 7.43% (31 December 2022: 5.63%) on portions of the USD First Lien Term Loan B’s 2026 and 2028, and entire USD First Lien Term Loan A 2026; and

(iii) Interest rate swap agreements with a notional amount of $1,094m (£859m) (2022: nil) that fix the USD interest payments at an average interest rate of 4.48%. (31 December 2022: nil) on a portion of the USD First Lien Term Loan B 2030.

The swaps outlined above are in hedging relationships with and have a profile that amortises in line with the USD First Lien Term Loan B’s. The swaps mature in September 2024 and June 2025. There was no amendment to the hedging instruments outlined as part of the refinancing completed in November 2023. On 7 June 2023 the Group terminated a portion of the existing USD First Lien Term Loan B cross-currency interest rate swaps due for maturity in July 2023 as part of a restructuring of the Group’s hedging arrangements receiving cash of $215m on termination. In combination with the already existing hedging arrangements, the Group entered new cross-currency interest rate swap agreements and new interest rate swap agreements to align to the risk management strategy.

Sports betting open positions

Amounts received from customers on sportsbook events that have not occurred by the balance sheet date are derivative financial instruments and have been recognised by the Group on initial recognition as financial liabilities at fair value through profit or loss.

The fair value of open sports bets at 31 December 2023 and 31 December 2022 has been calculated using the latest available prices on relevant sporting events. The carrying amount of the liabilities is not significantly different from the amount that the Group is expected to pay out at maturity of the financial instruments. Sports bets are non-interest bearing. There is no interest rate or credit risk associated with open sports bets.

It is primarily based on expectations as to the results of sporting and other events on which bets are placed. Changes in those expectations and ultimately the actual results when the events occur will result in changes in fair value.

There are no reasonably probable changes to assumptions and inputs that would lead to material changes in the fair value methodology, although final value will be determined by future sporting results.

Fox Option

On 2 October, 2019, the Group entered into an arrangement with Fox Corporation (“Fox”), pursuant to which FSG Services LLC, a wholly-owned subsidiary of Fox, has an option (the Fox Option) to acquire an 18.6% equity interest of the then outstanding investor units (the “Fastball Units”) in FanDuel Group Parent LLC (“FanDuel”). In April 2021, Fox filed an arbitration claim against the Group with respect to its option to acquire an 18.6% equity interest in FanDuel seeking the same price that the Group paid for the acquisition of the Fastball Units (37.2% of FanDuel) from Fastball Holdings LLC in December 2020. On 7 November, 2022, the arbitration tribunal determined the option price as of December 2020 to be $3.7 billion plus an annual escalator of 5%.

As of 31 December 2023, and 31 December 2022, the option price was $4.3 billion and $4.1 billion respectively. Fox has a ten-year period from December 2020 within which to exercise the Fox Option, should it wish to do so, and should Fox not exercise within this timeframe, the Fox Option shall lapse. Cash payment is required at the time of exercise and the Fox Option can only be exercised in full. Exercise of the Fox Option requires Fox to be licensed.

As of 31 December 2023, and 31 December 2022, the fair value of the Fox Option amounting to $400 million and $220 million, respectively, included in derivative financial liabilities, was determined using an option pricing model (see note 27 for further information). The option is a derivative financial instruments and has been recognised by the Group on initial recognition as financial liabilities at fair value through profit or loss

22. Derivatives (continued)

The following table summarises the fair value of derivatives as at 31 December 2023 and 31 December 2022:

	31 December 2023		31 December 2022		31 December 2021
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
	$m	$m	$m	$m	$m	$m
Derivatives held for hedging
Derivatives designated as cash flow hedges:
Cross-currency interest rate swaps - current	—	156	333	—	—	—
Cross-currency interest rate swaps - non- current	—	21	—	74	43	74

Total derivatives designated as cash flow hedges	—	177	333	74	43	74

Derivatives designated as net investment hedges:
Cross-currency interest rate swaps - current	—	—	5	47	—	—
Cross-currency interest rate swaps - non- current	—	1	—	15	49	—

Total derivatives designated as net investment hedges	—	1	5	62	49	—

Total derivatives held for hedging	—	178	338	136	92	74

Derivatives held for risk management and other purposes not designated as hedges
Sports betting open positions - current	—	148	—	137	—	111
Sports betting open positions - non- current	—	2	—	—	—	1
Fox Option - non-current	—	400	—	220	—	330

Total derivatives held for risk management and other purposes not designated as hedges	—	550	—	357	—	442

Presented in:
Current portion	—	304	338	184	—	111
Non-current portion	—	424	—	309	92	404

Total	—	728	338	493	92	515

22. Derivatives (Continued)

Hedge accounting

Cash flow hedge accounting

In accordance with the Group’s risk management strategy and Group Treasury Policy, the Group executed the Swap Agreements to mitigate the risk of fluctuation of coupon and principal cash flows due to changes in foreign currency and interest rates related to the USD First Lien Term Loan B and USD First Lien Term Loan A and to better align the currency of the Group’s debt to the currency of its EBITDA. At the inception of designated hedging relationship, the Group documents the risk management objectives and strategy for undertaking hedge documentation about economic relationship of the hedge item and hedging instrument.

The Group assesses hedge effectiveness by comparing the changes in fair value of a hypothetical derivative reflecting the terms of the debt instrument issued due to movements in the applicable foreign currency exchange rate and benchmark interest rate with the changes in fair value of the cross-currency interest rate swaps and cross-currency swaps used to hedge the exposure, as applicable. The Group uses the hypothetical derivative method to determine the changes in fair value of the hedged item. The Group has identified, and to the extent possible, mitigated, the following possible sources of ineffectiveness in its cash flow hedge relationships:

1.

the use of derivatives as a protection against currency and interest rate risk creates an exposure to the derivative counterparty’s credit risk which is not offset by the hedged item. This risk is minimised by entering into derivatives with counterparties with strong investment grade credit ratings;

2.	differences in the timing of settlement of the hedging instrument and hedged item; and

3.	the designation of off-market hedging instruments.

Certain of the EUR Cross-Currency Interest Rate Swaps in combination with the GBP Cross-Currency Interest Rate Swaps are designated in cash flow hedge relationships to hedge the foreign exchange risk and interest rate risk on the USD First Lien Term Loan B. The remaining EUR Cross-Currency Interest Rate Swaps have been bifurcated for hedge accounting purposes with the GBP portion of the exposure designated in a cash flow hedge relationship and the EUR exposure designated in a net investment hedge relationship.

As at 31 December 2023, $34m (2022: $14m income) of accumulated other comprehensive loss is included in the cash flow hedging reserve (see Note 23) related to de-designated cash flow hedges and is reclassified to the consolidated income statement as the hedged cash flows impact income/(loss).

Net investment hedge accounting

In accordance with the Group’s risk management strategy, as noted above the Group designates certain EUR cross-currency interest rate swap contracts in net investment hedging relationships to mitigate the risk of changes in foreign currency rates with respect to the translation of assets and liabilities of subsidiaries with foreign functional currencies.

The Group assesses hedge effectiveness by comparing the changes in fair value of the net assets designated, due to movements in the foreign currency rate with the changes in fair value of the hedging instruments used to hedge the exposure. The Group uses the hypothetical derivative method to determine the changes in fair value of the hedged item. The only source of ineffectiveness is the effect of the counterparty and the Group’s own credit risk on the fair value of the derivative, which is not reflected in the fair value of the hypothetical derivative.

The Group has also designated the carrying amount of the EUR First Lien Term Loans as a hedge of the spot foreign exchange risk of its net investment in its EUR functional subsidiaries. The Group assesses hedge effectiveness using the forward rate method by comparing the currency and the carrying amount of the EUR First Lien Term Loan B and EUR First Lien Term Loan A with the currency and the net assets of its EUR functional subsidiaries.

As at 31 December 2023, $135m (2022: $74m) of accumulated other comprehensive income is included in the foreign exchange translation reserve (see Note 23) related to de-designated net investment hedges and is reclassified to the consolidated income statement upon disposal of the net investment in the applicable foreign subsidiaries.

22. Derivative (Continued)

Effects of hedge accounting

The following tables present the effects of cash flow hedges and net investment hedges on the Group’s financial position and performance:

	Change in value of hedged items for ineffectiveness measurement $m	Change in fair value of hedging instruments for ineffectiveness measurement $m	Hedge ineffectiveness gain/(loss) [1] $m	Hedging gains/ (losses) recognised in other comprehensive income/ (loss) $m	Amount reclassified from accumulated other comprehensive loss to net earnings [2] $m	Net change in other comprehensive income/(loss) $m
Cash flow hedges
Interest rate risk and foreign exchange risk
Floating rate, foreign currency debt	438	(438)	—	(230)	167	(63)

Total cash flow hedges	438	(438)	—	(230)	167	(63)

Net investment hedges	(86)	88	2	88	—	88

Total	352	(350)	2	(142)	167	25

1	Hedge ineffectiveness is recorded within financial income/expense on the consolidated income statement.
2

For cash flow hedges that address interest rate risk and/or foreign currency exchange risk, the amount reclassified from accumulated other comprehensive earnings/(loss) to net earnings/(loss) is recorded within interest expense included in financial income or expense on the consolidated income statement.

Reconciliation of accumulated other comprehensive income/(loss):

	Accumulated other comprehensive income/(loss), beginning of year $m	Net change in other comprehensive income/(loss) $m	Accumulated other comprehensive income, end of year $m	Accumulated other comprehensive income on designated hedges $m	Accumulated other comprehensive income/(loss) on de- designated hedges $m
Cash flow hedges [1]
Interest rate risk and foreign exchange risk
Floating rate, foreign currency debt	67	(63)	4	38	(34)

Total cash flow hedges	67	(63)	4	38	(34)

Net investment hedges [2]	(4)	88	84	(51)	135

Total	63	25	88	(13)	101

1	Net changes in other comprehensive income / (loss) is recorded through the cash flow hedging reserve. See Note 23.
2	Net changes in other comprehensive income / (loss) is recorded through the foreign exchange translation reserve. See Note 23.

Details of the key terms of the hedging instruments are as follows:

2030 Term Loan B (USD)	Cross-currency interest rate swaps			Cross-currency interest rate swaps
	Cash flow hedges			Net investment hedges
	2023		2022	2023		2022
Foreign exchange and Interest rate risk
Carrying amount (asset/ (liability))	($102m	)	$333m	($1m	)	($40m	)
Notional amount	$1,450m		$2,902m	€325m		€1,473m
Maturity date	June 2025		July 2023	June 2025		July 2023
Hedge ratio	75%		100%	75%		100%
Change in intrinsic value of the outstanding hedging instruments during the year	($435m	)	$361m	$38m		($83m	)

22. Derivatives (Continued)

2030 Term Loan B (USD)	SOFR interest rate swaps
Cash flow hedges
	2023		2022
Interest rate risk
Carrying amount (asset/ (liability))	$	—m	$	—m
Notional amount		$1,094m	$	—m
Maturity date		June 2025
Hedge ratio		100%		—%
Change in intrinsic value of the outstanding hedging instruments during the year	$	—m	$	—m

2028 Term Loan B (USD):	Cross-currency interest rate swaps				Cross-currency interest rate swaps
	Cash flow hedges				Net investment hedges
	2023		2022		2023		2022
Foreign exchange and interest rate risk
Carrying amount (asset/(liability))	($56m	)	($62m	)	$	—m	($15m	)
Notional amount	$514m		$1,247m			€530m	€536m
Maturity date	September 2024		—			September 2024	—
Hedge ratio	100%		100%			100%	100%
Change in intrinsic value of the outstanding hedging instruments since the start of the year	$7m		($62m	)		$15m	($15m	)

Term Loan A (USD)
	Cash flow hedges
	2023	2022
Foreign exchange and interest rate risk
Carrying amount (asset/(liability))	($18m )	($11m )
Notional amount	$166m	$200m
Maturity date	September 2024	September 2024
Hedge ratio	100%	100%
Change in intrinsic value of the outstanding hedging instruments since the start of the year	($7m )	($11m )

Term Loan B (EUR):
	Net investment hedges
	2023	2022
Foreign exchange rate risk
Carrying amount (asset/ (liability))	$ —m	$ —m
Notional amount	€507m	€507m
Maturity date	July 2026	July 2026
Hedge ratio	100%	100%
Change in intrinsic value of the outstanding hedging instruments during the year	$12m	$29m

Term Loan A (EUR):
	Net investment hedges
	2023	2022
Foreign exchange rate risk
Carrying amount (asset/ (liability))	$ —m	$ —m
Notional amount	€380m	€549m
Maturity date	July 2028	July 2026
Hedge ratio	100%	100%
Change in intrinsic value of the outstanding hedging instruments during the year	$14m	$9m

23. Share capital and reserves

Share capital

The total authorised share capital of the Company comprises 300,000,000 ordinary shares of €0.09 each (2022: 300,000,000 ordinary shares of €0.09 each). All issued share capital is fully paid. The holders of ordinary shares are entitled to vote at general meetings of the Company on a one vote per share held basis. Ordinary shareholders are also entitled to receive dividends as may be declared by the Company from time to time.

Transactions during the year ended 31 December 2023:

•	A total of 916,747 ordinary shares were issued as a result of the exercise of employee share options, giving rise to share capital and share premium of $13m;

Transactions during the year ended 31 December 2022:

•	A total of 465,782 ordinary shares were issued as a result of the exercise of employee share options, giving rise to share capital and share premium of $9m;

Equity reserves at 31 December 2023 and at 31 December 2022 include the following classes of reserves:

Shares held by Employee Benefit Trust

At 31 December 2023, the Paddy Power Betfair plc Employee Benefit Trust (“EBT”) held none (31 December 2022: 1,396) of the Company’s own shares, which were acquired at a total cumulative cost of nil (31 December 2022: $0.6m) in respect of potential future awards relating to the Group’s employee share plans. The Company’s distributable reserves at 31 December 2023 are restricted by this cost amount. 1,106,417 shares were purchased at a cost of $212m during the year ended 31 December 2023 (31 December 2022: 23,775 shares at a cost of $3m). During the year ended 31 December 2023, 1,107,813 shares with an original cost of $212m were transferred from the EBT to the beneficiaries of the EBT (year ended 31 December 2022: 55,537 shares with an original cost of $8m).

Cash flow hedge reserve

The cash flow hedge reserve represents the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that had not yet occurred at that date.

Fair value through OCI reserve

The fair value reserve represents the fair value movement in Current Investments at FVOCI - customer deposits.

Foreign exchange translation reserve

The foreign exchange translation reserve at 31 December 2023 amounted to a debit balance of $1,374m (31 December 2022: debit balance of $1,838m) and arose from the retranslation of the Group’s net investment in primarily EUR and GBP functional currency companies. The movement in the foreign exchange translation reserve for the year ended 31 December 2023, reflects mainly the strengthening of EUR and GBP against USD in the year.

Other reserves

Other reserves comprise undenominated capital. Undenominated capital at 31 December 2023 of $6m (31 December 2022 $3m).

Share-based payment reserve

During the year ended 31 December 2023, an amount of $180m was expensed in the Consolidated Income Statement with respect to share based payments (year ended 31 December 2022: $184m) and an amount of $144m (year ended 31 December 2022: $53m) in respect of share options exercised during the year was transferred from the share-based payment reserve to retained earnings.

An amount of $2m of deferred tax relating primarily to the Group’s share-based payments was credited to retained earnings in the year ended 31 December 2023 (year ended 31 December 2022: credit of $4m). An amount of $3m of current tax relating to the Group’s share-based payments was credited to retained earnings in year ended 31 December 2023 (year ended 31 December 2022: $1m).

Non-controlling interest

During the year ended 31 December 2022 the Group paid dividends totalling $7m to the non-controlling interest in Adjarabet.

As a result of the exercise of the option in respect of the Junglee non-controlling interest and the agreement to settle $95m in cash in July 2023, an amount of $15m was recorded in non-controlling interest with the remaining amount of $80m booked to retained earnings. This has been outlined in further detail in Note 27.

24. Share-based payments

Summary of equity-settled share-based payments

The Group maintains the following share schemes for employees: the Betfair Long Term Incentive Plan and Deferred Share Incentive Plan; the Flutter Entertainment plc Sharesave Scheme; the Flutter Entertainment plc 2015 Long Term Incentive Plan; the Flutter Entertainment plc 2023 Long Term Incentive Plan; the Flutter Entertainment plc 2015 Medium Term Incentive Plan, the Flutter Entertainment plc 2015 Deferred Share Incentive Plan; the Flutter Entertainment plc 2016 Restricted Share Plan; the Flutter Entertainment plc 2022 Supplementary Restricted Share Plan; The Stars Group Equity Plans; the FanDuel Group Value Creation Plan; and the TSE Holdings Ltd FanDuel Group Value Creation Option

The above schemes are settled via a mixture of the allotment of shares from the EBT and the issue of new shares, or in the case of the FanDuel VCP and VCOP and some of the awards under the Flutter Entertainment plc Restricted Share Plan in either equity shares or cash at the Group’s option. As a result, all schemes are accounted for as equity settled in the financial statements as it has been determined that Flutter shares represents the most likely means of settlement and is consistent with the Group’s treatment historically in respect of the settlement of share-based payment schemes. No new awards will be granted under any of the legacy Betfair, TSG or FanDuel VCP or VCOP schemes listed above.

The total share-based payments expense recognised in the income statement in respect of all schemes is as follows:

	2023 $m	2022 Restated $m
Flutter Entertainment plc Sharesave Scheme	14	10
Flutter Entertainment plc Long Term, Medium Term and Deferred Share Incentive Plans (“LTIP”, “MTIP” & “DSIP”)	11	9
Flutter Entertainment plc Restricted Share Plan	153	119
FanDuel Value Creation Plan (“VCP”)	1	1
Other plans	1	46

Total	180	185

The Group has 4,032 cash-settled share-based payment options outstanding at 31 December 2023 (31 December 2022: 1,807) under the Flutter Entertainment plc Restricted Share Plan.

The aggregate number of shares which may be utilised under the employee share schemes in any 10 year period may not exceed 10% of the Company’s issued ordinary share capital. The percentage of share capital which can be utilised under these schemes complies with guidelines issued by the Investment Association in relation to such schemes.

Summary of options outstanding

At 31 December 2023, 3,909,775 awards and options (31 December 2022: 3,534,458) in the capital of the Group remain outstanding and are exercisable up to 2033 as follows:

	2023 #	2022 #
Flutter Entertainment plc Long Term, Medium Term and Deferred Share Incentive Plans (“LTIP”, “MTIP” & “DSIP”)	502,012	417,576
Flutter Entertainment plc Sharesave Scheme	852,400	759,202
Flutter Entertainment plc Restricted Share Plan	2,519,141	2,300,661
The Stars Group Equity Plans	29,665	41,938
Betfair Long Term Incentive Plan and Deferred Share Incentive Plan	6,557	15,081

Total	3,909,775	3,534,458

24. Share-based payments (continued)

Flutter Entertainment plc Sharesave Scheme

During the year, 301,450 options were granted under the Flutter Entertainment plc Sharesave Scheme. These SAYE options must ordinarily be exercised within six months of completing the relevant savings period. In line with market practice, the exercise of these options is not subject to any performance conditions.

All employees (including Executive Directors) may be invited to apply for options to acquire shares. The purchase price for each ordinary share in respect of which an option is granted shall not be less than 75% of the closing price of the shares on the Irish and London Stock Exchanges on the dealing day last preceding the date of grant of the option or its nominal value. The aggregate maximum monthly contribution payable by an employee in connection with all Sharesave related schemes is €500/£500 (or local equivalent).

Year granted	Outstanding at 1 January 2023	Granted during year	Lapsed/cancelled during year	Exercised during year	Outstanding at 31 December 2023	Exercise price £	Exercisable before
2018	362	—	(362)	—	—	54.68	2022
2019	41,235	—	—	(41,235)	—	59.56	2023
2020	221,553	86	(15,949)	(79,414)	126,276	98.75	2024
2021	131,002	—	(20,394)	(8,819)	101,789	115.96	2025
2022	365,050	1,661	(26,230)	(149)	340,332	90.52	2026
2023	—	299,703	(15,700)	—	284,003	112.29	2027

Total	759,202	301,450	(78,635)	(129,617)	852,400

The weighted average share price at the date of exercise was £134.62 (2022: £109.55). 119,762 shares were exercisable at 31 December 2023 (2022: 51,516 shares). The fair value of the options is expensed over the period that the options vest. The average share price at the date of the awards granted during the year was £132.75. The following assumptions were used in the assessment; exercise price of £112.29, expected volatility of 45.49%, expected term until exercised 3.16 years, expected dividend yield 0.60% and risk-free interest rates of 4.46% (GBP/EUR/Other) and 4.80% (US).

Flutter Entertainment plc Long Term Incentive Plan, Medium Term Incentive Plan and Deferred Share Incentive Plan

The following share plans have been put in place to incentivise and reward for the successful delivery of the short, medium and long-term business strategy:

•	Long Term Incentive Plan (“LTIP”) which consists of restricted share awards;

•	Medium Term Incentive Plan (“MTIP”) which consists of restricted share awards; and

•	Deferred Share Incentive Plan (“DSIP”) which consists of cash and restricted share awards.

The level of award granted in each of the schemes is based on a mixture of the individual performance of the employee and the Group wide performance over the term of the award which is between one and three years.

The DSIP has cash elements which are fixed in value and are paid and expensed in the first year that the awards are issued. The cash award represents between half and two-thirds of the total award. There is no option given to elect to have these issued in shares. The cash element issued is classified as a cash bonus in the income statement and not a “cash-settled share-based payment” on the basis that the employee does not have the option to choose whether they receive cash or shares, and the award value is fixed and not based on share price movements.

The restricted share portion of the DSIP award will vest over the second and third year of the plan (fourth and fifth year in some cases).

Year granted	Outstanding at 1 January 2023	Granted during year	Lapsed/cancelled during year	Exercised during year	Outstanding at 31 December 2023	Exercise price £	Exercisable before
2016	5,409	—	—	(1,560)	3,849	—	2026
2017	17,707	—	(23)	(2,586)	15,098	—	2027
2018	76,609	—	(227)	(52,454)	23,928	—	2028
2019	137,606	—	(104)	(46,651)	90,851	—	2029
2020	30,121	—	—	(5,628)	24,493	—	2030
2021	38,959	—	—	(5,957)	33,002	—	2031
2022	111,165	—	—	(14,310)	96,855	—	2032
2023	—	213,936	—	—	213,936	—	2033

Total	417,576	213,936	(354)	(129,146)	502,012

24. Share-based payments (continued)

The weighted average exercise price for share options exercised during the year was a nominal price and at a weighted average share price at the date of exercise of £148.64 (31 December 2022: £99.19). The value of each award was calculated at the grant date and expensed over a period of up to three years in which the awards vest. The total number of shares exercisable at 31 December 2023 is 168,399 (2022: 247,259). The share price at the date of the awards granted during the year was between £132.78 - £159.15 (2022: £83.64 - £92.71 ). For the 2022 and 2023 LTIP awards which are based solely on the Relative Total Shareholder Return (“TSR”) performance measure, the Group has engaged third party valuation specialists to provide a fair value for the awards using a Monte Carlo simulation model. The key inputs in the model were the expected volatility and the share price of the Group at the date of grant of the award. The fair value of the TSR, i.e. the market value of the award was £89.15 and £27.12 for the 2023 and 2022 awards, respectively.

Flutter Entertainment plc Restricted Share Plan

During the year, 1,192,961 (2022: 1,773,132) options were granted under the Flutter Entertainment plc Restricted Share Plan.

The movements in this plan during the year ended 31 December 2023 were as follows:

Year granted	Outstanding at 1 January 2023	Granted during year	Lapsed/cancelled during year	Exercised during year	Outstanding at 31 December 2023
2017	809	—	(809)	—	—
2018	2,366	—	—	(1,699)	667
2019	33,265	—	—	(8,657)	24,608
2020	132,187	23,974	(10,105)	(64,392)	81,664
2021	439,498	8,238	(29,539)	(177,105)	241,092
2022	1,692,536	17,837	(120,041)	(405,996)	1,184,336
2023	—	1,142,912	(41,967)	(114,171)	986,774

Total	2,300,661	1,192,961	(202,461)	(772,020)	2,519,141

Awards granted under the plan in some cases vest over three and four years and in other cases vest over one and two years. Restricted shares are valued with reference to the market value of the shares on the date of grant. The value of each award was calculated at the grant date and expensed over a period of up to four years in which the awards vest. The weighted average exercise price for share options exercised during the year was a nominal price and at a weighted average share price at the date of exercise of £139.34 (31 December 2022: £103.83). The fair value at the date of the awards granted during the year was between £124.63 - £159.32 (2022: £83.64 - £116.30 ). For 249,095 of the 2023 options awarded, there is an additional component to the core award that was valued at the share price at the date of grant that allows up to a 50% increase in the award based solely on the Relative TSR performance measure. The Group has engaged third party valuation specialists to provide a fair value for the awards using a Monte Carlo simulation model. The key inputs in the model were the expected volatility and the share price of the Group at the date of grant of the award. The fair value of the TSR, i.e. the market value of the potential award was between £18.92 - £29.33.

In addition to the above, in 2021, the Group introduced an equity-settled award plan for management of the International division comprising of internal strategic milestones and a value creation element that allows employees share in the future value created in the International division vesting in two tranches in July 2023 and December 2025. The expense recognised in respect of this plan in 2023 is $5m (2022: $6m). The plan is designed to reward strategic progress over the first three years and value growth over five years. The Group engaged third party valuation specialists to provide a fair value of the value creation element of the award using a Monte Carlo simulation model. The key inputs in the model were the expected volatility and the value of the International division at the date of grant of the award. The overall fair value of the award was determined to be $19m.

FanDuel Value Creation Plan (“VCP”) and Value Creation Option Plan (“VCOP”)

In 2019, the Group introduced a plan for FanDuel employees that allows them to share in the future value created within FanDuel. The expense recognised in respect of this plan in 2023 is $0.9m (2022: $1.7m). Employees were to be awarded an allocation of units which represent a share in value created. The value of these units which represent a share in value created. The value of these units was to be determined by the value of the business in July 2021 and July 2023 compared to the benchmark.

Employees had the option to exercise 50% of these units at July 2021 at the prevailing value, or roll some or all of them to July 2023 at the prevailing value at that date. The Group has the option of settling this plan via the issuance of Flutter Entertainment plc share or cash. It has accounted for this plan as equity-settled as it has been determined since the inception of the scheme that Flutter shares represented the most likely means of settlement and is consistent with the Group’s treatment historically of the settlement of share-based payment schemes.

24. Share-based payments (continued)

The transaction to acquire an additional 37.2% of FanDuel shares on 30 December 2020 implied 100% value of $11.2bn. This is significantly in excess of the out-performance growth cap. Due to this, it was decided to fix the value of the plan in both July 2021 and July 2023 to provide certainty to employees.

As as result of the above, shares with a value of $237.9m were awarded to FanDuel employees in 2021 with shares with a value of $176m awarded to employees in 2023.

Other plans

The following share plans were acquired on the Paddy Power Betfair merger in February 2016 and were originally introduced in the Betfair group to incentivise and reward for the successful delivery of the short-term and long-term business strategy:

•	Betfair Long Term Incentive Plan (“LTIP”) which consists of restricted share awards; and

•	Betfair Deferred Share Incentive Plan (“DSIP”) which consists of cash and restricted share awards.

The schemes have awards in the form of cash and restricted shares. The level of award granted in each of the schemes was based on a mixture of the individual performance of the employee and Group-wide performance over the term of the award which was between one and three years.

Following the combination with TSG, the Group acquired a number of schemes under its Equity Incentive Plan dated 22 June 2015 (the “2015 Equity Incentive Plan”) and the Amaya Gaming Group Stock Option Plan. These plans include restricted share units (“RSU”), deferred share units (“DSU”), performance share units (“PSU”) and stock options (“options”).

In 2021, the group introduced plans for certain employees within the International segment that allow them to share in the future growth of their business. A portion of the awards vested in 2023, with the remained vesting through 2025. The total fair value of the awards are estimated to be $41m with the fair value based on forecast revenue and EBITDA growth between 2021 and 2025 and is reassessed at each reporting period. The Group has accounted for this plan as equity—settled as it has been determined that equity represents the most likely means of settlement and is consistent with the Group’s treatment historically in respect of the settlement of share-based payment schemes.

25. Financial risk management

The Group has the following risk exposures in relation to its use of financial instruments:

•	Market risk;

•	Credit risk;

•	Liquidity risk;

•	Foreign currency risk; and

•	Interest rate risk.

Set out below is information on the Group’s exposure to each of the above risks, and what its objectives, policies and processes are for measuring and managing those risks. Information is also provided on how the Group manages its capital. Quantitative disclosures in respect of these risks are included throughout these consolidated financial statements.

General

The Board of Directors has overall responsibility for the management of the Group’s risks. The Board has in place four Committees over which the Board has oversight. The primary Board Committees set up to manage risks are the Risk and Sustainability Committee and the Audit Committee. Both these Committees report regularly to the Board on their activities. The oversight of the Group’s treasury operations is performed by a Treasury Committee, chaired by the Chief Financial Officer, which reports annually to the Audit Committee on its activities. Where all relevant criteria are met, hedge accounting is applied to remove the income statement volatility between the hedging instrument and the hedged item. This will effectively result in the exposure arising from fluctuations of currency exchange rates being mitigated by the retranslation effect of designated financial instruments.

Market risk

Market risk relates to the risk that changes in prices, including sports betting prices/odds, foreign currency exchange rates and interest rates (see also ‘Foreign exchange risk’ and ‘Interest rate risk’ sections below), will impact the Group’s income or the value of its financial instruments. Market risk management has the function of managing and controlling the Group’s exposures to market risk to within acceptable limits, while at the same time ensuring that returns are optimised.

25. Financial risk management (continued)

The management of market risk is performed by the Group under the supervision of the Risk and Sustainability Committee and the Treasury Committee and according to the guidelines and policies approved by them. The Group will utilise hedges where there is an identified requirement to manage profit or loss volatility.

Sports betting prices/odds

Managing the risks associated with sportsbook bets is a fundamental part of the Group’s business. The Group has a separate Risk Department which has responsibility for the compilation of bookmaking odds and for sportsbook risk management. The Risk Department is responsible for the creation and pricing of all betting markets and the trading of those markets through their lives. A mix of traditional bookmaking approaches married with risk management techniques from other industries is applied, and extensive use is made of mathematical models and information technology. The Group has set predefined limits for the acceptance of sportsbook bet risks. Stake and loss limits are set by reference to individual sports, events and bet types. These limits are subject to formal approval by the Risk and Sustainability Committee. Risk management policies also require sportsbook bets to be hedged with third parties in certain circumstances to limit potential losses. The profits and losses recorded on sportsbook hedging activities are recorded in ‘revenue’ in the income statement.

Counterparty credit risk

The Group’s counterparty credit risk represents the risk that a financial loss may result if a counterparty to a financial instrument, a trading partner or a customer fails to meet their contractual obligations.

Trade and other receivables

The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables.

The Group’s sports betting, gaming, lottery and poker businesses are predominantly cash and card businesses where there is a requirement that the customer pays in advance when a transaction is entered into. Credit to customers is not a common feature in the business but in certain cases, credit is provided to customers. Individual credit limits are decided upon by the credit control function in the first instance after taking into account credit and background reference checks.

There is also potential credit risk regarding the collection from non-Sisal owned retail sales points. Specific procedures and strong controls exist in the selection of such sales points with operating limits in place for bet acceptance on gaming terminals when applicable as well as daily checks on credit trends and terminals can be blocked if there are any unpaid amounts.

To measure the expected credit losses, trade receivables are monitored based on credit risk characteristics and the days past due. The absence of recurring patterns for specific categories of receivables and the relative immateriality of the amounts in the context of the broader balance sheet resulted in a portfolio approach not being adopted for the purpose of impairment recognition. The estimated credit loss on trade receivables is not considered to be material. There is no material concentration of sales with individual customers.

Cash, investments, derivative financial instruments and foreign exchange forward contracts

The Group’s Treasury Policy sets conservative credit rating and tenor-based limits for exposures to financial counterparties. Any exceptions, breaches or potential breaches of such limits are referred to the Treasury Committee.

The Treasury Policy also specifies permitted instruments and the use of approved counterparties.

The Group monitors the financial strength of its counterparties through regular monitoring of credit ratings, credit default swaps and other public information, and takes action to adjust exposures to counterparties accordingly. The policy ensures that exposures to lower rated counterparties are kept to an acceptable level.

The Group has no expectation that any of its financial counterparties will fail to meet its obligations as of the reporting date and the date of this report.

25. Financial risk management (continued)

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. The cash and cash equivalents are primarily held with banks, financial institutions, money market funds, corporate and government bonds, all of which are rated investment grade, based on ratings assigned by S&P, Moody’s and Fitch. The maximum exposure to credit risk at 31 December was:

	Carrying amount
	31 December 2023 $m	31 December 2022 (Restated) $m	31 December 2021 (Restated) $m
Financial assets - restricted cash	22	16	10
Derivative financial assets	—	338	92
Cash and cash equivalents - player deposits	1,752	2,008	1,385
Investments - customer deposits	172	167	112
Trade receivables	89	116	52
Other receivables	156	114	62
Cash and cash equivalents - available for corporate use	1,497	966	1,286

Total	3,688	3,725	2,999

The maximum exposure to credit risk for trade and other receivables by geographic region at 31 December was:

	Carrying amount
	31 December 2023 $m	31 December 2022 (Restated) $m	31 December 2021 (Restated) $m
United Kingdom	42	22	46
Australia	2	10	17
US	59	42	34
Italy	89	107	—
Other	53	50	16

Total	245	231	113

Significant customers

There were no individual customers at 31 December 2023 or 31 December 2022 that represented over 10% of trade receivables.

Expected credit loss

The ageing of trade receivables at 31 December 2023 and 2022 was as follows:

	31 December 2023			31 December 2022
	Gross $m	Impairment allowance $m	Net $m	Gross $m	Impairment allowance $m	Net $m
Not past due	80	—	80	94	(1)	93
Past due 0 days to 30 days	2	—	2	9	(1)	8
Past due 31 days to 120 days	4	—	4	7	(1)	6
Past due 121 days to 365 days	3	(1)	2	9	(1)	8
More than one year	6	(5)	1	6	(5)	1

Total	95	(6)	89	125	(9)	116

The gross trade receivable balance is $95m (2022: $125m) with an allowance for impairment in respect of these receivables of $6m (2022: $9m). There were no material impairment losses during the year.

Liquidity risk

This represents the risk that the Group will be unable to meet its financial obligations as they fall due. The Group’s policy for liquidity risk management is to ensure that there is sufficient liquidity in place from available cash and borrowing facilities under normal and potentially adverse conditions.

The Group prepares regular cash projections to ensure that there is sufficient headroom available from cash and borrowing facilities to meet expected obligations over the forecasted period. The nature of the Group’s business and the potential volatility in sporting results can result in significant differences between expected and actual short-term cash flows. Consequently, a highly conservative approach is applied to cash forecasting and flexibility is built into the forecast to cover potentially adverse sporting results and the policy on investment of surplus funds ensures that funds are readily available to meet the Group’s financial obligations.

25. Financial risk management (continued)

The Group’s Treasury Policy contains a maturity ladder, with a maximum maturity on deposits of up to 12 months. Information on the overall maturity of deposits at 31 December 2023 and 2022 is set out in Note 16. It is the Group’s belief that the cash deposit balances can be withdrawn without significant penalty.

The Group has the following lines of credit:

•

a committed Revolving Credit Facility (“RCF”) of £1,000m ($1,273m) (31 December 2022: £749m ($906m)) obtained from a syndicate of banks which matures in July 2028. The RCF includes a margin of 1.75% for borrowings with a 0% interest rate floor and a utilisation fee ranging from 0.1% to 0.4% based on the proportion of drawings to the total commitment. The commitment fee on the RCF is 35% of the margin and is payable in respect of available but undrawn borrowings. The RCF is available for general corporate purposes including the refinancing of existing borrowings. As at 31 December 2023 £578m ($736m) (2022: £63m ($76m)) was the principal outstanding under the RCF. The Group has £10m of capacity reserved for the issuance of Group guarantees against the RCF as of 31 December 2023 leaving undrawn designated capacity of £412m ($525m);

•

unsecured uncommitted bank overdraft facilities for working capital purposes totalling $4m (€4m). Interest is payable thereon at the bank’s prime overdraft rate plus 0.5%. Bank overdraft facilities for certain subsidiaries of the Company are guaranteed by way of a Letter of Guarantee issued by Flutter Entertainment plc in favour of Allied Irish Banks p.l.c; and

•

unsecured uncommitted bank overdraft facilities for working capital purposes totalling $17m (£13m). Interest is payable thereon at the bank’s sterling base rate plus 3.5%. Bank overdraft facilities for certain subsidiaries of the Company are guaranteed by way of a Letter of Guarantee issued by Flutter Entertainment plc in favour of AIB Group (UK) p.l.c.

At 31 December 2023, none of the bank overdraft facilities were being utilised (31 December 2022: £nil).

The following table provides information about the terms of the Group’s financial instruments based on contractual maturities. The table is based on the undiscounted gross inflows and outflows on those derivatives that require gross settlement. For derivative cash flows based on a floating interest rate, the undiscounted amount is based on the floating interest rate in place at 31 December 2023.

	31 December 2023
	Carrying amount	Contractual cash flows	6 months or less	6 to 12 months	1 to 2 years	2 to 3 years	3 years and over
	$m	$m	$m	$m	$m	$m	$m
Non-derivative financial liabilities
Trade and other payables	2,156	2,156	2,102	33	14	3	4
Player deposits	1,786	1,786	1,786	—	—	—	—
Contingent deferred consideration	20	20	—	—	20	—	—
Borrowings	7,064	9,007	259	262	513	1,053	6,920
Put/call liability for acquisition	17	49	—	—	—	—	49
Lease liabilities	483	534	72	65	103	75	219

Total non-derivative financial liabilities	11,526	13,552	4,219	360	650	1,131	7,192

Derivative financial liabilities
Sports betting open positions	150	150	148	—	2	—	—
Swap agreements - inflows	—	(3,340)	(129)	(1,740)	(1,471)	—	—
Swap agreements - outflows	178	3,500	125	1,888	1,487	—	—

Total derivative financial liabilities	328	310	144	148	18	—	—

Total financial liabilities	11,854	13,862	4,363	508	668	1,131	7,192

25. Financial risk management (continued)

	31 December 2022 (Restated)
	Carrying amount	Contractual cash flows	6 months or less	6 to 12 months	1 to 2 years	2 to 3 years	3 years and over
	$m	$m	$m	$m	$m	$m	$m
Non-derivative financial liabilities
Trade and other payables	1,893	1,893	1,847	16	29	1	—
Player deposits	2,110	2,110	2,110	—	—	—	—
Contingent deferred consideration	22	24	—	—	—	24	—
Borrowings	6,750	8,295	235	235	470	1,653	5,702
Put/call liability acquisition	15	47	—	—	—	—	47
Lease liabilities	491	528	63	61	106	78	220

Total non-derivative financial liabilities	11,281	12,897	4,255	312	605	1,756	5,969

Derivative financial liabilities
Sports betting open positions	137	137	136	—	1	—	—
Swap agreements - inflows	(338)	(4,455)	(177)	(2,904)	(1,374)	—	—
Swap agreements - outflows	136	4,279	109	2,685	1,485	—	—

Total derivative financial liabilities	(65)	(39)	68	(219)	112	—	—

Total financial liabilities	11,216	12,858	4,323	93	717	1,756	5,969

The contingent deferred consideration payable represents management’s best estimate of the fair value of the amounts that will be payable, and may vary depending on the future performance of the acquired businesses.

Foreign currency risk

The Group is exposed to currency risk in respect of revenue, expenses, receivables, cash and cash equivalents, and other financial assets and financial liabilities (primarily borrowings, trade payables, accruals and player deposit liability) that are denominated in currencies that are not the functional currency of the entities in the Group. The currencies in which transactions are primarily denominated are pound sterling (“GBP”), euro (“EUR”), Australian dollar (“AUD”) and US dollar (“USD”).

It is Group policy to ensure that foreign currency denominated liabilities are broadly matched by foreign currency denominated assets. Surplus net foreign currency inflows are predominantly sold at spot rates. Foreign exchange impacts primarily arise on the retranslation of income and expense into the functional currency for Group reporting purposes. Subject to operating within limits stipulated in the Group’s treasury policies, and above this, Treasury Committee approval, the Group may use forward contracts, and other instruments as permitted by the Group’s treasury policies to reduce foreign currency exposure. The Group seeks to mitigate the impact of changes in currency rates by aligning to the extent possible, the currency of its borrowings (after derivatives) to the currency of EBITDA.

The Group uses derivative financial instruments for risk management and mitigation purposes. As such, any change in cash flows associated with derivative instruments is expected to be offset by changes in cash flows related to the hedged position. The Group’s derivatives are discussed in more detail in Note 22.

While the Group strives to maintain a naturally hedged balance sheet, as described in the preceding paragraphs, it remains exposed to exchange rate risk in respect of its expected future foreign currency denominated income and expenses in its foreign operations.

25. Financial risk management (continued)

Exposure

As of 31 December 2023 and 2022, the Group’s foreign currency risk exposure, based on the functional currencies of its operations, was as follows:

	31 December 2023
	EUR $m	GBP $m	AUD $m	USD $m	Other $m
Financial assets	64	16	—	181	75
Non-derivative financial liabilities	(130)	(17)	—	(832)	(9)
Derivative financial liabilities	—	—	—	(400)	(4)

Gross statement of financial position exposure	(66)	(1)	—	(1,051)	62

	31 December 2022 (Restated)
	EUR $m	GBP $m	AUD $m	USD $m	Other $m
Financial assets	64	21	—	231	56
Non-derivative financial liabilities	(161)	(54)	—	(132)	(55)
Derivative financial liabilities	—	—	—	(221)	—

Gross statement of financial position exposure	(97)	(33)	—	(122)	1

The following are the significant exchange rates that applied during the year:

	Average rate		31 December (mid-spot rate)
To 1 USD	2023	2022	2023	2022
EUR	0.924	0.949	0.905	0.933
AUD	1.505	1.439	1.468	1.469
GBP	0.804	0.808	0.785	0.826

Sensitivity analysis

A 10% increase and decrease in the value of pound sterling against the following currencies at 31 December 2023 and 2022 would have increased/(decreased) profit and equity by the amounts below as a consequence of the retranslation of foreign currency denominated assets and liabilities at those dates. The equity movement at 31 December 2023 relates mainly to foreign currency denominated goodwill and intangible assets. It is assumed that all other variables, especially interest rates, remain constant in the analysis.

	Profit		Equity
	10% increase $m	10% decrease $m	10% increase $m	10% decrease $m
31 December 2023
EUR	7	(7)	(515)	515
AUD	—	—	(109)	109
USD	105	(105)	(51)	51

31 December 2022
EUR	10	(10)	(412)	412
AUD	—	—	(70)	70
USD	12	(12)	(76)	76

The table below details the effect on profit of a 10% strengthening or weakening of the GBP-EUR or the GBP-USD exchange rates on the translated value of the USD First Lien Term Loan B, EUR First Lien Term Loan B, USD First Lien Term A and EUR First Lien Term Loan A, net of hedging with the Swap Agreements that hedge the dollar and euro debt. 10% is the sensitivity rate which represents management’s assessment of the reasonably possible change in foreign exchange rates with a nil impact given the hedging policies in place to mitigate the risk of fluctuation of coupon and principal cash flows due to changes in foreign currency and interest rates.

	-10% $m	+10% $m
GBP-EUR exchange rate	—	—
GBP-USD exchange rate	(217)	177

25. Financial risk management (continued)

Interest rate risk

The Group’s exposure to changes in interest rates includes fluctuations in the amounts of interest paid on the Group’s long-term indebtedness, as well as the interest earned on its cash and investments. The Group manages its exposure to changes in interest rates through the offsetting of exposures and the use of hedging instruments.

Profile

As of 31 December 2023 and 31 December 2022 the interest rate profile of the Group’s interest-bearing financial instruments was as follows:

	Carrying amount
	31 December 2023	31 December 2022
	$m	$m
Variable rate instruments
Financial assets – restricted cash	22	16
Cash and cash equivalents - player deposits	1,752	2,008
Cash and cash equivalents - available for corporate use	1,497	966
Borrowings	(7,064)	(6,750)
Effect of interest rate swaps	3,225	4,322

Total	(568)	562

The table below details the effect on earnings before tax of a 100 basis points strengthening or weakening of the USD SOFR, GBP SONIA and EURIBOR interest rates on the Group’s borrowings after the effect of the Group’s hedging activities. 100 basis points sensitivity is the sensitivity rate used and represents management’s assessment of a reasonably possible change in interest rates:

	Profit/(loss)
$m	-100 bps	+100 bps
SOFR	9	(9)
GBP SONIA	13	(13)
EURIBOR	10	(10)

The USD First Lien Term Loan B and the GBP First Lien Term Loan A have a floor of 0% for SOFR and SONIA respectively and as such, the interest rate cannot decrease below the margins of 2.25% and 1.75% respectively. The EUR First Lien Term Loan B and EUR First Lien Term Loan A have a floor of 0% for EURIBOR and as such, the interest rate cannot decrease below 2.5% and 2.75% respectively. The USD First Lien Term Loan B 2 has a floor of 0.5% for SOFR. Management monitors movements in interest rates by reviewing USD SOFR and EURIBOR on a quarterly basis for the First Lien Term Loan B’s and the GBP SONIA and SOFR monthly for the First Lien Term Loan A when rates are reset on these loans.

26. Capital management

The capital structure of the Group consists of cash and cash equivalents, debt finance, issued capital, reserves and retained earnings. The efficiency of the Group’s capital structure is kept under regular review by the Board.

Following discussions with our shareholders, the Board has updated our medium-term leverage ratio target to 2.0 to 2.5 times. This is a change from the previous target set during 2020 of 1.0 to 2.0 times and reflects our medium-term cash generation expectations, as well as the flexibility required to invest in some of the capital allocation opportunities we believe that we see.

The Group has the authority to buy back up to 10% of the Company’s issued share capital between the dates of its Annual General Meetings (“AGM”), subject to the annual approval of its shareholders at the Company’s AGM. Shares bought back may either be cancelled or held in treasury. The Company’s ordinary shares are also acquired on the market periodically by the Paddy Power Betfair plc Employee Benefit Trust (“EBT”) to meet the EBT’s obligations under share award schemes. These shares are held by the EBT and ownership is transferred to the EBT’s beneficiaries if and when the related share awards vest.

At 31 December 2023 and 31 December 2022, neither the Company nor any of its subsidiaries were subject to externally imposed capital requirements.

27. Fair values

Fair values versus carrying amounts

The Group has determined that the carrying values of its short-term financial assets and liabilities approximate their fair value due to the short periods to maturity of these instruments and their low credit risk.

The following are the fair values and carrying amounts of financial assets and liabilities carried at amortised cost in the statement of financial position:

	31 December 2023		31 December 2022 (Restated)
	Carrying amount	Fair value	Carrying amount	Fair value
	$m	$m	$m	$m
Assets
Trade receivables	89	89	116	116
Other receivables	156	156	114	114
Financial assets - restricted cash	22	22	16	16
Cash and cash equivalents - player deposits	1,752	1,752	2,008	2,008
Cash and cash equivalents - available for corporate use	1,497	1,497	966	966

Total assets	3,516	3,516	3,220	3,220

Liabilities
Trade and other payables	(2,157)	(2,157)	(1,892)	(1,892)
Player deposit liability	(1,786)	(1,786)	(2,110)	(2,110)
Borrowings	(7,064)	(7,119)	(6,750)	(6,791)

Total liabilities	(11,007)	(11,062)	(10,752)	(10,793)

Net	(7,491)	(7,546)	(7,532)	(7,573)

Certain of the Group’s financial assets and liabilities are measured at fair value, including at FVTPL or FVOCI, at the end of each reporting period. The following provides information about how the fair values of these financial assets and liabilities were determined as at 31 December 2023:

Financial instruments carried at fair value

Fair value hierarchy

The table below analyses recurring fair value measurements for financial assets and financial liabilities. These fair value measurements are categorised into different levels in the fair value hierarchy based on the inputs to the valuation method used. The different levels are defined as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

•	Level 3: unobservable inputs for the asset or liability.

	31 December 2023
	Level 1	Level 2	Level 3	Total
	$m	$m	$m	$m
Current investments at FVOCI - customer deposits	150	19	—	169
Investments - FVTPL	—	—	9	9

Total financial assets	150	19	9	178

Derivative financial liabilities	—	178	550	728
Non-derivative financial liabilities	—	—	37	37

Total financial liabilities	—	178	587	765

27. Fair values (continued)

	31 December 2022 (Restated)
	Level 1	Level 2	Level 3	Total
	$m	$m	$m	$m
Current investments at FVOCI - customer deposits	153	14	—	167
Investments - FVTPL	—	—	11	11
Derivatives	—	338	—	338

Total financial assets	153	352	11	516

Derivative financial liabilities	—	135	358	493
Non-derivative financial liabilities	—	—	36	36

Total financial liabilities	—	135	394	529

The fair values of other financial assets and liabilities measured at amortised cost, other than those for which the Group has determined that their carrying values approximate their fair values on the consolidated statement of financial position as at 31 December 2023 and 31 December 2022 are as follows:

	31 December 2023
	Level 1	Level 2	Level 3	Total
	$m	$m	$m	$m
First Lien Term Loan B (as defined below)	—	4,481	—	4,481

Total financial liabilities	—	4,481	—	4,481

	31 December 2022 (Restated)
	Level 1	Level 2	Level 3	Total
	$m	$m	$m	$m
First Lien Term Loans B (as defined below)	—	4,659	—	4,659

Total financial liabilities	—	4,659	—	4,659

As part of its periodic review of fair values, the Group recognises transfers, if any, between levels of the fair value hierarchy at the end of the reporting period during which the transfer occurred. There were no transfers between levels of the fair value hierarchy during the periods ended 31 December 2023 or 31 December 2022.

Valuation of Level 2 financial instruments

Borrowings

The Group has determined that the principal value of the GBP, EUR and USD First Lien Term Loan A (as defined above) approximates its fair value. The Group estimates the fair value of its First Lien Term Loan B by using a composite price derived from observable market data for a basket of similar instruments which approximates fair value.

Current investments (Bonds) - FVOCI - customer deposits

The Group has determined that the carrying value of the bonds approximates their fair value which is determined by using observable quoted prices or observable input parameters derived from comparable bonds/markets. Although the Group has determined that a number of the bonds fall within Level 1 of the fair value hierarchy, there are a class of bonds which have been classified as Level 2 due to the existence of relatively inactive trading markets for those bonds.

Derivative financial instruments

Swap agreements

The Group uses derivative financial instruments to manage its interest rate and foreign currency risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis of the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, such as yield curves, spot and forward FX rates.

To comply with the provisions of IFRS 13, Fair Value Measurement, the Group incorporates credit valuation adjustments to appropriately reflect both its own non-performance risk and the applicable counterparty’s non-performance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of non-performance risk, the Group has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

27. Fair values (continued)

Although the Group has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilise Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties.

At both 31 December 2023 and 31 December 2022, the Group assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions, determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Group determined that its valuations of its derivatives in their entirety are classified in Level 2 of the fair value hierarchy.

Level 3 fair values

Derivatives (Level 3)

Some of the Group’s financial assets and liabilities are classified as Level 3 of the fair value hierarchy because the respective fair value determinations use inputs that are not based on observable market data. As at 31 December 2023, the valuation techniques and key inputs used by the Group for each Level 3 asset or liability were as follows:

Sports betting open positions (Level 3)

Derivative financial liabilities comprise sports betting open positions. The fair value of open sports bets at the period end has been calculated using the latest available prices on relevant sporting events. Changes in the fair value of the unsettled bets are recorded in revenue in the consolidated income statement.

It is primarily based on expectations as to the results of sporting and other events on which bets are placed. Changes in those expectations and ultimately the actual results when the events occur will result in changes in fair value.

There are no reasonably probable changes to assumptions and inputs that would lead to material changes in the fair value methodology although final value will be determined by future sporting results.

Fox Option (Level 3)

On 2 October, 2019, the Group entered into an arrangement with Fox Corporation (“Fox”), pursuant to which FSG Services LLC, a wholly-owned subsidiary of Fox, has an option (the Fox Option) to acquire an 18.6% equity interest of the then outstanding investor units (the “Fastball Units”) in FanDuel Group Parent LLC (“FanDuel”). In April 2021, Fox filed an arbitration claim against the Group with respect to its option to acquire an 18.6% equity interest in FanDuel seeking the same price that the Group paid for the acquisition of the Fastball Units (37.2% of FanDuel) from Fastball Holdings LLC in December 2020. On 7 November, 2022, the arbitration tribunal determined the option price as of December 2020 to be $3.7 billion plus an annual escalator of 5%.

As of 31 December 2023, and 31 December 2022, the option price was $4.3 billion and $4.1 billion respectively. Fox has a ten-year period from December 2020 within which to exercise the Fox Option, should it wish to do so, and should Fox not exercise within this timeframe, the Fox Option shall lapse. Cash payment is required at the time of exercise and the Fox Option can only be exercised in full. Exercise of the Fox Option requires Fox to be licensed.

As of 31 December 2023, and 31 December 2022, the fair value of the Fox Option amounting to $400 million and $220 million, respectively, included in derivative financial liabilities, was determined using an option pricing model. The significant unobservable inputs were the enterprise value of FanDuel, the discount for lack of marketability (“DLOM”), the discount for lack of control (“DLOC”), implied volatility and probability of Fox getting licensed.

The enterprise value of FanDuel was determined giving an equal weight to the value indications of the discounted cash flow analysis and the guideline public company analysis. The discount rate used in the discounted cash flow analysis was 21% and 19.0% for the years ended 31 December 2023, and 31 December 2022, respectively. The enterprise value (EV)-to-revenue multiple used in the guideline public company analysis was 4.8x and 3.4x for the years ended 31 December 2023, and 5.3x and 5.0x for the year ended 31 December 2022, respectively, with the ranges of revenue multiples of selected comparable companies being 1.1x—6.2x and 1.1x—5.7x for the years ended 31 December 2023, and 31 December 2022. The median and arithmetic average for the comparable companies was 2.6x - 2.3x and 3.2x - 2.6x for the year ended 31 December 2023, and 2.1x - 2.2x and 2.6x - 2.4x for the year ended 31 December 2022. In developing the fair value measurement, management placed greater weight on multiples of peer group companies that were most directly comparable to FanDuel from within the selected guideline public companies. The key value drivers considered while assigning weights to multiples of peer group companies were profitability (profit margins), future growth prospects, and size of peer group companies, among others. The result of this calibration was that a multiple between the third quartile and high end was deemed most appropriate to develop the required fair value measurement.

Additionally, management applied a combined 35% and 40% discount for lack of marketability and lack of control for the years ended 31 December 2023, and 31 December 2022 respectively. Management estimated the DLOM considering outputs from various securities-based approaches that included the Asian Protective Put, Finnerty method and Protective put (Chaffe) method. A range of DLOMs obtained using these approaches was 13.9% to 21.6%. To cross-verify the estimated DLOM, management also conducted restricted stock studies and observed average or median DLOMs in the range of c. 10.9% to c. 45.0%. Management also considered pre-initial IPO studies that indicate median DLOMs to be potentially in a range of 6.15% to 82%, with an arithmetic average of 46.96% within the population of post-2008 IPOs considered in the study.

27. Fair values (continued)

DLOC was estimated at 18.40% and 20% using implied discounts in previous observable transactions involving FanDuel’s equity ownership and data based on Mergerstat studies for the years ended 31 December 2023, and 31 December 2022 respectively. To cross-verify the estimated DLOC, Management has calculated the implied DLOC using the control premium used in goodwill impairment studies.

The combined discounts range from 29.7% to 36% and 32% to 46.5%, with management having selected 35% and 40%, which is on the lower end of the third quartile, but above the arithmetic average as most appropriate to develop the required fair value measurement for the years ended 31 December 2023 and 31 December 2022, respectively.

The volatility was 36% and 38% for the years ended 31 December 2023 and 31 December 2022 respectively, with the volatility range of the selected comparable companies being 23.3%—58.7% for 31 December 2023 and 14.7%—62.7% for 31 December 2022. In developing the fair value measurement, the probability of a market participant submitting to and obtaining a license was estimated at 75% for the years ended 31 December 2023 and 31 December 2022 .

Changes in discount rates, revenue multiples, DLOM, DLOC, volatility and probability of Fox getting licensed, each in isolation, may change the fair value of certain of the Fox Option. Generally, an increase in discount rates, DLOM and DLOC or decrease in revenue multiples, volatility and probability of Fox getting licensed may result in a decrease in the fair value of the Fox Option. Due to the inherent uncertainty of determining the fair value of the Fox Option, the fair value of the Fox Option may fluctuate from period to period. Additionally, the fair value of the Fox Option may differ significantly from the value that would have been used had a readily available market existed for FanDuel Group LLC. In addition, changes in the market environment and other events that may occur over the life of the Fox Option may cause the losses ultimately realized on the Fox Option to be different than the unrealized losses reflected in the valuations currently assigned.

Non-derivative financial instruments (Level 3)

Investments

The Group valued its equity investments in private companies with reference to earnings measures from similar businesses in the same or similar industry and adjusts for any significant changes in the earnings multiple and the valuation. A reasonable change in assumptions would not have a material impact on fair value. Changes in the fair value of equity in private companies are recorded in financial income or financial expense in the consolidated income statement.

Contingent deferred consideration (Level 3)

Non-derivative financial liabilities include contingent consideration. The contingent consideration payable is primarily determined with reference to forecast performance for the acquired businesses during the relevant time periods and the amounts to be paid in such scenarios. The fair value was estimated by assigning probabilities to the potential payout scenarios. The significant unobservable inputs are forecast performance for the acquired businesses.

The fair value of contingent consideration is primarily dependent on forecast performance for the acquired businesses in excess of a predetermined base target. An increase and decrease of 10% in the excess over the predetermined base target during the relevant time periods would increase and decrease the value of contingent consideration at 31 December 2023 by $2m and $2m respectively (31 December 2022: $1m and $2m).

Non-controlling interest agreements

FanDuel

Boyd Interactive Holdings LLC (“Boyd”) holds a non-controlling, economic interest of 5% in FanDuel Group Parent LLC (“FanDuel”). Boyd’s investment comprises of 4.5% ownership in the form of Investor Units and the remaining in the form of warrants that allow Boyd to acquire 0.5% Investor Units, at an aggregated exercise price of $1.00, at any time until October 22, 2031. If the warrants remain unexercised at the end of exercise period, they automatically convert into such number of Investor Units that provide Boyd an additional ownership of 0.5% envisaged on exercise of such warrants.

The Group agreed a redemption mechanism with Boyd in the form of symmetrical call and put options as part of Boyd’s acquisition of ownership interest in FanDuel in 2019. The collaboration anniversary options are exercisable beginning August 1, 2028, and continuing for a period of 30 days (the “Collaboration Anniversary Exercise Period”) and expire if neither the Group nor Boyd exercise the options. The collaboration termination options are exercisable beginning on the earlier to occur of the termination and expiration of the collaboration agreement and continuing for a period of 30 days (the “Collaboration Termination Exercise Period”) and expire if neither the Group nor Boyd exercise the options. The symmetrical call and put options enable the Group to acquire Boyd’s 5% non-controlling ownership at an exercise price negotiated in good faith between them, as two unrelated, independent parties. If FanDuel and Boyd are unable to agree on an exercise price, independent appraisers are required to perform a fair market valuation exercise of Boyd’s Investor Units, without giving effect to any ‘minority discount’ or ‘liquidity discount’. The aforesaid symmetrical call and put options can be settled, at the Group’s election, in cash denominated in U.S. dollars, freely tradeable shares of Flutter listed on the Irish Stock Exchange plc or the London Stock Exchange plc or any combination thereof.

27. Fair values (continued)

Subsequent to the Flutter’s listing on NYSE in January 2024, Flutter is delisted from Irish Stock Exchange and the options can also be settled in freely tradeable shares of Flutter listed on NYSE. Flutter’s shares issued to settle the consideration cannot exceed 10% of the existing and outstanding Flutter shares as of the first date of such exercise period, in which event, the Group would settle the balance consideration in cash.

Junglee

As part of the Group’s acquisition of Junglee Games India Private Limited (“Junglee India”), through an intermediate holding company Junglee Games Inc. (“Junglee”) in 2021, a redemption mechanism in the form of a call and put options “the Junglee Options”) was agreed with two sets of non-controlling interest shareholder groups that collectively own 42.7%. The call and put options are exercisable in two tranches in 2023 and 2025, commencing on the date on which the option price is determined in accordance with the terms as set out in the shareholders agreement and ending on a date that is 30 days thereafter. The options expire if neither the Group nor the non-controlling interest shareholder groups exercise the options. The option price is based on a formula which provides equal weightage to EBITDA and Net Revenue multiples, as defined in the shareholders agreement. The options can be settled, at the Group’s election, in cash or freely tradeable shares of Flutter listed on London Stock Exchange or NYSE and are subject to cap of approximately $1,696 million minus certain deductions specified in the shareholder agreement. In July 2023, the Group completed the acquisition of a further 32.5% outstanding shares of Junglee for a cash payment of $95m. This acquisition brings the Group’s holding in Junglee to 84.8%.

Sachiko

As part of the Group’s acquisition of Sachiko Gaming Private Limited (“Sachiko”) in 2022, through Junglee India, the Group issued 5% equity interest in Junglee India to Sachiko’s previous owners as consideration. At the time of Sachiko’s acquisition, a redemption mechanism in the form of symmetrical call and put options was agreed to enable the Group to re-acquire 5% equity interest in Junglee India. The options are exercisable in two tranches, the first being within one year after the expire of the five years from the closing date as defined in the subscription agreement and the second with one year after the expiry of 10 years from the closing date as defined in the subscription agreement.

The options expire if neither the Group nor the non-controlling interest shareholder exercise the options. This allows the Group to increase its ownership interest in Junglee India to 100% in 2032. The option’s exercise price is based on a formula which provides equal weightage to EBITDA and Net Revenue multiples, as defined in the shareholders agreement. As the Group cannot avoid settling the put/call options in cash, a liability of $17m has been recorded at 31 December 2023 (31 December 2022: $15m). An increase and decrease of 10% in the forecasted target during the relevant time periods would increase and decrease the value of the option at 31 December 2023 by $2m and $2m respectively.

Movements in the year in respect of Level 3 financial instruments carried at fair value

The movements in respect of the financial assets and liabilities carried at fair value in the year to 31 December 2023 are as follows:

	Sports betting open positions	Contingent deferred consideration	Fox Option liability	Put option liability	Investments	Total
	$m	$m	$m	$m	$m	$m
Balance at 1 January 2022 (Restated)	(112)	(51)	(330)	—	7	(486)
Arising on acquisitions (Note 14)	—	—	—	(15)	—	(15)
Recognised in the income statement	5,301	6	83	—	6	5,396
Settlements	(5,327)	20	—	—	(2)	(5,309)
Foreign currency translation adjustment	—	4	27	—	—	31

Balance at 31 December 2022 (Restated)	(138)	(21)	(220)	(15)	11	(383)
Recognised in the income statement	6,586	2	(165)	—	(2)	6,421
Recognised in retained earnings				(2)		(2)
Settlements	(6,598)	—	—	—	—	(6,598)
Foreign currency translation adjustment	—	(1)	(15)	—	—	(16)

Balance at 31 December 2023	(150)	(20)	(400)	(17)	9	(578)

28. Commitments and contingencies

Guarantees

The Group has uncommitted working capital overdraft facilities of $21m (31 December 2022: $20m) with Allied Irish Banks p.l.c. These facilities are secured by a Letter of Guarantee from Flutter Entertainment plc.

The Group has bank guarantees: (i) in favour of certain gaming regulatory authorities to guarantee the payment of player funds, player prizes, and certain taxes and fees due by a number of Group companies; and (ii) in respect of certain third-party rental and other property commitments, merchant facilities and third party letter of credit facilities.

28. Commitments and contingencies (continued)

The maximum amount of the guarantees at 31 December 2023 was $322m (31 December 2022: $299m). No claims had been made against the guarantees as of 31 December 2023 (31 December 2022: $nil). The guarantees are secured by counter indemnities from Flutter Entertainment plc and certain of its subsidiary companies. The value of cash deposits over which the guaranteeing banks hold security was $29m at 31 December 2023 (31 December 2022: $27m).

As mentioned in Note 21, borrowings under the TLA Agreement and Syndicated Facility Agreement are guaranteed by the Company and certain of its operating subsidiaries.

Contingent liabilities

Austrian and German player claims

The Group has seen a number of player claims in Austria and Germany for reimbursement of historic gaming losses. The basis of these claims is rooted in the Group having provided remote services in Austria and Germany (outside of Schleswig-Holstein) from Maltese entities on the basis of multi-jurisdictional Maltese licenses, which the Group continues to believe is compliant in accordance with EU law. However, the Austrian Courts and certain German Courts consider the Group’s services non-compliant with their respective local laws. The Group strongly disputes the basis of these claims and judgements made by Austrian and German courts in awarding the player’s claims.

As of 31 December 2023, the Group recognised a provision of $16m in respect of claims that the Group expects to settle in Germany. In addition, there are further claims made against the Group amounting to €41m ($45m), the settlement of which is predicated on the merits of the case and whether the enforcement proceedings are successful in laying claim over the Group’s Maltese assets for settlement of these claims. The Group, based on advice from its legal counsel, believes such cross-border enforcement of judgements is in contravention to Maltese public policy and Regulation (EU) 1215/2012 and has not accrued any liability for these claims.

The Group has filed countersuits before the Maltese Civil Court for setting aside these claims. The defendants have also filed garnishee orders with the Maltese Civil Court to attach the Group’s Maltese assets, some of which have already been declined by the Maltese Civil Court. Should the Maltese Courts decide in favor of the Group, there would be grounds for dismissal of all pending player claims instituted against the Group. While the Group believes that it has strong arguments, at this time, the Group is unable to reasonably estimate the likelihood of the outcome due to the complexities and uncertainty around the judicial process.

Tax dispute in relation to operations in Italy

In December 2022, the Italian Tax Police initiated an investigation of the operations conducted by PokerStars business in Italy (hereinafter referred to as ‘PS Italy’), alleging that PS Italy’s server infrastructure located in Italy amounts to an Italian permanent establishment for corporate tax purposes.

PS Italy’s submissions to the Italian Tax Police note that the server and network equipment was in third party locations not at the disposal of PS Italy and performed mere auxiliary automated activities primarily put in place to provide Italian regulators with an interface for reporting of PS Italy’s revenues. Further, PS Italy did not employ or have staff locally.

A similar audit of this infrastructure in previous years, at a time when the Group had local employees, resulted in an immaterial Transfer Pricing adjustment being agreed with the Italian Tax Authorities since the Italian Supreme Court ruled that the Group did not have Italian permanent establishment.

The Group is fully co-operating with the Italian Tax Authorities competent for the issuance of a formal tax assessment (which has not yet been notified). Considering that the assessment by the Italian Tax Authorities is at an early stage and ongoing and based on currently available information at the time of issue of the consolidated financial statements, the Group is unable to make a reasonable estimate of loss or range of losses, if any, arising from the investigation by the Italian Tax Police.

Cybersecurity Incident

The Group received notice in August 2023 that certain customer and employee data was involved in the global incident involving the MOVEit file transfer software, which began when the third-party provider administering the software announced that it had identified a previously unknown vulnerability in MOVEit. The Group had previously used MOVEit to share data and manage file transfers similar to many companies globally. Once the Group was informed of the incident, we promptly undertook responsive measures, including restricting access to the affected application, launching an internal investigation in partnership with outside independent cybersecurity forensic and notifying the relevant regulators and law enforcement agencies, as well as our employees and customers, impacted by the incident. Based on this investigation and information currently known at this time, the Group cannot determine or predict the ultimate outcome of this matter or any related claims or reasonably provide an estimate or range of the possible outcome or loss, if any, though we do not expect that this incident will have a material impact on our operations or financial results. However, the Group has incurred and may continue to incur, expenses related to existing or future claims arising from this incident.

28. Commitments and contingencies (continued)

Goods and Services Tax rate applicable to operations in India

With effect from 1 October 2023, the Indian Parliament confirmed an increase in the goods and services tax (“GST”)

rate from 18% to 28% and determined the tax base should be player deposits.

India’s Goods and Services Tax Council (the “GST Tax Authorities”) is currently investigating the historical characterisation of services for taxation and therefore the GST rate applicable to products such as rummy, fantasy games and poker offered by online gaming businesses. Industry precedent for products characterised as ‘games of skill’ has been to subject them to a tax of 18% on commission charged from players, whereas the GST Tax Authorities are asserting that the products should be characterised as ‘games of chance’ and are subject to a higher tax of 28% on the amount staked by players.

The GST Tax Authorities have issued tax demand notices to several online gaming businesses. The Group operations in India (Junglee and Sachiko) have received requests from the GST Authorities for information, but have not received a tax demand notice. The lead case, the Directorate General of GST Intelligence versus Gameskraft Technologies Private Limited, for the pursual of underpaid GST of $2.6 billion, was ruled in favour of Gameskraft, the taxpayer, at the Karnataka High Court in May 2023, who found the taxes had been paid in accordance with the law, but the case is now being appealed at the Indian Supreme Court.

On 8 January 2024, the Indian Supreme Court also issued a notice to the Directorate General of GST Intelligence in response to petitions filed by the E-Gaming Federation, Games24x7 and Head Digital Works challenging the government’s decision to retrospectively impose 28% GST on amounts staked by players and directed the government and the GST department to file their response. The case remains unresolved at the time of issue of the consolidated financial statements.

Since these matters are still developing, the Group is unable to predict the outcome. As of the date of issue of the consolidated financial statements the Group is still assessing the quantum on any potential claim by the GST Tax Authorities and is unable to make a reasonable estimate of any reasonably possible loss or range of losses, if any, were the Group to receive a tax demand notice and there was an adverse final decision in the case pending before the Indian Supreme Court.

Capital commitments

Capital expenditure contracted for at the statement of financial position date but not yet incurred was as follows:

	31 December 2023 $m	31 December 2022 Restated $m
Property, plant and equipment	8	13
Intangible assets	23	11

Total	31	24

29. Related parties

There are no related party transactions requiring disclosure under IAS 24 “Related Party Disclosure” during the year ended 31 December 2023 or the year ended 31 December 2022, other than a transaction with one director and compensation of key management personnel which is set out below. Transactions between the Group and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

Transactions with Directors

There were no loans outstanding to any Director at any time during the year. Details of Directors’ remuneration, interests in share awards and share options are set out in the Directors’ Report within the Directors’ and Company Secretarys’ Shareholdings section. Other related party transactions between the Group and the Directors, all of which were conducted on an arm’s length basis and on normal commercial terms, are set out below.

Effective 1 June 2020, the Group entered into a consultancy agreement with Richard Flint, a non-executive director, pursuant to which Mr. Flint received £250,000 ($338,975) per annum for providing consultancy services to us. This consultancy agreement was terminated on 31 May 2022. For the year ended 31 December 2022, Mr. Flint received £104,167 ($128,912).

Transactions with key management personnel. This comprises of Executive Directors and Non-Executive Directors.

Key management personnel compensation is as follows:

	2023	2022 Restated
	$m	$m
Short-term employee benefits	9	5
Non-Executive Directors’ fees	2	2
Share-based payment costs	9	3

Total	20	10

The Key Management Personnel compensation includes $0.2m (FY22: $0.33m) in relation to post-employment benefits. During the current and prior period there has been no payments to directors for loss of office.

30. Group entities

The Company had the following subsidiary undertakings carrying on businesses which materially affect the profits and assets of the Group at 31 December 2023:

Name	Equity interest as at 31 December 2023	Country of incorporation	Activity	Registered office
Cyan Bidco Limited	100%	England and Wales	Holding company	1 Chamberlain Square Cs, Birmingham, B3 3AX, United Kingdom
Betfair Group Limited1	100%	England and Wales	Holding company

FanDuel Limited	95%	Scotland	Fantasy sports, R&D activities and support services	14, City Quay, Dundee, DD1 3JA, United Kingdom

The Stars Group Inc.	100%	Canada	Holding company	18 York Street, Suite 2600-C, Toronto ON M5J 0B2, Canada

TSG Interactive US Services Limited	100%	United States	Gaming and service company and IP	251 Little Falls Dr, Little Falls Drive, Wilmington, New Castle County DE 19808, United States
Betfair Interactive US	95%	USA	Financing company
Betfair Interactive US LLC	95%	USA	Sports betting and

Betfair US LLC	95%	USA	Online exchange wagering

FanDuel Group Financing LLC	95%	USA	Financing company

FanDuel Group Parent LLC	95%	USA	Holding company

FanDuel Group, Inc.	95%	USA	Holding company

FanDuel Inc.	95%	USA	Fantasy sports

HRTV LLC	95%	USA	Horse racing broadcaster

ODS Technologies LP	95%	USA	Horse racing broadcaster, betting network and advanced deposit wagering

Stars Group (US) Holdings, LLC	100%	USA	Holding company

Tombola (International) Plc	100%	Gibraltar	Gaming company	327 Main Street, Gibraltar, GX11 1AA, Gibraltar
TSE Malta LP	100%	Gibraltar	Online sports betting

CT Networks Limited	100%	Isle of Man	Games developer	33-37 Athol St, Douglas, IM1 1LB, Isle of Man
Paddy Power Holdings Limited1	100%	Isle of Man	Holding company

Bonne Terre Limited	100%	Alderney	Online gaming	5B, First Floor, St. Anne’s House, Victoria Street, Alderney, GY9 3UF, Guernsey 4 Wellington Pl, Wellington Place

Junglee Games India Private Limited	85%	India	Online skill games company	5th Floor, Tower A, Building No. 10, DLF Cyber City Phase II, DLF QE, Gurgaon, 122002, India

TSED Unipessoal LDA	100%	Portugal	R&D activities	Avenida Camilo, nº 72, Porto Concelho, Porto Freguesia , 4300 095, Bonfim, Porto, Portugal

Sisal Lotérie Maroc S.a.r.l.	100%	Morocco	Gaming company	BD DES ALMOHADES CRYSTAL 1 IMMEUBLE, A5-5 9EME ETAGE, MARINA, Casablanca, Morocco

Global Sports Derivatives Limited	100%	Ireland	Sporting events derivatives, risk management and other products

PPB Development and Insights Limited1	100%	Ireland	IP holding company	Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, D04V972, Ireland
PPB Financing Unlimited Company1	100%	Ireland	Group financing

PPB GE Limited	100%	Ireland	Online gaming

PPB Treasury Unlimited Company	100%	Ireland	Treasury and group financing

TSE Data Processing Limited	100%	Ireland	Provision of support services

TSG Interactive Services (Ireland) Limited	100%	Ireland	Service company and IP holding company	Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, D04V972, Ireland

TSG Platforms (Ireland) Limited	100%	Ireland	Provision of platform services

Betfair Romania Development S.R.L	100%	Romania	R&D activities	Building A-F, 4th Floor, 21 Decembrie 1989 Blvd, no. 77, Cluj-Napoca City, Cluj County, Romania

Sisal Juego Espana S.A	100%	Spain	Gaming company	C/ CAMOENS, 6, Local 1B, 51001, Ceuta, Spain

Atlas Holdings LLC	100%	Georgia	Holding company	Chubinashvili str, No 55, Didube-Chughureti district, Tbilisi, Georgia
Aviator LLC	100%	Georgia	Online gaming and sports betting

Halfords Media (IOM) Limited	100%	Isle of Man	Service company	Douglas Bay Complex, King Edward Road, Onchan, IM3 1DZ, Isle of Man
Naris Limited	100%	Isle of Man	Treasury company

Rational Entertainment Enterprises Limited	100%	Isle of Man	Service company

Rational Intellectual Holdings Limited	100%	Isle of Man	IP holding company

Rational FT Services Limited	100%	Isle of Man	Service company

Stars Interactive Holdings (IOM) Limited	100%	Isle of Man	Holding company

Stars Interactive Limited	100%	Isle of Man	Service company

Stars Interactive PS Holdings Limited	100%	Isle of Man	Holding company

TSG Interactive Services Limited	100%	Isle of Man	Service company

Worldwide Independent Trust Limited	100%	Isle of Man	Treasury company

Sisal Şans Interaktif Hizmetler Ve Şans Oyunlari YAT.A.Ş.2	49%	Turkey	Gaming company	izzetpaşa Mah, Abide-i Hürriyet Cad, No:162 K:2-3, Şişli/istanbul, Turkey

BetEasy Pty Limited	100%	Australia	Online gaming	Level 15, 367 Collins Street, Melbourne VIC 3000, Australia
Paddy Power Australia Pty Limited	100%	Australia	Holding company
Sportsbet Pty Limited	100%	Australia	Online sports betting

Sisal Gaming S.r.l	100%	Italy	Gaming company	Milano, Via Ugo Bassi n. 6, Italy

Sisal Italia S.p.A	100%	Italy	Gaming company

Sisal S.p.A	100%	Italy	Holding and service company

Betfair Limited	100%	England and Wales	Provision of support services	One Chamberlain Cs, Birmingham, B3 3AX, United Kingdom
Halfords Media (UK) Limited	100%	England and Wales	Service Company
Hestview Limited	100%	England and Wales	Online sports betting

Power Leisure Bookmakers Limited1	100%	England and Wales	Bookmaker, provision of platform services and IP holding company

Stars Group Holdings (UK) Limited	100%	England and Wales	Holding company

Tombola Limited	100%	England and Wales	Provision of support services and IP holding company

The Sporting Exchange Limited	100%	United Kingdom	Investment and holding company

TSE Holdings Limited	100%	England and Wales	Holding company

Betfair Italia SRL – Irish Branch	100%	Italy	Online sports betting and gaming	Piazza Tre Torri 2, 20145, Milan, Italy

Flutter Financing B.V.1	100%	Netherlands	Financing company	Prinses Beatrixlaan 582, 2595 BM , The Hague, Netherlands
Flutter Holdings B.V.	100%	Netherlands	Holding company
Stars Group Holdings B.V.	100%	Netherlands	Holding company and financing

Betfair Casino Limited	100%	Malta	Online gaming	Spinola Park - Level 2, Triq Mikiel Ang Borg, St Julian’s, SPK 1000, Malta
Betfair Holding (Malta) Limited	100%	Malta	Holding company

Polco Limited	100%	Malta	Online sports betting

PPB Counterparty Services Limited	100%	Malta	Online sports betting

PPB Entertainment Limited	100%	Malta	Online gaming

PPB Games Limited	100%	Malta	Online gaming

Reel Italy Limited	100%	Malta	Gaming Company Employing Entity

Betfair International Plc	100%	Malta	Online sports betting and gaming

TSG Interactive Gaming Europe Limited	100%	Malta	Gaming company

TSG Interactive plc	100%	Malta	Gaming company

Tombola International Malta Plc	100%	Malta	Gaming company

Sisal Albania Sh.P.K	100%	Albania	Gaming company	TIRANE, Njesia Bashkiake Nr.11, Rruga, Dritan Hoxha, Godina Pool Tower, Albania

The Stars Group Inc.	100%	Canada	Holding company	200 Bay Street, South Tower, Suite 3205, Toronto, Ontario, Canada, M5J 2J3

Junglee Games India Private Limited	85%	India	Online skill games company	55, 2nd Floor, Lane-2, Westend Marg, Saidullajab, Near Saket Metro New Delhi South Delhi, DL 110030 India

1	These companies are held directly by Flutter Entertainment plc.
2

Sisal Şans Interaktif Hizmetler Ve Şans Oyunlari YAT.A.Ş has been fully consolidated into the Group, as it has been deemed that Sisal S.p.A has control over the company due to having majority voting rights at board level and also the service agreement in place.

All subsidiary undertakings have been included in the Group Consolidated Financial Statements.

In addition to the above subsidiary undertakings, the Group utilises an employee trust, The Paddy Power Betfair plc Employee Benefit Trust, with a registered address at 12 Castle Street, St Helier, Jersey, JE2 3RT, and which holds shares under the share award schemes.

31. Changes in presentation currency and accounting policy

In restating the Group financial statements for 2022, the reported information was converted to US dollar from pound sterling using the following procedures:

•	Assets and liabilities denominated in non-US dollar currencies were translated into US dollars at the relevant closing rates of exchange;

•	Non-US dollar income and expenditure were translated at the average rates of exchange prevailing for the relevant periods; and

•	Share capital, share premium and the other reserves were translated at the historic rates of exchange prevailing on the date of each transaction.

•

The cumulative foreign translation reserve was set to nil at 1 January 2016, as the foreign currency translation reserve was immaterial at this date and has been restated on the basis that the Group has reported in US dollar since then.

In addition, as described in Note 3, the Group reviewed and amended certain accounting policies in the current year. As a result, certain line items have been amended in the comparative consolidated income statement, the consolidated statement of financial positions and related notes no the financial statements.

Consolidated Income Statement

	2022	2022	2022	2022	2022
			Fox Option	Cost allocation	Restated
	£m	$m	$m	$m	$m
Revenue	7,693	9,449	—	—	9,449
Cost of sales	(3,146)	(3,860)	—	(935)	(4,795)

Gross profit	4,547	5,589	—	(935)	4,654
Operating costs excluding depreciation, amortisation and (loss)/gain on disposal	(3,629)	(4,460)	—	4,460	—
Amortisation of acquisition-related intangible assets	(608)	(750)	—	750	—
Depreciation and amortisation of other assets	(369)	(452)	—	452	—
(Loss)/gain on disposal	(1)	(1)	—	1	—
Technology, research and development expenses	—	—	—	(489)	(489)
Sales and marketing expenses	—	—	—	(3,010)	(3,010)
General and administrative expenses	—	—	—	(1,229)	(1,229)

Operating loss	(60)	(74)	—	—	(74)
Financial income	22	25	83	—	108
Financial expense	(237)	(287)	—	—	(287)

Loss before tax	(275)	(336)	83	—	(253)
Tax expense	(30)	(39)	—	—	(39)

Loss for the period	(305)	(375)	83	—	(292)

Consolidated Statement of Comprehensive Income

	2022	2022
		Restated
	£m	$m
Loss for the year	(305)	(292)

Other comprehensive income/(loss):
Items that are or may be reclassified subsequently to profit or loss:
Effective portion of changes in fair value of cash flow hedges	211	276
Fair value of cash flow hedges transferred to the income statement	(183)	(239)
Foreign exchange gain/(loss) on net investment hedges, net of tax	(113)	(146)
Foreign exchange (loss)/gain on translation of the net assets of foreign currency denominated entities	371	(966)
Debt instruments at FVOCI	(3)	(3)

Other comprehensive (loss)/income	283	(1,078)

Total comprehensive loss for the year	(22)	(1,370)

31. Changes in presentation currency and accounting policy (continued)

Consolidated Statement of Financial Position

	2021	2021	2021	2021	2021
			Fox Option	Trust adjustment	Restated
	£m	$m	$m	$m	$m
Assets
Property, plant and equipment	208	281	—	—	281
Right-of-use asset	243	329	—	—	329
Intangible assets	4,876	6,592	—	—	6,592
Goodwill	9,347	12,638	—	—	12,638
Deferred tax assets	8	11	—	—	11
Non-current tax receivable	22	29	—	—	29
Investments at FVTPL	6	7	—	—	7
Derivative financial assets	68	92	—	—	92
Other receivables	29	40	—	—	40

Total non-current assets	14,807	20,019	—	—	20,019

Trade and other receivables	204	275	—	—	275
Cash and cash equivalents — player deposits	678	917	—	468	1,385
Financial assets — restricted cash	7	10	—	—	10
Cash and cash equivalents — available for corporate use	951	1,286	—	—	1,286
Current investments at FVOCI — player deposits	83	112	—	—	112
Current tax receivable	46	62	—	—	62

Total current assets	1,969	2,662	—	468	3,130

Total assets	16,776	22,681	—	468	23,149

Equity
Issued share capital and share premium	478	552	—	—	552
Shares held by Employee Benefit Trust	(4)	(7)	—	—	(7)
Cash flow hedge reserve	23	30	—	—	30
Other reserves	(62)	(522)	(13)	—	(535)
Retained earnings	9,816	13,807	(317)	—	13,490

Total equity attributable to equity holders of the Parent	10,251	13,860	(330)	—	13,530
Non-controlling interest	38	51	—	—	51

Total equity	10,289	13,911	(330)	—	13,581

Liabilities
Trade and other payables	1,097	1,483	—	14	1,497
Player deposit liability	721	974	—	443	1,417
Derivative financial liability	74	100	—	11	111
Provisions	71	96	—	—	96
Current tax payable	42	57	—	—	57
Lease liability	47	64	—	—	64
Borrowings	22	29	—	—	29

Total current liabilities	2,074	2,803	—	468	3,271

Trade and other payables	20	27	—	—	27
Derivative financial liabilities	55	74	330	—	404
Provisions	48	65	—	—	65
Deferred tax liabilities	498	673	—	—	673
Non-current tax payable	25	35	—	—	35
Lease liability	217	294	—	—	294
Borrowings	3,550	4,799	—	—	4,799

Total non-current liabilities	4,413	5,967	330	—	6,297

Total liabilities	6,487	8,771	330	468	9,569

Total equity and liabilities	16,776	22,681	—	468	23,149

31. Changes in presentation currency and accounting policy (continued)

	2022	2022	2022	2022	2022
			Fox Option	Trust adjustment	Restated*
	£m	$m	$m	$m	$m
Assets
Property, plant and equipment	347	419	—	—	419
Right-of-use asset	355	431	—	—	431
Intangible assets	5,880	7,116	—	—	7,116
Goodwill	10,860	13,142	—	—	13,142
Deferred tax assets	67	81	—	—	81
Non-current tax receivable	13	16	—	—	16
Investments at FVTPL	9	11	—	—	11
Derivative financial assets	—	—	—	—	—
Other receivables	39	47	—	—	47

Total non-current assets	17,570	21,263	—	—	21,263

Trade and other receivables	345	418	—	—	418
Derivative financial assets	280	338	—	—	338
Cash and cash equivalents — player deposits	1,293	1,564	—	444	2,008
Financial assets — restricted cash	13	16	—	—	16
Cash and cash equivalents — available for corporate use	798	966	—	—	966
Current investments at FVOCI — player deposits	138	167	—	—	167
Current tax receivable	46	55	—	—	55

Total current assets	2,913	3,524	—	444	3,968

Total assets	20,483	24,787	—	444	25,231

Equity
Issued share capital and share premium	485	561	—	—	561
Shares held by Employee Benefit Trust	—	(1)	—	—	(1)
Cash flow hedge reserve	51	67	—	—	67
Other reserves	300	(1,534)	14	—	(1,520)
Retained earnings	9,373	13,261	(234)	—	13,027

Total equity attributable to equity holders of the Parent	10,209	12,354	(220)	—	12,134
Non-controlling interest	128	155	—	—	155

Total equity	10,337	12,509	(220)	—	12,289

Liabilities
Trade and other payables	1,533	1,856	—	12	1,868
Player deposit liability	1,395	1,687	—	423	2,110
Derivative financial liability	145	175	—	9	184
Provisions	47	57	—	—	57
Current tax payable	75	92	—	—	92
Lease liability	85	103	—	—	103
Borrowings	36	43	—	—	43

Total current liabilities	3,316	4,013	—	444	4,457

Trade and other payables	51	61	—	—	61
Derivative financial liabilities	74	89	220	—	309
Provisions	68	82	—	—	82
Deferred tax liabilities	759	920	—	—	920
Non-current tax payable	15	18	—	—	18
Lease liability	321	388	—	—	388
Borrowings	5,542	6,707	—	—	6,707

Total non-current liabilities	6,830	8,265	220	—	8,485

Total liabilities	10,145	12,278	220	444	12,942

Total equity and liabilities	20,483	24,787	—	444	25,231

31. Changes in presentation currency and accounting policy (continued)

Consolidated Statement of Cash Flows

	2022	2022
		Restated
	£m	$m
Cash flows from operating activities
Profit/(loss) for the Year	(305)	(292)
Tax expense	30	39
Financial income	(22)	(108)
Financial expense	237	287
Depreciation and amortisation of other assets	369	452
Amortisation of acquisition related intangible assets	608	750
Employee equity-settled share-based payments expense	153	185
Foreign currency exchange gain	(18)	(69)
Loss/(gain) on disposal	1	1

Cash from operations before changes in working capital	1,053	1,245
Increase in trade and other receivables	(43)	(41)
Increase in trade, other payables and provisions	139	104
Movement in cash and cash equivalents - player deposits	311	370

Cash generated from operating activities	1,460	1,678
Taxes paid	(163)	(199)

Net cash from operating activities	1,297	1,479

Cash flows from investing activities:
Purchase of property, plant and equipment	(101)	(122)
Purchase of intangible assets	(85)	(100)
Capitalised internal development expenditure	(202)	(257)
Purchase of businesses net of cash acquired	(1,676)	(2,095)
Payment of contingent deferred consideration	(15)	(20)
Acquisition of further interest in subsidiary	(204)	(251)
Interest received	6	7
Other	5	7

Net cash used in investing activities	(2,272)	(2,831)

Cash flows from financing activities:
Proceeds from the issue of shares on exercise of employee options	7	9
Dividend paid to Non-controlling interest	(5)	(7)
Payment of lease liabiltiies	(72)	(89)
Payment of lease interest	(13)	(16)
Interest paid	(143)	(164)
Lease incentives received	5	12
Proceeds from borrowings	4,021	4,764
Repayment of borrowings	(2,315)	(2,646)
Financing fees paid in respect of borrowing facilities	(75)	(84)
Ordinary shares of the Company acquired by the Employee Benefit Trust	(3)	(3)

Net cash (used in)/from financing activities	1,407	1,776

Net increase in cash and cash equivalents	432	423
Cash and cash equivalents at start of year	1,629	2,671
Foreign currency exchange gain /(loss) on cash and cash equivalents	30	(120)

Cash and cash equivalents at end of year	2,091	2,974

*	The above Consolidated Statement of Cash Flow includes the Fox Option, as well as the inclusion of the Trust cash balances.

32. Events after the reporting date

Acquisition of MaxBet

In January 2024, in respect of the acquisition of a 51% stake in MaxBet for a purchase consideration of €141m ($180m). The acquisition agreement includes an option to acquire the further 49% in 2029. The acquisition accounting has not been completed as of 26 March 2024 and therefore no further disclosures have been included within the financial statements for the year ended 31 December 2023.

March 2024 Term Loan B refinancing

On 14 March 2024, the Group entered into the First Incremental Assumption Agreement (the “Assumption Agreement”) to the TLA/TLB/RCF Agreement dated 24 November 2023 (as amended, the “Credit Agreement”).

After giving effect to the Assumption Agreement, the aggregate principal amount of Term B loans outstanding under the Credit Agreement will increase by $514 million (the “First Incremental Term B Loans”), which shall be fungible with the existing Term B loans outstanding under the Credit Agreement. The First Incremental Term B Loans will refinance a corresponding amount of Term B loans originally due to mature 22 July 2028 incurred by the Group pursuant to the Term Loan B Agreement.

Segmental reporting change

From 1 January 2024, PokerStars US will be included in the International division for reporting purposes to align with how the business will be managed.

5.	FLUTTER ENTERTAINMENT PLC ENTITY FINANCIAL STATEMENTS

Company Statement of Financial Position

As at 31 December 2023

	Note	31 December 2023 £m	31 December 2022 £m
Assets
Property, plant and equipment	4	29	32
Right-of-use assets[1]	13	48	58
Intangible assets	5	3	3
Goodwill	6	18	18
Financial assets	7	14,826	16,619
Deferred tax assets	10	—	1

Total non-current assets		14,924	16,731

Trade and other receivables	8	373	127
Corporation tax receivable		1	—
Cash and cash equivalents	9	6	8

Total current assets		380	135

Total assets		15,304	16,866

Equity
Issued share capital and share premium	11	495	485
Other reserves	11	396	331
Retained earnings	11	12,326	15,239

Total equity		13,217	16,055

Liabilities
Trade and other payables	12	2,025	737
Derivative financial liabilities	12	3	4
Lease liability	13	9	10

Total current liabilities		2,037	751

Lease liability	13	50	60

Total non-current liabilities		50	60

Total liabilities		2,087	811

Total equity and liabilities		15,304	16,866

[1]

Right-of-use asset was previously included within Property, plant and equipment, it has now been disclosed separately in the Statement of Financial Position and the notes to the Financial Statements, to align with current year presentation.

Company profit and loss

As permitted by section 304 of the Companies Act 2014, no separate profit and loss account is presented in respect of the Company. The Company recorded a loss for the year ended 31 December 2023 of £2,851m (year ended 31 December 2022: loss of £579m).

Notes 1 to 19 on pages 128 to 138 form an integral part of these financial statements.

On behalf of the Board

/s/ Peter Jackson	/s/ Paul Edgecliffe-Johnson
Peter Jackson	Paul Edgecliffe-Johnson
Chief Executive Officer	Chief Financial Officer
26 March 2024

Company Statement of Changes in Equity

For the year ended 31 December 2023

					Shares
	Number of	Issued share		Foreign currency	held by
	ordinary shares	capital and	Undenominated	translation	Employee	Share based	Retained
	in issue millions	share premium	capital	reserve	Benefit Trust	payments reserve	earnings	Total equity
Attributable to shareholders of the Company	#	£m	£m	£m	£m	£m	£m	£m
Balance at 1 January 2023	176	485	3	130	—	198	15,239	16,055

Loss for the year	—	—	—	—	—	—	(2,851)	(2,851)

Shares issued on exercise of employee share options	1	10	—	—	—	—	—	10
Ordinary shares of the Company acquired by the Employee Benefit Trust	—	—	—	—	(174)	—	—	(174)
Equity-settled transactions – expense recorded in income statement	—	—	—	—	—	177	—	177
Equity-settled transactions – vesting	—	—	—	—	174	—	(174)	—
Transfer to retained earnings on exercise of share options	—	—	—	—	—	(112)	112	—

Total contributions by and distributions to owners of the Company	1	10	—	—	—	65	(62)	13

Balance at 31 December 2023	177	495	3	130	—	263	12,326	13,217

Notes 1 to 19 on pages 128 to 138 form an integral part of these financial statements.

Company Statement of Changes in Equity

For the year ended 31 December 2022

	Number of ordinary			Foreign currency	Shares
	shares in issue	Issued share capital	Undenominated	translation	held by Employee	Share-based	Retained
	millions	and share premium	capital	reserve	Benefit Trust	payment reserve	earnings	Total equity
Attributable to equity holders of the Company	#	£m	£m	£m	£m	£m	£m	£m
Balance at 1 January 2022	176	478	3	130	(4)	123	15,784	16,514

Loss for the year	—	—	—	—	—	—	(579)	(579)

Shares issued on exercise of employee share options	—	7	—	—	—	—	—	7
Ordinary shares of the Company acquired by the Employee Benefit Trust	—	—	—	—	(3)	—	—	(3)
Equity-settled transactions – expense recorded in income statement	—	—	—	—	—	116	—	116
Equity-settled transactions – vesting	—	—	—	—	7	—	(7)	—
Transfer to retained earnings on exercise of share options	—	—	—	—	—	(41)	41	—
Total contributions by and distributions to owners of the Company	—	7	—	—	4	75	34	120

Balance at 31 December 2022	176	485	3	130	—	198	15,239	16,055

Notes 1 to 19 on pages 128 to 138 form an integral part of these financial statements.

Notes to the Company Financial Statements

1. Basis of preparation and summary of significant accounting policies

Flutter Entertainment plc (the “Company”) is the Parent Company of the Flutter Entertainment Group, which is engaged in offering sports betting and business to business services as well as services provided to other group companies. The Company is incorporated in Ireland with its registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland.

The financial statements of Flutter Entertainment plc for the year ended 31 December 2023 were approved by the Board of Directors on 26 March 2024. These financial statements have been prepared under the historical cost convention, except for the revaluation of financial instruments, in accordance with the Companies Act 2014 and GAAP in the Republic of Ireland (Financial Reporting Standard 101 Reduced Disclosure Framework (FRS 101)). The Company functional and presentation currency is GBP, and all amounts in the financial statements have been rounded to the nearest million.

These individual financial statements have been prepared on a going concern basis, which presumes that the Company has adequate resources to remain in operation and that the Directors intend it to do so, for at least one year from the date the financial statements are signed. As the Company is part of a larger group it participates in the Group’s centralised treasure arrangements and so shares banking arrangements with its subsidiaries.

In accordance with the exemption permitted by section 304 of the Companies Act 2014, the Company has not presented its own profit and loss accounts or statement of comprehensive income.

The following exemptions from the requirements of IFRS have been applied in preparation of these financial statements of the Company in accordance with FRS 101:

a.	a cash flow statement and related notes;

b.	disclosures in respect of transactions with wholly owned subsidiaries;

c.	disclosures in respect of capital management;

d.	the effects of new but not yet effective IFRS standards;

e.	the comparative period reconciliations for right of use assets, property, plant and equipment and intangible assets;

f.	the disclosures in respect of the compensation of Key Management Personnel;

g.	disclosures of transactions with a management entity that provides Key Management Personnel services to the Company; and

h.	certain disclosures regarding revenue.

As the consolidated financial statements of Flutter Entertainment plc, which are available from the registered office, include the equivalent disclosures, the Company has also taken the exemptions under FRS 101 in respect of certain disclosures required by IFRS 2 “Share-based payments”, IAS 36 “Impairment of assets”, IFRS 3 “Business Combinations”, IFRS 13 “Fair Value Measurement”.

The Company recorded a loss for the year of £2,851m (2022: loss of £579m).

Going Concern

The company is in a net current liability position of £1,657m at 31 December 2023 (31 December 2022: £616m) primarily as a result of net amounts owed to fellow Group companies of £1,600m. The Directors have considered the available financial resources for the Company and have obtained confirmations from fellow Group companies that amounts due will not be called upon within 12 months.

The Company’s forecasts for 2024 and beyond indicate that it will continue to have significant financial resources for at least a period of 12 months from the date of approval of these financial statements.

Having given regard to the above, the Directors are satisfied that there are no material uncertainties with regards to the going concern of the Company and as a result have a reasonable expectation that the company has adequate resources to continue in operational existence for a period of at least 12 months from the date of approval of these financial statements, and therefore it continues to adopt the going concern basis of accounting in preparation of its financial statements.

Property, plant and equipment

The Company’s accounting policy are the same as the Group’s accounting policies, where property, plant and equipment is stated at historical cost less accumulated depreciation and impairment losses. Further details on the policy is set out in note 3 to the consolidated financial statements.

Right-of-use asset was previously included within Property, plant and equipment, it has now been disclosed separately in the Statement of Financial Position and the notes to the Financial Statements, to align with current year presentation.

Intangible assets

The Company’s accounting policies are the same as the Group’s accounting policies; intangible assets, principally comprising licences and computer software, are capitalised at cost and amortised over their estimated useful economic lives on a straight-line basis. Further details on the policy is set out in note 3 to the consolidated financial statements.

Financial assets

Investments held as fixed assets are stated at cost less any provisions from impairment. Investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments are calculated such that the carrying value of the fixed asset investment is the lower of its cost or recoverable amount. Recoverable amount is the higher of its fair value less costs of disposal and its value-in-use. The Company accounts for common control transactions at cost.

Included within financial assets are capital contributions representing share-based payment awards made to employees of certain of the Company’s subsidiaries.

Goodwill

Goodwill recognised under Irish Generally Accepted Accounting Practice (“GAAP”) prior to the date of transition to IFRS is stated at net book value as at the transition date. Goodwill recognised subsequent to 1 January 2014, representing the excess of purchase consideration over the fair value of net identifiable assets acquired defined in accordance with IFRS 3 Business Combinations, is capitalised. Goodwill is initially recognised as an asset at cost and is thereafter measured at cost less any accumulated impairment losses. Goodwill is not amortised but is tested for impairment annually which is in line with the Group accounts.

For goodwill, and intangible assets that have indefinite useful lives (such as certain licences and brands) or that are not yet available for use, the recoverable amount is estimated each year at the same time. The recoverable amount of an asset or cash generating unit is the higher of fair value less costs to sell or its value-in-use. In assessing value-in-use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash generating unit”, or “CGU”). An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in the profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro-rata basis

Trade and other payables

Trade and other payables are measured at amortised cost.

Trade and other receivables

Trade and other receivables are stated at their nominal value as reduced by appropriate allowances for expected credit loss.

Derivative financial instruments

The Company holds certain derivative financial instruments which are initially recognised at fair value.

Sports betting open positions

Amounts received from customers on sportsbook events that have not occurred by the year end are derivative financial instruments and have been designated by the Company on initial recognition as financial liabilities at fair value through profit or loss.

Employee benefits

Pensions

The Company operates a number of defined contribution schemes under which the Company pays fixed contributions to a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions are recognised as an expense in the income statement as the service is received. Prepaid contributions are recognised as an asset to the extent that a cash refund or reduction in future payments is available.

Share-based payments

The Company operates equity-settled long-term and medium-term incentive plans for selected senior executives and other key management under which they are conditionally awarded shares or options over Company shares which vest upon the achievement of predetermined targets and/or future service periods.

The Company operates an equity-settled share save scheme (“SAYE”) for employees under which employees acquire options over Company shares at a discounted price subject to the completion of a savings contract.

Where the Company grants options over its own shares to the employees of its subsidiaries, it recognises in its individual financial statements an increase in the cost of investment in its subsidiaries (unless reimbursed) equivalent to the equity-settled share-based payment charge recognised in its consolidated financial statements with the corresponding credit being recognised directly in equity. Amounts subsequently recharged to the subsidiary or reimbursed by the subsidiary are recognised as a reduction in the cost of investment in subsidiary. When the cost of investment in subsidiary has been reduced to nil, the excess is recognised as a dividend/creditor.

Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The company assess the requirements of IFRS 16, Leases, in line with the Groups accounting policy choices. There is no deviation in the company only accounts from the measurement of the lease liability or the lessor accounting.

Tax

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of the previous year.

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to apply to temporary differences when they reverse, based on laws that have been enacted or substantively enacted at the reporting date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reviewed at each reporting period and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Deferred tax assets and liabilities are offset to the extent that they relate to income taxes levied by the same taxation authority.

Foreign currencies

Transactions in foreign currencies are translated at the relevant foreign exchange rate ruling at the date of the transaction. Non-monetary assets that are carried at historical cost are not subsequently retranslated. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into GBP at the foreign exchange rates ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement.

Repurchase of share capital (treasury shares)

When share capital recognised as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, is recognised as a deduction from equity. The repurchased shares are classified as treasury shares and are presented as a deduction from total equity. Transaction costs relating to the purchase by the Company of its own shares are recognised directly in retained earnings. When treasury shares are sold or reissued subsequently, the amount received is recognised as an increase in equity, and any resulting surplus on the transaction is recognised in share premium.

Where the Company purchases its own shares and subsequently cancels those shares, the cost of the shares cancelled is written off directly to retained earnings.

Parent company guarantees

The Company has guaranteed the repayment of the principal sum, any associated premium and interest on specific loans due by certain subsidiary undertakings primarily to third parties. The liability for a financial guarantee contract is initially measured at fair value and subsequently measured at the higher of the contract’s estimated expected credit loss and the amount initially recognised less, where appropriate, cumulative amortization.

Dividends

Dividends on ordinary shares are recognised in equity in the period in which they are approved by the Company’s shareholders, or, in the case of the interim dividend, when it has been approved by the Board of Directors and paid.

Critical accounting estimates and judgements

The preparation of annual financial statements in conformity with FRS 101 requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in material adjustment to the carrying amount of assets and liabilities within the next financial year is set out below.

Measurement of the recoverable amount of investments in subsidiaries

The Group reviews the carrying value of investments in subsidiaries for impairment annually (or more frequently if there are indications that the value of investments may be impaired) by comparing the carrying values with their recoverable amounts (being the higher of value-in-use and fair value less costs to sell). The impairment review is performed on a “value-in-use” basis, which requires estimation of future net operating cash flows, the time period over which they will occur, an appropriate discount rate and an appropriate growth rate. Certain of these estimates and assumptions are subjective in nature.

2. Employee expenses and numbers

	2023 £m	2022 £m
Wages and salaries	31	29
Social security costs	3	3
Defined contribution pension and life assurance costs	—	—
Share-based payments expense (see below)	—	—
Other staff costs	2	2

Total employee costs	36	34

The average number of persons employed by the Company (including Executive Directors), all of whom were involved in the provision of sports betting and gaming services, during the year was:
	1,187	1,226

Details of the remuneration of Directors are set out in note 29 of The Group Financial Statements.

Summary of share-based payments expense

The share-based payments expense in the profit and loss account in respect of the Company’s share schemes for the year ended 31 December 2023 is £0.2m (2022: £0.4m)

3. Statutory information

In accordance with the requirements of Companies Act 2014, reference s322, the auditor’s remuneration figures presented below represent fees paid to KPMG Ireland only and are exclusive of value-added tax. The fees paid in 2023 to the statutory auditor of £0.1m (2022: £0.1m) and other non-audit services of £0.1m (2022: £0.1m). Audit relates to the audit of the Company financial statements only. Audit fees borne by the Company in relation to the audit by KPMG Ireland of the Group and subsidiary companies are classified as other assurance services.

	2023 £m	2022 £m
Audit	—	—
Other assurance services	10	3
Other non-audit services	—	—

Total	10	3

4. Property, plant and equipment

	Land, buildings and leasehold improvements £m	Fixtures and fittings £m	Computer equipment £m	Total £m
Cost
Balance at 1 January 2023	37	99	19	155
Additions	—	2	4	6
Disposals	(2)	(8)	(1)	(11)

Balance at 31 December 2023	35	93	22	150

Depreciation
Balance at 1 January 2023	28	80	15	123
Depreciation charges	1	5	1	7
Disposals	(2)	(6)	(1)	(9)

Balance at 31 December 2023	27	79	15	121

Net book value
At 31 December 2022	9	19	4	32

At 31 December 2023	8	14	7	29

The net book value of land, buildings and leasehold improvements at 31 December 2023 includes £4m (2022: £5m) in respect of leasehold improvements.

5. Intangible assets

The movements during the prior year and current year in respect of intangible assets, which comprise licences and computer software, were as follows:

	Licences £m	Computer software £m	Total £m
Cost
Balance at 1 January 2023	1	8	9
Additions	—	1	1
Transfers	—	—	—
Disposals	—	—	—

Balance at 31 December 2023	1	9	10

Amortisation
Balance at 1 January 2023	1	5	6
Amortisation charge	—	1	1
Transfers	—	—	—
Disposals	—	—	—

Balance at 31 December 2023	1	6	7

Net book value
Balance at 31 December 2022	—	3	3

Balance at 31 December 2023	—	3	3

6. Goodwill

Goodwill £m
Balance at 31 December 2022	18

Balance at 31 December 2023	18

The goodwill balance as at 31 December 2023 arose from the assets acquired as part of the amalgamation of three bookmaking businesses to form Paddy Power in 1988 and subsequent acquisitions of licensed book making shops in Ireland. The goodwill balance as at 31 December 2023 is allocated to the UKI cash generating unit, being the lowest level of asset for which there are separately identifiable cash flows (see Note 13 to the consolidated financial statements).

The accumulated amortisation balance at 31 December 2023 is £4m (2022: £4m). Under FRS 101, goodwill is not amortised but is instead tested for impairment annually. The most recent test for impairment was performed at 31 December 2023 and is detailed in Note 13 to the consolidated financial statements within the UKI cash generating unit.

7.	Financial assets

Unlisted investments in subsidiary companies £m
Balance at 1 January 2022	16,682
Additional investments in subsidiaries	1,509
Impairment	(1,680)
Capital contribution in respect of share-based payments	108
Amounts received in respect of share-based payments	—

Balance at 31 December 2022	16,619
Additional investments in subsidiaries	1,004
Impairment	(2,830)
Capital contribution in respect of share-based payments	170
Amounts received in respect of share-based payments	(137)

Balance at 31 December 2023	14,826

In the opinion of the Directors, the value to the Company of the unlisted investments in and capital contributions to subsidiary companies at 31 December 2023 is not less than the carrying amount of £14,826m (2022: £16,619m).

The Company’s principal subsidiaries are listed in Note 30 to the consolidated financial statements.

The increase in investments in subsidiary companies in 2022 and 2023 is due to various internal restructuring of subsidiaries, as well as share based payment awards made to employees of certain of the Company’s subsidiary undertakings.

An impairment charge has arisen as a result of various subsidiary restructuring activities. The recoverable amount of the impaired subsidiaries was estimated based on value in use calculations using cash flow projections for a five-year period. Pre-tax discount rates of 12.6% to 14% and terminal growth rates of 2.5% to 2.6% have been applied to the various projected cash flows.

Amounts received in respect of share-based payments relates to share based payment awards made to employees of certain of the Company’s subsidiary undertakings.

8. Trade and other receivables

Current assets

	31 December 2023 £m	31 December 2022 £m
Trade and other receivables
Prepayments	8	4
Amounts owed by fellow Group companies	365	123

Total	373	127

[1]	There were no past due or impaired receivables from group companies at 31 December 2023 (2022:Nil) and any expected credit loss is not material.

9. Cash and cash equivalents

Cash and cash equivalents are analysed by currency as follows:

	31 December 2023 £m	31 December 2022 £m
GBP	—	2
EUR	5	5
USD	—	—
Other	1	1

Total	6	8

There was no cash on deposit at 31 December 2023 and 31 December 2022.

10. Deferred tax assets and liabilities

Deferred tax is attributable to the following:

	31 December 2023 £m	31 December 2022 £m
Property, plant and equipment	—	1

Movement in temporary differences during the year:

	2023 £m	2022 £m
Balance at 1 January	1	—

Recognised in income	(1)	1

Balance at 31 December	—	1

All the above deferred tax balances are in respect of Irish corporation tax.

11. Share capital and reserves

The total authorised share capital of the Company comprises 300,000,000 ordinary shares of €0.09 each (2022: 300,000,000 ordinary shares of €0.09 each). All issued share capital is fully paid. The holders of ordinary shares are entitled to vote at general meetings of the Company on a one vote per share held basis. Ordinary shareholders are also entitled to receive dividends as may be declared by the Company from time to time.

Transactions during the year ended 31 December 2023:

•	A total of 916,747 ordinary shares were issued as a result of the exercise of employee share options, giving rise to share capital and share premium of £10m.

Transactions during the year ended 31 December 2022:

•	A total of 465,782 ordinary shares were issued as a result of the exercise of employee share options, giving rise to share capital and share premium of £7m.

Equity reserves

Equity reserves at 31 December 2023 and 31 December 2022 include the following classes of reserves:

Undenominated capital

Undenominated capital of £3m (2022: £3m) which relates to the nominal value of shares in the Company acquired by the Company and subsequently cancelled, and the nominal value of shares in the Company cancelled as part of the return of capital to shareholders, and an amount of £0.2m (2022: £0.2m) which arose on the redenomination of the ordinary share capital of the Company at the time of conversion from Irish pounds to euro.

Foreign exchange translation reserve

The foreign exchange translation reserve of £130m (2022: £130m) arose as a result of the Company changing its functional currency and presentation currency from euro to pound sterling with effect from 1 January 2018.

Share-based payments reserve

In 2023, an amount of £112m (2022: £41m) in respect of share options exercised during the year was transferred from the share-based payment reserve to retained earnings.

12. Trade and other payables and derivative financial liabilities

Current liabilities

	31 December 2023 £m	31 December 2022 £m
Trade and other payables
Trade payables	5	2
PAYE and social security	3	1
Value-added tax	2	3
Betting duty	3	4
Amounts owed to fellow Group companies	1,964	700
Accruals and other liabilities	48	27

Total	2,025	737

Derivative financial liabilities
Sports betting open positions (Note 16)	3	4

13. Leases

Lease right-of-use assets at 31 December 2023 and 31 December 2022 are outlined as follows:

	31 December 2023 £m	31 December 2022 £m
Balance at 1 January	58	65
Depreciation charge for the year	(12)	(12)
Additions	2	5

Balance at 31 December	48	58

Note that materially all of this balance relates to buildings and leasehold improvements.

Lease liabilities

	31 December 2023 £m	31 December 2022 £m
Current portion of lease liabilities	9	10
Non-current portion of lease liabilities	50	60

See Note 20 to the consolidated financial statements for further information on lease liabilities.

14. Financial risk management

The Company’s risk exposures, and what its objectives, policies and processes are for managing those risks, are set out in Note 25 to the Group consolidated financial statements.

15. Credit risk

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at 31 December was:

	Carrying amount
	31 December 2023 £m	31 December 2022 £m
Cash and cash equivalents	6	8
Amounts owed by fellow Group companies	365	123

Total	370	131

16. Fair values

Fair values versus carrying amounts

The following are the fair values and carrying amounts of financial assets and liabilities carried at amortised cost in the statement of financial position:

	31 December 2023		31 December 2022
	Carrying amount £m	Fair value £m	Carrying amount £m	Fair value £m
Assets Amounts owed by fellow Group companies[1]	364	364	123	123
Cash and cash equivalents	6	6	8	8

Total	370	370	131	131

Liabilities
Trade and other payables	(2,025)	(2,025)	(737)	(737)

Net	(1,655)	(1,655)	(606)	(606)

1	There were no past due or impaired receivables from group companies at 31 December 2023 (2022:Nil) and any expected credit loss is not material.

Fair value hierarchy

Financial instruments at 31 December which are carried at fair value are analysed by the valuation method below. The different levels have been defined as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

	31 December 2023
	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Derivative financial liabilities	—	—	(3)	(3)

Total	—	—	(3)	(3)

	31 December 2022
	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Derivative financial liabilities	—	—	(4)	(4)

Total	—	—	(4)	(4)

Basis for determining fair values

The following are the significant methods and assumptions used to estimate the fair values of the financial instruments above:

Financial instruments carried at amortised cost

Cash and cash equivalents (Level 2)

The fair value of cash and cash equivalents is based on the nominal value of the relevant cash and bank deposit balances, as all are held at variable interest rates.

Trade and other payables (Level 2)

The fair value of trade and other payables is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date. Amounts due within three months are not discounted.

Financial instruments carried at fair value

Derivative financial instruments (Level 3)

Derivative financial instruments comprise sports betting open positions. The fair value of open sports bets at the year end has been calculated using the latest available prices on relevant sporting events.

Sensitivity analysis in respect of Level 3 financial instruments carried at fair value

The following sensitivity analysis has been performed for the Level 3 financial liabilities carried at fair value at 31 December 2023 and 2022:

Sports betting open positions

The fair value of sports betting open positions is primarily based on expectations as to the results of sporting and other events on which bets are placed. Changes in those expectations and ultimately the actual results when the events occur will result in changes in fair value. There are no reasonably probable changes to assumptions and inputs that would lead to material changes in the fair value methodology although final value will be determined by future sporting results.

Movements in the year in respect of Level 3 financial instruments carried at fair value

The movements in respect of the financial assets and liabilities carried at fair value in the year to 31 December are as follows:

Sports betting open positions £m
Balance at 1 January 2022	(3)
Recognised in the income statement	103
Settlements	(104)

Balance at 31 December 2022	(4)
Recognised in the income statement	111
Settlements	(110)

Balance at 31 December 2023	(3)

17. Pension arrangements

The Company operates defined contribution pension schemes for certain employees. The assets of the schemes are held separately from those of the Company in independently administered funds. Pension costs for the year were £0.2m (2022: £0.2m) and the amount due to the schemes at 31 December 2023 amounted to £0.2m (2022: £0.1m).

18. Contingent liabilities

Guarantees

The Company has uncommitted working capital overdraft facilities of £4m (2022: £4m) with Allied Irish Banks p.l.c. These facilities are secured by cross-guarantees within the Group.

The Company enters into financial guarantee contracts to guarantee the indebtedness of other companies within the Group. The Company considers these to be insurance arrangements and accounts for them as such. In line with IFRS 9 Financial Instruments, the liability for a financial guarantee contract is initially measured at fair value and subsequently measured at the higher of the contract’s estimated expected credit loss and the amount initially recognised less, where appropriate, cumulative amortization.

Borrowings under the TLA Agreement and Syndicated Facility Agreement are guaranteed by the Company and certain of its operating subsidiaries. See Note 21 to the consolidated financial statements for further detail.

Capital commitments

There was no capital expenditure contracted for at 31 December 2023 but not yet incurred (31 December 2022: £nil).

Section 357 guarantees

Pursuant to the provisions of section 357 of the Companies Act 2014, the Company has guaranteed the liabilities and commitments of all of its wholly owned subsidiary undertakings in the Republic of Ireland for the financial year ended 31 December 2023 and, as a result, each subsidiary undertaking is exempted from the filing provisions of the Companies Act 2014.

19. Approval of financial statements

The financial statements of the Company for the year ended 31 December 2023 were approved by the Board of Directors on 26 March 2024.

APPENDIX A

PRINCIPAL RISKS AND UNCERTAINTIES

Risks Relating to Our Business and Industry

Economic downturns and political and market conditions beyond our control, including inflation and a reduction in consumer discretionary spending, could adversely affect our business, financial condition and results of operations.

Our financial performance is subject to political and economic conditions in the global economy and the jurisdictions in which we operate and their impact on levels of spending by customers, advertisers and business partners. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment, betting and gaming industries, which may adversely affect our business, financial condition and results of operations.

Additionally, inflation has the potential to adversely affect our business, financial condition and results of operations by increasing our overall cost structure. The recent significant inflationary trends have had an adverse effect on our cost of labor expenditure, as well as other operating expenses. Moreover, our business is particularly sensitive to reductions from time to time in discretionary consumer spending, which is driven by socioeconomic factors beyond our control. Demand for entertainment and leisure activities, including betting and iGaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our customers’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as betting, iGaming or daily fantasy sports. As a result, we cannot ensure that the demand for our product offerings will remain consistent. Adverse developments affecting economies throughout the world, including a general tightening of credit availability, decreased liquidity in certain financial markets, inflation, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, cyber-attacks, transportation disruptions, natural disasters, adverse weather conditions, power loss, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as pandemics, epidemics, public health emergencies and the spread of contagious diseases, including the ongoing impact of COVID-19, could lead to a further reduction in discretionary spending on entertainment and leisure activities, such as betting and iGaming, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our business is exposed to competitive pressures given the international nature of competition in online betting and iGaming.

If we are unable to compete effectively, we may lose existing customers and we may not be able to attract new customers. The online betting and iGaming market is increasingly competitive. This competition takes place on an international level and operators around the world leverage that scale to attract customers to their websites, with the implication that the barriers to a customer switching between competing operators are low. We may be unable to respond quickly or adequately to changes in the industry brought on by new products and technologies, the availability of products on other technology platforms and marketing channels, and the introduction of new features and functionality or new marketing and promotional efforts by our existing competitors or new competitors and new technology. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, any of which could negatively impact our business, financial condition and results of operations. Our competitors may also develop products, features or services that are similar to ours or that achieve greater market acceptance.

In addition, we are also subject to the risk of further consolidation in the betting and gaming industry, which might result in the formation of a very large or successful competitor to whom we might lose market share. Other competitors may have significantly greater financial, technical and other resources than us in certain jurisdictions or markets in which we operate and they may be able to secure greater liquidity than us. A loss of market share could have a material adverse effect on our business, financial condition and results of operations. Furthermore, betting and gaming faces competition from other entertainment and leisure activities and there can be no assurance that we will be able to increase or maintain our share of customers’ discretionary spending against such other entertainment and leisure activities.

We may fail to retain existing customers for our betting and iGaming offerings or add new customers or customers could decrease their level of engagement with our betting and iGaming offerings in general.

If people do not perceive our betting and iGaming offerings to be enjoyable, reliable, relevant and trustworthy, we may be unable to attract or retain customers or maintain or increase the frequency and duration of their engagement. A number of other online betting and iGaming companies that achieved early popularity have since seen their active customer bases or levels of engagement decline.

Our strategy is to increase customer engagement and retention, but there is no guarantee that we will not experience an erosion of our AMP base or engagement levels among customers in the future. Our customer engagement patterns have changed over time, and customer engagement can be difficult to measure, particularly as customers continue to engage increasingly via mobile devices and as we introduce new and different product offerings. Any number of factors could negatively affect customer retention, growth and engagement, including if:

•	customers increasingly engage with our competitors’ products or services;

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we fail to introduce, or delay the introduction of, new products or services (whether developed internally, licensed or otherwise obtained or developed in conjunction with third parties) that users find engaging or that work with a variety of operating systems or networks, or if we introduce new products or services, including using technologies with which we have little or no prior development or operating experience, or changes to our existing products or services, that are not favorably received by customers;

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customers have difficulty installing, updating or otherwise accessing our products on desktops or mobile devices as a result of our actions or the actions of the third parties we rely on to distribute our products and deliver our services;

•	there are decreases in customer sentiment about the quality of our products or concerns related to privacy, safety, security or other factors;

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new industry standards are adopted or customers adopt new technologies where our products may be displaced in favor of other products or services, may not be featured or otherwise available, or may otherwise be rendered obsolete and unmarketable;

•	there are adverse changes in our products that are mandated by legislation, regulatory authorities or litigation, including settlements;

•	we do not obtain applicable regulatory or other approvals or renewals of such approvals to offer, directly or indirectly, our products in new or existing jurisdictions;

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technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the customer experience, such as security breaches or failure to prevent or limit spam or similar content;

•	we adopt policies or procedures related to areas such as customer data and information that are perceived negatively by our customers or the general public;

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we elect to focus our customer growth and engagement efforts more on longer-term initiatives, or if initiatives designed to attract and retain customers and engagement are unsuccessful or discontinued, whether as a result of our actions or the actions of third parties or otherwise;

•	we fail to price our product offerings competitively or provide adequate customer service;

•	we or other companies in the online betting and iGaming industry are the subject of adverse media reports or other negative publicity; or

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we fail to effectively anticipate or respond to customers’ continuously changing and dynamic needs, demands and preferences, such as new casino games or poker variants, or innovative types of sports betting or betting related to new or popular sporting events, as well as emerging technological trends, or where our competitors more effectively anticipate or respond to the same.

If we are unable to maintain or increase our customer base or engagement, or effectively monetize our customer base’s use of our products and product offerings, our revenue may be adversely affected. Any decrease in customer retention, growth or engagement, including player liquidity, could render our products less attractive to customers, which is likely to have a material adverse effect on our business, financial condition and results of operations. If our AMP growth rate slows, we become increasingly dependent on our ability to maintain or increase levels of customer engagement and monetization in order to drive revenue growth.

Our growth prospects may suffer if we are unable to develop successful product offerings or if we fail to pursue additional product offerings. In addition, if we fail to make the right investment decisions in our product offerings and technology, we may not attract and retain customers and our revenue and results of operations may decline.

The industries in which we operate are subject to rapid and frequent changes in standards, technologies, products and services, as well as in customer demands, expectations and regulations. We must continuously make decisions regarding which product offerings and technology we should invest in to meet customer demand in compliance with evolving industry standards and regulatory requirements, and must continually introduce and successfully market new and innovative technologies, product offerings and enhancements to remain competitive and effectively stimulate customer demand, acceptance and engagement. Our ability to engage, retain and increase our customer base and to increase our revenue will depend heavily on our ability to successfully create new product offerings, both independently and together with third parties. We may introduce significant changes to our existing technology and product offerings or develop and introduce new and unproven products and services, with which we have little or no prior development or operating experience. The process of developing new product offerings and systems is inherently complex and uncertain, and new product offerings may not be well received by customers, even if well-reviewed and of high quality. If we are unable to develop technology and product offerings that address customers’ needs or enhance and improve our existing technology and product offerings in a timely manner, it could have a material adverse effect on our business, financial condition and results of operations.

Although we intend to continue investing in our research and development efforts, if new or enhanced product offerings fail to engage our customers or partners, we may fail to attract or retain customers or generate sufficient revenue, operating margin or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. Developing and creating additional product offerings can also divert management’s attention from other business issues and opportunities. Even if our new product offerings attain market acceptance, those new product offerings have in certain cases cannibalized, and in the future, could continue to cannibalize, the market share of our existing product offerings or share of our customers’ discretionary spending in a manner that could negatively impact our results of operations. Furthermore, such expansion of our business increases the complexity of our business and places an additional burden on our management, operations, technical systems and financial resources, and we may not recover the often-substantial up-front costs of developing and marketing new product offerings, or recover the opportunity cost of diverting management and financial resources away from other potential new product offerings. In the event of continued growth of our operations, product offerings or in the number of third-party relationships, we may not have adequate resources, operationally, technologically or otherwise, to support such growth, and the quality of our technology, product offerings or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition and results of operations.

Any new product offerings may also require our customers to utilize new skills to use our product offerings. This could create a lag in adoption of new product offerings and new customer additions related to any new product offerings. Further, we may develop new product offerings that increase customer engagement and costs without increasing revenue. Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive product offerings, we may lose customers or customers may decrease their spending on our products. New customer demands, superior product offerings by competitors, new industry standards or changes in the regulatory environment could render our existing product offerings unattractive, unmarketable or obsolete, and require us to make substantial unanticipated changes to our technology or business model. Our failure to adapt to a rapidly changing market, new or changing regulations or evolving customer demands could harm our business, financial condition and results of operations.

The success of certain of our products, including poker, exchange and daily fantasy sports (“DFS”), depends upon maintaining liquidity.

Betfair Exchange, FanDuel’s DFS business, PokerStars’ poker businesses and Junglee Games’ rummy business operate with, and their success is dependent on, high levels of liquidity. A significant reduction of this liquidity, or any legislative or regulatory measures taken to ring-fence that liquidity, could have a material adverse impact on the attractiveness of those products as well as eroding their key competitive strengths. The occurrence of any event causing an adverse impact on the liquidity available to Betfair Exchange, FanDuel’s DFS or PokerStars’ poker businesses could result in a reduction in the number of customers who are willing to use these products and services, which, if it were to arise to a material degree, could have a material adverse effect on our ability to generate revenue from those businesses. While we have taken measures to ensure our liquidity position from time to time, we cannot assure you that similar measures will provide the required results in the future or effectively mitigate the disruption and cost to our business, and that no further liquidity solutions will be necessary.

Uncertainty as to the legality of online betting and iGaming or adverse public sentiment towards online betting and iGaming may deter third-party suppliers from dealing with us.

The willingness of third-party service providers to provide their services to us may be affected by their own assessment of the legality of their provision of services to us, our business or the broader online betting and iGaming sector and by political or other pressure brought to bear on them. Adverse changes in laws, regulations or enforcement policies in any jurisdiction may make the provision of key services to us unlawful or otherwise problematic in such jurisdictions. To the extent that third-party suppliers are unwilling or unable to provide us with services, this may have a material adverse effect on our licenses and impact our ability to generate revenue from offering our products and services to customers. See “—Risks Relating to Information Technology Systems and Intellectual Property—We depend on third-party providers and other suppliers for a number of products (including data and content) and services that are important to our business. An interruption, cessation or material change of the terms for the provision of an important product or service supplied by any third-party could have a material adverse effect on our business, financial condition and results of operations.”

In addition to any legal or regulatory reasons why a third-party service provider may not be willing to provide us with services, certain third-party service providers may be reluctant to provide us with services due to concerns regarding public, political, regulatory or market sentiment toward the betting and gaming industry. Certain third-party service providers may determine that an association with us could result, directly or indirectly, in adverse consequences for their business and so they may be unwilling to provide their services to us and/or prohibit or restrict our customers from using such third-party service provider’s technology, business or services for the purposes of interacting with and/or doing business with us. For example, certain software and/or hardware companies may refuse to make their devices or software compatible with our betting and iGaming applications or other online product offerings to customers and/or they may restrict access to our betting and iGaming applications through such third-party’s platforms. There have been cases of internet service providers blocking iGaming websites in certain of the European jurisdictions in which we operate without a local, territory or point of consumption license because those jurisdictions do not have such a licensing framework in place, and further instances could potentially reduce our market share of iGaming in such countries. In addition, banks and/or other payment processors may prohibit or restrict customers’ ability to process payments relating to online betting and iGaming websites or applications on a mandatory basis or at the request of a customer. Should such restrictions and rejections become more prevalent, betting and iGaming activity by our customers or the conversion of registered customers into AMPs could be adversely affected, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Failure to attract, retain and motivate key employees may adversely affect our ability to compete, and the loss of key personnel could have a material adverse effect on our business, financial condition and results of operations.

We depend on the services of our senior management as well as our key technical, operational, marketing and management personnel. The acquisition and successful retention of senior management and key talent across the Group is critical to our achieving our strategic objectives and to satisfying the needs of our growing organization. The loss of any key persons could have a material adverse effect on our business, financial condition and results of operations. Our success is also highly dependent on our continuing ability to identify, hire, train, motivate and retain highly qualified technical, operational, marketing and management personnel. Competition for such personnel can be intense, and we cannot assure you that we will be able to attract or retain such highly qualified personnel in the future. Equity-based awards comprise a key component of management compensation, and if our ordinary share price declines or becomes volatile, it may be difficult to retain or motivate such individuals. Our potential inability to attract and retain necessary personnel may have a material adverse effect on our business, financial condition and results of operations.

The leadership of our current senior management has been a critical element of our success. The departure, death or disability of any such members of senior management or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to build, maintain and enhance our brands, or if events occur that damage our reputation and brands, our ability to expand our customer base may be impaired and our business and financial results may be harmed.

We believe that our brands have significant value and contribute to the success of our business. We also believe that building, maintaining and enhancing our brands is critical to expanding our customer base and generating revenue. Our ability to build, maintain and enhance our brands depends largely on our ability to continue to successfully provide enjoyable, reliable, trustworthy and innovative products with helpful customer service, as well as our ability to successfully maintain or advance our internal marketing and branding functions and to establish and develop new relationships and build on existing relationships with ambassadors and service providers on which we rely to promote our product offerings. We may introduce new product offerings, programs, terms of service or policies, including those related to loyalty programs, pricing and security, any of which could have an impact on our brands. Similarly, any decisions we make regarding regulatory compliance, intellectual property portfolio management, player privacy, payments and other issues, and any media, legislative or regulatory scrutiny of Flutter, our current or former directors, employees, contractors or vendors, or the online betting and iGaming industry in general, could negatively affect our brands. We operate a multiple-brand strategy in a number of markets and jurisdictions. As a result, certain of our brands will compete with one another and the performance of one brand may impact another in certain markets.

Our brands may also be negatively affected by the actions of customers, employees, contractors or vendors that are deemed to be hostile or inappropriate to other customers, including through the use of certain software to gain an advantage over other customers, or by the use of our product offerings or of companies that provide similar products and services, for illicit, objectionable or illegal ends. In addition, we cannot provide assurance that our current or former directors, officers, employees, ambassadors or service providers will act in a manner that will promote the success of Flutter or its product offerings. Maintaining and enhancing our brands may require us to make or incur substantial investments, costs or fees. If we fail to successfully promote and maintain our brands or if we incur excessive expenses in this effort, it could adversely affect the size, engagement and loyalty of our customer base and result in decreased revenue, which could adversely affect our business, financial condition and results of operations.

Our success may be impacted by our ongoing ability to market to our customers in certain jurisdictions.

Our acquisition and retention of AMPs depends in certain jurisdictions upon our ability to effectively market to our existing and potential customers, including through affiliate marketing. There are limitations to and, in some cases, prohibitions on the online and offline marketing channels that are available to us as a result of applicable laws and regulations. For example, in Australia, since March 2018, the commonwealth government has upheld bans on gambling advertising during live sports broadcasts between 5:00 am and 8:30 pm (including online streaming of sporting events). Further restrictions on advertising may come into place following a parliamentary inquiry into online gambling and its impacts on those experiencing gambling harm. In Italy, an “advertising ban” entered into force at the beginning of 2019. This included a complete ban on direct and indirect advertising, sponsorship, the use of influencers and all other forms of communications with promotional content relating to games or betting with cash winnings. Other jurisdictions, including, for example, Spain, the Netherlands and Belgium, are also further restricting advertising in their markets.

Additional restrictions or the loss of marketing channels that are currently available to us may further restrict our ability to attract and maintain AMPs and may have a material adverse effect on our ability to generate revenue in any jurisdiction implementing such restrictions. See “—Our operational efforts to expand our customer base in existing and new geographic markets, particularly with respect to our U.S. business, which is critical to our long-term ambitions, including our efforts to cross-sell to existing customers, may not be successful.”

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and materially and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new product offerings and features or enhance our existing platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds, which may involve increased funding costs due to rising interest rates. See “—Financial and Banking Risks Relating to Our Operations—Our strategy could be materially adversely affected by our indebtedness.”

Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be materially and adversely affected, and our business may be harmed.

We may engage in acquisitions, divestitures or other strategic transactions or alliances, which are subject to domestic and foreign regulatory requirements, and may encounter difficulties in integrating, separating and managing these businesses and therefore we may not realize the anticipated benefits.

We may enter into acquisitions or other strategic transactions, including partnerships, joint ventures, mergers, investments or strategic alliances, as well as evaluate our portfolio for potential divestitures, if appropriate opportunities become available. Any future transactions may pose regulatory, antitrust, integration, tax and other risks. Any of these factors may significantly affect the benefits or anticipated benefits of such transactions and consequently our results of operations. Competition for strategic transactions in our industry has escalated during recent years, and such competition may increase costs of such transactions or cause us to refrain from entering into certain such transactions. Furthermore, any such transactions will require significant management time and resources and may require the diversion of resources from other activities. There can be no assurance that we will identify or successfully complete transactions with suitable candidates in the future, that we will consummate these transactions at rates similar to the past or that completed transactions will be successful. Strategic transactions may involve operational or other changes, significant cash expenditures, debt incurrence, assumed or retained liabilities, operating losses and expenses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, we may not realize the degree, or timing, of benefits we anticipate when we first enter into a transaction.

We have entered into a number of business combinations in recent years, including the combination with TSG in May 2020, the acquisition of Adjarabet in February 2019, the acquisition of Junglee Games in January 2021, the acquisition of tombola in January 2022, the acquisition of Sisal in August 2022 and the acquisition of MaxBet in January 2024. We regularly evaluate acquisition and other strategic transaction opportunities, which opportunities may be material to our business.

We may be unable to manage recent or future acquisitions profitably or to integrate such acquisitions successfully without incurring substantial costs, delays or other problems. The difficulties of combining the operations of acquired businesses and other risks related to strategic transactions include, among others:

•	difficulties in the integration of operations and systems;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures;

•	inheriting internal control deficiencies;

•	difficulties in the assimilation of employees, including possible culture conflicts and different opinions on technical decisions and product roadmaps;

•	difficulties in managing the expanded operations of a larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

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assumption of the liabilities and exposure to unforeseen or undisclosed liabilities of acquired businesses and exposure to litigation or regulatory, tax or other sanctions, civil or criminal penalties or negative consequences such as license revocation or reputational damage;

•	the insufficiency or unavailability of indemnifications received from sellers;

•	exposure to new or unfamiliar geographies and/or regulatory regimes;

•	challenges in managing the increased scope, geographic diversity and complexity of our operations; and

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in the case of joint ventures and other investments, partnerships or alliances, interests that diverge from those of our partners without the ability to direct the management and operations of the joint venture or investment in the manner we believe most appropriate to achieve the expected value.

Many of these factors will be outside our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, any companies or businesses we acquire or invest in may not achieve levels of profitability or revenue that justify the original investment made by us. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We may prioritize customer growth and engagement and the customer experience over short-term financial results.

We may in the future make product and investment decisions that may not prioritize our short-term financial results if we believe that such decisions are consistent with our strategy and long-term goals to benefit the aggregate customer experience, improve our financial performance and maximize shareholder value. For example, we have implemented changes to, including certain reductions in, our loyalty programs to ensure that the distribution of rebates, rewards and incentives is aligned with our goal of incentivizing customers for loyalty and behavior that is positive to the overall customer experience and the particular product offering’s ecosystem (such as the introduction of the PokerStars reward scheme), and we have introduced, and may in the future introduce, other changes, such as adjustments to product pricing. We may also introduce changes to existing product offerings, or introduce new product offerings, that direct customers away from existing product offerings where it has a proven means of monetization, which may reduce engagement with our core product offerings. We also may take steps that limit distribution of certain product offerings, such as on mobile devices, in the short term to attempt to ensure the availability of such product offerings to our customers over the long term. These decisions may not produce the benefits that we expect, in which case our customer growth and engagement, our relationships with third parties, and our business, financial condition and results of operations could be materially adversely affected.

Participation in the sports betting industry exposes us to trading, liability management and pricing risk. We may experience lower-than-expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of our sports risk management processes.

A significant proportion of our revenue is derived from fixed-odds betting products where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the bookmaker over a large number of events. However, there can be significant variation in our results event-by-event and day-by-day. We have systems and controls that seek to reduce the risk of daily losses but there can be no assurance that these will be effective in reducing our exposure, and, consequently, our exposure to this risk in the future. As a result, in the short term, there is less certainty of generating positive results, and we may experience (and we have from time to time experienced) significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes. Odds compilers and risk managers are also capable of human error; thus, even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses could have a material adverse effect on our business, financial condition and results of operations.

The success of existing or future sports betting and iGaming product offerings depends on a variety of factors and is not completely controlled by us.

The sports betting and iGaming industries are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of sports bet or game, on average, will win or lose in the long run. Although each game or sports bet generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In addition to the element of chance, win rates may also be affected by factors that are beyond our control, such as a customer’s experience and behavior, the mix of games played, the financial resources of customers, the volume of bets placed and the amount of time spent engaging with our product offerings. As a result of the variability in these factors, the actual win rates on our games and sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our iGaming or sportsbook customers exceeding those anticipated. This variability has the potential to adversely affect our business, financial condition and results of operations.

In our iGaming product offerings, operator losses are limited per stake to a maximum payout. When looking at bets across a period of time, however, these losses can potentially be significant. Our quarterly financial results may also fluctuate based on whether we pay out any jackpots to our iGaming customers during the relevant fiscal quarter. As part of our iGaming product offerings, we may offer progressive jackpot games. Each time a progressive jackpot game is played, a portion of the amount wagered by the customer is contributed to the jackpot for that specific game or group of games. Once a jackpot is won, the progressive jackpot is reset with a predetermined base amount. While we maintain a provision for these progressive jackpots in the event we choose to offer them, the cost of the progressive jackpot payout would be a cash outflow for our business in the period in which it is won with a potentially significant adverse effect on our business, financial condition and results of operations. Winning is underpinned by a random mechanism, thus we cannot predict with absolute certainty when a jackpot will be won. Our success also depends in part on our ability to anticipate and satisfy customer preferences in a timely manner. As we will operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new product offerings and identify future product offerings that complement our existing platforms, respond to our customers’ needs and improve and enhance our existing platforms to maintain or increase our customer engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment, betting and iGaming industries in which we compete.

Our operational efforts to expand our customer base in existing and new geographic markets, particularly with respect to our U.S. business, which is critical to our long-term ambitions, including our efforts to cross-sell to existing customers, may not be successful.

As a result of social, political and legal differences between jurisdictions, successful marketing in a new jurisdiction, particularly in new U.S. states we hope to further expand into, will often involve local adaptations to our overall marketing strategy. While we have been successful in entering new geographic markets to date, future entry into new geographic markets may not be successful. In particular, our marketing strategy in new geographic markets may not be well received by target customers or may not otherwise be socially acceptable in that jurisdiction. We may be unable to deal successfully with a new and different local operating environment. We may also be unable, for technological or other reasons, to design and deliver the correct marketing strategy in our key markets to enable us to cross-sell within and across our brands.

In addition, as discussed in more detail in the risk factor entitled “—Risks Relating to Regulation, Licensing, Litigation and Taxation—The successful execution of our growth strategy, particularly with respect to our U.S. business, which is critical to our long-term ambitions, will depend on successfully expanding our provision of online betting and iGaming services into certain new and existing jurisdictions and markets where the regulatory status of the provision of such services has been clarified or liberalized” below, our ability to expand our customer base in new geographic markets may also be impacted by adverse regulatory developments in those markets.

We are subject to risks related to our contractual and strategic relationships with third parties. Events impacting those relationships or agreements could materially and adversely affect our business, financial condition and results of operations.

We rely on relationships with sports leagues and teams, media partners, casinos, affiliates, high-profile talent, horse racing tracks and other third parties in order to obtain certain licenses, to access certain markets, to promote our brands and our product offerings and to attract customers to our product offerings. These strategic relationships, along with our relationships with providers of online services, search engines, social media, directories and other websites and e-commerce businesses, help drive consumers to our technology and products. For example, we have an ongoing commercial relationship with Sky, which allows us to use the Sky brand (e.g., Sky Betting and Gaming) and to integrate with Sky’s commercial and advertising platforms pursuant to contractual agreements. Certain of the rights granted under these agreements allow us to use Sky Betting and Gaming brands on websites, applications, marketing and promotional materials which also feature our other brands. If customer perception of the Sky brand were to deteriorate (as a result of acts or omissions by Sky, or us, including any acts or omissions which result in a material deterioration in Sky’s reputation), or if Sky was to lose some or all of its material licensing arrangements with respect to sports broadcasting, our ability to attract or retain customers through our Sky Betting and Gaming brand could be negatively impacted, resulting in a consequent loss of revenue and diminishing the value of our arrangements with Sky. Additionally, Sky may terminate the license if we do not comply with the license terms or our contractual arrangements may terminate under certain conditions. Any expiration or termination of our Sky brand license could have a material adverse effect on our ability to generate revenue from the businesses of Sky Betting and Gaming, as well as harm or cause loss of our reputation, brand and associated rights.

FanDuel has a strategic partnership with Boyd Gaming (“Boyd”), one of the largest and most experienced gaming companies in the United States. This partnership provides FanDuel with first skin access (i.e., access to the online sports betting and iGaming market of a given state or province through the use of the first skin granted by a state to a land-based gaming entity with an existing license) for online sports betting in all jurisdictions where Boyd holds gaming licenses currently, with the exception of Nevada and California. A “skin” permits a license holder to partner with an online operator to offer online sports betting or iGaming services under that entity’s license. Any failure to maintain and manage this relationship could negatively impact our results of operations. See “—Risks Relating to Regulation, Licensing, Litigation and Taxation—The successful execution of our growth strategy, particularly with respect to our U.S. business, which is critical to our long-term ambitions, will depend on successfully expanding our provision of online betting and iGaming services into certain new and existing jurisdictions and markets where the regulatory status of the provision of such services has been clarified or liberalized.”

Furthermore, many of the parties with whom we have advertising arrangements provide advertising services to other companies, including other betting, fantasy sports and iGaming product offerings with whom we compete. While we believe there are other third parties that could drive customers to our product offerings, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fail to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract and consumers in a cost-effective manner and adversely affect our business, financial condition and results of operations.

In the event that FSG Services LLC (“Fox”) exercises the Fox Option, we would be required to sell to Fox a significant minority stake in our FanDuel business. If at that point Fox’s consent is required for actions we wish to take and we are unable to obtain it, we may not be able to pursue elements of our business strategy.

In connection with our acquisition of TSG, we and Fox entered into a legally binding term sheet (the “Fox Option Term Sheet”) that, among other things, granted Fox a call option (the “Fox Option”) to acquire from us 18.6% of the then-outstanding investor units (the “Fastball Units”) in FanDuel Parent LLC (“FanDuel Parent” and, together with its consolidated subsidiaries, “FanDuel”)) that were the subject of a put and call option between us and Fastball Holdings LLC (“Fastball”). In the event that Fox exercises the Fox Option, we could be required to sell a significant minority stake in our FanDuel operations.

Fastball had certain rights under FanDuel Parent’s Limited Liability Company Agreement (the “FanDuel LLC Agreement”) and a July 2019 Investor Members Agreement among us, FanDuel Parent, Fastball and Boyd Interactive Gaming, L.L.C. (the “Investor Members Agreement”), which provided certain terms for the governance and operations of FanDuel Parent and rights, obligations and duties of FanDuel Parent’s members including the rights to require FanDuel to obtain Fastball’s written consent prior to taking certain actions, such as amending FanDuel Parent’s organizational documents or the Investor Members Agreement, issuing or incurring debt in excess of $75 million, acquiring, disposing or exclusively licensing businesses or assets to the extent that such assets have a value (in the aggregate) of more than $75 million and declaring dividends or making distributions (subject to certain exceptions), among others. Although it has not been determined what specific rights Fox may receive should Fox exercise (and pay for) the Fox Option and acquire the Fastball Units, in the event that Fox exercises its option and becomes a minority unitholder, if Fox’s consent is required for actions we wish to take and we are unable to obtain it, we may not be able to pursue elements of our business strategy.

Fox may also assert that it has additional rights under the Fox Option Term Sheet, although we may dispute such assertions. For example, Fox has initiated arbitration proceedings in the past relating to the Fox Option Term Sheet objecting to proposed actions by Flutter with respect to the FanDuel business and could do so again in the future. Any assertion by Fox of additional rights under the Fox Option Term Sheet may result in additional disputes and interfere with our pursuit of elements of our business strategy, which could have a material adverse effect on our business, financial condition and results of operations.

See also “—Risks Relating to Regulation, Licensing Litigation and Taxation—We are subject to litigation, and adverse outcomes in such litigation could have a material adverse effect on our business, financial condition and results of operations.”

Aspects of our business will depend on the live broadcasting and scheduling of major sporting events.

The entrance of alternative media licensing and broadcasting organizations into the sport broadcasting industry (e.g., Amazon, DAZN Group and YouTube), which may not attract the volume of viewers traditionally attracted by television companies for major sporting events (in particular free-to-air broadcasters such as the BBC, NBC, ABC, CBS and FOX), has the potential to negatively impact the number of customers who have access to live sporting events. A material reduction in the number of our customers who have access to live sporting events could have an impact on the number of customers accessing our sports betting services and products which could in turn materially adversely affect our ability to generate revenue.

In addition, our sports betting operations are subject to the seasonal variations dictated by the sporting calendar and are affected by the scheduling and live broadcasting of major sporting events. Disruptions to the scheduling and broadcasting of those events may have a material adverse effect on our ability to generate revenue from betting on those events. In some instances, the scheduling of major sporting events occurs seasonally (e.g., horse racing, the Premier League, the UEFA Champions League, the NBA, the NFL, MLB and the NCAA) or at regular but infrequent intervals (e.g., the FIFA World Cup and the UEFA European Football Championship). Such seasonality or infrequent sporting events tend to impact, among other things, revenues from operations, key metrics and customer activity and may increase the volatility of our financial performance. In addition, certain individuals or teams advancing or failing to advance and their scores and other results within specific tournaments, games or events may impact our financial performance. Furthermore, sporting events may be disrupted or cancelled due to unforeseen circumstances, which may also increase the volatility of our financial performance. For example, government authorities’ and sports governing bodies’ efforts to contain the COVID-19 pandemic manifested in the implementation of restrictions and lockdowns that resulted in the postponement or cancellation of sporting events, which had a material adverse effect on our ability to generate revenue from betting on sporting events that took place during that time. The cancellation, disruption to, or postponement of, the live broadcasting of sporting events, due to an array of issues including those discussed above as well as contractual disputes, technological or communication problems, or the insolvency of a major broadcaster, could have a material adverse effect on our business, financial condition and results of operations.

Global economic conditions and geopolitical events, including the ongoing military action between Russia and Ukraine and the recent military tensions between Israel and Hamas, could adversely affect our business, financial condition and results of operations.

Our results of operations are influenced by global economic and geopolitical events, including the ongoing Russia-Ukraine conflict and the recent military tensions between Israel and Hamas. The continued military conflict between Ukraine and Russia, which commenced on 24 February 2024, has led to, and could continue to lead to, significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in customer preferences and discretionary spending and increases in cyberattacks and espionage.

Russia’s military action against Ukraine has led to an unprecedented expansion of economic sanctions programs imposed by the United States, the European Union, the United Kingdom, Canada, Switzerland, Japan and other countries against Russia, Belarus, the Crimea, Zaporizhzhia, and Kherson regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic. As the conflict in Ukraine continues, there can be no certainty regarding whether the governmental authorities in the United States, the European Union, the United Kingdom or other countries will impose additional sanctions, export controls or other measures targeting Russia, Belarus or other territories.

Following the escalation of the military conflict between Russia and Ukraine and the introduction of related sanctions, in March 2022 we closed our operations in Russia and the areas in Ukraine subject to sanctions, namely the Crimea Region, Donetsk and Luhansk Region of Ukraine. Our products are no longer available to residents in Russia or these regions of Ukraine, and we do not have any operations on the ground in either Russia or Ukraine.

Further, the recent outbreak of an armed conflict between Israel and Hamas in early October 2023 presents a risk of regional escalation in the Middle East. The duration, ramifications and outcome of this conflict are highly uncertain. Potential short-term or long-term consequences may include economic sanctions, economic and political instability, rising inflation and energy costs, supply chain disruptions and negative impacts on currency exchange rates and financial markets.

While we continue to actively monitor the situation in Ukraine and Gaza, there can be no way to predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control, or the impact of the rising conflict between Israel and Hamas. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have substantial impact on our business and the global economy for an unknown period of time. Any of the abovementioned factors could have a material adverse effect on our business, financial condition and results of operations, and any such disruptions may also magnify the impact of other risks described in this Directors’ Report and Financial Statements.

Work stoppages and other labor problems could negatively impact our operations.

From time to time, we have experienced and may in the future experience attempts by labor organizations to organize certain of our employees. There can be no assurance that we will not experience additional and successful unionization or collective bargaining activity in the future. The impact of any such activity is undetermined and could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Information Technology Systems and Intellectual Property

We are highly dependent on the development and operation of our sophisticated and proprietary technology and advanced information systems, and we could suffer failures, interruptions or disruptions to such systems or related development projects and/or we could fail to effectively adopt and implement new technologies and systems required for our business to remain competitive.

Our business relies on complex information technology (“IT”) systems (including systems provided or supported by third parties) that are critical to the operation of our businesses, including the collection, aggregation and distribution of operating, financial and personal data, trade and price information, the generation and provision of analytics, risk management services, provision of market infrastructure (including platforms for the execution, clearing and settlement of bets, positions and trades), security systems and payment systems.

Our ability to provide uninterrupted services is dependent on these systems. While we have certain incident and disaster recovery plans, business contingency plans and back-up procedures in place designed to minimize, mitigate, manage and recover from the risk of an interruption or failure of our critical IT systems, there is no guarantee that such plans and procedures will be able to adequately anticipate or plan for all such risks and we cannot eliminate the risk of a system failure, interruption or disruption occurring. Such failures may arise for a wide variety of reasons such as software malfunctions, insufficient capacity, including network bandwidth in particular during peak activity times, as well as hardware and software malfunctions or defects, or complications experienced in connection with the operation of such systems, including system upgrades.

If our technology and/or IT systems suffer from major or repeated failures, this could interrupt or disrupt our trading, clearing, settlement, index, analytics, data information or risk management services and undermine confidence in our platforms and services, cause reputational damage and impact operating results.

We rely, to some extent, on IT systems, cloud-based services or other networks that are provided, managed or hosted by third parties. We cannot guarantee that the measures such third parties put in place will be sufficient to prevent issues with their IT systems, and coordination with such third parties will be required to resolve any issues with IT systems, which may mean they take longer to resolve than if they were managed or hosted by us alone.

To compete effectively, we must be able to anticipate and respond, in a timely and effective manner, to the need for new and enhanced technology. This may include new software applications or related services based on artificial intelligence, machine learning, or robotics. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing products and services, the introduction of new services and products and changing customer demands. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective or better-functioning technologies or product offerings, we could experience a material adverse effect on our operating results, client relationships, growth and compliance programs. There can also be no assurance that our current systems will be able to support any new or emerging technologies, industry standards or enhanced products or services, or be able to accommodate a significant increase in online traffic, increased customer numbers, or modified usage patterns arising as a result of any such technologies, standards or products or services. If our systems are unable to expand to meet increased demand, are disrupted or otherwise fail to perform, or the adoption of new technologies requires greater investment than anticipated, this could have a material adverse effect on our business, financial condition and results of operations, and could increase our operating expenses.

We use artificial intelligence, machine learning and similar technologies in our business. These technologies may present business, compliance, and reputational risks.

Recent technological advances in artificial intelligence and machine-learning technology both present opportunities and pose risks to us. If we fail to keep pace with rapidly evolving technological developments in artificial intelligence, our competitive position and business results may suffer. Our competitors or other third parties may incorporate artificial intelligence in a similar or different manner, and may do so more quickly or more successfully than us, which could impair our ability to compete effectively and adversely affect our results of operations. At the same time, use of artificial intelligence has recently become the source of significant media attention and political debate. If our use of artificial intelligence becomes controversial, we may experience brand, reputational or competitive harm. In addition, the introduction of these technologies, particularly generative artificial intelligence, into new or existing offerings may also result in new or expanded risks and liabilities, including due to enhanced governmental or regulatory scrutiny, litigation, compliance issues, ethical concerns, confidentiality or security risks, as well as other factors that could adversely affect our business, reputation, and financial results. The rapid evolution of artificial intelligence, including with respect to compliance with existing and potential government regulation of such technology, may also require significant resources, including to develop, test and maintain platforms, offerings, services, and features to help us implement artificial intelligence in accordance with applicable law, and to minimize other adverse effect on our results of operations.

Security breaches, unauthorized access to or disclosure of our data or customer data, cyber-attacks on our systems or other cyber incidents could compromise sensitive information related to our business (including personal data processed by us or on our behalf) and expose us to liability, which could harm our reputation and materially and adversely affect our business, financial conditions and results of operations.

We face an ever-increasing number of threats to our information systems from a broad range of threat actors, including foreign governments, criminals, competitors, computer hackers, cyber terrorists and politically motivated groups or individuals, and we have previously experienced various attempts to access our IT systems. These threats include physical or electronic break-ins, security breaches from inadvertent, unintentional or intentional actions or inactions by our employees, contractors, consultants and/or other third parties with otherwise authorized access to our systems, website or facilities, or from cyber-attacks by malicious third parties, which could breach our data security and disrupt our IT systems. Breaches of our security measures or those of our third-party service providers or other cybersecurity incidents could result in: unauthorized access to our websites, networks or systems; unauthorized access to and misappropriation of customer information, including customers’ personal data or other confidential or proprietary information of Flutter, employees, customers or other third parties; unauthorized dissemination of proprietary or confidential information, including personal data, viruses, worms, ransomware, spyware or other malware attacking, or being spread through our websites, networks or systems; deletion or modification of content or the display of unauthorized content on our websites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations; media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action; and other potential liabilities.

The secure collection, maintenance, processing and transmission of confidential and sensitive information, including personal data, is a critical element of our operations. We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit certain confidential and sensitive information, including credit card numbers. Our information technology and other systems, and those of our third-party service providers, that collect, maintain, process and transmit customer, employee, service provider and business partner information are susceptible to increasing threats of continually evolving cybersecurity risks. For example, we have received notice that certain of our customer and employee data was involved in the global incident involving the MOVEit file transfer software, which began when the third-party provider who administers the software announced that it had identified a previously unknown vulnerability in the application that is used by businesses across the world to share data and manage file transfers. Once we discovered this, we promptly undertook responsive measures, including restricting access to the affected application, launching an internal investigation in partnership with outside independent cybersecurity forensic experts and notifying the relevant regulators and law enforcement agencies, as well as our employees and customers, impacted by the incident. Based on this investigation and information currently known at this time, we do not expect that this incident will have a material impact on our operations or financial results. However, we have incurred, and may continue to incur, expenses related to this incident, and we have become subject to claims in relation thereto; accordingly, we remain subject to risks and uncertainties as a result of this incident.

Moreover, these types of risks may increase over time as the complexity and number of technical systems and applications we use also increases. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. As cybersecurity threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. In addition, third parties may attempt to fraudulently induce employees or customers to disclose information in order to gain access to our data or our customers’ data. Third parties may attempt to create false or undesirable user accounts and advertisements or take other actions on our platform for objectionable ends, and compromised credentials, including those obtained through phishing and credential stuffing, may be used to attack our websites and may result in an interruption, disruption or malfunction of our websites or IT systems, or the loss or compromise of data. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our IT systems or data. Distributed denial-of-service (“DDoS”) attacks, “Trojan horse” attacks, computer malware, ransomware, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches, general hacking or other attacks and similar disruptions may jeopardize the confidentiality, integrity and security of information stored in, processed or transmitted by our websites, networks and systems, or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. Further, sensitive, personal or other regulated data and information may be lost, disclosed, accessed, altered or taken without appropriate consent, which could subject us to liability and could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers and may be difficult to detect for long periods of time. Although we have developed systems and processes that are designed to protect our data and customer data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, we cannot assure you that such measures will be successful, that we will be able to anticipate or detect all cyber-attacks or other breaches, that we will be able to react to cyber-attacks or other breaches in a timely manner, or that our remediation efforts will be successful. In the past, we and our third-party vendors have experienced social engineering, phishing, malware and similar attacks and threats of DDoS attacks and such attacks could in the future have a material adverse effect on our business, financial condition and results of operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to remediate problems caused by such breaches and we could be exposed to a risk of loss, litigation or regulatory action and other liability. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

While our insurance policies include liability coverage for certain of these matters, if we experience a significant security incident, we could be subject to liability or other damages that exceed our insurance coverage and we cannot be certain that such insurance policies will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations.

Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and IT systems security and other laws and regulations. Further, such laws and regulations may be interpreted and applied in a manner that is inconsistent with our existing practices, which may require us to modify our practices and incur substantial compliance-related costs and expenses. We may also incur significant reputational, legal and financial exposure, including legal claims, higher transaction fees and regulatory fines and penalties as a result of any compromise or breach of our systems or data security, or the systems and data security of our third-party providers and any personal data stored or processed therein. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. We continue to devote significant resources to protect against security breaches and may need to further devote significant resources in the future to address problems caused by breaches, including notifying affected subscribers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business. See “—The increasing application of and any significant failure to comply with applicable data protection, privacy and digital services laws may have a material adverse effect on us.”

We are subject to a number of risks related to credit card payments, including data security breaches and fraud that we or third parties experience, and additional regulation, any of which could materially and adversely affect our business, financial condition and results of operations.

In certain jurisdictions in which we operate, we accept payment from our customers through credit card transactions, certain online payment service providers and mobile payment platforms. When we or a third-party experiences a data security breach involving credit card information, affected cardholders will often cancel their credit cards. In the case of a breach experienced by a third-party, the more sizable the third-party’s customer base and the greater the number of credit card accounts impacted, the more likely it is that our customers would be impacted by such a breach. To the extent our customers are ever affected by such a breach experienced by us or a third-party, they would need to be contacted to obtain new credit card information and process any pending transactions. It is likely that we would not be able to reach all affected customers and, even if we could, some customers’ new credit card information may not be obtained and some pending transactions may not be processed, which could materially and adversely affect our business, financial condition and results of operations. Even if our customers are not directly impacted by a given data security breach, they may lose confidence in the ability of service providers to protect their personal data generally, which could cause them to stop using their credit cards online and choose alternative payment methods that are not as convenient for us or restrict our ability to process payments without significant cost or customer effort. Additionally, if we fail to adequately prevent fraudulent credit card transactions, we may face litigation, fines, governmental enforcement action, civil liability, diminished public perception of our security measures, significantly higher credit card-related costs and substantial remediation costs or refusal by credit card processors to continue to process payments on our behalf, any of which could materially and adversely affect our business, financial condition and results of operations. See “—Risks Relating to Our Business and Industry—Uncertainty as to the legality of online betting and iGaming or adverse public sentiment towards online betting and iGaming may deter third-party suppliers from dealing with us.”

The increasing application of and any significant failure to comply with applicable data protection, privacy and digital services laws may have a material adverse effect on us.

We process customer personal data (including name, address, age/date of birth, payment details, gaming and self-exclusion history) and supplier, employee and candidate data as part of our business. This requires us to comply with strict, numerous, and rapidly evolving data protection and privacy laws in the United States, the European Union, the United Kingdom, Australia, India, Brazil, Canada and many other jurisdictions regarding privacy and the collection, receipt, storage, processing, handling, maintenance, transfer, disclosure and protection of such personal and other data, which may require us to provide individuals with certain notices and rights with respect to such individuals’ personal data, maintain reasonable and appropriate data security standards and to provide timely notice to individuals and/or regulators in the event that such personal data is compromised. The scope of such laws are subject to differing interpretations and may be inconsistent between states or countries. We are also subject to various industry privacy standards, the terms of our own privacy policies and privacy-related obligations to third parties.

For example, the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation) (the “GDPR”) which went into effect on 25 May 2018 has resulted in, and will continue to result in, significant compliance burdens and costs for companies with customers and/or operations in the European Economic Area (“EEA”). The GDPR and national implementing legislation in EEA member states impose a strict data protection compliance regime including obligations concerning the rights of data subjects, the transfer of personal data out of the European Economic Area, security breach notifications and safeguarding the security and confidentiality of personal data. Under the GDPR, fines of up to €20 million or 4% of the annual global revenues, whichever is greater, can be imposed for violations. Data protection supervisory authorities also have extensive powers under the GDPR, including the power to impose a temporary or definitive ban on processing activity. The GDPR also includes a right to compensation for data subjects who have suffered material or non-material damage as a result of an infringement of the GDPR and in certain cases, civil litigation can be brought by non-profit privacy advocacy groups. In addition, EU Directive 2020/1828 on representative actions for the protection of the collective interests of consumers (the Directive on Representative Actions) applied from 25 June 2023, and it is expected to increase “class action”-type cases being brought by qualified entities in respect of certain GDPR infringements. Liability can attach to us not only for our own non-compliance, but also due to the acts, errors or omissions of those who process personal data in the course of providing services for us, as the GDPR includes joint and several liability provisions in certain cases.

Regulatory guidance, case law and enforcement activity concerning data protection regulatory standards in the European Economic Area are increasing and further changes are likely to occur that will further enhance the data protection rights of individuals and have a commensurate impact upon our ability to process personal data in a manner that maximizes its commercial value. For example, while the European Commission recently issued an adequacy decision regarding transfers of personal information from the European Economic Area to the United States pursuant to the EU-U.S. Data Privacy Framework, there remains complexity and uncertainty regarding such transfers to the United States and other jurisdictions, which could lead to additional costs, complaints, and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services or the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

Further, the UK GDPR came into effect on 1 January 2021, and, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law following the United Kingdom’s withdrawal from the European Union (“Brexit”). The UK GDPR mirrors the fines under the GDPR (up to £17.5 million or 4% of the annual global revenues, whichever is greater). The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains uncertain, and it is unclear how UK data protection laws and regulations will develop in the medium-to-longer term and how data transfers to and from the United Kingdom will be regulated in the long term. Compliance with the GDPR and the UK GDPR may require us to modify our data processing practices and policies and incur compliance-related costs and expenses and these changes may lead to other additional costs and increase our overall risk exposure.

Many jurisdictions outside of the United Kingdom and the European Union are enacting more robust data protection laws, in many cases following similar principles to those set out in the GDPR. For example, in the United States, our largest and fastest growing market, all 50 states, the District of Columbia, and several U.S. territories have some form of data breach notification laws, while individual states have introduced broader consumer privacy legislation. For example, in California, the California Consumer Privacy Act, which was further expanded by the California Privacy Rights and Enforcement Act of 2020, or CPRA, which took effect in most material respects on 1 January 2023 (with application to data collected beginning on 1 January 2022) (the “CCPA”) established a new privacy framework for covered businesses such as ours. The CCPA also provides for regulatory penalties for violations, as well as a private cause of action for data breaches, and the CPRA imposed even stricter obligations on companies and established a state regulatory agency to enforce those requirements. It remains unclear how various provisions of the CCPA will be interpreted and enforced. At least twelve additional U.S. states have enacted comprehensive privacy legislation. Most of these statutes impose less stringent obligations than the CCPA but generally align to the same principles. These laws may require substantial modifications to covered companies’ data processing practices and policies, impose compliance-related costs and expenses to provide updated notices to employees and customers, and we may be required to negotiate or renegotiate contractual obligations with third-party service providers. Such laws will restrict processing activities, likely limiting our ability to market to customers and/or increasing operational and compliance costs. The introduction of new or further data protection laws or regulations in jurisdictions in which we currently operate, including in Canada, modify our data processing activities and/or increase our operational and compliance costs, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the U.S. Federal Trade Commission (the “FTC”) and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination, and security of data.

The myriad international and U.S. privacy and data breach laws are not consistent, and states frequently amend existing laws or promulgate new privacy regulations under existing statutory authority, requiring attention to changing regulatory requirements. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards.

We cannot yet determine the impact future laws, regulations and standards may have on our business. For instance, in addition to the variety of existing laws and regulations governing our use of personal data, there are a wide variety of other laws which are currently being enacted or under development and which may have a material impact on whether, and how, we can operate our online services in certain jurisdictions. For example, EU Regulation 2022/2065 of the European Parliament and of the Council of 19 October 2022 on a Single Market For Digital Services and amending Directive 2000/31/EC (the “Digital Services Act”) came into full effect in the European Union on 17 February 2024 resulting in changes to the regulation of online content that is deemed to be illegal or harmful. Similarly, the EU’s Artificial Intelligence Act (the “AI Act”), if and when enacted, will likely have implications for how AI technology is used in our business and across the industry generally.

Although we make reasonable efforts to comply with all applicable data protection and digital services laws and regulations, our interpretations and such measures may have been or may prove to be insufficient or incorrect. If we fail to adhere to applicable data protection, privacy and digital services laws, we may be subject to enforcement action, investigations, fines, regulatory proceedings and/or civil litigation. Any fines, investigations, regulatory proceedings, civil litigation or license revocations or refusals arising from a breach of applicable data protection, data security, privacy or digital services laws could have a material adverse effect on our business, financial condition and results of operations. If we are held directly responsible for a data security breach, or if we are deemed to be jointly responsible for a data security or other data protection breach by one of our service providers, then the resultant losses suffered by us could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we would be able to recoup such losses, whether in whole or in part, from our service providers or insurers. Additionally, breaches of the GDPR, the CCPA or other applicable data protection or digital services laws could also result in reputational damage to our brands, resulting in the loss of the goodwill of customers and the potential to deter new and existing customers, or could result in our brands being subject to the revocation of existing licenses and/or the refusal of new applications for licenses. Furthermore, we or our third-party service providers could be required to fundamentally change our business activities and practices or modify our products and services to comply with existing and future data privacy and digital services laws and regulations, which could be costly, time-consuming and have an adverse effect on our or our third-party service providers’ business, results of operations or financial condition. Any of the foregoing could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business, results of operations or financial condition.

We depend on third-party providers and other suppliers for a number of products (including data and content) and services that are important to our business. An interruption, cessation or material change of the terms for the provision of an important product or service supplied by any third party could have a material adverse effect on our business, financial condition and results of operations.

Our business, IT systems and platforms depend on a variety of services from third parties, such as telecommunications, data, content, advertising, technology, hosting, banking and other service providers, certain of which may be the sole supplier of such services. If there is any interruption to, or cessation of, the products or services provided by these software and payment providers, including due to their own lack of liquidity or insolvency, any material change to the terms on which such products or services are currently provided, their products or services are not as scalable as anticipated or at all, or if there are problems in upgrading such products or services, this could have a material adverse effect on our business, financial condition and results of operations, and we may be unable to find adequate replacement services on a timely basis or at all and/or at a reasonable price.

We increasingly rely on licenses with third parties to access certain data used in our business, and we depend on third-party suppliers for data and content, including data received from sporting bodies and various data partners, that is used in the supply of our products and services. Some of this data is provided exclusively by particular suppliers and may not be obtainable from other suppliers. If these third parties were to discontinue providing products or services to us for any reason or fail to provide the agreed type of service, we may experience significant disruptions to our business. The general trend toward consolidation in the information services industry may increase the risk that such products or services, insofar as they relate to information services, may not be available to us in the future, or may only be available to us at increased cost. In addition, in the future, our data suppliers could enter into exclusive contracts with our competitors without our knowledge.

In particular, we depend on payment and multi-currency processing providers to facilitate the movement of funds between us and our customers and any deterioration in the quality of the payment processing services we use, any interruption to those services, any increase in the cost of such services or any reduction in the availability of such services to betting and iGaming providers could have a material adverse effect on our ability to accept customers’ funds or significantly increase the costs of doing so. See “—Financial and Banking Risks Relating to Our Operations—We depend on the ongoing support of payment processors and international multi-currency transfer systems.”

There is a risk that if contracts with any of the third parties referred to above are terminated and not renewed or replaced, or not renewed or replaced on favorable terms, or if such third parties do not provide the level of support (in terms of updates and technical assistance) required as we grow, this will have a materially adverse effect on our operations and may materially increase our costs of sales.

In addition, we are dependent upon the third-party suppliers referred to above defending any challenges to their intellectual property. Any litigation that arises as a result of such a challenge could have a material adverse effect on our business, financial condition and results of operations and, even if legal actions were successfully defended, disrupt our business in the interim, divert management attention and result in our incurring significant costs and expenses. The failure of third parties to adequately protect the intellectual property rights on which we rely could harm our reputation and affect our ability to compete effectively.

If we are unable to protect or enforce our rights in our proprietary technology, brands or other intellectual property, our competitive advantage, business, financial condition and results of operations could be harmed.

Maintenance of intellectual property rights and the protection thereof is important to our business. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality agreements and other contractual arrangements with our affiliates, clients, customers, employees, service providers, strategic partners and others to protect our intellectual property. Our patent or trademark applications may not be approved, any patents or trademark registrations that may be issued to us may not sufficiently protect our intellectual property, and any of our issued patents, trademark registrations or other intellectual property rights may be challenged, misappropriated, infringed, or otherwise violated by third parties. We cannot confirm that we have entered into confidentiality or other agreements with each party that has or may have had access to our proprietary information or trade secrets and, even if entered into, these agreements may otherwise fail to effectively prevent disclosure of proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Any of these scenarios may result in restrictions on our use of, or inability to enforce, our intellectual property, which may in turn limit the conduct of our business. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We cannot be certain that the steps we have taken will prevent infringement, misappropriation or other violations of our intellectual property rights, particularly in countries where the laws may not protect our proprietary rights as fully as the protection provided in the United States. Effective trademark protection may not be available or may not be sought in every country in which our products are made available, in every class of goods and services in which we operate, and contractual disputes may affect the use of marks governed by contract. Further, we may be required to enforce our intellectual property or other proprietary rights through litigation or other proceedings, which, regardless of success, could result in substantial costs and diversion of management’s attention and other resources.

We cannot be certain that our products and our business do not, or will not, infringe the intellectual property rights of third parties, who may assert claims against us for unauthorized use of such rights.

We cannot be certain that our products and our business do not, or will not, infringe the intellectual property rights of third parties. Third parties may assert claims against us, or our third-party licensors, alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights. Litigation or other legal proceedings relating to intellectual property claims, regardless of merit, may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, the outcome of litigation is uncertain and third parties asserting claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief against us, which could require us to redesign or reengineer our product offerings, and/or effectively block our ability to make, use, sell, distribute or market our products. In addition, even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, the damages or other remedies awarded, if any, may not be commercially meaningful. Regardless of whether any such proceedings are resolved in our favor, such proceedings could cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In the event that a claim relating to intellectual property is asserted against us or our third-party licensors, or third parties not affiliated with us hold pending or issued patents that relate to our products or technology, we may seek licenses to such intellectual property or challenge those patents. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us. In addition, we may be unable to obtain these licenses on commercially reasonable terms, if at all, and our challenge of third party patents may be unsuccessful. If we are unable to obtain the necessary licenses or other rights, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competing product offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our product offerings, which could materially and adversely affect our business, financial condition and results of operations.

Our systems and controls to restrict access to our products may not be adequate.

We rely on technological systems and controls to block customers in certain jurisdictions from accessing our services. These systems and controls are intended to ensure that we do not accept money from customers located in those jurisdictions where we have made a decision not to offer our products and services in that jurisdiction. The blocking of access of customers in certain jurisdictions may arise either as a result of specific requirements imposed on us as a result of our holding certain licenses or on the basis of a lack of adequate justification that offering betting and iGaming services to customers resident in such a jurisdiction would not infringe the law of the jurisdiction in which the relevant customer is located.

Where blocking obligations are currently imposed by governmental licensing requirements, there is a risk that the relevant regulators could require us to block customers resident in specific additional jurisdictions in the future. Where this occurs, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, the technical systems and controls that we have adopted could fail or otherwise be found to be inadequate, either currently, as a result of future technological developments or as a result of customers in restricted jurisdictions seeking workarounds to the relevant systems and controls. This may result in violations of applicable laws or regulations. Any claims in respect of any such violations could have cost, resource and reputational implications, as well as implications on our ability to retain, renew or expand our portfolio of licenses.

Our business model depends upon the continued compatibility between our applications and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If third-party platforms prevent customers from downloading our applications or block advertising from being delivered to our customers, our ability to grow our revenue, profitability and prospects may be materially and adversely affected.

The majority of our customers access our product offerings primarily on mobile devices, and we believe that this will continue to be increasingly important to our long-term success. Our business model depends upon the continued compatibility and interoperability between our applications and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones, either of which may require us to make significant changes to our product offerings in order to ensure compatibility. Network carriers may also impact the ability to download applications or access specified content on mobile devices, and there is no guarantee that popular mobile devices will start or continue to support or feature our product offerings.

In addition, we rely upon third-party platforms for distribution of our product offerings. Our online product offerings are delivered as free applications through third-party platforms and are also accessible via mobile and traditional websites. Third-party application distribution platforms are the main distribution channels for our applications. As such, the promotion, distribution and operation of our applications are subject to the distribution platforms’ respective standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation, and may not always permit our applications to be offered through their stores. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers. We are dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks and standards that we do not control, and any technical or other issues in such systems, or any changes in applicable law or regulations, our relationships with mobile manufacturers and carriers or in their terms of service or policies that degrade our product offerings’ functionality, reduce or eliminate our ability to distribute our product offerings, give preferential treatment to competitive products, limit our ability to deliver high-quality product offerings, or impose fees or other charges related to delivering our product offerings, could materially and adversely affect our product usage and monetization on mobile devices.

Moreover, if any of the third-party platforms used for distribution of our product offerings were to limit or disable advertising on their platforms, either because of technological constraints or because the owner of these distribution platforms wished to impair our ability to publish advertisements on them, our ability to grow and retain our customer-base and generate revenue could be harmed. Also, technologies have been, and may continue to be, developed by companies, such as Apple and Google, that, among other things, block or limit the display of our advertisements and some or all third-party cookies on mobile and desktop devices, limit cross-site and cross-device attribution, prevent measurement outside a narrowly-defined attribution window and prevent advertisement re-targeting and optimization. These developments could require us to make changes to how we collect information on, and track the actions of, our customers and impact our marketing activities. These changes could materially impact the way we do business, and if we or our advertising partners are unable to quickly and effectively adjust to new changes, there could be a material adverse effect on our business, financial condition and results of operations.

Furthermore, our products require high-bandwidth data capabilities in order to place time-sensitive bets. If the growth of high-bandwidth capabilities, particularly for mobile devices, is slower than we expect, our customer growth, retention and engagement may be seriously harmed. Additionally, to deliver high-quality content over mobile cellular networks, our product offerings must work well with a range of mobile technologies, systems and networks, and comply with regulations and standards, that we do not control. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow mobile providers to impede access to content, or otherwise discriminate against content providers like us, including by providing for faster or better access to our competitors, could have a material adverse effect on our business, financial condition and results of operations.

Finally, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems and networks, or that comply with regulations or standards. If it becomes more difficult for our customers to access and use our platform on their mobile devices, if our customers choose not to access or use our platform on their mobile devices, or if our customers choose to use mobile products that do not offer access to our platform, then our customer growth, retention and engagement could be seriously harmed.

Our use of “open source” software could subject our proprietary software to general release, adversely affect our ability to sell our products and services and subject us to possible litigation, claims or proceedings.

We have used “open source” software in connection with the development and deployment of our software platform, including in connection with our customer-facing applications and our back-end service components, and we expect to continue to use open source software in the future. Open source software is licensed by its authors or other third parties under open source licenses, which in some instances may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available all or part of the source code for any modifications or derivative works we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license.

Companies that incorporate open source software into their products have, from time to time, faced claims challenging the use of open source software and compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. While we try to ensure that open source licensed code is not used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source license agreement, we cannot guarantee that we will be successful, that all open source software is reviewed prior to use in our platform, that our developers have not incorporated open source software into our products that we are unaware of or that they will not do so in the future.

Furthermore, there are an increasing number of open source software license types, almost none of which have been interpreted by courts, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. As a result, there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our products and services. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement claims or other liability, or be required to seek costly licenses from third parties to continue providing our product offerings on terms that are not economically feasible, if at all, to re-engineer all or a portion of our platform, to discontinue or delay the provision of our product offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code. Further, in addition to risks related to license requirements, use of certain open source software carries greater technical and legal risks than those associated with the use of third-party commercial software.

For example, open source software is generally provided without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that our platform depends upon the successful operation of open source software, any undetected errors or defects in open source software that we use could prevent the deployment or impair the functionality of our systems and injure our reputation. In addition, the public availability of such software may make it easier for others to compromise our platform and IT systems. Any of the foregoing risks could materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Regulation, Licensing, Litigation and Taxation

Adverse changes to the regulation of online betting and iGaming, or their interpretation by regulators, could have a material adverse effect on our business, financial condition and results of operations.

We have customers in numerous jurisdictions around the world, namely, the United States, the United Kingdom, Ireland, Italy, other countries in the European Union, Australia, India, Canada, Brazil, Georgia and Armenia, among others. We are generally subject to laws and regulations relating to betting and iGaming in the jurisdictions in which we conduct our business or, in some circumstances, of those jurisdictions in which our services are offered or available, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal data, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and are dynamic and subject to potentially differing interpretations. Future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results.

For example, after an extensive review of the Gambling Act of 2005, the legislation (as amended) that regulates gambling in Great Britain (the “UK Gambling Act”), the UK government recently introduced new proposals for changes to the gambling regulations in Great Britain. See “—The UK government’s ongoing review of the UK Gambling Act may result in more onerous regulation of the betting and iGaming industry in Great Britain, part of our second-largest market, which could have a material adverse effect on our business, financial condition and results of operations.” Additionally, in December 2022, the Irish government published the first draft of the Gambling Regulation Bill which proposes major reform and consolidation of gambling laws in Ireland, including the creation of a Gambling Regulatory Authority of Ireland, which will have broad powers to publish further guidance and codes of conduct. The Gambling Regulation Bill seeks to (1) modernize the licensing system; (2) introduce robust enforcement measures, including suspension and revocation of licenses, financial penalties (up to the greater of 10% of the licensee’s annual turnover or €20,000,000) and imprisonment; and (3) protect vulnerable persons, including children and those experiencing gambling addiction, through prohibiting licensees from accepting credit cards for the purposes of gambling and the creation of National Gambling Exclusion Register and Social Impact Fund.

Furthermore, in January 2019, legal counsel for the U.S. Department of Justice (“DOJ”) issued a legal opinion on the Interstate Wire Act of 1961, as amended (“Wire Act”), which stated that the Wire Act bans any form of iGaming if it crosses state lines and reversed a 2011 DOJ legal opinion that stated that the Wire Act only applied to interstate sports betting. However, the U.S. Court of Appeals for the First Circuit ruled in January 2021 that the Wire Act does not apply to iGaming. The U.S. federal courts’ stance on the applicability of the Wire Act with respect to interstate iGaming may be subject to potential changes in the future, and any such changes may be detrimental to our business operations. If the Wire Act is ultimately determined by courts to be applicable to iGaming and we are required to restrict our iGaming transactions in each state in which we operate to within such state, our costs will increase and it will become more difficult for us to scale our operations in the United States.

Any adverse changes to the regulation of online betting and iGaming, the interpretation of these laws, regulations and licensing requirements by relevant regulators, or the revocation of operating licenses, could have a material adverse effect on our ability to conduct our operations and generate revenue in the relevant jurisdiction. Governments may from time to time seek to restrict access to our products from their jurisdictions entirely, or impose other restrictions that may affect the accessibility of our products in their jurisdictions for an extended period of time or indefinitely. In addition, government authorities in certain jurisdictions may seek to restrict customer access to our products if they consider us to be a threat to public safety or for other reasons. Changes to existing forms of regulation may also include the introduction of punitive tax regimes, larger financial guarantees, limitations on product offerings, requirements for ring-fenced liquidity, requirements to obtain licenses and/or caps on the number of licensees, restrictions on permitted marketing activities or restrictions on third-party service providers to online betting and iGaming operators. See also “—Risks Relating to Our Business and Industry—Uncertainty as to the legality of online betting and iGaming or adverse public sentiment towards online betting and iGaming may deter third-party suppliers from dealing with us.” In the event that access to our products is restricted, in whole or in part, in one or more jurisdictions, we are required to or elect to make changes to our operations, or other restrictions are imposed on our products, it may become commercially undesirable or impractical for us to provide online betting and iGaming services in these jurisdictions, our returns from such jurisdictions may be reduced and a reduction of the scope of our services to certain jurisdictions or withdrawing from certain jurisdictions entirely may result, with a consequent financial loss arising from the need to block access by customers located in the relevant jurisdictions.

Failure to comply with relevant laws, regulations or licensing requirements may lead to penalties, sanctions or, ultimately, the revocation of relevant operating licenses and may have an impact on licenses in other jurisdictions. In addition, the compliance costs associated with these evolving and increasingly complex laws, regulations and licensing requirements may be significant. If we were to infringe the domestic regulatory regimes of any of the jurisdictions and markets where we operate, or may wish to operate in the future (even if inadvertent), or if changes to those regulatory regimes occur, it may result in additional compliance and litigation costs for us, or could restrict the range of products and services we offer and the value of our assets and/or require changes to certain of our business practices in some or all of the jurisdictions in which we operate, which may materially adversely affect our business, financial condition and results of operations.

The approach to regulation and the legality of online betting and iGaming varies from jurisdiction to jurisdiction, and is subject to uncertainties.

Our determination as to whether or not to permit customers in a given jurisdiction to access any one or more of our products and whether or not to engage in various types of marketing activity and customer contact is made on the basis of a number of factors. These factors include:

•	the laws and regulations of the jurisdiction;

•	the terms of our betting and gaming licenses;

•

the approach by regulatory and other authorities to the application or enforcement of such laws and regulations, including the approach of such authorities to the extraterritorial application and enforcement of such laws;

•	state, federal or supranational law, including EU law, if applicable; and

•	any changes to these factors.

The regulation and legality of online betting and iGaming and approaches to enforcement vary from jurisdiction to jurisdiction (from open licensing regimes to regimes that impose sanctions or prohibitions) and is subject to uncertainties. In certain jurisdictions, there is no legislation which is directly applicable to our business.

Furthermore, the legality of the supply of online betting and iGaming services in certain jurisdictions is not clear or is open to interpretation. In many jurisdictions, there are conflicting laws and/or regulations, conflicting interpretations, divergent approaches by enforcement agencies and/or inconsistent enforcement policies and, therefore, some or all forms of online betting and iGaming could be determined to be illegal in some of these jurisdictions, either when operated within the jurisdiction and/or when accessed by persons located in that jurisdiction. Moreover, the legality of online betting and iGaming is subject to uncertainties arising from differing approaches among jurisdictions as to the determination of where online betting and iGaming activities take place and which authorities have jurisdiction over such activities and/or those who participate in or facilitate them.

Changes in regulation in a given jurisdiction could result in it being reassessed as a restricted territory without the potential to generate revenues on an ongoing basis. For example, due to a change in government regulations, we were forced to cease offering paid and free DFS contests in Ontario, Canada, in April 2022. In addition, in certain states in which we operate, including Texas and Florida, the applicable office of the Attorney General has issued an adverse legal opinion regarding DFS in the past. In the event that one of those Attorneys General decides to take action on the opinion from their office, we may have to withdraw our operations from such state, which could have a material adverse effect on our business, financial condition and results of operations. Our inability to operate in a large betting or iGaming market in the future or a number of smaller betting or iGaming markets which collectively are material, could have a material adverse effect on our business, financial condition and results of operations.

In addition, there is a risk that regulators or prosecutors in jurisdictions where we provide online betting or iGaming services to customers without a local license or pursuant to a multi-jurisdictional license, may take legal action in respect of our operations in that jurisdiction and any defense we raise to such actions may not be successful. Actions that may be taken may include criminal sanctions and penalties, as well as civil and administrative enforcement actions, fines, excessive taxation, funds and asset seizures, authorities seeking to seize funds generated from the allegedly illegal activity, as well as payment blocks and ISP blacklisting, some of which may be more readily enforceable within an economic area such as the European Economic Area. Even if such claims could be successfully defended, the process may result in a loss of reputation, potential loss of revenue and diversion of management resources and time.

There is a significant risk that our assessment of the factors referred to above may not always accurately predict the likelihood of one or more jurisdictions taking enforcement or other adverse action against us, our customers or our third-party suppliers, which could lead to fines, criminal sanctions and/or the termination of our operations in such jurisdiction or jurisdictions, and, ultimately, could have a material adverse effect on our business, financial condition and results of operations.

The successful execution of our growth strategy, particularly with respect to our U.S. business, which is critical to our long-term ambitions, will depend on successfully expanding our provision of online betting and iGaming services into certain new and existing jurisdictions and markets where the regulatory status of the provision of such services has been clarified or liberalized.

Our ability to achieve growth in our online betting and iGaming business, particularly with respect to our U.S. business, which is critical to our long-term ambitions, will depend, in large part, upon expansion of online betting and iGaming into new jurisdictions, the terms of regulations relating to online betting and iGaming and our ability to obtain required licenses. Certain jurisdictions in which laws currently prohibit or restrict online betting and iGaming or the marketing of those services, or protect monopoly providers of betting and iGaming services, may implement changes to open their markets through the adoption of competitive licensing and regulatory frameworks. We intend to expand our provision of online betting and iGaming services into certain new and existing jurisdictions and markets where the regulatory status of the provision of such services has been clarified or liberalized, including within North America, Europe and elsewhere internationally.

In particular, in May 2018, the U.S. Supreme Court struck PASPA down as unconstitutional. This decision had the effect of lifting federal restrictions on sports betting and thus allowed U.S. states to determine the legality of sports betting for themselves. Since the overturn of PASPA, a number of U.S. states (as well as Washington D.C.) have legalized retail and/or online sports betting. Our ability to further expand our sports betting and online operations in the United States is dependent on the adoption of state statutes permitting such activities, as well as our ability to obtain the necessary licenses to operate in U.S. jurisdictions where such games are legalized. The failure of state legislators to implement a regulatory framework for providing sports betting and iGaming services in their jurisdictions in a timely manner, or at all, may prevent, restrict or delay our accessing such markets. For example, as of the date of this Directors’ Report and Financial Statements, sports betting has not been legalized in the state of California. Given that California has 40 million inhabitants, attracts over 250 million annual tourists and boasts more professional sports teams than any other state in the United States, the legalization of online sports betting in California in the near future would open up a large and significant market to us.

Even where licensing regimes are introduced in certain markets, there is no guarantee that we will be successful in obtaining a license to operate in such markets. See, for example, “—In some jurisdictions our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations could cause our business to be non-compliant with our obligations or imperil our ability to obtain or maintain licenses necessary for the conduct of our business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities that he, she or it holds in us, if any.” In particular, under some jurisdictions’ sports betting and iGaming laws, particularly in certain U.S. states, online sports betting and/or iGaming licenses are tethered to a finite number of specifically defined businesses that are deemed eligible for an iGaming or sports betting license, such as land-based casinos, tribes, professional sports franchises and arenas and horse racing tracks, each of which is entitled to a skin or multiple skins under that state’s law. As such, the skin provides a market access opportunity for mobile operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those skins, and the numbers of skins available, are typically determined by a state’s sports betting or iGaming law. In certain U.S. states, we currently rely on skins tethered to land-based casinos, tribes, professional sports franchises and arenas and horse racing tracks in order to access a number of markets through a skin. In other markets, we may obtain a license to offer online sports betting and/or iGaming through a direct license offered by the jurisdiction, which in some cases may be subject to a competitive application process for a limited number of licenses. Furthermore, our partnership with Boyd and contractual relationships with other identified license holders provide us with primarily first skin access for sports betting in states where such access is required. Because the number of skins or direct licenses offered by a jurisdiction may be limited, if we cannot establish, renew or manage our market access relationships in the jurisdictions in which they are required or successfully obtain licenses through the competitive direct license process in other jurisdictions, we would not be allowed to operate in those jurisdictions until we enter into new relationships, which could be at a significantly higher cost if at all. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Furthermore, even if we are successful in obtaining a license, any such license may be subject to onerous licensing requirements, together with sanctions for breach thereof and/or taxation liabilities that may make the market unattractive to us or impose restrictions that limit our ability to offer certain of our key products or services or to market our products in the way we want to. See, for example, “—Risks Relating to Our Business and Industry—Our success may be impacted by our ongoing ability to market to our customers in certain jurisdictions.” In addition, a license may require us to offer our products in partnership or cooperation with a local market participant, thereby exposing us to the risk of poor or non-performance by such market participant of its applicable obligations, which could in turn disrupt or restrict our ability to effectively compete and offer one or more of our products in the relevant market. Finally, the complexity arising as a result of multiple state/regional regulatory regimes, in particular within the United States where gaming is largely regulated at the state level, may result in operational, legal and administrative costs for us, particularly in the short term.

Moreover, our competitors, or their partners, may already be established in a jurisdiction or market prior to our entry (e.g., in certain U.S. states). If regulation is liberalized or clarified in such jurisdictions or markets, then we may face increased competition from other providers and competition from those providers may increase the overall competitiveness of the online betting and iGaming industry. We may face difficulty in competing with providers that take a more aggressive approach to regulation than we do and are consequently able to generate revenues in markets from which we do not accept customers or in which we will not advertise. See “—Risks Relating to Our Business and Industry—Our business is exposed to competitive pressures given the international nature of competition in online betting and iGaming.” Additionally, we may face operational difficulties in successfully entering new markets, even where regulatory issues do not materially restrict such entry. See “—Risks Relating to Our Business and Industry—Our operational efforts to expand our customer base in existing and new geographic markets, particularly with respect to our U.S. business, which is critical to our long-term ambitions, including our efforts to cross-sell to existing customers, may not be successful.”

While clarification and liberalization of the regulation of online betting and iGaming in certain jurisdictions and markets, particularly in the United States, may provide us with growth opportunities, successful expansion into each potential new jurisdiction or market will present us with its own complexities and challenges and is dependent on a number of factors that are beyond our control. Efforts to access a new jurisdiction or market may require us to incur significant costs, such as capital, marketing, legal and other costs, as well as the commitment of significant senior management time and resources. Furthermore, notwithstanding our efforts to access a new jurisdiction or market, our ability to successfully enter such jurisdictions or markets may be affected by future developments in state/regional, national and/or supranational policy and regulation, limitations on market access, competition from third parties and other factors that we are unable to predict and which are beyond our control. As a result, there can be no assurance that we will be successful in expanding the provision of online betting and/or iGaming services into such jurisdictions or markets or that our service and product offerings in such jurisdictions or markets will grow at expected rates or be successful in the long term.

We operate in a heavily regulated environment, and any failure to comply with regulatory requirements in a particular jurisdiction can lead to enforcement action by relevant regulators, fines and revocation or suspension of licenses in those jurisdictions.

Compliance with the various regulations applicable to sports betting and iGaming is costly and time-consuming. Regulatory authorities have broad powers with respect to the regulation and licensing of sports betting and iGaming operations and may revoke, suspend, condition or limit our sports betting or gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition and results of operations. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. As a result, these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules.

Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. Fines have previously been levied against us, particularly in the United Kingdom and United States, including a significant fine by the United Kingdom Gambling Commission (“UKGC”) and certain other fines by relevant U.S. regulators, and it is likely that such enforcement initiatives will not only continue but could also potentially increase in frequency and scope. For example, one of our competitors was recently fined a record £19.2 million by the UK government for failures to comply with the Gambling Act, particularly regarding social responsibility and anti-money laundering rules. See also “—The UK government’s ongoing review of the UK Gambling Act may result in more onerous regulation of the betting and gaming industry in Great Britain, part of our second-largest market, which could have a material adverse effect on our business, financial condition and results of operations.”

In addition to fines and other financial penalties, the consequences of such enforcement action could include a revocation of the relevant entity’s license, a suspension of that license and/or the imposition of certain adverse licensing conditions. The loss of a gaming license in one jurisdiction could trigger the loss of a gaming license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our services or products in the relevant jurisdictions. See also “—We face the risk of loss, revocation, non-renewal or change in the terms of our betting and gaming licenses.”

If regulatory enforcement proceedings are brought against us, there is an increased risk that third parties, including but not limited to customers and third-party service providers, could commence litigation against us, particularly where such regulatory enforcement proceedings have been successful, resulting in reputational damage to our brands. The loss of the goodwill may deter new and existing customers and/or third-party service providers and negatively impact our operating results.

Certain jurisdictions also license key management on an individual basis, and, to the extent that any compliance shortcomings are evident and ultimately pursued through enforcement actions, there is a risk that certain regulatory sanctions could be imposed against our key management. If members of our key management become subject to regulatory sanctions in certain jurisdictions, we may face difficulties in maintaining or renewing existing licenses in other regulated jurisdictions in which we operate or in obtaining new licenses in jurisdictions into which we wish to expand. See also “—In some jurisdictions our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause our business to be non-compliant with our obligations, or imperil our ability to obtain or maintain licenses necessary for the conduct of our business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities that he, she or it holds in us, if any.”

The UK government’s ongoing review of the UK Gambling Act may result in more onerous regulation of the betting and gaming industry in Great Britain, part of our second-largest market, which could have a material adverse effect on our business, financial condition and results of operations.

In December 2020, the UK government commenced a review of the UK Gambling Act, with the objective of: (i) examining whether changes are needed to the system of gambling regulation in Great Britain to reflect changes to the gambling landscape since 2005 when the UK Gambling Act was introduced, particularly due to technological advances; (ii) ensuring there is an appropriate balance between consumer freedoms and choice on the one hand, and prevention of harm to vulnerable groups and wider communities on the other; and (iii) ensuring customers are suitably protected whenever and wherever they are gambling, and that there is an equitable approach to the regulation of the online and the land-based industries. See “Item 1. Business—Our Licenses—United Kingdom and Ireland— United Kingdom.”

The UK government’s review of the UK Gambling Act is extensive in scope. Key areas under review include:

•

the effectiveness of the existing online protections in preventing gambling harm and an evidence-based consideration of, by way of example, imposing greater control on online product design such as stake, speed and prize limits and the introduction of deposit, loss and spend limits;

•

the benefits or harms caused by allowing licensed gambling operators to advertise and make promotional offers and the positive or negative impact of gambling sponsorship arrangements across sports, e-sports and other areas;

•

the effectiveness of the regulatory system currently in place, including consideration of whether the UKGC has sufficient investigative, enforcement and sanctioning powers both to regulate the licensed market and address the unlicensed market;

•

the availability and suitability of redress arrangements in place for an individual consumer who considers it may have been treated unfairly by a gambling operator, including consideration of the introduction of other routes for consumer redress, such as a gambling ombudsman; and

•	the effectiveness of current measures to prevent illegal underage gambling and consideration of what extra protections may be needed for young adults in the 18-25 age bracket.

•	The call for evidence in connection with the review concluded in March 2021. On 27 April 2023, the UK government issued a white paper, which included proposals to:

•

hold a consultation to determine the maximum staking limit for online slot gaming products of between £2 and £15 per spin, with options of a £2 limit per stake, £4 limit per stake or an approach based on individual risk for 18-24 year-old players;

•	hold a consultation to determine whether to make player-set deposit limits mandatory or opt-out rather than opt-in;

•	introduce a statutory levy (as a percentage of revenue) requiring all licensed operators to make contributions to help fund research, education and treatment of gambling harms; and

•	hold a consultation on imposing new obligations on licensed operators to conduct:

•	enhanced spending checks if a player loses £1,000 within one day or £2,000 within 90 days, with such thresholds halved for 18-24 year-old players; and

•	financial vulnerability checks if a player loses more than £125 within one month or £500 within one year.

This review is in addition to recent reforms introduced by the UKGC. For example, in 2020, the UKGC introduced a ban on the use of credit cards to place bets (for additional information about this ban and its effects on our business, see “—Financial and Banking Risks Relating to Our Operations—We depend on the ongoing support of payment processors and international multi-currency transfer systems”) and issued industry guidance regarding high-value customer schemes (often referred to as VIP programs), which include, among other measures, a requirement for licensed operators to undertake checks to establish that a high-value customer’s spending is affordable and sustainable, whether there is any evidence of gambling-related harm or heightened risk linked to vulnerability, and that the operator has in place up-to-date evidence relating to the individual’s identity, occupation and source of funds. Further, in February 2021, the UKGC also announced a number of measures that have impacted the design and offer of online slots games, including the banning of the following features with effect from 31 October 2021: (i) features that speed-up play or give the illusion of control over the outcome; (ii) slot spin speeds faster than 2.5 seconds; (iii) auto-play, which can lead to players losing track of their play; and (iv) sounds or imagery which give the illusion of a win when the return is in fact equal to or below a stake.

Further, in September 2021, Public Health England, which was at the time an executive agency of the UK Department of Health, issued a report dealing with the costs of gambling-related harm, in response to which Public Health England has urged the UK government to treat gambling-related harm as a public health issue.

The UKI division is our second-largest division. Although we seek to meet or exceed best practices in operations and customer protection with an emphasis on fair and responsible gaming, changes to regulation arising from the UK government’s review of the UK Gambling Act, or recent or further measures introduced by the UKGC or other bodies, could impede our ability to generate revenue in Great Britain and attract or retain new and existing customers in Great Britain, which could have a material adverse effect on our business, financial condition and results of operations. In line with our strategy to take a leadership role in responsible betting and gaming, we have implemented a broad range of player protections over the last three years during the pendency of the UK government’s review of the UK Gambling Act.

The review of the UK Gambling Act could also result in changes to taxation policy applied to the betting and gaming industry. In the event His Majesty’s Treasury observes a reduction in the total taxes collected due to lower operator revenue within the new regulatory environment, this could cause His Majesty’s Treasury to attempt to remedy this reduction in total taxes by increasing tax rates and/or making other tax policy changes related to the betting and gaming industry. In November 2023, the UK government announced that it will consult shortly on proposals to bring remote gambling into a single tax, rather than taxing it through a three-tax structure.

We face the risk of loss, revocation, non-renewal or change in the terms of our betting and gaming licenses.

Our betting and gaming licenses tend to be issued for fixed periods of time, after which a renewal of the license is required. For example, certain licenses held by members of the Group will expire and need to be renewed in the ordinary course of business during the course of 2024. Licenses also typically include a right of revocation for the regulator in certain circumstances, for example, where the licensee is in breach of the relevant license provisions. If any of our betting and gaming licenses are not renewed, there are material delays in renewal, such licenses are revoked or such licenses are renewed on terms which are materially less favorable to us, this may restrict us from providing some or all of our services to customers located in the relevant jurisdiction and may result in us being required to, or choosing to, withdraw from the jurisdiction either temporarily or permanently, either of which would have a consequent material adverse effect on our business, financial condition and results of operations.

In addition, the determination of suitability process as part of any renewal application may be expensive and time-consuming, and any costs incurred are unlikely to be recoverable if the application is unsuccessful. While we have established procedures in place to monitor renewal dates (including substantial internal regulatory teams and retaining outside counsel, where appropriate), the revocation or non-renewal of our licenses could arise if our directors, management, certain shareholders or business partners fail to comply adequately with the suitability, information reporting or other requirements of relevant licensing and regulatory authorities.

There have been, and continue to be, various attempts in the European Union to apply domestic criminal and administrative laws to prevent online betting and iGaming operators licensed in other Member States from operating in or providing services to customers within their territory; the case law of the Court of Justice of the European Union (the “CJEU”) on this issue continues to evolve and the reactions of the governments of EU member states creates uncertainty for iGaming operators.

We permit customers in most EU member states to access our services. There have been, and continue to be, attempts by regulatory authorities, state licensees and incumbent operators, including monopoly operators, in certain EU member states to apply domestic criminal and administrative laws to prevent, or try to prevent, online betting and iGaming operators licensed in other EU member states from operating in or providing services to customers within their territories. The application and enforcement of these principles by the CJEU, the domestic courts and regulatory authorities in various EU member states remains subject to continuing challenge and clarification. There have been, and continue to be, a considerable number of relevant proceedings before the domestic courts of various EU member states and the CJEU. The outcomes of these proceedings remain uncertain, and it may take some years before these proceedings are finally decided.

If the jurisprudence of the CJEU continues to recognize that EU member states may, subject to certain conditions, establish or maintain exclusive licensing regimes that restrict the provision of online betting and iGaming services by operators licensed in other EU member states, this may adversely affect our ability to permit customers in a given EU member state to access one or more of our online betting and iGaming services and to engage in certain types of marketing activity and customer contact. Depending on the way in which national courts or competent authorities interpret EU law, we may have to submit to local licensing, regulation and/or taxation in additional EU member states than is currently the case and/or exclude customers who are based in certain EU member states, either entirely or from certain of our product offerings. Any such consequences could potentially increase our operating costs and/or reduce our revenues in the European Union. Furthermore, the jurisprudence could negatively impact our expansion in the European Union. See also “—The successful execution of our growth strategy, particularly with respect to our U.S. business, which is critical to our long-term ambitions, will depend on successfully expanding our provision of online betting and iGaming services into certain new and existing jurisdictions and markets where the regulatory status of the provision of such services has been clarified or liberalized.”

The regulatory risks that we face may be greater where we have a physical presence.

We hold a number of licenses in a variety of jurisdictions across the globe. While our headquarters is in Dublin, Ireland, we have further offices in 74 other locations as of the date of this Directors’ Report and Financial Statements. Our IT functionality operates in over 31 locations across four continents.

Local authorities are more likely to focus on businesses that have a physical presence in their jurisdiction since it is easier for such authorities to bring or enforce actions against such businesses and freeze their assets if local laws are violated. Any breach by us of local laws in a jurisdiction in which we have a physical presence may be more likely to result in enforcement action taken against us rather than if such breach were to occur in a jurisdiction where we do not have a physical presence. In particular, if we are unable to utilize our infrastructure to run our betting and iGaming operations or as a result of successful enforcement action taken by authorities, this could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to evolving corporate governance and public disclosure regulations and expectations, including with respect to environmental, social and governance (“ESG”) matters, that could expose us to numerous risks.

We are subject to the evolving rules and regulations with respect to ESG matters of a number of governmental and self-regulatory bodies and organizations, such as the SEC, the New York Stock Exchange (“NYSE”), the European Union, the Irish and UK governments, the UK Financial Conduct Authority (“FCA”) and the International Sustainability Standards Board, that could make compliance more difficult and uncertain. In addition, regulators, customers, investors, employees and other stakeholders are increasingly focused on ESG matters and related disclosures. These changing rules, regulations and stakeholder expectations have resulted in, and are likely to continue to result in, increased general and administrative expenses and increased management time and attention to comply with or meet those regulations and expectations. Developing and acting on ESG initiatives and collecting, measuring and reporting ESG-related information and metrics can be costly, difficult and time consuming. Further, ESG-related information is subject to evolving reporting standards, including the SEC’s proposed climate-related reporting requirements and CSRD and Corporate Sustainability Due Diligence Directive. Our ESG initiatives and goals could be difficult and expensive to implement, and we could be criticized for the accuracy, adequacy, consistency or completeness of our ESG disclosures. Further, statements about our ESG-related initiatives and goals, and progress against those goals, may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve and assumptions that are subject to change in the future. In addition, we could be criticized for the scope or nature of such initiatives or goals, or for any revisions to these goals. If our ESG-related data, processes and reporting are incomplete or inaccurate, or if we fail to achieve progress with respect to our ESG goals on a timely basis, or at all, our reputation and financial results could be adversely affected, and we could be exposed to litigation.

In some jurisdictions our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations could cause our business to be non-compliant with our obligations or imperil our ability to obtain or maintain licenses necessary for the conduct of our business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities that he, she or it holds in us, if any.

As part of obtaining real-money gaming licenses, the responsible gaming authority will generally determine the suitability of certain directors, officers and employees and, in some instances, significant shareholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we may be required to sever our relationship with that person, which could be materially disruptive to our business. Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person is unsuitable to be a significant shareholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his, her or its voting securities.

Our Memorandum and Articles of Association (the “Articles of Association”) provides that any of our ordinary shares or other equity securities owned or controlled by any shareholder whom we determine is an unsuitable person (following consultation with reputable outside gaming regulatory counsel), will be subject to mandatory sale and transfer to either us or one or more third-party transferees.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on our present or past activities, or the past or present activities of our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could materially and adversely affect our business, operations or financial condition. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees or other aspects of our operations. To date, we believe that we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and shareholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.

We are subject to litigation, and adverse outcomes in such litigation could have a material adverse effect on our business, financial condition and results of operations.

We are, and from time to time may become, subject to litigation and various legal proceedings, including litigation and proceedings related to competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, advertising practices, labor and employment, commercial disputes and services, as well as shareholder derivative suits, class action lawsuits, actions from former employees, suits involving governmental authorities and other matters, that involve claims for substantial amounts of money or for other relief or that might necessitate changes to our business or operations. Additionally, we are likely to expand our operations to jurisdictions which have proven to be litigious environments and we may be subject to claims from customers, shareholders, contractual counterparties or others. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition and results of operations.

For example, in the United States, a subsidiary of TSG was subject to proceedings initiated by the Commonwealth of Kentucky in respect of activities carried out between 2006 and 2011 that resulted in our Group incurring a cash cost of $323 million (which amount includes the associated legal fees) in 2021 in connection with the settlement of those proceedings.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Our failure to successfully defend or settle any of these legal proceedings could result in liability that, to the extent not covered by our insurance, could have a material adverse effect on our business, financial condition and results of operations.

We have been, and continue to be, the subject of governmental investigations, settlement agreements and inquiries with respect to the operation of our businesses and we could be subject to future governmental investigations, settlement agreements, inquiries, legal proceedings and enforcement actions. Any such investigations, settlement agreements, inquiries, proceedings or actions could materially and adversely affect our business.

We have received formal and informal inquiries from time to time, from government authorities and regulators, including tax authorities and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees has subjected and could in the future subject us to substantial monetary fines and other penalties that could adversely affect our business, financial condition and results of operations. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business.

Our insurance may not provide adequate levels of coverage against claims.

We maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits, and policy payments made to us may not be made on a timely basis. Such losses could materially and adversely affect our business, financial condition and results of operations.

Insurance coverage is becoming increasingly expensive, and in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We may be unable to continue to obtain insurance on commercially reasonable terms or in adequate amounts, if at all. A successful claim or series of claims brought against us could cause our share price to decline and, if judgments exceed our insurance coverage, could adversely affect our business, financial condition and results of operations.

Social responsibility concerns and public opinion regarding responsible gambling and related matters could significantly influence the regulation of online betting and iGaming and impact responsible gaming requirements, could result in investigations and litigation, and may adversely impact our reputation.

We have faced, and will likely continue to face, increased scrutiny related to responsible gaming, and the value of our brand may be materially and adversely affected if we fail to uphold the highest standards in this area. While we have implemented safer gambling measures designed to protect our customers, if the perception develops that we or the betting and gaming industry as a whole are failing to adequately protect vulnerable players, restrictions on the provision of betting and gaming services may be imposed on us, we may become the subject of investigations and litigation, and we may suffer harm to our reputation.

Public opinion can significantly influence the regulation of online betting and iGaming. A further negative shift in the perception of online betting and iGaming by the public or by politicians, lobbyists or others could affect future legislation or regulation in different jurisdictions. Among other things, such a shift could cause jurisdictions to abandon proposals to legalize or liberalize online betting and iGaming, thereby limiting the number of new jurisdictions into which we could expand. Increasingly negative public perception could also lead to new restrictions on, or to the prohibition of online betting and iGaming in, jurisdictions in which we currently, or may in the future, operate. If we are required to restrict our marketing or product offerings or incur increased compliance costs as a result of any such regulation, this could have a material adverse effect on our revenues and could increase operating expenses.

Additionally, increased scrutiny related to responsible betting and gaming may result in investigations into the commercial practices of betting and gaming industry service providers, including by governmental agencies, as well as class action or individual lawsuits by groups of users or individuals, respectively, of such services, including under tort, recovery of betting/gaming losses, negligence, breach of contract, civil conspiracy, unjust enrichment, fraud, public nuisance or other common law or analogous claims, or for breaches of regulations, including in the areas of product liability, consumer protection, unfair or deceptive trade practices, false advertising, unlawful marketing, unlawful gaming/gambling or breach of gaming/gambling regulation or licensing. Any such investigations or legal actions, including as a result of a change in policy or regulation, would have a material adverse effect on both our reputation and our business, financial condition and results of operations.

Furthermore, publicity about problem gambling and other problems, even if not directly or indirectly connected with us or our products, may adversely impact our reputation and the willingness of the public to participate in betting and gaming or a particular form of betting and gaming. Any harm to our reputation could impact employee engagement and retention, the willingness of customers and our partners to do business with us, and current and potential investors to invest in us, and regulatory oversight and approval of our business offerings, which could have a materially adverse effect on our business, financial condition and results of operations.

We may fail to maintain effective and compliant anti-money laundering, counter-terrorist financing and anti-corruption policies and procedures.

We currently receive deposits and other payments from customers in the normal course of our business. See also “—Financial and Banking Risks Relating to Our Operations—The receipt and holding of customer funds could be regarded as a deposit-taking business, requiring various financial services licenses/authorizations.” The receipt of monies from customers imposes anti-money laundering, counter-terrorist financing and other obligations and potential liabilities on us. Certain of our customers may seek to launder money through our businesses or use stolen funds to access betting or gaming services. While we have processes in place regarding customer profiling and the identification of customers’ sources of funds, such processes may fail or prove to be inadequate, whether in respect of the sources of customers’ funds or otherwise. If we are unsuccessful in detecting money laundering or terrorist financing activities, we could suffer loss directly, be subject to civil or criminal sanctions and/or lose the confidence of our customers, which could have a material adverse effect on our reputation, international brand expansion efforts, commercial relationships, ability to attract and retain employees and customers, qualification to have our equity securities listed on a stock exchange and, more generally, on our business, financial condition and results of operations. Furthermore, we could also be subject to regulatory enforcement leading to fines or other sanctions, which could also have a material adverse effect on our business, financial condition and results of operations. In addition, it is difficult for us to estimate the time or resources that will be needed for the investigation and final resolution of any regulatory enforcement proceedings relating to money laundering, terrorist financing or related activities because, in part, the time and resources needed depend on the nature and extent of the information requested by the authorities involved, and such time or resources could be substantial.

We are required to comply with all applicable international trade, export and import laws and regulations and we are subject to export controls and economic sanctions laws and embargoes imposed by the governments of the jurisdictions in which we operate. Changes in economic sanctions laws may restrict our business practices, including potentially requiring the cessation of business activities in sanctioned countries or with sanctioned entities or persons, and may result in our modifying our compliance programs. We are also subject to the Irish Corruption Offences Act, the Canadian Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, the Isle of Man Bribery Act and other anti-bribery laws that generally prohibit the offering, promising, giving, agreeing to give, or authorizing others to give anything of value, either directly or indirectly, to a government official or other person in order to influence official action, or otherwise obtain or retain a business advantage. Certain of such laws also require public companies to make and keep books and records that accurately and fairly reflect the company’s transactions and to devise and maintain an adequate system of internal accounting controls. For example, prior to our merger with TSG in 2020, the board of directors of TSG became aware of the possibility of improper foreign payments by TSG or its subsidiaries in certain jurisdictions outside of Canada and the United States. Once discovered, TSG contacted the relevant authorities in the United States and Canada with respect to these matters. Following an investigation, the SEC charged Flutter, as successor-in-interest due to its acquisition of TSG, with books and records and internal accounting controls violations under sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act. Without admitting or denying the findings, we agreed to cease and desist from future violations and to pay a penalty of $4 million. We continue to cooperate with the relevant Canadian authorities in respect of all inquiries.

Furthermore, our business is heavily regulated and therefore involves significant direct and indirect interaction with public officials of various governments worldwide. We maintain safeguards and policies to deter practices by our directors, officers, employees, agents, collaborators and contractors that would violate applicable laws. However, we cannot ensure that our compliance controls, policies and procedures will in every instance protect us from acts committed by such persons that would violate the laws or regulations of the jurisdictions in which we operate. If we are unsuccessful in detecting such acts, we could suffer loss directly, be subject to civil or criminal sanctions and/or lose the confidence of our customers. We could also be subject to fines or other sanctions, such as disgorgement of profits, cessation of business activities, implementation of new or enhanced compliance programs, requirements to obtain additional licenses and permits, prohibitions on the conduct of our business and/or restrictions on our ability to market and sell products or provide services in one or more jurisdictions, all of which could also have a material adverse effect on our business, financial condition and results of operations. In addition, there is a risk that increased regulatory measures regarding anti-money laundering and counter-terrorist financing may require us to expend significant capital or other resources and/or may require certain businesses within our Group to modify internal standards, procedures or their product offering or operations.

The tightening of anti-money laundering regulations may also affect the speed and convenience with which customers can access our products and services, which may have a material adverse effect on our business, financial condition and results of operations.

If we fail to detect fraud, theft or money laundering, including by our customers and employees, our reputation may suffer, which could harm our brand and reputation and adversely affect our business, financial condition and results of operations, and can subject us to investigations and litigation.

The risk of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by customers and attempted payments by customers with insufficient funds are risks associated with the betting and gaming industry at large. We have incurred losses in this regard and may in the future incur similar or more substantial losses. Bad actors use increasingly sophisticated methods to engage in illegal activities, including activities involving personal data, such as unauthorized use of another person’s identity, account information or payment information, and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. For example, collusion between online poker players may occur through “chip dumping” (depositing and losing money against another colluding customer in an attempt to launder money). In addition, customers may commit or attempt to commit fraud or cheat, including through the use of artificial intelligence or other sophisticated computer programs (“bots”) to create an artificial competitive advantage to increase winnings with respect to online poker products, or by so-called “account takeovers” (performed by obtaining control of the account and using the funds of a third party) in respect of betting and gaming products more generally. The use of bots to play other real-money games such as bingo, slots and other casino games are other known methods of online betting and iGaming fraud. Acts of fraud or cheating may involve various tactics, possibly in collusion with our employees or other customers.

Successful exploitation of our systems could have adverse effects on our product offerings, services and customer experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition and results of operations. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives. See also “—Risks Relating to Information Technology Systems and Intellectual Property—We are highly dependent on the development and operation of our sophisticated and proprietary technology and advanced information systems, and we could suffer failures, interruptions or disruptions to such systems or related development projects and/or we could fail to effectively adopt and implement new technologies and systems required for our business to remain competitive.”

We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations, or any accusations of money laundering or regulatory investigations into possible money laundering activities, by any of our properties, employees or customers could have a material adverse effect on our business, financial condition and results of operations.

We have implemented a variety of detection and prevention controls to minimize the opportunities for fraudulent play and collusion (including through the use of artificial intelligence or bots). We must continually monitor and develop their effectiveness to counter innovative techniques, and we cannot guarantee that any of our measures will be effective now or in the future. Our failure to adequately detect or prevent fraudulent or other illegal transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.

Online betting and iGaming contracts may be unenforceable and may result in player claims for refunds that, if successfully adjudicated and enforced, could have a material adverse effect on our business, financial condition and results of operations.

In several of the markets in which we provide online betting and iGaming products and services, online betting and iGaming contracts are deemed by courts of law either to be null and void or unenforceable. Although the choice of law clauses in end-user terms and conditions stipulate that betting and gaming transactions take place in the location of the operator (rather than in the location of the customer), there is a risk that customers located in these markets could later demand to recover the funds that they have wagered on an online betting and iGaming site from the operators of the site. Player claims have materialized on an industry-wide basis in Austria and Germany for refunds of historic losses based on the assertion that, under applicable local law, the iGaming offering under a Maltese remote multi-jurisdictional license is contrary to local law. Last year we were granted a local gaming license in Germany with respect to the products upon which such claims are generally based and no longer operate with respect to those products in Germany under our Maltese remote license. However, we continue to operate under our Maltese remote license in Austria, where there is no available local regulatory framework. Generally, local courts have been ruling in favor of players in Germany and Austria, though a limited number of German courts have ruled in favor of operators. Certain claimants that have been successful in adjudicating final claims in Austria have sought enforcement of the resulting judgments in Malta. In June 2023, Malta enacted legislation which prohibits the enforcement of foreign judgments against authorized Maltese licensed operators who are acting lawfully in accordance with Maltese law, which enshrined into law long-standing Maltese public policy. To date, there has been no final decision in Maltese courts with respect to the enforcement of any player claim in Malta. If a material proportion of player claims were successfully enforced either in Malta or any other jurisdiction, it could have a material adverse effect on our business, financial condition and results of operations.

Adverse changes to the taxation of betting and gaming or the imposition of statutory levies or other duties or charges could have a material adverse effect on our business, financial condition and results of operations.

The jurisdictions in which we hold or will hold licenses impose taxes and duties on their licensed activities. In addition to the direct and indirect taxes that apply generally to businesses operating in relevant jurisdictions, we will be subject to specific taxes, duties and levies on the provision of betting and gaming services and related activities in a number of jurisdictions. By way of illustration, over recent years the gaming industry has seen additional taxation levied by the legislatures of various countries including the following:

•	in Ireland, the duty on sports-betting stakes was doubled from 1% to 2% with effect from 1 January 2019;

•	in the United Kingdom, the UK remote gaming duty payable on a gaming provider’s profits from remote gaming with UK persons was increased from 15% to 21% on 1 April 2019;

•

in Germany, the German government introduced a gaming tax of 5.3% in 2021, which is applied on the stakes we receive from our poker and slots products, giving rise to a materially higher tax cost for our business;

•

in Australia, the point-of-consumption-tax imposed on online and land-based operators was increased in 2022 across a number of Australian states: in New South Wales from 10% to 15%, in the Australian Capital Territory from 15% to 20% (and a further increase from 20% to 25% on 1 July 2023) and in Queensland from 15% to 20%, together with a widening of the tax base to include tax on free bet stakes;

•

in India, Parliament confirmed an increase in the goods and services tax rate from 18% to 28% and determined the tax base should be customer deposits rather than gross gaming revenue with effect from 1 October 2023; and

•	in Ohio, the sports wagering tax rate imposed on online and land-based operators was increased from 10% to 20% as of 1 July 2023.

The betting and gaming industry has been, and may continue to be, the object of sporadic taxations in the future. If the rates of such taxes, duties or levies were to be increased or if the tax base of such taxes, duties or levies were to be widened (e.g., as a result of changes to the treatment of free bets, free plays, bonus credits or non-stake amounts received by operators such as account management fees, a move from a gross profits basis of taxation to a turnover basis, a move from a place of supply basis to a place of consumption basis or the imposition of new or increased withholding obligations), then this may have a material adverse effect on the overall tax burden that we bear.

Tax changes are not limited to markets in which the provision of betting and gaming services is regulated at the local, national or federal level, as we pay Value-Added Tax, Goods and Services Tax, or other similar taxes (collectively, “VAT”) or other betting and gaming taxes in some markets in which the provision of betting and gaming services are not regulated at the local, national or federal level.

We currently pay VAT in territories where we have determined that it is applicable but we do not pay VAT in territories where we have determined that it is not applicable to our business. Due to the uncertainty of the application of VAT law to our services, there could be additional territories where local authorities consider that the interpretation that VAT does not apply to some or all of our respective businesses is incorrect, and that VAT does apply, which could have a material adverse impact on our tax burden.

Our customers are located worldwide. If jurisdictions where betting and gaming winnings are currently not subject to income tax, or are taxed at low rates, were to begin to levy taxes or increase the existing tax rates on winnings, betting and gaming might become less attractive for customers in those jurisdictions, which could have a material adverse effect on our business, financial condition and results of operations.

Risk of disproportionate liability following changes in taxation law relating to our operations.

We are subject to a number of different tax regimes across the jurisdictions in which we operate. From time to time, these tax regimes change, often driven by new regulations or policies applicable to online betting and iGaming in the relevant jurisdictions. In certain circumstances, the effect of such changes could have a disproportionate effect on some of our operations.

In this regard, heightened attention has been given at national and supranational levels, including through the G20/Organisation for Economic Cooperation and Development (“OECD”) Base Erosion and Profit Shifting (“BEPS”) project, as well as in other public forums and the media, with regard to matters of cross-border taxation, and in particular, to taxation of the digital economy. For example, the United Kingdom implemented the offshore receipts in respect of intangible property rules imposing UK tax on the receipt of royalties by offshore companies deriving from business activity in the United Kingdom. Ireland, Gibraltar and Malta transposed the EU Anti-Tax Avoidance Directive into domestic law, including changes with respect to exit tax, General Anti-Abuse Rules and Controlled Foreign Corporation rules. Due to pressure from the European Union, many offshore jurisdictions have introduced “substance” requirements including with regard to intangible property companies. The likelihood of scrutiny of tax practices by tax authorities in relevant jurisdictions and the aggressiveness of tax authorities remains high. In this context, we expect to be subject to increased reporting requirements regarding our international tax structure.

With respect to the OECD’s BEPS 2.0 project in December 2021, the OECD published the BEPS 2.0 Pillar Two model rules for domestic implementation of a 15% global minimum tax, and the European Union followed suit shortly thereafter. On December 12, 2022, the EU member states agreed to implement the OECD’s Pillar Two global corporate minimum tax rate of 15% on consolidated groups with revenues of at least €750 million, which would go into effect from 2024. Ireland has implemented the EU directive implementing this minimum tax rate for accounting periods commencing on or after 1 January 2024.

The Pillar Two model rules propose both an income inclusion rule, as well as an undertaxed payment rule. The income inclusion rule proposes a minimum tax rate concept applied by the tax authority of the jurisdiction of tax residence of a parent company (or an intermediate holding company in certain circumstances) to the profits of the Group. This is combined with the undertaxed payments rule which seeks to tax (e.g., by denying deductions for, payments to entities in low tax jurisdictions to the extent the income is not subject to tax under an income inclusion rule). We have active subsidiaries in a number of lower tax countries, and the introduction of any such measures could have an adverse effect on the overall tax burden borne by us. The technicalities of how the OECD Pillar Two model rules and the EU directive are transposed into domestic legislation by each jurisdiction are still to be determined and consultation on a number of areas remains ongoing. We will continue to monitor developments closely, though we expect this could lead to an increase in the Group’s effective tax rate from 2024 onwards.

The OECD’s BEPS 2.0 project has also proposed a new basis for taxing profits attributable to intangible assets under Pillar One, including new rules for defining a taxable presence for businesses which operate in a market without a physical presence by using a concept of “significant economic presence” or “significant digital presence” and seeking to apply a formulary approach using attribution factors that give greater weight to the user or consumer market location once the threshold for triggering sufficient “nexus” in that market has been reached. Such changes could result in us being treated as having a taxable presence, and becoming subject to tax, in jurisdictions in which we are not currently taxable but in which we will have a “digital” presence and/or in our profits being allocated or attributed between the various jurisdictions in which we operate on a revised basis. It was originally proposed that changes under Pillar One would take effect from 2023 but consensus on the rules has been delayed; however, the OECD’s Outcome Statement of 11 July 2023 indicates that substantial progress has now been made, with multi-lateral conventions on key aspects of the proposal expected to be open for signature in 2023 and expected to come into force from 2025.

Additionally, the OECD announced on 11 July 2023 that agreement had been reached between 138 countries not to impose unilateral digital services taxes (“DSTs”) from 1 January 2024 until the earlier of 31 December 2024 and the entry into force of the Pillar One multi-lateral convention. Nevertheless, there remains a risk that other jurisdictions may seek to take unilateral action through DST regimes intended to capture the value generated from users/consumers located in the taxing jurisdiction by certain digital business models such as search engines, social media platforms and online marketplaces—either before or after 1 January 2024. Until 1 January 2024, certain jurisdictions may continue to impose DSTs and in those jurisdictions tax authorities could seek to apply DSTs to our revenues, in particular Betfair Exchange and online poker revenues, depending on the terms of the applicable legislation. While some guidance has been released in relation to the application of these taxes, there is no certainty on the application of the rules to betting and gaming businesses. For example, we currently pay DST in Italy on these revenue streams, but there is a lack of clarity on how similar laws in other European countries such as France should be applied to the industry. Canada (in particular) proposes to implement a DST with effect from 1 January 2024, notwithstanding the OECD consensus. It is currently unclear how any additional tax payable in those other jurisdictions will impact on the tax payable in any of the jurisdictions in which we operate, on similar taxable income.

In the United States, state legislatures, as well as tax authorities, review the tax positions of companies from time to time. The federal government and individual states may consider changes to existing tax laws that, if enacted, could increase our tax obligations in the jurisdictions where we do business. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of non-income taxes, including taxes based on a percentage of revenue. Potential tax increases cannot be predicted with certainty and could materially impact our business.

Many questions remain about the enactment, form and application of these digital services taxes. The interpretation and implementation of the various digital services taxes (especially if there is inconsistency in the application of these taxes across tax jurisdictions) could have a materially adverse impact on our business, financial condition and results of operations. Moreover, if the U.S. tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition and results of operations may be adversely impacted.

Furthermore, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as DFS, sports betting, iGaming or online horse racing wagering. The application of such laws may be inconsistent from jurisdiction to jurisdiction.

For example, the Office of the Chief Counsel of the U.S. Internal Revenue Service (the “IRS”) issued on 7 August 2020, a Generic Legal Advice Memorandum (“GLAM”) expressing the view that an organization involved in the operation of fantasy sports is liable for the excise tax on wagers under IRC § 4401 because fantasy sports entry fees are wagers. If the effects of the IRS Office of the Chief Counsel’s memorandum were to be applied, fantasy sports entry fees would no longer be considered non-taxable entry fees into games of skill and would become subject to an excise tax ranging from 0.25% to 2% per entry fee, depending on whether or not the entry fee is authorized under the law of the state in which such entry fee was accepted. Additionally, instead of delivering IRS form 1099 to certain winning customers, we would be required to deliver IRS form W-2G more regularly, which would require significant operational process changes. Consistent with the GLAM, the IRS subsequently assessed the federal wagering excise tax, at the 0.25% rate, on DFS entry fees received from 2015-2021. FanDuel disputes the assessment and has challenged it administratively. If necessary, FanDuel intends to challenge the assessment in court since, consistent with the interpretation in over twenty states, we consider DFS to be a game of skill and, therefore, not gambling, and, by extension, not “wagering.” Further, we and others that operate in the fantasy sports industry, including through the Fantasy Sports and Gaming Association, are engaged in the process of seeking to have the effects of the IRS Office of the Chief Counsel’s memorandum disapplied to us. The past and continuing efforts to seek such dis-application include participating in meetings (through outside legal counsel that represent us and others in the industry) with representatives of the IRS from time to time to further explain and discuss our industry’s operations and position and seeking further non-regulatory guidance from the U.S. Department of Treasury. To date, the U.S. Department of Treasury has not issued such guidance, and the IRS Office of the Chief Counsel has not issued a subsequent memorandum on the subject nor has it agreed to dis-apply the memo to us. Moreover, we cannot provide any assurance as to the success of these efforts or an expected timeline for when a final decision will be made by the IRS or any subsequent dispute resolution processes or court proceedings. If fantasy sports entry fees become subject to the excise tax, fantasy sports platforms are forced to deliver to the IRS form W-2G for certain winning customers, or the IRS should issue further assessments and penalties for past treatment of DFS contests as non-wagering games of skill, it could have a material adverse effect on our business, financial condition and results of operations.

Additionally, on 1 October 2023, the Indian Parliament confirmed an increase in the goods and services tax (“GST”) rate from 18% to 28% on online gaming and determined that the tax base should be player deposits. Furthermore, India’s Goods and Services Tax Council (the “GST Tax Authorities”) are currently investigating the historical characterization of services for taxation and therefore the GST rate applicable to products such as rummy, fantasy games and poker offered by online gaming businesses. Industry precedent for products characterized as “games of skill” has been to subject them to a tax of 18% on commission charged from players. The GST Tax Authorities are asserting that these products should have been characterized as “games of chance” and subject to a higher tax rate of 28% on the amount staked by players. There have been tax demand notices issued to several online gaming businesses in connection with this investigation and the cases are currently being appealed and remain unresolved. The lead case (The Directorate General of GST Intelligence vs. Gameskraft Technologies Private Limited) was ruled in favor of Gameskraft, the taxpayer, at the Karnataka High Court in May 2023, who found the taxes had been paid in accordance with the law, but the case is now being appealed at the Indian Supreme Court. On 8 January 2024, the Indian Supreme Court also issued a notice to the Directorate General of GST Intelligence in response to petitions filed by the E-Gaming Federation, Games24x7and Head Digital Works challenging the government’s decision to retrospectively impose 28% GST on amounts staked by players and directed the government and the GST department to file their response. The case remains unresolved at the time of issue of the consolidated financial statements. The Group’s operations in India (Junglee and Sachiko) have received requests from the GST Authorities for information but have not yet received a tax demand notice. Any unfavorable developments with respect to this Indian GST matter could have a material adverse effect on our business, financial condition and results of operations.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions we have taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition and results of operations. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult. We are subject to tax audits in certain jurisdictions, including Italy, the United States and Australia. The final resolution of those audits, and other audits or litigation, may differ from the amounts recorded in our consolidated financial statements included herein and may materially affect our consolidated financial statements in the period or periods in which that determination is made. For example, in December 2022, the Italian Tax Police initiated an investigation of the operations conducted by our PokerStars business in Italy (“PS Italy”), alleging that the PS Italy’s server infrastructure located in Italy amounts to an Italian permanent establishment for corporate tax purposes. We are fully cooperating with the Italian tax authorities during this initial stage and have not yet been notified of a formal assessment.

Taking the discussion above into account, any changes in the rules regarding cross-border taxation or the revised interpretation of existing tax rules, could increase our tax liability and have a material adverse effect on our business, financial condition and results of operations.

A challenge to our tax policies could have a material impact on the amount of tax payable by us.

We have a policy to conduct business, including transactions between members of our Group, in accordance with current tax legislation, tax treaties and provisions applicable in the various jurisdictions in which we operate. We could be adversely affected by changes in tax laws, tax treaties and provisions or changes in the interpretation of tax laws by any tax authority. Equally, if any member of our Group is found to have a taxable presence in a jurisdiction where it had not registered a business presence, whether on the basis of existing law, the current practice of any tax authority or by reason of a change in law or practice, this may have a material adverse effect on the amount of tax including corporate income tax, transaction or sales tax or VAT payable by us.

It is also our policy that the pricing of any arrangements between members of our Group, such as the intra-group provision of services are established on an arm’s length basis. However, if the tax authorities in the relevant jurisdictions do not regard the arrangements between any members of our Group as being made at arm’s length in accordance with applicable tax law, the amount of tax payable by us may increase materially.

We regularly review our tax provision on the basis of current law. It is possible, however, that our tax provision may turn out to be insufficient.

Financial and Banking Risks Relating to Our Operations

We are exposed to foreign exchange rate risk with respect to the translation of foreign currency denominated balance sheet amounts into pounds sterling and to the risk of interest rate fluctuations.

Our reporting currency is U.S. dollars, but part of our income, deposits and expenditure is in other currencies, including euro, pounds sterling, Canadian dollars and Australian dollars, as well as other currencies. As a result, our revenues and costs are affected by foreign exchange rate fluctuations and volatility in exchange rates between U.S. dollars and relevant other currencies, which results in, and may continue to result in, volatility in our reported results of operations.

Exchange rate fluctuations also affect our consolidated statement of financial position, particularly with respect to individual assets and liabilities. In addition, Brexit has led to increased volatility, and an overall fall, in the value of the pound sterling. The impact of Brexit on the United Kingdom and global economy, could lead to continued volatility in the value of the pound sterling, and may result in volatility in our reported results of operations.

In line with our risk management policies, we may, from time to time, hedge a portion of our currency exposures and try to limit any adverse effect of exchange rate fluctuations on our business, financial condition and results of operations, but there can be no assurance that such hedging will eliminate the potentially materially adverse effects of such fluctuations.

Our exposure to the risk of changes in market interest rates relate primarily to interest expense on our long-term debt obligations with floating interest rates, including our term loan facilities pursuant to a Syndicated Facility Agreement, dated 10 July 2018 (as further amended, the “Term Loan B Agreement”) and our term loan facilities and revolving credit facility pursuant to a Syndicated Facility Agreement, dated 24 November 2023 (the “TLA/TLB/RCF Agreement”). As a result of the cash generative nature of our business and the cash balances we retain on behalf of customers, we are also exposed to interest rate risk affecting the income earned on such deposits. Interest rate increases, disruption in the credit markets, changes to our credit ratings or other credit or macroeconomic factors could negatively impact the availability or cost of funding, including our ability to incur additional indebtedness to operate our ongoing operations, fund liquidity needs or to refinance our credit facilities on commercially reasonable terms or at all.

We may, from time to time, hedge a portion of our net interest rate exposures and try to limit any adverse effect of interest rate fluctuations on our business, financial condition and results of operations, but there can be no assurance that such hedging will eliminate the potentially materially adverse effects of such fluctuations.

We depend on the ongoing support of payment processors and international multi-currency transfer systems.

We are reliant on payment and multi-currency processing systems to facilitate the movement of funds between each of our businesses and their respective customer bases. Anything that could interfere with our relationships with payment service providers would have a material adverse effect on our business. The introduction of legislation or regulations restricting financial transactions with online betting and

iGaming operators or prohibiting the use of credit cards and other banking instruments for online betting and iGaming transactions, or any other increase in the stringency of regulation of financial transactions, whether in general or in relation to the online betting and iGaming industry in particular, may restrict our ability to accept payment from our customers or facilitate withdrawals by them. For example, in January 2020 the UKGC announced that, with effect from 14 April 2020, betting and gaming operators will not be permitted to accept credit card payments from UK based customers, resulting in our loss of revenue. For additional information about this ban, see “—Risks Relating to Regulation, Licensing, Litigation and Taxation—The UK government’s ongoing review of the UK Gambling Act may result in more onerous regulation of the betting and gaming industry in Great Britain, part of our second-largest market, which could have a material adverse effect on our business, financial condition and results of operations.”

Certain governments may seek to impede the online betting and iGaming industry by introducing legislation or through enforcement measures designed to prevent customers or financial institutions, based in their jurisdictions, from transferring money to online betting and iGaming operations. They may seek to impose embargoes on currency use, wherever transactions are taking place. For example, since June 2010, Norway has enacted several pieces of legislation aiming to prevent the remittance of monies from Norwegian bank accounts to gaming operators. This may result in the providers of payment systems for a particular market deciding to cease providing their services for such a market. This in turn would lead to an increased risk that payments due to us are misappropriated, frozen or diverted by banks and credit card companies. There may be a limited availability of alternative systems, in particular in light of recent consolidation in the financial services industry. As a result, payment systems providers may increase their charges to us or our customers, and/or we may be required to source new payment systems providers of lesser quality and reliability than those providers previously used to service a particular market, which would also enhance the risk of default or delayed payments in circumstances where it would be too time consuming and challenging to sue for recovery. The likelihood of any such legislation or enforcement measures is greater in certain markets that seek to protect their state betting and gaming monopolies and/or that have foreign currency or exchange control restrictions.

The tightening, or other modifications to, or changes in interpretation of anti-money laundering regulations may also affect the speed and convenience of payment processing systems, resulting in added inconvenience to customers. Card issuers and acquirers may dictate how transactions and products need to be coded and treated which may also impact on acceptance rates. Certain card issuers, acquirers, payment processors and banks may also cease to process transactions relating to the online betting and iGaming industry as a whole or certain operators (including us) for reputational and/or regulatory reasons or in light of increased compliance standards of such third parties that seek to limit their business relationships with certain industry sectors considered as “high risk” sectors.

A number of issuing banks or credit card companies may, from time to time, reject payments to us that are attempted to be made by customers. Should such restrictions and rejections become more prevalent, or any other restriction on payment processing be introduced, iGaming activity by our customers or the conversion of registered customers into AMPs could be adversely affected, which in turn could have a material adverse effect on our ability to generate revenue.

In addition, if any relevant regulator were to challenge our payment arrangements, and we were unable to withstand such challenge, we would have to reorganize the way in which we receive payments from our customers. Such a reorganization of payment systems could disrupt our business and, as a result, have a material adverse effect on our business, financial condition and results of operations.

The receipt and holding of customer funds could be regarded as a deposit-taking business, requiring various financial services licenses/authorizations.

In common with other online betting and iGaming businesses, payments from our customers are generally required in advance of permitting such customers to participate in betting and iGaming activities. The receipt of funds from customers may be subject to regulation in various countries. For example, such payments may constitute “deposits” for the purposes of the UK financial services regime. Accepting deposits in the United Kingdom is a regulated activity, generally requiring those that accept deposits in the United Kingdom to be authorized under applicable financial services legislation.

We have previously received confirmation from the FCA that the acceptance by the relevant entity of such payments does not constitute “deposit taking” and that therefore we do not require authorization under applicable financial services legislation in the United Kingdom. If this position were to change, or if our UK-based business were found to be subject to any proposed changes to the FCA’s Licensing, Compliance and Enforcement Policy, we may have to either reorganize the way in which we receive payments from our customers or seek to obtain relevant authorizations. Such a reorganization of payment systems could disrupt our operations and result in our incurring unforeseen costs and expenses. In addition, any failure to obtain a necessary authorization may prevent us from continuing to provide our products in the same way as we currently do which may impose additional costs on the provision of such products or prevent us from providing some or all of our products to certain customers.

We may be exposed to the risk of customer chargebacks.

Chargebacks occur when customers, card issuers or payment processors seek to void card or other payment transactions. Chargebacks are a cost of most retail-based businesses and do not relate only to online betting and iGaming. Cardholders are supposedly able to reverse card transactions only if there has been unauthorized use of the card or the services contracted for have not been provided. Customers occasionally seek to reverse their real money losses through chargebacks. We place emphasis on control procedures to protect from chargebacks, including tracking customers that have previously charged back and by providing our customers with a variety of alternative payment processing methods such as e-wallets and pre-paid cards to reduce the risk of chargebacks. We expect that a proportion of our customers will continue to reverse payments made by card and other payment methods through the use of chargebacks, and if this is not controlled, it could have a material adverse effect on our business, financial condition and results of operations.

Our strategy could be materially adversely affected by our indebtedness.

We may incur substantial indebtedness in the future, in particular in connection with future acquisitions, which remain a core part of our strategy, some of which may be secured by some or all of our assets. Our overall level of indebtedness from time to time may have an adverse effect on our strategy, including requiring us to dedicate portions of our cash flow to payments on our debt, thereby reducing funds available for reinvestment in the business, restricting us from securing the financing, if necessary, to pursue acquisition opportunities, limiting our flexibility in planning for, or reacting to, changes in our business and industry and placing us at a competitive disadvantage compared to our competitors that have lower levels of indebtedness.

We may need to refinance some or all of our debt upon maturity, either on terms that could potentially be less favorable than the existing terms, or under unfavorable market conditions, which may also have an adverse effect on our strategy. See also “—Risks Relating to Our Business and Industry—We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and materially and adversely affect our business.”

Risks Relating to Ownership of Our Ordinary Shares

Fulfilling our financial reporting and other regulatory obligations as a U.S. public company will be expensive and time consuming, and these activities may strain our resources.

As a public company with a recent U.S. listing of our ordinary shares in the United States, we are subject to the reporting requirements of the Exchange Act and are required to implement specific corporate governance practices and adhere to a variety of reporting requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations of the SEC, as well as the rules of the NYSE. The Exchange Act requires us to file annual and other reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting beginning with our next annual report with the SEC. Compliance with these requirements places additional demands on our legal, accounting, finance and investor relations staff and on our accounting, financial and information systems, and will increase our legal and accounting compliance costs as well as our associated compensation expense. As a U.S.-listed company, we may also need to enhance our investor relations and corporate communications functions. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition or results of operations. We expect to incur additional incremental ongoing and one-time expenses in connection with our transition to becoming a U.S.-listed company. The actual amount of the incremental expenses we will incur may be higher, perhaps significantly, from our current estimates for a number of reasons, and there may be additional costs we may incur that we have not currently anticipated.

We currently anticipate that we will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act by the end of our 2024 fiscal year. At that time, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC, and our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal controls. This process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing and accounting staff and our outside independent registered public accounting firm and testing of our internal control over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This will involve considerable time and attention, may strain our internal resources and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter. If our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our ordinary shares could be negatively affected, and we could become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for U.S. public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We have invested, and expect to continue to invest, resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations and cash flow could be adversely affected.

We have identified deficiencies in our internal control over financial reporting that constitute “material weaknesses” as defined in Regulation S-X. If we are unable to remediate these deficiencies, or if we identify material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting to the standards required by U.S. securities laws, we may not be able to accurately report our financial condition or results of operations or prevent fraud.

We are not currently required to assess, or report on the effectiveness of, our internal control over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act. Pursuant to Section 404(a) of the Sarbanes-Oxley Act, beginning with our second filing of an annual report with the SEC after we become a U.S. public company, management will be required to assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting. Additionally, following an initial transition period, Section 404(b) of the Sarbanes-Oxley Act will require our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting.

We have identified deficiencies in our internal control over financial reporting that constitute material weaknesses as defined in Regulation S-X. The material weaknesses we have identified at this time relate to: (i) maintaining sufficient evidence of an effective control environment to enable the identification and mitigation of risks of financial reporting errors; (ii) designing and implementing an effective risk assessment to identify and communicate appropriate objectives in relation to financial reporting error and fraud; (iii) designing and implementing effective control activities, including management review controls, in relation to certain complex accounting, valuation and other areas; (iv) designing and implementing effective general IT controls related to user access management and change management; (v) designing and implementing controls to address requirements relating to the completeness and accuracy of reports used in the operation of controls; (vi) maintaining sufficient documentation to evidence the processes and controls in place to ensure the adequate review over financial reporting as well as the identification and evaluation of the severity of internal control deficiencies, including material weaknesses; and (vii) the adequacy of monitoring procedures to ascertain whether the components of our financial reporting control framework were present and functioning.

In order to remediate the identified deficiencies, management has developed a comprehensive remediation plan which principally includes: (i) deploying additional resources with U.S. GAAP and SEC reporting experience to implement or operate the newly designed controls and providing additional training, (ii) deploying revised risk assessment processed for the scoping of key controls designed to prevent and detect material misstatements, (iii) enhancing and expanding across the organization the implementation of the general IT processes and controls, (iv) improving the evidencing of the operation of controls, (v) developing controls over the completeness and accuracy of reports used in the operation of controls, (vi) formalizing the processes around management review controls and controls related to complex accounting areas and (vii) enhancing the monitoring of the system of internal control to timely identify and communicate internal control deficiencies to those parties responsible for taking corrective action.

While implementation of the remediation plan remains ongoing, to date we have: (i) engaged external consultants with extensive expertise in internal controls, accounting and SEC matters to assist management in enhancing its overall internal control framework; (ii) upgraded our risk assessment; (iii) performed a control gap analysis and are in the process of designing enhanced business and IT processes and controls to the standards required by the Sarbanes-Oxley Act; (iv) enhanced the IT processes and controls in relation to the user access management; (v) provided additional trainings to all relevant personnel focusing on the documentation and evidencing of operation of controls; and (vi) enhanced our internal control monitoring plans. All other actions required to complete the implementation of our remediation plan remain to be completed at this time.

While we are working to remediate the identified deficiencies as timely and efficiently as possible, at this time we cannot provide an estimate of the time it will take to complete this remediation plan. During fiscal 2023, the Company did not incur material costs as part of its remediation efforts; however we cannot provide an estimate of costs expected to be incurred in connection with the implementation of this remediation plan. We expect the remediation to be time consuming and place significant demands on the Company’s financial and operational resources, but we don’t believe the costs involved are reasonably likely to be material. The remaining remediation work involves (i) ensuring full segregation of duties, (ii) training of finance and technology colleagues to ensure they fully understand their responsibilities regarding the performance and evidencing of key controls over financial reporting and the escalation of any issues or deficiencies in a timely manner, (iii) the re-designing of key controls and (iv) implementing processes to ensure our reporting is fully compliant with U.S. GAAP and SEC reporting requirements. It will also be necessary to further upgrade our processes over user access and change management for key systems that support financial reporting and to employ additional resources to ensure that the re-designed control environment can operate effectively and in a sustainable way. The implementation of our remediation measures will require validation and testing of the design and operating effectiveness of internal controls over a sustained period. In addition, we cannot ensure that the measures taken by us to date, and actions that we may take in the future, will be sufficient to remediate these deficiencies or that they will prevent or avoid potential future deficiencies. Neither we nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act. Any testing conducted by us in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses for the purpose of the Sarbanes- Oxley Act or that may require prospective or retroactive changes to our consolidated financial statements or identify other areas for further attention or improvement. If we are unable to remediate any such material weaknesses, or if we identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls over financial reporting to the standards required by U.S. securities laws, we may not be able to accurately or timely report our financial condition or results of operations or prevent fraud. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have an adverse effect on our business, financial condition and results of operations.

We have not paid dividends on our ordinary shares since May 2020. If we do not pay dividends in the future, you may not receive any return on your investment unless you sell our ordinary shares that you own for a price greater than that which you paid for them.

We have not paid dividends on our ordinary shares since May 2020. The declaration, amount and payment of any future dividends on our ordinary shares will be at the sole discretion of our Board. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, leverage levels, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our Board may deem relevant. In addition, our ability to pay dividends may be limited by agreements governing any indebtedness that we or our subsidiaries may incur in the future. As a result, if we do not pay dividends in the future, you may not receive any return on an investment in our ordinary shares unless you sell our ordinary shares that you own for a price greater than that which you paid for them.

Our ability to pay dividends or effect other returns of capital in the future depends, among other things, on our financial performance.

Our ability to pay regular dividends on our ordinary shares in the future is dependent on our financial performance, which may underperform market expectations. If our cash flow underperforms market expectations, then our capacity to pay a dividend or effect other returns of capital (including, without limitation, share repurchases) may be negatively impacted. Any decision to declare and pay dividends or to effect other returns of capital will be made at the discretion of the Board and will depend on, among other things, applicable law, regulation, restrictions (if any) on the payment of dividends and/or capital returns in our financing arrangements, our financial position, retained earnings/profits, working capital requirements, finance costs, general economic conditions and other factors that the Board deems significant from time to time. In addition, as an Irish-incorporated company, our ability to pay dividends is dependent on the extent to which we have sufficient profits available for distribution, and on the other limitations contained in the Irish Companies Act.

We are a holding company and depend on our subsidiaries for cash, including in order to pay dividends.

We are a group holding company and are dependent on earnings and distributions of funds from our operating subsidiaries for cash, including in order to pay any future dividends to our shareholders. Our future ability to pay dividends to our shareholders will depend on the ability of our subsidiaries to distribute profits or pay dividends to us, general economic conditions and other factors that the directors deem significant from time to time. Our distributable reserves can be affected by reductions in profitability, impairment of assets and severe market turbulence.

You may be diluted by the future issuance of additional ordinary shares in connection with our incentive plans, acquisitions or otherwise.

Our organizational documents and certain provisions of Irish law authorize us to issue new ordinary shares on a non-preemptive basis in certain circumstances. In addition, as disclosed below under “— Risks Relating to Our Jurisdiction of Incorporation—Shareholders could be diluted in the future if we increase our issued share capital because of the disapplication of statutory preemption rights. In addition, shareholders in certain jurisdictions, including the United States, may not be able to exercise their preemption rights even if those rights have not been disapplied,” our shareholders have opted out of statutory preemption rights otherwise applicable to the issue of new ordinary shares for cash within certain parameters. As a result, we may in the future decide to issue additional ordinary shares or other equity share capital on a non-preemptive basis, whether in connection with acquisitions or otherwise. This could dilute the proportionate ownership and voting interests of holders of ordinary shares and may have a negative impact on the market price of ordinary shares. In addition, any ordinary shares that we issue under any equity incentive plans that are currently in place or that we may adopt in the future, either as a result of the grant of new equity awards or the exercise of equity awards that are currently outstanding, would dilute the percentage ownership held by other investors.

We are a foreign private issuer and, as a result, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

We currently qualify as a foreign private issuer under the Exchange Act. As a result, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. Although we have voluntarily chosen to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC instead of filing on the reporting forms available to foreign private issuers, as a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers. Additionally, if we lose our foreign private issuer status in the future, it could result in additional costs and expenses related to full compliance with rules and regulations that apply to U.S. domestic issuers.

As a foreign private issuer, we are permitted to, and we will, follow certain home country corporate governance practices in lieu of certain requirements applicable to U.S. issuers. This may afford less protection to holders of our ordinary shares.

As a foreign private issuer listed on the NYSE, we are permitted to follow certain home country corporate governance practices in lieu of certain NYSE requirements. We follow corporate governance standards which are substantially similar to those followed by U.S. domestic companies under NYSE listing standards, except that we may follow our home country practice with respect to, among other things, the NYSE rules requiring shareholders to approve equity compensation plans and material revisions thereto. These and other home country practices may afford less protection to holders of our ordinary shares than would be available to the shareholders of a U.S. corporation.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer and, therefore, are not required to comply with the same periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations that apply to U.S. domestic issuers. Under Rule 3b-4 of the Exchange Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, we will make the next determination with respect to our foreign private issuer status based on information as at 30 June 2024.

In the future, we could lose our foreign private issuer status if, for example, a majority of our voting power was held by U.S. citizens or residents, and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a domestic issuer may be significantly higher than is the case while we are a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We will also be required to comply with U.S. federal proxy requirements, and our officers, directors and controlling shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with or applicable to U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

Any shareholder whose principal currency is not the U.S. dollar will be subject to exchange rate fluctuations.

Our ordinary shares traded on the NYSE are traded in U.S. dollars, and any cash dividends or other distributions to be declared in respect of them, if any, will be denominated in U.S. dollars. Shareholders whose principal currency is not the U.S. dollar and who wish to trade ordinary shares on the NYSE will be exposed to foreign currency exchange rate risk. Any depreciation of the U.S. dollar in relation to such foreign currency would reduce the value of our ordinary shares held by such shareholders, whereas any appreciation of the U.S. dollar would increase their value in foreign currency terms.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our ordinary shares, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrades our ordinary shares or publishes inaccurate or unfavourable research about our business, our ordinary share price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our ordinary share price or trading volume to decline and our ordinary shares to be less liquid.

The trading price of our ordinary shares may be volatile.

The trading price of our ordinary shares could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Our ordinary shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our ordinary shares may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of our ordinary shares irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our ordinary shares, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our share price regardless of our business, financial conditions or results of operations. A decline in the market price of our ordinary shares also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Shareholders may be subject to voting or distribution restrictions on, or be required to dispose of, their interests in our ordinary shares as a result of the Group’s regulatory requirements.

The licensing or regulatory authorities in the principal jurisdictions in which Flutter has a betting and/or gaming license or in which the Group may seek a license in the future may have broad powers to request or require reporting of various detailed information from and/or approve the qualification or suitability for licensing of, online betting and iGaming operators, including their directors, management and the holders of legal and/or beneficial interests in shares. In some jurisdictions, such authorities may impose such information sharing and filing requirements on a continuous and ongoing basis, including in relation to the Group, its directors, management and the holders of legal and/or beneficial interests in ordinary shares. These powers may be exercised by regulators against the holders, whether legal or beneficial, of interests in shares or other securities in betting and gaming operators, as well as against the betting and gaming operators themselves, their directors and management.

In some circumstances, the purpose of the exercise of powers by licensing or regulatory authorities may be to identify shareholders and directors whose involvement with the licensed entity the licensing or regulatory authority considers unacceptable because such persons are not suitable directors, managers or shareholders to have a direct or indirect financial interest in, or influence over, a betting and gaming operator in such jurisdiction.

The information required, qualification or suitability requirements to be satisfied and ongoing regulatory filings to be submitted, may be very detailed, onerous and/or intrusive and may include, for example, personal and financial information concerning the ultimate beneficial owners and/or persons influencing the control of corporate shareholders. In many cases, the terms of our licenses or the provisions of regulations in relevant jurisdictions require us to produce such information on demand in relation to the holders of legal and/or beneficial interests in ordinary shares, as the case may be either following, or in some cases prior to, such persons acquiring specified percentage of legal and/or beneficial interests in our share capital. Any failure by the Group, its directors, its management or, as applicable, any holder (or proposed investor) of an interest in ordinary shares, to comply with such requests could result in the relevant licensing or regulatory authority taking adverse action against the Group in that jurisdiction which may include the suspension or revocation of licenses and/or the imposition of fines.

To address the various requirements referred to above, certain provisions are contained in Flutter’s Articles of Association which permit it to restrict the voting or distribution rights attaching to ordinary shares or to compel the sale of ordinary shares if a holder of legal and/or beneficial interests in ordinary shares does not satisfactorily comply with a regulator’s request(s) and/or the Group’s request(s) in response to regulatory action and/or the regulator indicates that such shareholder is not suitable (a determination which in all practical effects is at the sole discretion of such regulator) to be the holder of legal and/or beneficial interests in ordinary shares. Accordingly, to the extent a relevant threshold of ownership is passed, or to the extent any shareholder may be found by any such regulator to be able to exercise significant or relevant financial influence over the Group and is considered by a regulator to be unsuitable, there can be no assurance that any given holder of an interest in ordinary shares may not be subject to such restrictions or compelled to sell its ordinary shares (or have such ordinary shares sold on its behalf). If a holder of an interest in ordinary shares is required to sell its interests in ordinary shares (or have such ordinary shares sold on its behalf), subject to the Articles of Association, any such sale may be required at a time, price or otherwise on terms not acceptable to such holder.

Risks Relating to Our Jurisdiction of Incorporation

U.S. investors may have difficulty enforcing judgments against us, our directors and officers.

We are incorporated under the laws of Ireland, and our registered offices and a substantial portion of our assets are located outside of the United States, and many of our directors and officers are residents of Ireland or otherwise reside outside the United States. As a result, it may not be possible to effect service of process of proceedings commenced in the United States on such persons or us in the United States.

There is no treaty between Ireland and the United States providing for the reciprocal enforcement of judgments obtained in the other jurisdiction and Irish common law rules govern the process by which a U.S. judgment may be enforced in Ireland. As such, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on U.S. federal or state civil liability laws, including the civil liability provisions of U.S. federal or state securities laws, or hear actions against us or those persons based on such laws. The following requirements must be met as a precondition before a U.S. judgment will be eligible for enforcement in Ireland:

•	the judgment must be for a definite sum (this excludes enforcement of non-monetary judgments and enforcement of actions concerning un-liquidated debt);

•	the judgment must be final and conclusive, and the decree must be final and unalterable in the court which pronounces it;

•	the judgment must be provided by a court of competent jurisdiction, and the procedural rules of the court giving the foreign judgment must have been observed;

•	the U.S. court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules; and

•	the Irish courts must be satisfied that they have jurisdiction over the relevant judgment debtors in accordance with the applicable court rules in Ireland.

Even if the above requirements have been met, an Irish court may exercise its right to refuse to enforce the U.S. judgment if the Irish court is satisfied that the judgment (i) was obtained by fraud; (ii) is in contravention of Irish public policy; (iii) is in breach of natural or constitutional justice; or (iv) is irreconcilable with an earlier judgment. By way of example, a judgment of a U.S. court of liabilities predicated upon U.S. federal securities laws may not be enforced by Irish courts on the grounds of public policy if that U.S. judgment includes an award of punitive damages. Further, an Irish court may stay proceedings if concurrent proceedings are being brought elsewhere.

Furthermore, as an Irish company, Flutter is governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

Shareholders could be diluted in the future if we increase our issued share capital because of the disapplication of statutory preemption rights. In addition, shareholders in certain jurisdictions, including the United States, may not be able to exercise their preemption rights even if those rights have not been disapplied.

As a matter of Irish law, holders of our ordinary shares will have a statutory preemption right with respect to any issuance of our ordinary shares for cash consideration or the granting of rights to subscribe for our ordinary shares for cash consideration, unless such preemption right is disapplied, in whole or in part, either in our Articles of Association or by special resolution of our shareholders at a general meeting of shareholders. At our Annual General Meeting on 27 April 2023 (the “2023 AGM”), shareholders opted out of statutory preemption rights in respect of any allotment of new shares for cash for (i) up to 8,820,680 new ordinary shares (representing approximately 5% of our issued share capital as at the date of the notice of the 2023 AGM); and (ii) up to an additional 8,820,680 new ordinary shares (representing approximately 5% of our issued share capital as at the date of the notice of the 2023 AGM), provided the proceeds of any such allotment as is referenced in sub-paragraph (ii) are used only for the purposes of financing (or refinancing) a transaction which the directors determine to be an acquisition or other capital investment of a kind contemplated by the Statement of Principles on Disapplying Preemption Rights. Thus, our Board is generally authorized to issue up to 17,641,360 new ordinary shares (representing approximately 10% of our authorized but unissued share capital as at the date of the notice of the 2023 AGM) on a non-preemptive basis for cash consideration until the authorization granted by shareholders expires at the next annual general meeting or 27 July 2024 (if earlier). The existing authority may be renewed by a further special resolution of shareholders at a general meeting.

In addition, even if the disapplication of preemption rights expires (and is not renewed by shareholders at a general meeting) or is terminated by our shareholders in a general meeting, due to laws and regulations in certain jurisdictions outside Ireland, shareholders in such jurisdictions may not be able to exercise their preemption rights unless we take action to register or otherwise qualify the rights offering under the laws of that jurisdiction. For example, in the United States, U.S. holders of our ordinary shares may not be able to exercise preemption rights unless a registration statement under the Securities Act is declared effective with respect to our ordinary shares issuable upon exercise of such rights or an exemption from the U.S. registration requirements is available. If shareholders in such jurisdictions are unable to exercise their preemption rights, their ownership interest would be diluted. Any future issuance of shares or debt instruments convertible into shares where preemption rights are not available or are excluded would result in the dilution of existing shareholders and reduce the earnings per share, which could have a material adverse effect on the price of shares.

As an Irish public limited company, certain capital structure decisions require shareholder approval, which may limit our flexibility to manage our capital structure.

Under Irish law, our authorized share capital can be increased by an ordinary resolution of our shareholders and the directors may issue new ordinary shares up to a maximum amount equal to the authorized but unissued share capital, without shareholder approval, once authorized to do so by our Articles of Association or by an ordinary resolution of our shareholders. At the 2023 AGM, shareholders authorized the Board to allot (i) up to 58,804,535 new ordinary shares (representing approximately 33.33% of our issued share capital as at the date of the notice of the 2023 AGM) and (ii) up to 117,609,070 new ordinary shares (inclusive of any shares issued pursuant to sub-paragraph (i))

(representing approximately 66.66% of our issued share capital as at the date of the notice of the 2023 AGM) provided any shares allotted pursuant to sub-paragraph (ii) are offered by way of a rights issue or other preemptive issue. The authorization granted by shareholders will expire at the earlier of our next annual general meeting or 27 July 2024 (if earlier). We cannot provide any assurance that this authorization will always be approved, which could limit our ability to issue equity and thereby adversely affect the holders of our securities.

Additionally, subject to specified exceptions, Irish law grants statutory preemption rights to existing shareholders where shares are being issued for cash consideration but allows shareholders to disapply such statutory preemption rights either in our Articles of Association or by way of special resolution. Such disapplication can either be generally applicable or be in respect of a particular allotment of shares. At the 2023 AGM, shareholders opted out of statutory preemption rights in respect of any allotment of new shares for cash for (i) up to 8,820,680 new ordinary shares (representing approximately 5% of our issued share capital as at the date of the notice of the 2023 AGM) and (ii) up to an additional 8,820,680 new ordinary shares (representing approximately 5% of our issued share capital as at the date of the notice of the 2023 AGM), provided the proceeds of any such allotment as is referenced in sub-paragraph (ii) are to be used only for the purposes of financing (or refinancing) a transaction which the directors determine to be an acquisition or other capital investment of a kind contemplated by the Statement of Principles on Disapplying Preemption Rights. Thus, our Board is generally authorized to issue up to 17,641,360 new ordinary shares (representing approximately 10% of our authorized but unissued share capital as at the date of the notice of the 2023 AGM) on a non-preemptive basis for cash consideration until the authorization granted by shareholders expires at the next annual general meeting or 27 July 2024 (if earlier). We cannot provide any assurance that this authorization will always be approved, which could limit our ability to issue equity and thereby adversely affect the holders of our securities.

Irish law differs from the laws in effect in the United States with respect to defending unwanted takeover proposals and may give our Board less ability to control negotiations with hostile offerors.

Under the Irish Takeover Panel Act 1997, Irish Takeover Rules 2022 (the “Irish Takeover Rules”), our Board is not permitted to take any action that might frustrate an offer for our ordinary shares once our Board has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options, restricted share units or convertible securities or the redemption or repurchase of shares, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our Board has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where the action is approved by our shareholders at a general meeting or, in certain circumstances, where the Irish Takeover Panel has given its consent to the action. These provisions may give our Board less ability to control negotiations with hostile offerors than would be the case for a corporation incorporated in a jurisdiction of the United States.

The operation of the Irish Takeover Rules may affect the ability of certain parties to acquire our ordinary shares.

Under the Irish Takeover Rules, if an acquisition of ordinary shares were to increase the aggregate holding of the acquirer and its concert parties to ordinary shares that represent 30% or more of the voting rights of the company, the acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding ordinary shares at a price not less than the highest price paid for the ordinary shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of ordinary shares by a person holding (together with its concert parties) ordinary shares that represent between 30% and 50% of the voting rights in the company if the effect of such acquisition were to increase that person’s percentage of the voting rights by 0.05% within a 12-month period. Under the Irish Takeover Rules, our Board and their relevant family members, related trusts and “controlled companies” are presumed to be acting in concert with any corporate shareholder who holds 20% or more of our shares. The application of these presumptions may result in restrictions upon the ability of certain shareholders, any of their concert parties and/or members of our Board to acquire more of our securities, including under the terms of any executive incentive arrangements. We may consult with the Irish Takeover Panel with respect to the application of this presumption and the restrictions on the ability to acquire further securities, although we are unable to provide any assurance as to whether the Irish Takeover Panel will overrule this presumption. Accordingly, the application of the Irish Takeover Rules may restrict the ability of certain of our shareholders and directors to acquire our ordinary shares.

Transfers of our ordinary shares, other than by means of the transfer of book-entry interests in the Depository Trust Company (“DTC”), may be subject to Irish stamp duty.

Transfers of our ordinary shares effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty. However, if you hold your ordinary shares directly rather than beneficially through DTC or your ordinary shares are transferred other than by means of the transfer of book-entry interests in DTC (such as transfers through the CREST system), any transfer of your ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). In such circumstances, while the payment of Irish stamp duty is primarily a legal obligation of the transferee, when shares are purchased on the NYSE, the purchaser will require the stamp duty to be borne by the transferor. The potential for stamp duty could adversely affect the price of your ordinary shares which are held directly outside of DTC rather than beneficially through DTC or are transferred other than by means of the transfer of book-entry interests in DTC.

In certain limited circumstances, dividends we pay may be subject to Irish dividend withholding tax.

In certain limited circumstances, Irish dividend withholding tax (currently at a rate of 25%) may arise in respect of any dividends paid on our ordinary shares. A number of exemptions from Irish dividend withholding tax exist such that shareholders resident in the United States and shareholders resident in certain countries may be entitled to exemptions from Irish dividend withholding tax.

Shareholders resident in the United States that hold their ordinary shares through DTC will not be subject to Irish dividend withholding tax provided the addresses of the beneficial owners of such ordinary shares in the records of the brokers holding such ordinary shares are recorded as being in the United States (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by us). U.S. resident shareholders that hold their ordinary shares outside of DTC and shareholders resident in certain other countries (irrespective of whether they hold their ordinary shares through DTC or outside DTC) will not be subject to Irish dividend withholding tax provided the beneficial owners of such ordinary shares have furnished completed and valid dividend withholding tax forms, or an IRS Form 6166 in the case of U.S. resident shareholders only, to our transfer agent or their brokers (and such brokers have further transmitted the relevant information to our qualifying intermediary). However, other shareholders may be subject to Irish dividend withholding tax, which could adversely affect the price of your ordinary shares.

Dividends, if any, received by Irish residents and certain other shareholders may be subject to Irish income tax.

Shareholders entitled to an exemption from Irish dividend withholding tax on dividends received from us, if any, will not be subject to Irish income tax in respect of those dividends, unless they have some connection with Ireland other than their shareholding in us (e.g., they are resident in Ireland). Shareholders who are not resident nor ordinarily resident in Ireland but who are not entitled to an exemption from Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends which suffer Irish dividend withholding tax.

Ordinary shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) at a rate of 33% could apply to a gift or inheritance of our ordinary shares, irrespective of the place of residence, ordinary residence or domicile of the parties. This is because our ordinary shares are regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT and certain other tax-free thresholds may also apply.

APPENDIX B

NON-FINANCIAL REPORT

Flutter Entertainment plc (“Flutter”, “we”, “our”, “us”) publishes non-financial indicators and qualitative information in this non-financial report in accordance with the Irish implementation of the European Directive 2014/95/EU and 2013/34/EU as set out in the European Union (Disclosure of Non- Financial and Diversity Information by certain large undertakings and groups) Regulations 2017, as amended.

This non-financial report (the “Report”) forms part of the Directors’ Report for the financial year ended 31 December 2023. It includes reportable information on Board of Directors (the “Board”) diversity and on social and employee matters; environmental matters; respect for human rights; and combating bribery and corruption. Reportable information includes governance, policies, due diligence in implementing these policies and the outcome of these actions, risk identification and management and key performance indicators (“KPIs”).

Financial numbers disclosed in this non-financial report are according to IFRS and might deviate from other public reports of Flutter (including those contained in Flutter’s Annual Report and Accounts 2023, which are based on U.S. GAAP).

1.	Business Model

Flutter’s business model is described in the “Principal Activities and Future Developments” section on pages 5 to 9 of the Directors’ Report, which is deemed to be incorporated into this Report.

2.	Principal Risks and Uncertainties

A description of the principal risks and uncertainties facing the Group and their impact on its business, including those related to environmental matters, social and employee matters and bribery, anti-corruptions and respect for human rights, if applicable, are set out at Appendix A (Principal Risks and Uncertainties) of the Directors Report, which is deemed to be incorporated into this Report.

3.	Positive Impact Plan

Across the entire Flutter family, we are passionate about taking care of our customers, colleagues, communities, and the planet. That is why we launched our Positive Impact Plan in 2022. The purpose of the Positive Impact Plan is to build on our long-standing commitments to do the right thing, to guide our business, and to help lead betting and gaming towards a more sustainable future.

The Positive Impact Plan is core to our overall Group strategy, and integral to our business operations and culture. It is focused on four strategic pillars:

•	Play Well: supporting our customers to have positive playing experiences;

•	Work Better: creating an inclusive and empowering place to work for colleagues;

•	Do More: globally supporting communities in which we live; and

•	Go Zero: reducing our environmental impact and driving our path to net zero.

Our Positive Impact Plan is centred around our most material issues, focussing in on what matters most, based on a materiality assessment first carried out in 2021. More detail on our approach to materiality is set out in the Sustainability section of Flutter’s Annual Report and Accounts 2023.

4.	Social and Employee Matters

The first three pillars of our Positive Impact Plan focus on customers, colleagues and communities.

4.1	Play Well - supporting our customers to have positive playing experiences

(a)

Overview: We’re changing the game for good by providing education, tools and support to help everyone Play Well. Our customers are at the heart of everything we do, and we want them to have an entertaining, positive experience with us.

Our goal is to have 75% of active online customers using one or more Play Well tools by the end of 2030.

These tools are part of our commitment to player wellbeing. They are designed to empower people to maintain control and make informed decisions, and foster a healthier, more responsible approach to gambling. Because every customer is unique, we offer a range of tools tailored to local markets, products and individuals, supporting positive play and enabling intervention where markers of harm may be detected. Tools include deposit limits, activity statements, time out facilities, tailored pop-up messaging and budgeting support.

We continue to explore new opportunities to develop tools that will best support our customers and ensure play remains fun, safe and sustainable.

(b)	Our progress in 2023: We aim to lead the way on responsible play and made further progress in 2023 with continued focus on player wellbeing.

We increased our annual investment to £81m, spending on frontline safer gambling specialists, technology, tools and other measures along with marketing Play Well to our customers (2022: £60m). We achieved a 10.6% increase (or 4 percentage points) globally in the proportion of active online players engaging with at least one Play Well tool, ending the year at 44.9%.

We leveraged our scale, turning data insights from divisions into collective action through our new Global Analytics Working Group, and Play Well specialists across the business came together in October for a global offsite to collaborate on emerging challenges and opportunities.

We bolstered our reporting cadence, introducing a comprehensive quarterly overview of initiatives, fostering transparency and ensuring accountability across the Group. We continued to link remuneration to our Play Well strategy. As responsible gambling is at the core of our sustainability objectives, it remains the focus of our ESG-related remuneration as well as a demonstration of our commitment to positive play for all our customers. All Group annual bonuses contained a Play Well metric (see page 109 of Flutter’s Annual Report and Accounts 2023).

Externally, we launched our first Play Well Challenge in collaboration with Alpha Hub, our start-up partnership programme, and the Responsible Gambling Council (“RGC”). The Challenge offers seed funding and expertise to tech start-ups supporting innovation in responsible gambling and driving up industry standards with a focus on player wellbeing. We also launched our first global Play Well campaign in November (during the UKI and EU Safer Gambling Week) showcasing an array of initiatives from across our global Group.

(c)

Looking ahead: In 2024, we will continue to prioritise player wellbeing, analytics and evolving our programmes with robust measurement. We’ll focus on innovation, testing and improving our approach and we will continue to raise awareness of Play Well with industry colleagues and other stakeholders, joining public conversations to help deliver positive change.

Regional overviews of the activities of our brands under the Play Well pillar of our Positive Impact Plan, as well as case studies, are set out in the Sustainability section of Flutter’s Annual Report and Accounts 2023.

4.2	Work Better – creating an inclusive and empowering place to work for colleagues.

(a)

Overview: Work Better is building a more diverse, equitable and inclusive workforce that is representative of where we live and work. Our message to colleagues and stakeholders is clear: everyone is welcome and every voice matters. Our success depends on our people, and we are creating a safe, supportive culture so everyone can thrive.

In 2022, we set out three diversity, equity and inclusion (“DE&I”) goals which continue to be our focus:

•	Diversity: 40% of leadership roles below Board level to be held by women by the end of 2026.

•	Equity: Measure and report on pay performance, progression and retention across different demographics by the end of 2023.

•	Inclusion: Use our internal feedback HR tool to measure colleague sentiment across different employee demographics.

(b)	Our progress in 2023:

Leadership roles held by women across the Group5:

The Global Advocacy Programme (“GAP”)

[5]

Based on a hierarchy definition of women in leadership (N to N-4). Executive and Personal Assistants who sit at this layer in the hierarchy are excluded, with the exception of C-Suite Executive Assistants.

GAP has four focus areas and has been running across the business for a year, with continued top-level support from Executive Committee (“ExCo”) Advocates:

Through employee listening sessions, we began to better understand the lived experiences and needs of our people in 2023 as we focused on 20 actions to meet commitments that ensure:

•	colleagues can freely, easily and safely express their needs at work, and can experience and do anything that is open to employees at across the Group;

•	people managers can understand their team’s individual needs and address them with ease; and

•	candidates understand and experience our DE&I initiatives and how they contribute to our four focus areas.

Data enhanced insights:

Understanding employees through DE&I data is key to making the right decisions and having insights to track and measure progress. Our Reasons to Disclose and Every Voice Matters campaigns are building trust and encouraging colleagues to share their DE&I information. In 2023, we saw positive results, including strong increases in disclosure rates: an 18% increase in LGBTQIA+, a 13% increase in Multicultural, an 8% increase in Accessibility.

As the Group grows, we are leveraging our collective power to close our gender pay gaps and create a workplace where difference is valued. To demonstrate our commitment and be transparent, where reporting is mandatory, we have provided more in-depth data than is required, including publication of our second Irish Gender Pay Gap Report. To get greater insight into our people demographics, including gender, we have implemented new reporting for starters, leavers and promotions.

Supporting and enabling colleagues:

Every Voice Matters is our ongoing internal campaign to communicate the Work Better pillar. In 2022, we launched our Every Voice Slack channel to tell the stories of GAP ExCo Advocates, and in 2023 employees across Flutter shared their experiences.

Global partnerships:

We enhanced GAP with global partnerships, providing targeted advice and development opportunities across the four focus areas.

We began collaborating with Women in Hospitality, Travel and Leisure (“WiHTL”), the community devoted to increasing diversity and inclusion in these industries. We sponsor WiHTL’s Women Non-Executive Director Programme, and our CFO, Paul Edgecliffe-Johnson, is a founding member of WiHTL’s CFO Committee. We also partnered with Stonewall, giving us access to learning and support with reviewing our policies to ensure LGBTQIA+ inclusivity.

(c)

Looking ahead: In 2024, we’ll continue to focus on improving employee experience and further building a culture that values and benefits from our diverse people, including responding to Parker Review recommendations in UKI. After a successful pilot in FanDuel in March 2024, we will host RISE, a global Women’s Leadership Summit. Led by Amy Howe, CEO of FanDuel, it will provide a unique development and networking opportunity for 100 senior female leaders across the Group – and be a catalyst for further activations.

We will continue to work towards our 40% women in leadership goal, increase our reporting and use of data to drive decision making, and continue to deliver GAP to advance DE&I at Flutter.

Further detail on how we have been driving progress across our divisions is set out in the Sustainability section of Flutter’s Annual Report and Accounts 2023.

4.3	Do More - supporting our global communities.

(a)

Overview: Do More is our global commitment to give back to communities where we live, work and play. Supporting causes that have a positive impact on society, we are aiming to improve the lives of 10 million people by 2030. Through the collective passion of our people, scale of our business, and partnerships with non-profit organisations, we are taking action and making a difference in communities around the world.

Our focus is on three areas: Sport & Play, Tech4Good and Health & Wellbeing. We also provide support for disaster and emergency relief.

(b)

Our progress in 2023: We continued to lay the foundations to Do More in the long term – and made real progress against our targets. Our contribution of more than £8.3m to over 300 causes worldwide was up 181% on 2022 and, we estimate, improved over 1.1 million lives by the end of 2023 bringing our cumulative total to 1.5 million since 2022 baseline.[6]

At a global level, we launched two new community partnerships with The Tour 21 – Cure Leukaemia and International Mixed Ability Sports. In addition, we launched our first Tech4Good Awards, dedicated to helping start-ups that are using innovative technology to address pressing social or environmental issues.

To support our global commitment to enabling all colleagues to do at least two days of volunteering, we introduced “OnHand”, the social and eco-friendly app, to make it easier for them to give back to local communities.

Improving our reporting processes, data quality and governance is also key to us Doing More. We joined Business for Societal Impact (“B4SI”) and are using its framework to report our contributions and impacts in the community. We also established our first Do More Global Working Group, improving accountability and collaboration as we continue growing our programmes worldwide.

[6]

Lives improved includes 40% direct and 60% indirect lives improved as reported by community partners. Where no data is available from Partners (25% of direct lives) we apply an average cost per head based on B4Si guidelines to estimate lives improved.

Progress around the globe:

Across all our brands and divisions, we have continued to build on our long history of giving back to communities with many local schemes. A number of these schemes are highlighted in Sustainability section of Flutter’s Annual Report and Accounts 2023.

Supporting our colleagues to Do More:

In addition to our community partnership work, we are supporting our colleagues to Do More. In 2023, almost 2,000 colleagues volunteered for a wide range of team and individual activities, making a positive difference to people all over the world. Through our charity committees, our volunteer members distributed over £200,000 in small grants to local causes, rooting us firmly in the communities in which we operate.

Details of other initiatives are set out in out in the Sustainability section of Flutter’s Annual Report and Accounts 2023.

(c)

Looking ahead: In 2024, we plan to focus on embedding and further developing our partnerships, and raising awareness of our commitments, progress and impact among stakeholders. We want to engage more colleagues with Do More, support more of them to give back, improve our systems and expand OnHand.

5.	Environmental and Climate Matters

(a)	Go Zero - reducing our environmental impact and driving our path to net zero.

(i)

Overview: Go Zero is our plan to act on climate change and reduce our environmental impact. We have set ourselves an ambitious goal – to reach net zero carbon emissions by 2035. We want to play our part in moving towards environmental sustainability for the health of our planet, as well as future successes of our business. This is why our brands around the world are taking steps to track their carbon footprint and reduce their emissions. We also know that we cannot do it alone, so as we reduce our own operational emissions, we are also committed to leading change across our sector; working with our suppliers, business partners, and peers, to encourage them to do the same.

What Go Zero means at Flutter:

This work formed an important part of our Positive Impact Plan when we launched it in 2021, and in 2023 we made significant progress as we turned more of our environmental strategy into action.

A key component of our Go Zero plan is our ambitious commitment to reach net zero emissions by 2035. We had previously pledged to submit our targets to the Science-Based Targets initiative (“SBTi”). We delivered on that commitment this year, and are now awaiting SBTi’s validation.

Our proposed targets are to:

•	reduce absolute scope 1 and 2 GHG emissions 45% by 2030 from a 2022 base year, and reduce absolutely scope 3 GHG emissions 45% within the same timeframe; and

•	to reduce absolute scope 1 and 2 GHG emissions 90% by 2035 from a 2022 base year, and reduce absolute scope 3 GHG emissions 90% within the same timeframe.

We want to reduce our own impact as fast as possible, uniting our colleagues and equipping them with the tools, knowledge and resources to drive action.

Of course, protecting the planet goes beyond our doors with a significant portion of our carbon footprint coming from our value chain. In fact, 99% of our total reported emissions relate to our indirect operations. As these are beyond our direct control, we need to work in partnership with our suppliers utilising our scale to influence others to change the game for good.

To bring this approach together, our Go Zero Plan outlines six action areas that prioritise and direct our efforts on those activities where we can make the biggest difference and have the greatest impact on emissions reduction. Where we can’t eliminate emissions, as a last resort, we will invest in high quality carbon removal projects to neutralise what is left. Together, they form our Roadmap to achieve net zero. Our Go Zero Plan six action areas are:

•	Source Renewables;

•	Travel Smarter;

•	Create low-carbon spaces;

•	Invest in lower-impact tech;

•	Improve energy use; and

•	Partner on supplier emissions reductions.

(ii)

Our progress in 2023: Our plan for a net zero future is rooted in data. We are using it to track our progress, to learn, adapt and continually improve. Last year, we built the foundations for our reporting, as we quantified our Scope 1, 2 and 3 emissions. This year, as we planned our Science-based Targets (“SBTs”) and net zero transition path, we recognised the need to invest in technology to support our efforts. We began onboarding Salesforce Net Zero Cloud to streamline management of environmental data, reporting and reduction activity tracking. In addition, we completed preparations to roll out the EcoVadis platform to help us scale our supplier engagement on sustainability and begin to capture their emissions data and performance.

We have also integrated Sisal, acquired in 2022 into our baseline, and improved procedural documentation to address findings from our third-party greenhouse gas (GHG) data assurance providers.

With our commitment to creating low-carbon spaces and improving energy efficiency in mind, we carried out environmental impact reviews across 34 of our offices around the world, to better understanding the operational impact from what we do everyday - focussing on energy and fuel usage, use of paper, waste management, water usage and use of other consumables. During site visits and interviews with our Workspace teams, we identified examples of good practice that could be shared broadly, but several opportunities for improvement, which relevant sites will now act upon. The project helped us engage positively with our site managers and gave more clarity of what is within our direct control, and what is not. This in turn has helped us prioritise our work. Accordingly, we have engaged an independent third-party consultant to help us work towards ISO 50001 Energy Management accreditation for six office locations throughout 2024, with a view to learning from our work and expanding accreditation in the future. Moreover, this work is helping us to make more informed decisions about any new future offices, where environmental credentials are now part of our assessment process.

To support our commitment to sourcing renewable energy, we reviewed the progress of our transition across our global retail and office portfolio. To close gaps on locations where transitioning our energy tariffs to renewables is not currently possible, we purchased Energy Attribute Certificates (“EACs”) equating to 9,200 MWh of renewable energy. Through our investment in these EACs and our existing renewable energy tariffs, we are pleased to report that we reached 100% renewable electricity for our retail sites and offices, thereby reducing our market-based Scope 2 emissions to zero.

In addition, to strengthen our approach to climate-related risk management, we conducted scenario analysis with the support of an expert third party to help us better understand and define climate-related risks and opportunities (“CROs”) faced by our business and to enhance our Task Force on Climate-related Financial Disclosures (“TCFD”). These are described in more detail in the Sustainability section of Flutter’s Annual Report and Accounts 2023.

Finally, we have increased our resourcing at Group and divisional levels, and have begun developing a Go Zero playbook, which builds on our six areas for action, and an e-learning course to help colleagues understand our environmental impact and goals, as well as the actions they can take to help drive our Go Zero strategy. We aim to launch this course in 2024.

(iii)

Looking ahead: Given the importance of data and insights to driving progress, in 2024 we will continue on implementing Salesforce Net Zero Cloud to future-proof our environmental reporting and disclosures. We will also develop and implement Net Zero Action Plans across offices, retail, travel and procurement, and outline key areas for investment, factoring in our climate risks and opportunities as we ramp our engagement of Go Zero with colleagues and suppliers and, step up efforts to reach our targets together.

6.	TCFD Aligned Statement

In 2023, we made significant progress in aligning with the recommendations of the TCFD, including strengthening of our internal processes and conducting a more granular risk assessment of our climate-related impacts, risks and opportunities.

Our approach to TCFD and accompanying report is set out in the Sustainability section of Flutter’s Annual Report and Accounts 2023.

7.	Essential Foundations: Business Integrity Policies

Building a culture where we operate responsibly, honestly, fairly and in accordance with the law is essential to us and a key foundation of our Positive Impact Plan and our business. Our Code of Ethics provides an overarching framework in terms of our approach to ethics and business integrity, supported by detailed policies covering key areas of compliance relevant to our business. We have embedded processes to enable reporting of perceived or actual violations of policies or other misconduct using the process of our Code of Ethics (the “Code”). This responsibility includes protecting those who have come forward to make a report.

•

Group Code of Ethics: It is the responsibility of everyone at every level to help build and maintain a culture of integrity and compliance. All colleagues are required to comply with our Code of Ethics and our compliance policies, and to report any perceived or actual violations of policies or other misconduct. Our Code of Ethics sets out our clear expectations in this regard and details the processes for colleagues to follow. This responsibility includes protecting those who have come forward to make a report.

•

Code of Ethics Mandatory Training: The Code is embedded in everything we do. All colleagues are required to undertake annual mandatory e-learning training. This training aims to align everyone with a shared understanding of our core values, emphasising the principles of honesty, integrity and respect. It also provides a framework for handling ethical dilemmas and potential conflicts and how to promote trust and accountability within our business. Our training completion rates are monitored and reported to the Risk and Sustainability Committee as part of regular updates.

•

Whistleblowing: Our Speak Up platform, supported by our Whistleblowing Policy, is in place to encourage colleagues to raise issues regarding any serious concerns they may have or possible improprieties in matters of financial reporting, ethical or policy violations, or other matters on a confidential basis. We remind colleagues of our zero-tolerance policy prohibiting retaliation against any employee who makes a report. We have increased our reporting channels to include digital reporting methods to ensure our colleagues are able to report concerns to their managers but also in a private and confidential manner through our Speak Up platform, should they wish to.

•

Anti-money laundering (“AML”) and countering the financing of terrorism (“CFT”): We are committed to complying with all AML and CFT laws and regulations in the jurisdictions in which we operate. We have established policies and processes designed to prevent the use of our products or systems to launder criminal proceeds, to finance terrorism, to evade taxation, or to bypass applicable AML and CFT laws. We make clear that we expect not only our colleagues, but also customers, business partners and third parties or associated persons acting on our behalf (Flutter Associates) to comply with them, and we reserve the right to suspend any customer, employee or third party relationship that is deemed contrary to relevant laws and/or where a breach of our policy occurs. Flutter Associates are strictly prohibited from:

•	facilitating money laundering by concealing, disguising, converting or transferring criminal property;

•	facilitating money laundering by acquiring, using or having possession of criminal property;

•	facilitating the financing of terrorism;

•	making disclosure to a person which is likely to prejudice a money laundering and countering the financing of terrorism investigation; and

•	engaging in any activity that might lead to a breach of this standard.

•

Sanctions: We are committed to complying with all economic and trade sanctions in the jurisdictions in which we operate. Our policy makes clear that we shall not conduct any business activities that would breach applicable sanctions or export controls, including commencing or continuing customer relationships, purchasing or providing goods, products, technology, software or services, or facilitating transactions by third parties.

These expectations also apply to Flutter Associates. Flutter reserves the right to suspend any customer, employee or third-party relationship that is deemed contrary to relevant laws and/or where a breach of our policy occurs. Flutter Associates are strictly prohibited from:

•	conducting any business or activities that would breach applicable sanctions or export controls; and

•

onboarding or continuing a business relationship without prior approval from Compliance or local Sanctions Officers for business transactions involving embargoed and high-risk countries, products and services.

•

Anti-bribery and Corruption: We have a zero-tolerance approach to bribery and corruption. We do not, and will not, pay bribes or offer improper incentives to anyone for any purpose. Nor do we, or will we, accept bribes or anything that could be perceived as such. We expect the same from all Flutter Associates. Flutter Associates are strictly prohibited from:

•	offering, promising or making a payment, gift or hospitality with the expectation or hope that a business advantage will be received, or to reward a business advantage already given;

•	requesting or agreeing to receive or accept a payment, gift or hospitality in the expectation or belief that a business advantage will be awarded, or as a reward for an advantage already granted;

•	bribing an individual in public office or public service;

•	making a facilitation payment to any individual or corporate entity;

•	threatening or retaliating against another individual who has refused to commit or refused to collude to commit a possible bribery offence or one who has raised concerns under this standard; and

•	engaging in any other activity that might lead to a breach of this standard.

We have in place policies, procedures, training, management systems and internal controls to prevent and detect bribery and corruption, including requiring risk-based due diligence to be carried out on individuals and companies which will perform services for or on behalf of the Group. These obligations are set out in our Code of Ethics and anti-bribery and corruption policies and procedures, which all colleagues are required to adhere to. This also includes guidance on receiving and offering gifts and hospitality involving any public official.

•

Modern Slavery Statement: In 2023, we continued to focus efforts on extending the tools we employ to screen our suppliers more effectively for risk or exposure to instances of forced labour and human trafficking. We monitor our suppliers more broadly across the business, commensurate with their risk profile. This allows us to screen new and existing suppliers more effectively against a range of harmful activities, including the risk of modern slavery within their operations.

Our Modern Slavery Statement can be found in full at: www.flutter.com/modern-slavery-statement/

•

Human rights: We are committed to upholding the United Nations’ Universal Declaration of Human Rights. We are proud to support human rights through our policies which require colleagues to behave ethically and to respect the human rights of our colleagues and other stakeholders in the business.

•

Equal opportunities: We are committed to equal opportunities and diversity in our workplace and will not tolerate harassment, discrimination, victimisation or bullying. We recruit, employ and promote colleagues based on their qualifications and abilities. Our Equal Opportunities Policy states our commitment to a policy of equality of opportunity and treatment in our employment practices.

We do not discriminate on any grounds, including gender, sexual orientation, marital or civil partner status, gender reassignment, race, religion or belief, colour, nationality, ethnic or national origin, disability or age, pregnancy, trade union membership, or part-time or fixed term status, and take appropriate steps to accommodate the requirements of an individual’s religion, culture and domestic responsibilities.

•

Health and safety: We recognise the importance of health and safety, and we are committed to ensuring the wellbeing and safety of our colleagues and customers across our Group including in all our corporate offices and retail betting shops. We ensure that our policies and procedures comply with relevant local safety, health and welfare at work legislation, as appropriate.

We have created a Global Health and Safety Framework to ensure we maintain one consistent approach to health and safety management within the worldwide organisation. Key to this is the creation and delivery of a Three-Year Strategic Roadmap, which has resulted in the development of global policies, standards and procedures which will drive compliance within the brands, regions and countries where we operate and ultimately an improved safety culture across our operations.

Utilising our online training platform and through focused campaigns, we are providing our teams with the tools, understanding and capability to carry out their activities and roles safely and in compliance with both legal and industry standards.

•

Supply chain: This year, we have been taking steps to embed sustainability more effectively into our Procurement function and build the foundations for better supplier engagement with regards to our Positive Impact Plan. We initiated a review of our Supplier Code of Conduct to ensure it better reflects our ongoing commitment sustainability, more clearly outlines the expectations we have of suppliers to collaborate with us to deliver our Positive Impact Plan, and also reinforces our expectations on upholding key standards with regards to Environment, Social, and Governance (ESG). In addition, we onboarded EcoVadis; a globally recognised business sustainability ratings platform, to help us gather more data and insights on supplier ESG maturity. In 2024, we plan to leverage EcoVadis to help us scale our supplier engagement and streamline how we manage supplier risk and performance monitoring on ESG.

8.	Non-financial KPIs

See pages 16-17 of the Directors’ Report for further information on our non-financial KPIs.

9.	EU Taxonomy

The EU Taxonomy Regulation (Regulation (EU) 2020/852) is a key component of the European Commission’s action plan to redirect capital flows towards a more sustainable economy, representing an important step towards achieving carbon neutrality by 2050 in line with EU goals. In particular, the Taxonomy Regulation contains a classification system for assessing whether activities are environmentally sustainable and imposes certain reporting requirements relating to such activities.

Voluntary Compliance Statement

As an Irish-incorporated company listed on the New York Stock Exchange and the London Stock Exchange (and following its de-listing from Euronext Dublin on 29 January 2024), Flutter is not currently in the scope of, and is not required to report in accordance with, the EU Taxonomy Regulation for the year ended 31 December 2023. Therefore, the information in this section is provided on a voluntary basis. Flutter will fall within the scope of the EU Taxonomy Regulation again in line with the timeline for reporting under the EU Corporate Sustainability Reporting Directive (CSRD). In June 2021, the European Commission formally adopted the Climate Delegated Act (Regulation (EU) 2021/2139) with its Annexes, establishing the Technical Screening Criteria that define which activities substantially contribute to the first two, out of six, environmental objectives of the EU Taxonomy regulation, namely:

(a)	Climate change mitigation (Annex I); and

(b)	Climate change adaptation (Annex II).

The Technical Screening Criteria for the remaining four environmental objectives were published in the Environmental Delegated Act (Regulation (EU) 2023/2486) in November 2023 and will apply as of January 2024. The four environmental objectives are:

(a)	Sustainable use and protection of water and marine resources;

(b)	Transition to a circular economy;

(c)	Pollution prevention and control; and

(d)	Protection and restoration of biodiversity and ecosystems.

In addition, amendments to add economic activities to the list of those substantially contributing to the objectives of climate change mitigation and adaption, and to clarify the reporting obligations for the additional activities, were published in November 2023 in Regulation (EU) 2023/2485. This also applies as of January 2024.

Flutter will voluntarily disclose its KPIs for the year ended 31 December 2023 associated with Taxonomy aligned economic activities relating to all six environmental objectives.

The Financial Statements have been prepared for the financial year ended 31 December 2023 in accordance with IFRS. The amounts used for the calculation of the turnover, CapEx and OpEx ratios set out below are accordingly based on the reported data in those Financial Statements. If the activities of Flutter met the descriptions of economic activities as listed in the Climate Delegated Act or the Environmental Delegated Act, these activities were considered to be Taxonomy-eligible. Taxonomy-eligible activities relating to the six environmental objectives were further assessed for Taxonomy Alignment by assessing the technical screening criteria consisting of substantial contribution and the ‘do no significant harm’ criteria and considering if it is carried out in compliance with ‘Minimum Safeguards’. Our assessment was completed by reviewing the Climate Delegated Act for climate change mitigation (Annex I) as our business practices are currently focused toward pursuing that environmental objective and to contributing substantially to the stabilisation of greenhouse gas emissions by avoiding or reducing them. As our business activities were only allocated to climate change mitigation, we avoided double counting between different environmental objectives. We used the EU Taxonomy Regulation Compass to assist us in identifying Taxonomy-eligible economic activities for our sector. Betting, gaming and entertainment are not listed within the climate change mitigation environmental objective and consequently no group turnover was considered Taxonomy-eligible.

Accounting Policies and Key Performance Indicators

Please refer to the disclosure tables included below setting out our KPIs. Our accounting policies setting out the calculation of our numerator and denominator for each KPI are explained below. We do not partake in any of the activities included in the Complementary Climate Delegated Act (the “Act”) and have therefore not completed templates 1 to 5 listed in the Act.

Turnover KPI

The denominator of the turnover KPI is based on our consolidated net turnover in accordance with IAS 1.82(a).

There are two turnover KPIs that are reported on:

•	KPI (1) = Taxonomy–aligned net turnover / Net turnover

•	KPI (2) = Taxonomy-eligible net turnover / Net turnover

Since none of Flutter’s turnover is derived from economic activities presented in the Climate Delegated Act or Environmental Delegated Act, both turnover KPIs are assigned a numerator of zero. Therefore, none of Flutter’s turnover can be classified as Taxonomy-eligible or Taxonomy-aligned. Flutter’s net turnover of US$11.821m million for the year ended 31 December 2023 as presented in the Consolidated Income Statement on page 40 serves as the denominator for both turnover KPIs.

CapEx KPI

The CapEx KPI is calculated as the proportion of the CapEx of an activity that is Taxonomy-eligible but not aligned or Taxonomy Aligned divided by total CapEx.

•	KPI (1) = Taxonomy–aligned CapEx / Total CapEx

•	KPI (2) = Taxonomy-eligible CapEx / Total CapEx

Total CapEx denominator in the ratio consists of additions to tangible and intangible fixed assets during the financial year. This amount is equal to $757.2 million for the year ended 31 December 2023, calculated as the sum of:

•	Additions to Property, Plant & Equipment (PP&E)

•	Additions to internally-generated intangible assets

•	Additions to capitalised right-of-use assets

1% of Total CapEx is Taxonomy-eligible as per the activities included in the Climate Delegated Act and Environmental Delegated Act. The Taxonomy-eligible activities consist of:

•

Construction of new buildings: Eligible capital expenditure of $0.7m identified relates to construction of new office buildings in Atlanta in the FanDuel division and in Toronto in the International division.

•	Renovation of existing buildings: Eligible capital expenditure of $4.9m identified relates to renovation of office buildings, with significant spend in USA division (39%) and UKI division (39%).

•

Installation, maintenance and repair of energy efficiency equipment: Eligible capital expenditure of $1.1m identified relates to renovation measures consisting in installation, maintenance or repair of energy efficiency equipment such as heating, ventilation and air-conditioning (HVAC) systems, electric lighting systems, etc.

•

Installation, maintenance and repair of charging stations for electric vehicles in buildings (and parking spaces attached to buildings): Eligible capital expenditure of $0.0m ($3.0k) identified relates to installation of electric scooter charging points at an office location.

•

Data processing, hosting and related activities: Eligible capital expenditure of $0.7m identified relates to certain capitalised costs associated with the equipment in the data centres and with software development activities.

In order to prevent double-counting of expenditure in the numerator of the CapEx KPI ratio, amounts were designated to each specific activity. None of this Taxonomy-eligible CapEx was determined to make a substantial contribution to any of the six environmental objectives, therefore none of this can be classified as Taxonomy-aligned.

OpEx KPI

The OpEx KPI is calculated as the proportion of the OpEx associated with Taxonomy-eligible but not aligned Opex or Taxonomy Aligned activities divided by total Opex (as defined by Sect.1.1.3.1. of Annex I of the Disclosures Delegated Act, “Total EU Taxonomy OpEx”).

•	KPI (1) = Taxonomy–aligned OpEx / Total EU Taxonomy OpEx

•	KPI (2) = Taxonomy-eligible OpEx / Total EU Taxonomy OpEx

Total EU Taxonomy OpEx is defined as directly incurred, non-capitalised costs relating to research and development, building renovations, short-term leases and maintenance and repair of property, plant and equipment. This amount for the financial year ended 21 December 2023 is $27.4 million, which is not material to Flutter’s business model. Flutter Group’s OpEx of $4,923 million predominantly consisted of employee expenses, which are not included as Total EU Taxonomy OpEx. As the proportion of Total EU Taxonomy OpEx to Group’s OpEx is negligible (0.56%), under the materiality threshold for OpEx, Flutter is exempt from calculating the numerator of the OpEx KPIs and disclose that numerator as being equal to zero.

Table A

Proportion of turnover from product or services associated with Taxonomy-aligned economic activities – disclosures covering year 2023:

Substantial contribution criteria

Economic activities (1)	Code(s) (2)	Absolute Turnover (3) ($m)	Proportion of Turnover (4) (%)	Climate change mitigation (5) (%)	Climate change adaptation (6) (%)	Water & marine resources (7) (%)	Circular economy (8) (%)	Pollution (9) (%)	Biodiversity & ecosystems (10) (%)
A. TAXONOMY-ELIGIBLE ACTIVITIES
A.1. Environmentally sustainable activities (Taxonomy- aligned)
Activity 1		0.0	0%	0%	0%	0%	0%	0%	0%
Total A.1.		0.0	0%	0%	0%	0%	0%	0%	0%
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)
Activity 1		0.0	0%
Total A.2.		0.0	0%
Total (A.1. + A.2.)		0.0	0%
B. TAXONOMY-NON-ELIGIBLE ACTIVITIES
Total B		11,821	100%
Total (A+B)		11,821	100%

DNSH criteria (“Does No Significant Harm”)

Economic activities	Code	Climate change mitigation (11) (Y/N)	Climate change adaptation (12) (Y/N)	Water & marine resources (13) (Y/N)	Circular economy (14) (Y/N)	Pollution (15) (Y/N)	Biodiversity & ecosystems (16) (Y/N)	Minimum Safeguards (17) (Y/N)	Taxonomy aligned proportion of OpEx, year N (18) (%)	Taxonomy aligned proportion of OpEx, year N-1 (19) (%)	Category (enabling activity) (20) (E)	Category (transitional activity) (21) (T)
A. TAXONOMY- ELIGIBLE ACTIVITIES
A.1. Environmentally sustainable activities (Taxonomy-aligned)
Activity 1									0%
Total A.1.									0%
A.2. Taxonomy- eligible but not environmentally sustainable activities (not Taxonomy- aligned activities)
Activity 1
Total A.2.
Total (A.1. + A.2.)											0%	0%
B. TAXONOMY- NON-ELIGIBLE ACTIVITIES
Total B
Total (A+B)

Table B

Template: Proportion of CapEx from products or services associated with Taxonomy-aligned economic activities - disclosure covering year 2023:

Substantial contribution criteria

Economic activities (1)	Code(s) (2)	Absolute CapEx (3) ($m)	Proportion of CapEx (4) (%)	Climate change mitigation (5) (%)	Climate change adaptation (6) (%)	Water & marine resources (7) (%)	Circular economy (8) (%)	Pollution (9) (%)	Biodiversity & ecosystems (10) (%)
A. TAXONOMY-ELIGIBLE ACTIVITIES
A.1. Environmentally sustainable activities (Taxonomy-aligned)
Activity 1		0.0	0%	0%	0%	0%	0%	0%	0%
Total A.1.		0.0	0%	0%	0%	0%	0%	0%	0%
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)
Construction of new buildings	7.1	0.7	0.1%
Renovation of existing buildings	7.2	4.9	0.6%
Installation, maintenance and repair of energy efficiency equipment	7.3	1.1	0.1%
Installation, maintenance and repair of charging stations for electric vehicles in buildings (and parking spaces attached to buildings)	7.4	0.0	0.0%
Data processing, hosting and related activities	8.1	0.7	0.1%
Total A.2.		7.3	1.0%
Total (A.1. + A.2.)		7.3	1.0%
B. TAXONOMY-NON-ELIGIBLE ACTIVITIES
Total B		749.9	99.0%
Total (A+B)		757.2	100%

DNSH criteria (“Does No Significant Harm”)

Economic activities	Code	Climate change mitigation (11) (Y/N)	Climate change adaptation (12) (Y/N)	Water & marine resources (13) (Y/N)	Circular economy (14) (Y/N)	Pollution (15) (Y/N)	Biodiversity & ecosystems (16) (Y/N)	Minimum Safeguards (17) (Y/N)	Taxonomy aligned proportion of CapEx, year N (18) (%)	Taxonomy aligned proportion of CapEx, year N-1 (19) (%)	Category (enabling activity) (20) (E)	Category (transitional activity) (21) (T)
A.TAXONOMY- ELIGIBLE ACTIVITIES
A.1. Environmentally sustainable activities (Taxonomy-aligned)
Activity 1									0%
Total A.1.									0%
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)
Construction of new buildings	7.1
Renovation of existing buildings	7.2
Installation, maintenance and repair of energy efficiency equipment	7.3
Installation, maintenance and repair of charging stations forelectric vehiclesin buildings (and	7.4

DNSH criteria (“Does No Significant Harm”)

Economic activities	Code	Climate change mitigation (11) (Y/N)	Climate change adaptation (12) (Y/N)	Water & marine resources (13) (Y/N)	Circular economy (14) (Y/N)	Pollution (15) (Y/N)	Biodiversity & ecosystems (16) (Y/N)	Minimum Safeguards (17) (Y/N)	Taxonomy aligned proportion of CapEx, year N (18) (%)	Taxonomy aligned proportion of CapEx, year N-1 (19) (%)	Category (enabling activity) (20) (E)	Category (transitional activity) (21) (T)
parking spaces attached to buildings)
Data processing, hosting and related activities	8.1
Total A.2.
Total (A.1. + A.2.)											0%	0%
B. TAXONOMY- NON-ELIGIBLE ACTIVITIES
Total B
Total (A+B)

Table C

Template: Proportion of OpEx from products or services associated with Taxonomy-aligned economic activities - disclosure covering year 2023:

Substantial contribution criteria

Economic activities (1)	Code(s) (2)	Absolute OpEx (3) ($m)	Proportion of OpEx (4) (%)	Climate change mitigation (5) (%)	Climate change adaptation (6) (%)	Water & marine resources (7) (%)	Circular economy (8) (%)	Pollution (9) (%)	Biodiversity & ecosystems (10) (%)
A. TAXONOMY-ELIGIBLE ACTIVITIES
A.1. Environmentally sustainable activities (Taxonomy- aligned)
Activity 1		0.0	0%	0%	0%	0%	0%	0%	0%
Total A.1.		0.0	0%	0%	0%	0%	0%	0%	0%
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)
Activity 1		0.0	0%
Total A.2.		0.0	0%
Total (A.1. + A.2.)		0.0	0%
B. TAXONOMY-NON-ELIGIBLE ACTIVITIES
Total B		27.4	100%
Total (A+B)		27.4	100%

DNSH criteria (“Does No Significant Harm”)

Economic activities	Code	Climate change mitigation (11) (Y/N)	Climate change adaptation (12) (Y/N)	Water & marine resources (13) (Y/N)	Circular economy (14) (Y/N)	Pollution (15) (Y/N)	Biodiversity & ecosystems (16) (Y/N)	Minimum Safeguards (17) (%)	Taxonomy aligned proportion of OpEx, year N (18) %	Taxonomy aligned proportion of OpEx, year N-1 (19) (%)	Category (enabling activity) (20) (E)	Category (transitional activity) (21) (T)
A. TAXONOMY- ELIGIBLE ACTIVITIES
A.1. Environmentally sustainable activities (Taxonomy-aligned)
Activity 1									0%
Total A.1.									0%
A.2. Taxonomy- eligible but not environmentally sustainable activities (not Taxonomy- aligned activities)
Activity 1
Total A.2.
Total (A.1. + A.2.)											0%	0%
B. TAXONOMY- NON-ELIGIBLE ACTIVITIES
Total B
Total (A+B)